     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2000



                                                      REGISTRATION NO. 333-30260

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1


                                     TO THE


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              STARBASE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   7372                                  33-0567363
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                    (IRS EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               DOUGLAS S. NORMAN
                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
             (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                 MARTIN ERIC WEISBERG, ESQ.                                    WILLIAM J. SIMPSON, ESQ.
                     PARKER CHAPIN, LLP                                 PAUL, HASTINGS, JANOFSKY & WALKER LLP
                    405 LEXINGTON AVENUE                                  695 TOWN CENTER DRIVE, 17TH FLOOR
                     NEW YORK, NY 10174                                          COSTA MESA, CA 92626
                       (212) 704-6000                                               (714) 668-6200

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger of ObjectShare, Inc. ("ObjectShare") with and into OBJS Acquisition Corp. ("Subsidiary"), a wholly-owned subsidiary of StarBase Corporation (the "Registrant" or "StarBase") pursuant to the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM            PROPOSED
     TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER      MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)              SHARE(2)           OFFERING PRICE(2)      REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value....         651,535                $0.709654               $6,235,432              $1,646.15
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) This Registration Statement relates to the common stock, par value $0.01 per share, of the Registrant (the "StarBase Common Stock") estimated to be issuable to holders of common stock, par value $0.001 per share, of ObjectShare Inc. (the "ObjectShare Common Stock") in connection with the merger. The number of shares to be registered pursuant to this Registration Statement is based on the maximum number of shares of StarBase Common Stock estimated to be issuable to stockholders of ObjectShare upon the consummation of the merger, determined as the product of (a) 0.0522, the exchange ratio at which the Registrant would issue the maximum number of shares of StarBase Common Stock to equal approximately $0.71 per share of ObjectShare Common Stock (based upon an assumed minimum average per share value of $13.5833 for StarBase Common Stock), and (b) 12,470,863, the number of shares of ObjectShare Common Stock which were issued and outstanding as of March 1, 2000.


(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price has been computed pursuant to Rule 457(c) and 457(f)(1) and (3) under the Securities Act based on the aggregate market value of the outstanding ObjectShare Common Stock, based upon the $0.50 per share average of the high and low prices of the ObjectShare Common Stock reported on the OTC Bulletin Board on March 1, 2000.


(3) An amount of $1,547.38 was previously paid in connection with the original filing of the Registration Statement on February 11, 2000.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 3, 2000


                                  OBJECTSHARE

                        SPECIAL MEETING OF STOCKHOLDERS
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

The Board of Directors of ObjectShare, Inc. has unanimously approved a merger between ObjectShare and a wholly-owned subsidiary of StarBase Corporation. The merger will combine ObjectShare's leadership in object-oriented technologies in training and consulting with StarBase's competencies in providing end-to-end eBusiness lifecycle solutions. We believe the merger will create a company able to offer a vast array of solutions and services to the Software Configuration Market and Web content and portal infrastructure markets, thereby enabling these businesses to take advantage of the cost and operational efficiencies offered by the Internet.

Your Board of Directors has determined that the merger is fair to you and is in your best interests. THE BOARD THEREFORE RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AND THE RELATED MERGER AGREEMENT.

If the merger is completed, and subject to certain limitations and adjustments set forth in the related merger agreement, StarBase will issue shares of StarBase common stock to ObjectShare stockholders with a minimum value of $6,150,000 and a maximum value of $8,850,000. This equates to a per share exchange value for each share of ObjectShare common stock of a range between approximately $0.49 and $0.71.


Assuming the price per share of StarBase common stock remains at above $2.37, we estimate that each share of ObjectShare common stock will effectively be valued at approximately $0.71 and that ObjectShare stockholders will collectively hold or have a right to acquire approximately 1.2% of the outstanding StarBase common stock after the merger (assuming all StarBase stock options are exercised). The per share price of StarBase common stock as of March 1, 2000, the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus was $13.58. StarBase stockholders will continue to own their existing shares after the merger.



At the special meeting, you will be asked to approve the merger and the related merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of ObjectShare common stock at March 6, 2000, the record date for the vote, is required to approve the merger and related merger agreement. THE MERGER CANNOT BE COMPLETED UNLESS A MAJORITY OF OBJECTSHARE STOCKHOLDERS APPROVE IT. Stockholders of StarBase are not required to approve the merger.


The date, time and place of the special meeting:


April 12, 2000, 10:00 a.m., PST
16811 Hale Avenue, Suite A
Irvine, California 92614


This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about ObjectShare and StarBase from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board of Directors of ObjectShare, we urge you to vote "FOR" approval of the merger and the related merger agreement.

EUGENE L. GODA
Chairman of the Board,
Chief Executive Officer and President

ObjectShare, Inc.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS WITH RESPECT TO THE MERGER.

Neither the Securities and Exchange Commission nor any state securities commission has approved the StarBase common stock to be issued in the merger or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


     THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 6, 2000 AND IS FIRST MAILED TO STOCKHOLDERS ON OR ABOUT MARCH 8, 2000.

                               OBJECTSHARE, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 12, 2000


TO THE STOCKHOLDERS OF OBJECTSHARE, INC.


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ObjectShare, Inc., a Delaware corporation, will be held on April 12, 2000, at 10:00 a.m. California time, at the Company's offices located at 16811 Hale Avenue, Suite A, Irvine, CA 92614, for the following purposes:


     1. To consider and vote upon the merger of ObjectShare with and into OBJS Acquisition Corp., a Delaware corporation ("Subsidiary") and a wholly-owned subsidiary of StarBase Corporation, a Delaware corporation ("StarBase"), as a result of which ObjectShare will be merged with and into Subsidiary and each share of ObjectShare common stock other than dissenting shares will be converted into shares of StarBase common stock. The merger will occur as soon as possible after ObjectShare and StarBase obtain all necessary regulatory and stockholder approvals and satisfy certain other conditions set forth in the merger agreement. Pursuant to a formula set forth in the merger agreement, each share of ObjectShare common stock will be converted into the right to receive a fraction of a share of StarBase common stock, and all options to acquire ObjectShare common stock, excepting grants to specific executive officers and employees which will be converted, will be canceled and extinguished without any conversion. The aggregate number of shares of StarBase common stock that StarBase will issue pursuant to the merger agreement depends on several factors that cannot be determined definitively until the effective date of the merger, including, but not limited to:

          - the average of the closing price per share of StarBase common stock as reported on the Nasdaq SmallCap Market for the three trading days immediately preceding the day prior to the closing date of the merger agreement; and

          - the enterprise value of ObjectShare determined pursuant to the formula contained in the merger agreement.


     Depending on the average closing price per share of StarBase common stock and the enterprise value of ObjectShare, StarBase will issue shares of StarBase common stock with a minimum value of $6,150,000 and a maximum value of $8,850,000. This equates to a per share exchange value for each share of ObjectShare common stock of a range between approximately $0.49 and $0.71. If the average closing price per share of StarBase common stock at the effective date is above $2.37, then each share of ObjectShare common stock will effectively be valued at approximately $0.71. Based on an average closing price per share of StarBase common stock of $13.58 as of March 1, 2000, the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus, ObjectShare stockholders would acquire approximately 651,535 shares of StarBase common stock, representing approximately 1.2% of StarBase common stock on a fully-diluted basis. Each of these aspects of the merger is more fully described in the enclosed Proxy Statement/Prospectus.


     2. To consider and vote upon any postponement or adjournment of the special meeting in order to solicit additional votes to approve the merger if the secretary of the special meeting determines that there are not enough votes to approve the merger.


     The close of business on March 6, 2000, has been fixed as the record date for determining stockholders entitled to vote at the special meeting. Only stockholders of record on that date are entitled to notices of, and to vote at, the special meeting and any adjournments or postponements thereof.


     Stockholders of ObjectShare who do not vote in favor of the merger and who otherwise comply with the applicable statutory procedures set forth in Section 262 of the Delaware General Corporation Law (the "Delaware Law") may exercise appraisal rights and receive cash for their shares of ObjectShare common stock ("Appraisal Rights"). A dissenting Stockholder of ObjectShare must follow the appropriate procedures under Delaware Law or suffer the termination or waiver of such rights. StarBase has no obligation to consummate the merger if demands for Appraisal Rights are made with respect to five percent (5%) or more of the outstanding shares of ObjectShare common stock. A description of the Appraisal Rights of the holders of ObjectShare common stock is more fully described in the enclosed Proxy Statement/Prospectus.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     PLEASE NOTE THAT THE MERGER MUST BE APPROVED BY THE HOLDERS OF A MAJORITY OF OBJECTSHARE'S COMMON STOCK. ACCORDINGLY, YOUR VOTE IS EXTREMELY IMPORTANT. WE URGE YOU TO REVIEW CAREFULLY THE ENCLOSED MATERIALS AND TO RETURN YOUR PROXY CARD PROMPTLY.

                                          By Order of the Board of Directors,

                                          Eugene L. Goda
                                          Chairman of the Board,
                                          Chief Executive Officer and President


March 6, 2000

Irvine, California

                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----
PROXY STATEMENT/PROSPECTUS SUMMARY..........................     1
SELECTED HISTORICAL FINANCIAL DATA..........................     6
  StarBase Corporation......................................     7
  ObjectShare, Inc..........................................     8
FORWARD-LOOKING STATEMENTS..................................     9
RISK FACTORS................................................    10
OBJECTSHARE SPECIAL MEETING.................................    16
  Time and Place; Purpose...................................    16
  Record Date; Voting Rights And Proxies....................    16
  Share Ownership Of Management And Certain Stockholders....    16
  Solicitation Of Proxies...................................    16
  Quorum....................................................    17
  Required Vote.............................................    17
APPRAISAL RIGHTS OF OBJECTSHARE STOCKHOLDERS................    17
THE MERGER TRANSACTION......................................    20
  General...................................................    20
  Background Of The Merger..................................    20
  StarBase's Reasons For Merger.............................    21
  ObjectShare's Reasons For Merger..........................    22
  Opinion Of Financial Advisor Of ObjectShare...............    24
  Recommendation Of ObjectShare's Board Of Directors........    27
  Accounting Treatment......................................    28
  Certain Federal Income Tax Consequences Of The Merger.....    28
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA.........    30
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................    31
  Dividend Policies.........................................    31
SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL
  INFORMATION...............................................    32
STARBASE AND OBJECTSHARE UNAUDITED PRO FORMA COMBINED
  CONDENSED BALANCE SHEET...................................    33
STARBASE AND OBJECTSHARE UNAUDITED PRO FORMA COMBINED
  CONDENSED STATEMENT OF OPERATIONS.........................    34
THE MERGER AGREEMENT........................................    37
  Closing...................................................    37
  Consideration To Be Received For ObjectShare Common Stock
     In The Merger..........................................    37
  Procedures For Exchange Of ObjectShare Common Stock.......    39
  Treatment Of Fractional Shares............................    39
  Treatment Of ObjectShare Employee And Director Stock
     Options................................................    39
  Treatment Of Certain ObjectShare Employee Stock Options...    40
  Treatment Of Executive Officers' Stock Options In
     ObjectShare............................................    40
  ObjectShare's Employee Severance Payments.................    40

                                                              PAGE
                                                              ----
  ObjectShare's Directors' And Officers' Liability..........    40
  Registration Of StarBase Common Stock.....................    40
  Representations And Warranties............................    41
  Covenants Regarding Conduct Of Business Before The
     Merger.................................................    41
  Conditions To The Completion Of The Merger................    42
  Termination Of The Merger Agreement.......................    42
  Termination Fees And Expenses.............................    43
  No Solicitation...........................................    43
  Amendment Or Waiver Of The Merger Agreement...............    43
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................    44
  Arrangements with ObjectShare Employees Regarding Stock
     Options................................................    44
  Arrangements with Certain ObjectShare Executives Regarding
     Stock Options..........................................    44
  Arrangements Regarding ObjectShare Employee Severance
     Payments...............................................    45
  Indemnification and Insurance.............................    46
  Consultancy Arrangement...................................    47
RELATIONSHIP BETWEEN STARBASE AND OBJECTSHARE...............    48
  Line of Credit............................................    48
  Employment of James H. Smith..............................    48
MANAGEMENT OF SURVIVING CORPORATION.........................    49
DESCRIPTION OF STARBASE SECURITIES..........................    52
  Common Stock..............................................    52
  Preferred Stock...........................................    52
  Warrants..................................................    52
  Options...................................................    52
COMPARISON OF RIGHTS OF HOLDERS OF STARBASE COMMON STOCK AND
  HOLDERS OF OBJECTSHARE COMMON STOCK.......................    53
STARBASE CORPORATION........................................    54
  Description of StarBase's Business........................    54
  The Market Opportunity....................................    54
  The StarBase Solution.....................................    54
  StarBase Strategy.........................................    55
  Products..................................................    56
  Services..................................................    57
  Sales and Marketing.......................................    57
  Competition...............................................    57
  Proprietary Rights........................................    58
  Employees.................................................    58
  Description of Property...................................    58
  Legal Proceedings.........................................    58

                                                              PAGE
                                                              ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    59
  Results of Operations.....................................    60
  Liquidity and Capital Resources...........................    62
  Executive Compensation....................................    63
SUMMARY COMPENSATION TABLE..................................    64
AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND OPTION
  VALUES AS OF MARCH 31, 1999...............................    65
BENEFICIAL STOCKHOLDERS OF STARBASE CORPORATION.............    66
OBJECTSHARE, INC. ..........................................    68
  Description Of ObjectShare's Business.....................    68
  General...................................................    68
  Background................................................    68
  Professional Services.....................................    70
  Strategic Relationships...................................    70
  Employees.................................................    71
  Description of Property...................................    71
  Competition...............................................    71
  Legal Proceedings.........................................    71
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    72
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OBJECTSHARE,
  INC. .....................................................    72
  Overview..................................................    73
  Recent Sale Transactions..................................    73
  Factors Which May Affect Future Results...................    74
  Results Of Operations.....................................    77
  Liquidity And Capital Resources...........................    84
BENEFICIAL STOCKHOLDERS OF OBJECTSHARE, INC. ...............    86
NAMED EXPERTS...............................................    86
  Legal Matters.............................................    86
  Experts...................................................    86
  Financial Advisors........................................    87
OTHER MATTERS...............................................    87
WHERE YOU CAN FIND MORE INFORMATION.........................    87
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Financial Statements of StarBase
  Corporation...............................................   B-1
APPENDIX C -- Consolidated Financial Statements of
  ObjectShare, Inc. ........................................   C-1
APPENDIX D -- Delaware General Corporation Law, Section
  262.......................................................   D-1
APPENDIX E -- Fairness Opinion of Duff & Phelps, LLC........   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN AND WHERE IS THE OBJECTSHARE STOCKHOLDER'S MEETING?


     A: ObjectShare's meeting of its stockholders will be held at the offices of ObjectShare located at 16811 Hale Avenue, Suite A, Irvine, California 92614 on April 12, 2000 at 10:00 a.m., California time.


Q: WHAT AM I BEING ASKED TO VOTE UPON?

     A: ObjectShare stockholders are being asked to approve the merger agreement and the merger of ObjectShare with and into a wholly-owned subsidiary of StarBase.

Q: WHAT WILL I RECEIVE IN THE MERGER?

     A: At the effective date of the merger, except for ObjectShare stockholders dissenting to the merger, stockholders of ObjectShare will receive for their shares of ObjectShare common stock that number of shares of StarBase common stock having a minimum aggregate value of $6,150,000 and a maximum aggregate value of $8,850,000. Accordingly, the exchange value per share of ObjectShare common stock shall range from approximately $0.49 to $0.71, which per share exchange value divided by the average closing price of StarBase's common stock for the three trading day immediately preceding the day prior to the effective date of the merger shall determine the actual fraction of a share of StarBase common stock to be received in the merger.


     Assuming the average closing price per share of StarBase common stock at the effective date is greater than $2.37, then each share of ObjectShare common stock will effectively be valued at approximately $0.71 and holders of ObjectShare common stock will acquire $0.71 worth of StarBase common stock for each one (1) share of ObjectShare common stock held. At March 1, 2000, the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus, the average closing price per share of StarBase common stock was $13.58.


     OTHER THAN THE MAXIMUM AND MINIMUM AGGREGATE VALUE, THE EXACT VALUE OF THE SECURITIES YOU WILL RECEIVE IN THE MERGER AS AN OBJECTSHARE STOCKHOLDER WILL NOT BE KNOWN AT THE TIME YOU VOTE ON THE MERGER AND MAY INCREASE OR DECREASE AS THE MARKET PRICE OF STARBASE COMMON STOCK GOES UP OR DOWN AND BASED UPON OBJECTSHARE'S ENTERPRISE VALUE.

     ObjectShare stockholders dissenting to the merger will receive appraisal rights, entitling them to receive cash for their shares of ObjectShare common stock.

     StarBase stockholders will continue to hold their respective shares of StarBase common stock after the merger.

Q: HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

     A: The board of directors for ObjectShare unanimously recommends that the ObjectShare stockholders, vote FOR the merger agreement and the merger.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

     A: The merger agreement and the merger must be approved by the holders of a majority of the outstanding shares of ObjectShare common stock.

Q: HOW DO I CAST MY VOTE?

     A: Each ObjectShare stockholder should indicate on their enclosed proxy card how he, she or it wants to vote, sign it and mail it in the enclosed return envelope, as soon as possible, so that his, her or its shares may be represented at their stockholders' meeting. ObjectShare stockholders may also attend the stockholders' meeting and vote their shares in person.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?


     A: Just send in a later-dated, signed proxy card to ObjectShare's President as set forth above in the notice of special meeting. Any person holding common stock in ObjectShare can also attend the stockholders' meeting in person and vote. An ObjectShare stockholder may also revoke his, her or its proxy by sending a notice of revocation to ObjectShare's President. Further details on how to revoke a proxy may be found on page 16.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: No, shares of ObjectShare held in street name will not be voted on any matter if the beneficial owner of the shares does not provide his, her or its broker with instructions on how to vote the "street name" shares. ObjectShare stockholders should therefore instruct their brokers how to vote their respective shares, following the directions provided by the broker.

     IF YOU ARE AN OBJECTSHARE STOCKHOLDER AND DO NOT GIVE VOTING INSTRUCTIONS TO YOUR BROKER, YOU WILL, IN EFFECT, BE VOTING AGAINST THE MERGER, UNLESS YOU APPEAR IN PERSON AT THE STOCKHOLDERS' MEETING AND VOTE IN FAVOR OF THE MERGER.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     A: No. If the merger is completed, the transfer agent for StarBase will send ObjectShare stockholders written instructions for exchanging their stock certificates. StarBase stockholders will keep their existing certificates.

Q: WHEN IS THE MERGER GOING TO BE COMPLETED?

     A: ObjectShare and StarBase hope to complete the merger as soon as possible after the stockholders approve the transaction at the stockholders' meeting.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

FOR STARBASE INFORMATION:
StarBase Corporation
4 Hutton Centre Drive, Suite 800
Santa Ana, CA 92707
(714) 445-4400
Attn: Douglas S. Norman

FOR OBJECTSHARE INFORMATION:
MacKenzie Partners, Inc.
156 Fifth Avenue
New York, New York, 10010
(212) 929-5500 (Call Collect)
                            or
CALL TOLL-FREE (800) 322-2885


     This document incorporates by reference important business and financial information about StarBase and ObjectShare from other documents filed or as may be filed in the future with the SEC. A listing of these documents can be found under the heading "Where You Can Find More Information," but you can obtain any of them from StarBase or ObjectShare's proxy solicitor, MacKenzie Partners, Inc., as appropriate, or the SEC. The documents incorporated by reference are available without charge upon written or oral request to the persons or entities identified above. If you would like to request documents from either StarBase or MacKenzie Partners, Inc., please do so by April 5, 2000 to receive them before the ObjectShare special meeting.

                       PROXY STATEMENT/PROSPECTUS SUMMARY


     This brief summary highlights selected information from this Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read the entire Proxy
Statement/Prospectus and the other documents to which this Proxy
Statement/Prospectus refers for a complete understanding of the proposed merger. See "Where You Can Find More Information" on page 87.


THE COMPANIES

STARBASE CORPORATION

     StarBase Corporation, a Delaware corporation, headquartered in Santa Ana, California, is a leading provider of eBusiness digital asset management solutions for the enterprise. StarBase offers a complete family of user-friendly software products that enable teams of people to collaborate in the production of Web sites, e-Commerce and business critical applications while managing all associated digital assets. StarBase's products are designed to increase the productivity of centralized and geographically remote teams of people that are both internal and external to an enterprise. StarBase's current product line consists of StarTeam(R) 4.2 and Enterprise Suite as well as StarSweeperTM, RoundTable(R) and Versions(R).

     StarBase's principal executive offices are located at 4 Hutton Centre Drive, Suite 800, Santa Ana, California 92707 and its telephone number is (714) 445-4400.

OBJS ACQUISITION CORP.

     OBJS Acquisition Corp., a Delaware corporation, is a wholly-owned subsidiary of StarBase formed solely in connection with the proposed merger. Upon successful completion of the merger, ObjectShare shall be merged into this subsidiary and carry on its business as a subsidiary of StarBase.

     OBJS Acquisition Corp.'s principal executive offices are located c/o StarBase Corporation, 4 Hutton Centre Drive, Suite 800, Santa Ana, California 92707 and its telephone number is (714) 445-4400.

OBJECTSHARE, INC.

     ObjectShare, Inc., a Delaware corporation, headquartered in Irvine, California, provides a comprehensive range of training and consulting services supporting object-oriented application developments for use in distributed client/server/web applications.
     ObjectShare's principal executive offices are located at 16811 Hale Avenue, Suite A, Irvine, CA 92606 and its telephone number is (949) 833-1122.

THE SPECIAL MEETING


TIME, DATE AND PLACE OF THE SPECIAL MEETING (SEE PAGE 16).



     10:00 a.m. P.S.T. or California time on April 12, 2000, at 16811 Hale Avenue, Suite A, Irvine, CA 92606.


RECORD DATE AND THE VOTES REQUIRED


     You can vote at the special meeting if you owned ObjectShare common stock at the close of business on March 6, 2000, the record date for the meeting. You can cast one vote for each share of ObjectShare common stock you owned at that time.



     To adopt the merger agreement, the holders of a majority of shares of ObjectShare common stock allowed to vote at the special meeting must vote in favor of the agreement. On March 6, 2000, 12,470,863 shares of ObjectShare common stock were outstanding and entitled to vote.



AFFILIATED VOTING (SEE PAGE 16).



     As of March 6, 2000, directors, executive officers and affiliates of ObjectShare did not beneficially own any shares of ObjectShare common stock (excluding options).



     StarBase's directors, executive officers and affiliates owned no shares of ObjectShare common stock as of March 6, 2000.



VOTING PROCEDURE (SEE PAGE 16-17).



     As a holder of shares of ObjectShare common stock on March 6, 2000, you may vote your shares in person by attending the meeting or by mailing to ObjectShare a proxy if you are unable to or do not wish to attend. You may revoke your proxy at any time before a vote is taken at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the President of ObjectShare, or by attending the meeting and voting in person.


APPRAISAL RIGHTS (SEE PAGE 17-19).


     If the merger is completed, stockholders of ObjectShare who do not vote for the merger may, under certain circumstances, be entitled to appraisal rights under Delaware Law.

THE MERGER

     We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the transaction.


GENERAL (SEE PAGE 20).


     We propose a merger in which ObjectShare will merge with and into a wholly-owned subsidiary of StarBase


WHAT YOU WILL RECEIVE (SEE PAGE 37).



     If you are an ObjectShare stockholder, your ObjectShare shares will be converted into the right to receive merger consideration consisting of shares of StarBase common stock. The number of shares of StarBase common stock deliverable for each share of ObjectShare common stock will depend on an exchange ratio determined by the average closing price per share of StarBase common stock on the Nasdaq SmallCap Market for the three trading days ending on the trading day prior to the effective date of the merger. Accordingly, it will not be known at the time of the ObjectShare stockholder meeting what the exchange ratio will be. However, assuming the price per share of StarBase common stock remains greater than or equal to $2.37, we estimate that each share of ObjectShare common stock will effectively receive approximately $0.71 of StarBase common stock. At the minimum, each share of ObjectShare common stock will convert into approximately $0.49 of StarBase common stock. On March 1, 2000, the last practicable trading day for which information was available prior to this Proxy Statement/Prospectus, the average closing price per share of StarBase common stock was $13.58.



REASONS FOR THE MERGER (SEE PAGE 21-24).


     Management of ObjectShare and StarBase believe that the merger will enable the companies to enhance the potential value of their combined assets and businesses and to more effectively compete in the eBusiness industry as a result of the synergies of an integrated management team, operations and strengthened product and service offering.


OPINIONS OF FINANCIAL ADVISOR (SEE PAGE 24).


     ObjectShare's financial advisor, Duff & Phelps, gave a written opinion to the ObjectShare board of directors that, as of the date of the opinion, the merger consideration for the ObjectShare common stock, was fair to ObjectShare stockholders from a financial point of view.

     We have attached a copy of the opinion of the financial advisor as Appendix E and encourage you to read the same. The fairness opinion is subject to the qualifications and limitations referred to in the opinion.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (SEE PAGE 27).


     On November 3, 1999 and November 2, 1999, respectively, the boards of directors for each of StarBase and ObjectShare approved the merger agreement, authorized its execution and delivery, and determined that the merger is fair to and in the best interests of their respective companies. Each board of directors, in reaching its decision, considered a number of factors. The ObjectShare board of directors recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.


NO FRACTIONAL SHARES (SEE PAGE 39).


     No fractional shares of StarBase common stock will be issued at the closing of the merger and, as a holder of ObjectShare common stock, you will be paid an amount of cash equal to such fraction of a share multiplied by the average of the closing price per share of StarBase common stock for the three trading days immediately preceding the day prior to the closing date of the merger agreement.

EMPLOYEE STOCK OPTIONS (SEE PAGE 39-40).


     With the exception of certain director/officer options and certain employee options, each outstanding stock option of ObjectShare will be canceled in the merger. Each employee who is employed by StarBase after the merger, will, on a case by case basis, receive options to purchase shares of StarBase common stock upon substantially the same terms and conditions as the outstanding options currently held with ObjectShare.


DIRECTORS' AND EXECUTIVE OFFICERS' OPTIONS/SEVERANCE PAY (SEE PAGE 44-45)



     Eugene L. Goda, the President of ObjectShare, pursuant to his employment agreement dated June 10, 1997 (the "Goda Agreement"), currently holds options to purchase 650,000 shares of ObjectShare common stock. By the terms of the Goda Agreement, in the event Mr. Goda's employment terminated, his options were to continue to be in existence for an additional three years. In consideration thereof, StarBase shall grant to the President of ObjectShare stock options to purchase shares of the common stock of StarBase, upon substantially the same terms and conditions as the outstanding stock options currently held by such officer with ObjectShare.


     StarBase has granted options to a certain former vice president of ObjectShare, who is currently in the employ of StarBase.

     Four officers and directors of ObjectShare are entitled to severance, in the aggregate sum of $415,000, upon the closing of the merger. Payment shall be in the form of shares of ObjectShare common stock issued to such officers immediately prior to the closing of the merger, at which time such shares shall be converted into the right to receive merger consideration, as provided above. The shares of ObjectShare common stock issued as severance will not affect the calculation of your exchange ratio or the maximum and minimum aggregate value to be paid to ObjectShare stockholders.

CONDITIONS TO COMPLETING THE MERGER

(SEE PAGE 42).


     The respective obligations of StarBase and ObjectShare to complete the merger are subject to the satisfaction or waiver of certain conditions. These conditions include:
     - approval of the merger by ObjectShare stockholders;

     - that there is no law or court order prohibiting the merger;

     - that the representations and warranties of the respective parties made in the merger agreement remain accurate in all material respects, with permitted exceptions; and

     - that each of StarBase and ObjectShare has performed in all material respects all of its respective obligations under the merger agreement.

GOVERNMENTAL APPROVALS.

     Neither ObjectShare nor StarBase is aware of any governmental approvals required to complete the merger other than compliance with applicable securities laws of the various states.

     However, either of StarBase or ObjectShare can choose to complete the merger even though one or more of these conditions has not been satisfied, as long as the law allows the companies to do so. There can be no certainty, when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT

(SEE PAGE 42).


     Both ObjectShare and StarBase can mutually agree at any time prior to completing the merger to terminate the merger agreement. Also, either company can decide, without the other's consent, to terminate the merger agreement if the merger has not been completed by April 17, 2000 or if the other company has breached the merger agreement.

     In addition, ObjectShare may terminate the merger agreement if, after ObjectShare's board of directors has received an unsolicited proposal from a potential acquirer, its board decides in good faith, after consultation with legal counsel, that it must withdraw its recommendation of the merger in order to comply with its fiduciary duties under Delaware Law.

     Moreover, StarBase may terminate the merger agreement if:

     - ObjectShare's accounts receivable (net), plus cash and cash equivalents less indebtedness for borrowed money less accounts payable less accrued liabilities less net proceeds realized from any sale of the European operation exceed a negative balance of $2,500,000 in the aggregate;

     - StarBase is required to issue more than 4,750,000 shares of StarBase common stock in the merger (exclusive of options to purchase shares of StarBase common stock granted to certain officers and directors and employees of ObjectShare); or

     - ObjectShare stockholders holding more than 5% of the outstanding shares of ObjectShare common stock exercise their appraisal rights.


TERMINATION FEES AND EXPENSES (SEE PAGE 43).


     In the event that ObjectShare terminates the merger agreement because of a third party transaction, ObjectShare has agreed to pay StarBase a termination fee equal to $500,000 plus reasonable legal, accounting and investment banking fees incurred by StarBase in connection with the merger, not to exceed $200,000.


NO SOLICITATION (SEE PAGE 43).


     From November 3, 1999 until the merger is completed, each of StarBase and ObjectShare has agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, transaction, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets or equity securities resulting in, a change of control of either of the two companies, except under certain circumstances.

     ObjectShare may, however, engage in negotiations regarding an unsolicited proposal from a potential acquirer other than StarBase if the ObjectShare's board decides, in good faith and with the assistance of its financial advisor, that the potential acquirer is presenting a proposal that is superior to the merger.


ACCOUNTING TREATMENT (SEE PAGE 28).

     The merger will be treated as a purchase for accounting and financial reporting purposes.


CERTAIN TAX CONSEQUENCES (SEE PAGE 28).


     It is expected that, for United States federal income tax purposes, the conversion of shares of ObjectShare common stock for shares of StarBase common stock generally will not cause ObjectShare stockholders to recognize any gain or loss. ObjectShare stockholders may, however, recognize gain or loss in connection with any cash they receive in lieu of fractional shares as provided in the merger agreement.

     THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR SPECIFIC SITUATION AND YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES ON YOU.


MARKET VALUE OF SECURITIES (SEE PAGE 31).



     StarBase common stock is traded on the Nasdaq SmallCap Market and ObjectShare common stock is traded on the OTC Bulletin Board. On November 3, 1999, the last full trading day prior to the public announcement of the merger, StarBase common stock closed at $1.3125 and ObjectShare common stock closed at $0.359375. On March 1, 2000, StarBase common stock closed at $14.63 and ObjectShare common stock closed at $0.49. March 1, 2000 was the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus.


LISTING OF STARBASE COMMON STOCK.

     StarBase will list the shares of its common stock issued in the merger on the Nasdaq SmallCap Market.

OTHER MATTERS

RISK FACTORS (SEE PAGE 10).

     The decision to vote to adopt the merger agreement and to authorize the merger of ObjectShare into a wholly-owned subsidiary of StarBase involves a number of risks to the stockholder and should not be made without reference to the risk factors incorporated into this Proxy Statement/ Prospectus.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (SEE PAGE 9).

     Each of StarBase and ObjectShare has made forward-looking statements in this Proxy Statement/Prospectus that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to "Risk Factors" on page 10.

WHO CAN HELP ANSWER YOUR QUESTIONS.

     If you have questions about the merger, you should contact:

     MacKenzie Partners, Inc.
     156 Fifth Avenue
     New York, New York, 10010
     (212) 929-5500 (Call Collect)
     or
     CALL TOLL-FREE (800) 322-2885

                       SELECTED HISTORICAL FINANCIAL DATA


     The following selected historical financial data for StarBase and ObjectShare is provided to help you in your analysis of the financial aspects of the merger. This financial data for the five years ended March 31, 1999 is derived from the audited financial statements of StarBase and ObjectShare. For the four years ended March 31, 1998, the financial statements of StarBase were audited by independent accountants PricewaterhouseCoopers LLP, and for the year ended March 31, 1999, the financial statements of StarBase were audited by independent auditors Deloitte & Touche LLP. Deloitte & Touche LLP's report on the financial statements of StarBase for the year ended March 31, 1999, which is included in Appendix B, includes an explanatory paragraph which describes an uncertainty about StarBase's ability to continue as a going concern. For the five years ended March 31, 1999, the financial statements of ObjectShare were audited by independent auditors Ernst & Young LLP. Ernst & Young LLP's report on the consolidated financial statements of ObjectShare for the year ended March 31, 1999, which is included in Appendix C, includes an explanatory paragraph which describes an uncertainty about ObjectShare's ability to continue as a going concern. The financial data for the nine month periods ended December 31, 1999 and 1998 are derived from unaudited financial statements. The management of StarBase and the management of ObjectShare believe that the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial position and the results of operations for these periods. The results for the interim periods presented are not necessarily indicative of the results that may be expected for any future period.



     The data is only a summary and you should read it together with the consolidated financial statements, related notes, and other financial information included elsewhere in this Proxy Statement/ Prospectus. See "Where You Can Find More Information" on page 87.

                              STARBASE CORPORATION


                                           NINE MONTHS ENDED
                                             DECEMBER 31,               FOR THE YEAR ENDED MARCH 31,
                                           -----------------   -----------------------------------------------
                                            1999      1998      1999      1998      1997      1996      1995
                                           -------   -------   -------   -------   -------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues:
  License fees...........................  $ 9,491   $ 4,117   $ 5,964   $ 1,863   $   968   $   491   $   959
  Services...............................    1,848       553       868       276        71       500     2,576
                                           -------   -------   -------   -------   -------   -------   -------
    Total revenues.......................   11,339     4,670     6,832     2,139     1,039       991     3,535
Costs and expenses:
  Cost of license fees...................      930       448       508       162        96        82       182
  Cost of services.......................      915        --        --        --        --       624     2,666
  Research and development...............    3,075     3,161     4,437     2,762     1,791     2,466     3,145
  Selling, general and administrative....    9,102     8,007    10,601     5,370     5,050     3,759     5,312
                                           -------   -------   -------   -------   -------   -------   -------
    Total costs and expenses.............   14,022    11,616    15,546     8,294     6,937     6,931    11,305
                                           -------   -------   -------   -------   -------   -------   -------
Operating loss...........................   (2,683)   (6,946)   (8,714)   (6,155)   (5,898)   (5,940)   (7,770)
Other income (expense), net..............     (162)       41        32      (877)      198        48        52
                                           -------   -------   -------   -------   -------   -------   -------
Loss before income taxes.................   (2,845)   (6,905)   (8,682)   (7,032)   (5,700)   (5,892)   (7,718)
Provision for income taxes...............        1         2         1         1         3         1         2
                                           -------   -------   -------   -------   -------   -------   -------
Net loss.................................   (2,846)   (6,907)   (8,683)   (7,033)   (5,703)   (5,893)   (7,720)
Non-cash dividend and accretion of
  beneficial conversion feature..........      549       417     1,277     2,832     1,096     3,635     1,878
                                           -------   -------   -------   -------   -------   -------   -------
Net loss applicable to common
  stockholders...........................  $(3,395)  $(7,324)  $(9,960)  $(9,865)  $(6,799)  $(9,528)  $(9,598)
                                           =======   =======   =======   =======   =======   =======   =======
Per Share Data:
Basic and diluted net loss per share.....  $ (0.11)  $ (0.39)  $ (0.49)  $ (0.70)  $ (0.62)  $ (1.64)  $ (2.65)



                                                AS OF DECEMBER 31,                 AS OF MARCH 31,
                                                -------------------   ------------------------------------------
                                                  1999       1998      1999     1998     1997     1996     1995
                                                --------    -------   ------   ------   ------   ------   ------
BALANCE SHEET DATA
Cash and cash equivalents.....................  $ 9,240     $   62    $1,363   $4,167   $2,722   $1,252   $1,972
Working capital...............................  $ 9,802     $  274    $2,308   $3,632   $2,384   $ (536)  $  191
Total assets..................................  $16,308     $3,735    $6,605   $5,682   $3,876   $2,173   $4,147
Long term debt................................  $    73     $  147    $  116   $   38   $   --   $  153   $   45
Stockholders' equity..........................  $11,480     $1,511    $4,462   $4,430   $2,991   $   68   $1,357

                               OBJECTSHARE, INC.


                                         NINE MONTHS ENDED
                                           DECEMBER 31,                FOR THE YEAR ENDED MARCH 31,
                                         -----------------   -------------------------------------------------
                                          1999      1998      1999      1998       1997       1996      1995
                                         -------   -------   -------   -------   --------   --------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues:
  Licenses.............................  $ 1,464   $ 3,630   $ 5,380   $ 8,172   $ 20,148   $ 31,667   $32,521
  Services.............................    4,897     7,958    10,426    12,068     17,138     17,943    23,147
                                         -------   -------   -------   -------   --------   --------   -------
    Total revenues.....................    6,361    11,588    15,806    20,240     37,286     49,610    55,668
Costs and expenses:
  Cost of licenses.....................      543       762     1,737     1,626      5,537      5,814     5,286
  Cost of services.....................    3,040     4,180     5,705     7,569     10,379     11,111    12,548
  Research and development.............      824     2,881     3,542     4,648      8,904     10,335     8,306
  Selling, general and administrative
    (including restructuring and
    acquired R&D)......................    5,428     6,424     9,834    14,261     35,576     33,947    25,271
                                         -------   -------   -------   -------   --------   --------   -------
    Total costs and expenses...........    9,835    14,247    20,818    28,104     60,396     61,207    51,411
                                         -------   -------   -------   -------   --------   --------   -------
Operating income (loss)................   (3,474)   (2,659)   (5,012)   (7,864)   (23,110)   (11,597)    4,257
Other income (expense), net............    3,229       256       160       313        725      1,303     1,385
                                         -------   -------   -------   -------   --------   --------   -------
Income (loss) before income taxes......     (245)   (2,403)   (4,852)   (7,551)   (22,385)   (10,294)    5,642
Provision (benefit) for income taxes...       --       (29)      (13)       31         95        102     1,078
                                         -------   -------   -------   -------   --------   --------   -------
Net income (loss)......................  $  (245)  $(2,374)  $(4,839)  $(7,582)  $(22,480)  $(10,396)  $ 4,564
                                         =======   =======   =======   =======   ========   ========   =======
Per Share Data:
Basic net income (loss) per share......  $ (0.02)  $ (0.19)  $ (0.39)  $ (0.63)  $  (1.91)  $  (0.98)  $  0.47
Diluted net income (loss) per share....  $ (0.02)  $ (0.19)  $ (0.39)  $ (0.63)  $  (1.91)  $  (0.98)  $  0.38



                                            AS OF DECEMBER 31,                    AS OF MARCH, 31
                                            -------------------   -----------------------------------------------
                                             1999        1998      1999      1998      1997      1996      1995
                                            -------     -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA
Cash and cash equivalents.................  $  780      $1,638    $ 1,675   $ 5,134   $ 7,418   $14,367   $25,059
Working capital...........................  $  (30)     $  842    $(1,366)  $ 3,420   $ 8,108   $27,701   $35,368
Total assets..............................  $1,642      $6,980    $ 7,712   $13,255   $23,872   $47,302   $54,119
Long term debt............................  $   74      $   --    $   103   $    --   $    --   $    --   $    --
Stockholders' equity......................  $  234      $2,603    $   124   $ 4,792   $12,272   $33,504   $37,463

                           FORWARD-LOOKING STATEMENTS

     StarBase and ObjectShare have made forward-looking statements in this Proxy Statement/Prospectus and in other documents to which you are referred that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations or the performance of the companies after the merger is completed. When any of the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the actual financial results and performance of each of the companies before the merger and of the combined company after the merger, and these factors or events could cause those results or performance to differ significantly from those expressed in these forward-looking statements. Many of these risks and uncertainties are not within either company's control and are set forth under "Risk Factors" at page 10. Possible events or factors include the following:

     - revenues after the merger may be lower than currently expected for a variety of reasons including loss of personnel, loss of consulting projects, changes in market conditions and responses by competitors;

     - integrating the businesses and products or any businesses acquired in the future may be more time consuming, costly and difficult than anticipated;

     - competition in StarBase's and ObjectShare's industries is extremely intense and may increase;

     - third parties may infringe StarBase's proprietary intellectual property rights;

     - issues and difficulties that are faced in connection with rapid growth;

     - litigation involving matters such as intellectual property, securities, antitrust, employees and customer issues may adversely affect the business;

     - general economic conditions in the U.S. or abroad may change or be worse than currently expected; and

     - changes may occur with respect to StarBase's stock price or in the securities markets in general.

     Neither StarBase nor ObjectShare is undertaking any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Proxy Statement/Prospectus. Additionally, neither StarBase nor ObjectShare is undertaking any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this Proxy Statement/Prospectus. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Proxy Statement/Prospectus.

                                  RISK FACTORS

     This offering involves a high degree of risk, including those risks described below. You should carefully consider these risk factors, together with all of the other information in this Proxy Statement/ Prospectus, before deciding to invest in shares of StarBase common stock.

                        RISKS ASSOCIATED WITH THE MERGER

UNCERTAINTIES EXIST REGARDING INTEGRATION OF THE COMBINED COMPANIES.

     Although ObjectShare and StarBase entered into the merger agreement with the expectation that the merger will result in beneficial synergistic effects for the combined companies, there are significant uncertainties and risks relating to the integration of the two companies' operations. Whether the anticipated benefits of the merger are ultimately achieved will depend on a number of factors, including the ability of the combined companies to achieve administrative cost savings, general economies of scale and, generally, to capitalize on the combined asset base and strategic position of the combined entity. The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined companies following the merger will materially affect the operations of the combined companies. There can be no assurance that any expected synergies will be realized, that decisions affecting the business of the combined companies will be made on a timely or effective basis or that the results of the combined operations of ObjectShare and StarBase will prove to be favorable.

OBJECTSHARE'S STOCKHOLDERS WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST AFTER THE MERGER.

     After the merger's completion, ObjectShare stockholders will own a significantly smaller percentage of StarBase than they currently own of ObjectShare. Consequently, ObjectShare stockholders will be able to exercise less influence over the management and policies of StarBase than they currently exercise over the management and policies of ObjectShare.

OBJECTSHARE'S DIRECTORS AND OFFICERS HAVE INTERESTS THAT DIFFER IN SOME RESPECTS FROM OBJECTSHARE STOCKHOLDERS.

     In considering the recommendation of the ObjectShare's board of directors to approve the merger, ObjectShare's stockholders should consider that some of ObjectShare's directors and officers have interests in the merger that differ from, or are in addition to, their interests as ObjectShare stockholders. ObjectShare's directors and officers may receive benefits from the merger not available to ObjectShare stockholders generally. These benefits include the receipt of StarBase stock options for persons who will provide services to StarBase, payments under ObjectShare's severance agreements and the continuation of existing indemnification policies and agreements.

OBJECTSHARE STOCKHOLDERS MAY BE ENTITLED TO APPRAISAL RIGHTS.

     Stockholders of ObjectShare who do not vote in favor of the merger may, under certain circumstances and by following procedures prescribed by the Delaware General Corporation Law (the "Delaware Law"), exercise appraisal rights and receive cash for their shares of ObjectShare common stock ("Appraisal Rights"). A dissenting stockholder of ObjectShare must follow the appropriate procedures under Delaware Law or suffer the termination or waiver of such rights. In the event an ObjectShare stockholder relinquishes or loses his, her or its Appraisal Rights, the stockholder will receive from StarBase the same number of shares of StarBase common stock that the stockholder would have received in the merger had such stockholder not attempted to exercise his, her or its Appraisal Rights. StarBase has no obligation to consummate the merger if more than five percent (5%) of the outstanding shares of ObjectShare common stock request or continue to have the right to exercise Appraisal Rights. See "The Merger -- Appraisal Rights."

                         RISKS ASSOCIATED WITH STARBASE

     When referenced in the remainder of this "Risk Factors" section, references to "us," "our Company" and "we" shall mean StarBase.

WE HAVE A HISTORY OF LOSSES.

     There can be no assurance that our Company's product development efforts will result in a commercially viable business or that our Company will be able to generate significant revenues or operate profitably. Since our inception, we have had a history of losses and as of December 31, 1999, we had an accumulated deficit of $55,433,000. We anticipate incurring additional losses until our Company can successfully market and distribute its existing products, as well as successfully develop, market and distribute its planned future products. The development of software products is difficult and time consuming, requiring the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. This development process often encounters unanticipated delays and expenses. The likelihood of the success of our business must be considered in light of the problems, expenses, difficulties, complications and unforeseen delays frequently encountered in connection with the development of new technologies.

WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FUNDING.

     Our ability to continue operations will depend on our generating positive cash flow, if any, from future operations or our ability to raise additional funds through equity or debt financing. We do not know if we can raise additional funding or that such funding will be available on favorable terms. We could be required to cut back or stop operations if we are unable to raise or obtain needed funding.

     Our cash requirements to run our business have been and will continue to be significant. Since 1995, our cash flow from operations is as follows:

FISCAL YEAR ENDED:                                            NEGATIVE CASH FLOW
------------------                                            ------------------
March 31, 1995..............................................      $6,179,000
March 31, 1996..............................................      $4,949,000
March 31, 1997..............................................      $6,506,000
March 31, 1998..............................................      $5,662,000
March 31, 1999..............................................      $9,430,000

NINE MONTHS ENDED:                                            NEGATIVE CASH FLOW
------------------                                            ------------------
December 31, 1999...........................................      $1,023,000

OUR SUCCESS IS DEPENDENT ON PRODUCT LINES UNDER DEVELOPMENT AND/OR DEVELOPING CERTAIN MARKETS.

     Our success will be dependent in large part upon our ability to market our StarTeam 4.2 and Enterprise product lines and to quickly introduce and market additional products. While we are in various stages of developing additional products, there can be no assurance that such additional products will be completed or successfully marketed. User preferences for software products are difficult to predict and, historically, only a limited number of software products have achieved sustained market acceptance. Demand for software products is subject to a number of variables, including user preferences and the size of the installed base of personal computers capable of running the products. Further, the market for our software products is evolving. There can be no assurance that the products introduced by us will achieve acceptance, or that other software vendors will not develop and market products which render our products obsolete or less competitive. Failure to obtain significant customer satisfaction or market share for our products would have a material adverse effect on our Company.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS.

     The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against companies which can afford to cut prices, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

     In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time intensive process. Further, if other companies want to aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These higher expenses would hurt our net income and profits.

WE MAY NOT ACHIEVE OR SUSTAIN OUR REVENUE OR PROFIT GOALS.

     Because we expect to continue to incur significant product development, sales and marketing, and administrative expenses, we will need to generate significant revenue to achieve and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals and our ability to do so depends on a number of factors outside of our control, including the extent to which:

     - there is market acceptance of commercial services utilizing our products;

     - our competitors announce and develop competing products or significantly lower their prices; and

     - our customers promote our products to their subscribers and customers.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS.

     To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy and further develop products and expand service capabilities, while managing anticipated growth by implementing effective planning and operating processes. To manage anticipated growth, we must:

     - continue to implement and improve our operational, financial and management information systems;

     - hire, train and retain additional qualified personnel;

     - continue to expand and upgrade core technologies; and

     - effectively manage multiple relationships with various e-commerce website operators, applications developers and other third parties.

     If we fail to manage our growth effectively, our business could suffer materially.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

     Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our business. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection. As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. For example, we inadvertently may be infringing a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which will cause us to be infringing such patent when it issues in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on disadvantageous commercial terms. A successful claim of product infringement against us, and our failure to license the infringed or similar technology, would harm our business. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

WE MAY ACQUIRE TECHNOLOGIES OR COMPANIES IN THE FUTURE AND THESE ACQUISITIONS COULD RESULT IN THE DILUTION OF OUR SHAREHOLDERS AND DISRUPTION OF OUR BUSINESS.

     We may acquire technologies or companies in the future through a merger, acquisition, joint venture or other structure. We may not be able to identify, acquire, profitably manage or successfully integrate any acquired business without substantial expense, delay or other operational or financial problems. Entering into an acquisition entails many risks, any of which could materially harm our business, including:

     - diversion of management's attention from other business concerns;

     - failure to assimilate the acquired company with our pre-existing business;

     - potential loss of key employees from either our pre-existing business or the acquired business;

     - dilution of our existing shareholders as a result of issuing common stock or other securities; and

     - assumption of liabilities of the acquired company.

                  RISKS ASSOCIATED WITH HOLDING OUR SECURITIES


YOUR PERCENTAGE OF OWNERSHIP, VOTING POWER AND PRICE OF STARBASE COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK.


     We have the authority to issue up to 80,000,000 shares of our common stock and to issue preferred stock as well as options and warrants to purchase shares of our common stock without shareholder approval. These future issuances could be at values substantially below the price paid for our common stock by current stockholders.

     As of December 31, 1999, we had the following capital structure:

Shares of common stock outstanding:.........................  40,983,568
                                                              ----------
Shares of common stock issuable upon:
  Conversion of warrants:...................................   1,112,000
  Conversion of options:....................................   9,213,114
                                                              ----------
          Total:............................................  51,308,682
                                                              ==========

     The number of shares of common stock outstanding includes 1,418,638 shares held in escrow under a performance escrow agreement. The common stock issuable upon exercise of options must vest and is generally issuable over a four year period. As of December 31, 1999, only 2,296,234 shares could be issued upon the exercise of options. We may conduct additional future offerings of our common stock or other securities with rights to convert the securities into shares of our common stock.

YOUR INTEREST IN STARBASE MAY BE DILUTED BY THE ISSUANCE OF PREFERRED STOCK WITH GREATER RIGHTS THAN THE COMMON STOCK WHICH WE CAN SELL OR ISSUE AT ANY TIME.

     The sale or issuance of any shares of preferred stock having rights superior to those of StarBase common stock may result in a decrease in the value or market price of StarBase common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of StarBase common stock.

     Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. The board has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock.

OUR STOCK PRICE FLUCTUATIONS MAY AFFECT THE NUMBER OF SHARES OF OUR COMMON STOCK YOU WILL RECEIVE IN THE MERGER.

     In the merger, you will receive shares of our common stock for the respective shares of ObjectShare common stock that you currently hold. The market price of our common stock will fluctuate as a result of changes in our business, operations, prospects or the market assessment of the impact of the merger. Because the market price of our common stock fluctuates, the value of our common stock that you will receive for your ObjectShare common stock will depend upon the market price of our stock at the time of the merger. There can be no assurance as to this value. For historical and current market prices of our common stock, see "Comparative Per Share Market Price and Dividend Information" on page 35.

IF WE CANNOT MEET THE NASDAQ SMALLCAP MARKET MAINTENANCE REQUIREMENTS AND NASDAQ RULES, NASDAQ MAY DELIST OUR COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF STARBASE COMMON STOCK AND YOUR ABILITY TO SELL STARBASE COMMON STOCK.

     In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00. Although we currently comply with Nasdaq's listing maintenance requirements, in the past there were times when we have not been in compliance and it is possible we may not meet the requirements in the future. If we were no longer in compliance with Nasdaq rules and were unable to receive a waiver of the rules or achieve compliance, and if our common stock were to be delisted from the Nasdaq SmallCap Market, an investor in our company may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.

                  RISKS RELATED TO EBUSINESS AND THE INTERNET

OUR EXISTING PRODUCTS COULD BECOME OBSOLETE, IF WE ARE UNABLE TO MEET THE RAPID CHANGES IN EBUSINESS TECHNOLOGY.


     The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. Internet commerce technology, particularly eBusiness software technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, operating results and financial condition.


OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR COMMERCE.

     Our future success depends heavily on the Internet being accepted and widely used for commerce. If Internet commerce does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased

Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

OUR PERFORMANCE WILL DEPEND ON THE NEW MARKET FOR EBUSINESS SOLUTIONS.

     The market for eBusiness solutions is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting eBusiness may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services. They may be reluctant to alter those patterns. They may also resist providing the personal data necessary to support our existing and potential product uses. Any of these factors could inhibit the growth of on-line business generally and the market's acceptance of our products and services in particular.

THERE IS SUBSTANTIAL RISK THAT FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE.

     As Internet commerce evolves, federal, state or foreign agencies may adopt new legislation or regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could indirectly harm us to the extent that they impact our customers and potential customers. We cannot predict if or how any future legislation or regulations would impact our business. Although many of these regulations may not apply to our business directly, these laws regulating or affecting commerce on the Internet could indirectly harm our business.

                          OBJECTSHARE SPECIAL MEETING


     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of ObjectShare common stock by ObjectShare's board of directors for use at the special meeting. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the stockholders of ObjectShare on or about March 8, 2000.


TIME AND PLACE; PURPOSE


     The special meeting will be held at 10:00 a.m., California or Pacific Standard Time, on April 12, 2000 at the headquarters of ObjectShare Inc., 16811 Hale Avenue, Suite A, Irvine, California 92614. At the special meeting (and any adjournment or postponement thereof), the stockholders of ObjectShare will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger and such other matters as may properly come before the special meeting.


     ObjectShare stockholder approval of the merger agreement and the merger is required by Delaware Law.

     The ObjectShare Board has unanimously approved the terms of the merger agreement and the consummation of the merger contemplated thereby, unanimously believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, ObjectShare and its stockholders, and unanimously recommends that holders of ObjectShare common stock vote "FOR" approval of the merger and the merger agreement.

RECORD DATE; VOTING RIGHTS AND PROXIES


     Only holders of record of ObjectShare common stock at the close of business on March 6, 2000 (the "Record Date") are entitled to notice of and to vote at the special meeting. As of the Record Date, there were 12,470,863 shares of ObjectShare common stock outstanding, each of which entitled the holder thereof to one vote.


     All shares of ObjectShare common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF OBJECTSHARE COMMON STOCK WILL BE VOTED "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. ObjectShare does not know of any matters other than the approval of the merger and the related merger agreement that are to come before the special meeting. If any other matter or matters are properly presented for action at the special meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to ObjectShare by signing and returning a later dated proxy, or by voting in person at the special meeting. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of election appointed for the meeting.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     On the Record Date, ObjectShare directors, executive officers, and their affiliates did not beneficially own any shares of ObjectShare common stock (excluding options).

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the ObjectShare Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of ObjectShare in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of ObjectShare common stock held of record by such persons and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. ObjectShare has retained MacKenzie Partners to assist in the solicitation of proxies from its stockholders. The fees of MacKenzie Partners are estimated to be $7,500 plus out of pocket expenses. StarBase will reimburse ObjectShare for the payment of such fees and expenses.


     ObjectShare stockholders should not send any certificates representing ObjectShare common stock with their proxy cards. Following the effective date of the merger, ObjectShare stockholders will receive instructions for the surrender, and exchange of such stock certificates.

QUORUM

     The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of ObjectShare stock entitled to vote is necessary to constitute a quorum at the special meeting.

REQUIRED VOTE

     Approval of the merger and the merger agreement requires the affirmative vote of a majority of the outstanding shares of ObjectShare common stock. Accordingly, any failure to vote will have the effect of a vote against the merger and the merger agreement.

                  APPRAISAL RIGHTS OF OBJECTSHARE STOCKHOLDERS

     Holders of shares of StarBase common stock are not entitled to Appraisal Rights.

     Holders of ObjectShare common stock who do not vote in favor of the merger may, under certain circumstances and by following the procedure prescribed by
Section 262 of the Delaware Law, exercise Appraisal Rights and receive cash for their shares of ObjectShare common stock. A dissenting stockholder must follow the appropriate procedures under the Delaware Law or suffer the termination or waiver of such rights.

     Holders of record of ObjectShare common stock who do not vote in favor of the merger and who otherwise comply with the procedures set forth in Section 262 of the Delaware Law, and summarized herein, will be entitled to have their shares of ObjectShare common stock appraised (the "Appraisal Shares") and will receive a payment in cash for such shares. The failure of an ObjectShare stockholder to follow the appropriate procedures set forth in Section 262 will result in the termination or waiver of the stockholder's Appraisal Rights. A person having a beneficial interest in shares of ObjectShare common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect Appraisal Rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D. ALL REFERENCES IN SECTION 262 AND THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER' ARE TO THE RECORD HOLDER OF THE SHARES OF OBJECTSHARE COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under the Delaware Law, holders of shares of ObjectShare common stock who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court. Pursuant to the terms of the merger agreement, StarBase has no obligation to consummate the merger if demands for Appraisal Rights are made or continue to exist with respect to more than five percent (5%) of the outstanding shares of ObjectShare common stock. If the merger is not consummated, no ObjectShare stockholder will be entitled to Appraisal Rights.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, must notify each of its stockholders, as determined on the record date for such meeting, not less than twenty (20) days prior to the meeting that Appraisal Rights are available. The corporation must also include a copy of Section 262 in such notice.

     This Proxy Statement/Prospectus constitutes notice to the holders of ObjectShare common stock of their Appraisal Rights as required by Section 262.
Section 262 is attached to this Proxy Statement/ Prospectus as Appendix D. Any ObjectShare's stockholder who wishes to exercise his, her or its Appraisal Rights, or who wishes to preserve his, her or its right to do so, should review the following discussion and Appendix D carefully. Failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of Appraisal Rights.


     A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST (1) NOT VOTE IN FAVOR OF THE MERGER AND (2) DELIVER TO OBJECTSHARE PRIOR TO THE VOTE ON THE MERGER AGREEMENT AT THE OBJECTSHARE MEETING TO BE HELD ON APRIL 12, 2000, A WRITTEN DEMAND FOR APPRAISAL. A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF SUCH APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH APPRAISAL SHARES OF RECORD UNTIL THE CONSUMMATION OF THE MERGER. ACCORDINGLY, A HOLDER OF APPRAISAL SHARES WHO IS THE RECORD HOLDER OF APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH APPRAISAL SHARES PRIOR TO THE CONSUMMATION OF THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH APPRAISAL SHARES. A PROXY OR VOTE AGAINST THE APPROVAL OF THE MERGER DOES NOT IN ITSELF CONSTITUTE A DEMAND FOR APPRAISAL.


     Only a holder of record of Appraisal Shares is entitled to assert Appraisal Rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificate. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares held in the name of the record owner. Stockholders who hold their Appraisal Shares in brokerage accounts or other nominee forms and who wish to exercise Appraisal Rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO OBJECTSHARE, INC., 16811 HALE AVENUE, SUITE A, IRVINE, CALIFORNIA 92614,
ATTENTION: EUGENE L. GODA.

     Within ten (10) days after the consummation of the merger, the combined company will provide notice of the date on which the merger was consummated to each stockholder who has properly asserted Appraisal Rights under Section 262 and has not voted in favor of the merger.

     Within 120 days after the consummation of the merger but not thereafter, the combined company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their Appraisal Rights within the time prescribed in Section
262. At any time within sixty (60) days from the consummation of the merger, a stockholder may withdraw his, her or its demand for appraisal, and accept the terms offered under the merger agreement.

     Within 120 days after the consummation of the merger, any stockholder who has complied with the requirements for exercise of Appraisal Rights will be entitled, upon written request, to receive from the combined company a statement setting forth the aggregate number of Appraisal Shares and the aggregate number of holders of such Appraisal Shares not voted in favor of the merger and with respect to which demands for appraisal have been received. The combined company must mail the statement within ten (10) days after it has received a written request.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to Appraisal Rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering whether to seek appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their Appraisal Shares. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who had duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the merger).

     If any stockholder who properly demands appraisal of his, her or its Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its Appraisal Rights, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to StarBase a written withdrawal of his, her or its demand for appraisal. Any such attempt to withdraw an appraisal demand more than sixty (60) days after the consummation of the merger will require the written approval of StarBase.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, OBJECTSHARE STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

                             THE MERGER TRANSACTION

GENERAL

     Each of StarBase's and ObjectShare's board of directors has approved the merger agreement, which provides for acquisition, by merger, of ObjectShare, as a result of which ObjectShare shall become a wholly-owned subsidiary of StarBase. Under the merger, ObjectShare stockholders will receive in the aggregate for their shares of ObjectShare common stock shares of StarBase common stock having a minimum value of $6,150,000 and a maximum value of $8,850,000. The exact aggregate number of shares of StarBase common stock that will be issued by StarBase pursuant to the merger agreement depends on several factors that cannot be determined definitively until the effective date of the merger. These factors include:

     - the average of the closing price per share of StarBase common stock as reported on the Nasdaq SmallCap Market for the three trading days immediately preceding the day prior to the closing date of the merger agreement; and

     - the enterprise value of ObjectShare determined pursuant to the formula contained in the merger agreement.


     Based on an average closing price per share of StarBase common stock of $13.58 as of March 1, 2000, the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus, ObjectShare stockholders would acquire approximately 651,535 shares of StarBase common stock, representing approximately 1.2% of StarBase common stock on a fully-diluted basis.


BACKGROUND OF THE MERGER

     On April 25,1999, James H. Smith, the then Chief Operating Officer/Vice President of Sales and Marketing of ObjectShare, contacted William McManes, Vice President of Sales at StarBase, to discuss opportunities for the two companies to work together or form a strategic alliance. Mr. Smith had spent the past several months talking to various companies about partnering or acquiring all or pieces of ObjectShare's tools business in connection with both the Java and Smalltalk product lines. Mr. Smith had earlier been successful in facilitating the sale of ObjectShare's Java product line to SeaGull Software Systems, Inc. and was exploring at such time opportunities for the remaining Smalltalk and consulting/ training business of ObjectShare.

     ObjectShare had been looking to expand its presence in the eBusiness marketplace and started searching the web for potential partners. Because StarBase had repositioned the company from a traditional SCM vendor into providing solutions for the web and the Internet, Mr. Smith believed that the training and consulting business at ObjectShare could be very complimentary to StarBase and that the object-oriented application development experience, training and customer base were extremely complimentary as well.

     On May 7, 1999, Messrs. Smith and McManes and Carlos Caballero, Vice President of Marketing at StarBase, met to discuss some general thoughts about partnering. This meeting led to additional meetings with Mr. Stow and Douglas Norman, Chief Accounting Officer of StarBase, with respect to the possibility of the two companies working together.

     On three separate occasions during May 1999, representatives of ObjectShare and StarBase met to explore the strategy and possible synergies of merging the two companies.

     On June 9, 1999, Messrs. Farrow, Norman and Smith and Eugene Goda, Chairman, Chief Executive Officer and President of ObjectShare and Winston Hickman (interim Chief Financial Officer of ObjectShare) met to explore possible deal structures.

     On June 10, 1999, Messrs. Smith and Stow met to discuss valuation issues, the involvement of investment bankers and more particularly, the engagement of First Security Van Kasper ("FSVK") and Duff & Phelps, LLC ("Duff & Phelps").

     On June 23, 1999, ObjectShare's board of directors met to decide whether to pursue the opportunity presented by StarBase.

     On June 25, 1999, Messrs. Goda and Smith met with Duff & Phelps to begin financial analysis.

     From June 25, 1999 through August of 1999, discussions of a possible merger with StarBase were put on hold while ObjectShare engaged in discussions with a number of potential buyers for ObjectShare's VisualWorks product line based on the SmallTalk programming language. On August 30, 1999, ObjectShare sold its VisualWorks product line to Cincom Systems, Inc.

     On September 10, 1999, discussions again took place between Messrs. Goda and Stow, together with the two companies' investment bankers, FSVK and Duff & Phelps, concerning the proposed valuation of ObjectShare for establishing a purchase price.

     On September 23 and 24, 1999, Messrs. Smith and Stow met to discuss employee issues and the drafting of the definitive merger agreement.

     On October 5, 1999, ObjectShare's board of directors met to discuss the definitive merger agreement and the proposed valuation.

     On October 21, 1999, ObjectShare presented to StarBase's board of directors the strategy of the merged companies and the synergies on the combined entity in order for the StarBase Board to make an informed decision concerning a decision to approve the proposed merger. Attendees included Messrs. Goda, Smith, Farrow, Stow and each of Phillip Pierce and Daniel Ginns, directors of StarBase.

     On October 25, 1999, representatives of ObjectShare met with representatives of Duff & Phelps to go over the financial projections of both ObjectShare and StarBase.

     During October 1999, StarBase's attorneys and accountants performed additional due diligence concerning ObjectShare and its business.

     The form of merger agreement and the proposed merger were approved by the boards of directors of ObjectShare and StarBase on each of November 2, 1999 and November 3, 1999, respectively.

     On November 3, 1999, representatives of ObjectShare and StarBase signed a definitive merger agreement.

STARBASE'S REASONS FOR MERGER

     The StarBase Board's decision to approve the merger agreement was based primarily on factors resulting from the rapid expansion of the eBusiness industry in recent months and StarBase's business prospects within that industry. StarBase's strategy going forward is to provide eBusiness life cycle management solutions for enterprise level applications. The ability to provide professional services is a major component of this strategy due to the increasing complexity of eBusiness applications and the need for custom solutions. StarBase currently has a small professional services group that has been focused primarily on training and consulting in the software configuration management (SCM) space. The eBusiness sector of the economy is much broader, covering web, portal and software application development and entailing management of diverse components such as graphics, HTML pages, Active Server Pages (ASP) as well as software components such as Java, C++, COBOL. The StarBase Board determined that a strong professional services organization, with expertise in web, portal and software application development, was needed to support the eBusiness life cycle management strategy. ObjectShare can help to provide this expertise.

     The following sets forth the StarBase need for professional services, and the specific synergies achieved by merging ObjectShare with StarBase:

     The Need for Professional Services:

     - StarBase needs to provide a 'whole product' solution to compete effectively in the eBusiness sector.

     - Many of the major web software framework companies competitive with, or perceived as so by, StarBase have invested heavily in services (e.g. Interwoven, Vignette, Rational, BroadVision, etc.).

     - According to Industry analysts, "Labor represents 79% of the cost to build an e-commerce web site; software and hardware represent 21%."

     - eBusiness applications, in particular those which need to integrate legacy software components with web-specific components, are significantly more complex as compared to software specific or web specific applications. The synergies realized by the merger can enable StarBase to manage such applications.

     - The new complexity consists primarily of implementing backend connections to existing software-based applications such as billing, sales tax, inventory and warehouse, as well as help desk -- no two websites are alike. Absent the synergies to be realized by the merger, StarBase currently lacks the breadth of in-house expertise needed to deal with these implementations.

     - To attempt to position StarBase as the 'premier' enterprise solution for eBusiness life cycle management.

     - To create a predictable backlog of service revenue for earnings projections.

     ObjectShare Provides StarBase:

     - Established training and consulting infrastructure;

     - Object-oriented language expertise in Java, HTML, XML and Smalltalk;

     - Distributed architecture expertise with back-end connection and integration experience (CORBA, COM/DCOM, DLL/C, MQ/CICS);

     - e-commerce, portal, web development expertise;

     - SCM/Version Control expertise (e.g. Envy, TEAM V, and STORE);

     - Senior sales and marketing personnel;

     - Worldwide commercial customer base (60% of Fortune 100), the majority of which is transitioning to eBusiness; and

     - Revenue stream

     Synergies with StarBase:

     - eBusiness focus -- managing all life cycle components;

     - Portal infrastructure focus;

     - Complementary and synergistic technology that requires professional services to implement; and

     - Organizational synergies.

     The merger of ObjectShare with StarBase provides an opportunity for added value over and above each company's individual value.

OBJECTSHARE'S REASONS FOR MERGER

     The ObjectShare Board has unanimously approved the merger agreement and recommends that the holders of shares of ObjectShare common stock vote FOR the approval of the merger and the merger agreement.

     The ObjectShare Board's decision to approve the merger agreement was based on a number of factors including: the rapid expansion of the eBusiness industry in recent months and ObjectShare's business prospects within that industry, increased competition and the need for working capital.

     In particular, ObjectShare's Board noted the potential for training and consulting opportunities created by the rapid proliferation of eBusiness solutions as well as the need for StarBase to increase its training and consulting capabilities with its proprietary software solutions. ObjectShare's Board concluded that the best means for ObjectShare to capitalize on these opportunities was to enter into a strategic combination with StarBase whose software product is well positioned to provide solutions for eBusiness applications.

     The ObjectShare Board also believed that increasing competition in the expanding eBusiness market would make it more difficult for ObjectShare to succeed as a relatively small independent training and consulting company. The ObjectShare Board believed that it would be increasingly important for ObjectShare to grow and gain critical mass in order to compete against larger companies with substantially greater resources and broader, more integrated product offerings. In order to enhance its competitive position, the ObjectShare Board has considered a number of alternatives, including growth through the acquisition of smaller companies that could extend ObjectShare's training and consulting capabilities or a merger with a larger company.

     The ObjectShare Board identified a number of benefits for ObjectShare stockholders, employees and customers that could result from the merger. These potential benefits include:

     - synergies and compatibility of ObjectShare and StarBase, based on their complementary skill sets, which could lead to the creation of a comprehensive eBusiness life cycle products and services;

     - opportunities for ObjectShare, as part of the combined company, to compete more effectively in the increasingly competitive and rapidly changing eBusiness industry;

     - the access to working capital resulting in the ability to dedicate greater resources to fund the future growth of ObjectShare's business; and

     - the merger consideration to be received by ObjectShare stockholders which represented a premium of approximately 36% over the market price as of the date of the merger agreement;

     - the opportunity for ObjectShare stockholders to participate in the growth potential of the combined company after the merger;

     - the greater liquidity to ObjectShare stockholders offered by StarBase common stock relative to ObjectShare common stock;

     - the presentation by Duff & Phelps and its opinion dated as of November 3, 1999, that based upon the facts and circumstances as they existed at that time, and subject to certain assumptions and factors set forth in the opinion, the consideration to be received by ObjectShare stockholders under the terms of the merger agreement is fair to ObjectShare stockholders from a financial point of view. In particular, the ObjectShare Board focused on the portions of the Duff & Phelps presentation regarding the implied valuation of the ObjectShare common stock in the proposed transaction, including the comparison of the implied valuation to historic and recent market valuations of shares of ObjectShare common stock as well as the premium cited by Duff & Phelps for the ObjectShare common stock to be acquired by StarBase. See "Opinion of ObjectShare's Financial Advisor" for a discussion of the factors considered by Duff & Phelps in rendering its opinion;

     - the tax-free aspects of the merger to ObjectShare stockholders;

     - the compatibility of the business philosophies and strategies of ObjectShare and StarBase, which the ObjectShare Board believes is important for the successful integration of the companies;

     - historical information concerning ObjectShare's and StarBase's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company; and

     - current financial market conditions and historical market prices, volatility and trading information with respect to ObjectShare and StarBase common stock.

     The ObjectShare Board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that, despite the efforts of ObjectShare and StarBase, key technical marketing and management personnel might choose not to remain employed by StarBase after the merger;

     - the risk that the potential benefits sought in the merger might not be realized fully, or within the time frame contemplated, if at all;

     - the possibility that the merger would not be consummated and the effect of the public announcement of the merger on (a) ObjectShare's sales and operating results and (b) ObjectShare's ability to attract and retain key management, sales, marketing and technical personnel;

     - the substantial charges to be incurred, primarily in the quarter in which the merger is consummated, including costs of integrating the business and transaction expenses arising from the merger; and

     - the other risks associated with StarBase's business and the merger described under "Risk Factors" herein.

     The ObjectShare Board believes that the potential benefits of the merger outweigh these risks.

     The foregoing discussion of the information and factors considered by the ObjectShare Board is not intended to be exhaustive but is believed to include all material factors considered by the ObjectShare Board. In view of the variety of factors considered in connection with its evaluation of the merger, the ObjectShare Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the ObjectShare Board may have given different weight to different factors.

     In light of the size and diversity of the marketplace and the competitive positions of both StarBase and ObjectShare, the ObjectShare Board has concluded that the merger represents the best current and long-term strategy for ObjectShare.

OPINION OF FINANCIAL ADVISOR OF OBJECTSHARE

     On November 3, 1999, in connection with the evaluation of the merger agreement by the ObjectShare Board, Duff & Phelps, LLC ("Duff & Phelps") rendered a written opinion to the ObjectShare Board that, as of November 3, 1999, the merger transaction was fair to the stockholders of ObjectShare from a financial point of view. Duff & Phelps' opinion is attached as Appendix E and is incorporated herein by reference. OBJECTSHARE STOCKHOLDERS ARE ENCOURAGED TO READ THE ATTACHED OPINION IN ITS ENTIRETY.

     Pursuant to an agreement dated June 22, 1999, (the "Agreement"), Duff & Phelps was engaged by the ObjectShare Board to render an opinion to the ObjectShare Board as to whether the merger transaction is fair to ObjectShare and its stockholders from a financial point of view.

     Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged in rendering financial opinions in connection with mergers and acquisitions, private placements, tax matters, corporate planning, and other purposes. Duff & Phelps has previously provided fairness opinions to ObjectShare in connection with transactions involving the sale of ObjectShare's SmallTalk operations to Cincom Systems, Inc., and the sale of ObjectShare's two wholly-owned European subsidiaries, ObjectShare GmbH and ObjectShare Limited, to Valtech S.A. and Valtech Limited, respectively.

     Duff & Phelps' opinion is directed to the ObjectShare Board only and is directed only as to the fairness of the merger transaction to ObjectShare and its stockholders from a financial point of view and does not constitute a recommendation to any of ObjectShare stockholders as to how such stockholders should vote on any matter.

     For purposes of its opinion and in connection with its review of the merger transaction, among other things, Duff & Phelps:

     - met with certain members of senior management of ObjectShare and StarBase to discuss the history, financial condition, future prospects and projected performance of both ObjectShare and StarBase;

     - reviewed the merger agreement;

     - reviewed the Asset Purchase Agreement by and between Cincom Systems and ObjectShare dated August 27, 1999;

     - reviewed ObjectShare's and StarBase's annual reports and forms 10-K and 10-KSB, respectively, for the year ended March 31, 1999;

     - reviewed ObjectShare's and StarBase's forms 10-Q and 10-QSB, respectively, for the quarter ended June 30, 1999, including the financial statements contained therein;

     - reviewed projections prepared by ObjectShare and StarBase management and their representatives;

     - reviewed historical trading price and volume of ObjectShare and StarBase common stock;

     - reviewed certain articles and press releases regarding ObjectShare and StarBase and miscellaneous SEC filings for ObjectShare and StarBase;

     - reviewed the ObjectShare Board minutes from February 1, 1996, through August 26, 1999;

     - reviewed other operating and financial information provided by management of ObjectShare and StarBase; and

     - reviewed economic and industry information and conducted such studies, analyses and investigations that it deemed appropriate.

     In connection with its opinion, with ObjectShare's permission and without any independent verification, Duff & Phelps relied on the accuracy and completeness of all the financial and other information reviewed by Duff & Phelps, furnished, or otherwise communicated to Duff & Phelps by ObjectShare and StarBase or obtained by Duff & Phelps from publicly available sources. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of ObjectShare or StarBase and was not furnished with such valuation or appraisal. Any inaccuracies in the information on which Duff & Phelps relied could materially affect its opinion.

     Set forth below is a brief summary of the analyses performed by Duff & Phelps in reaching its opinion as of November 3, 1999.

     Premium to Market Value. Duff & Phelps compared the value of the merger transaction to the market valuation of ObjectShare. Based on the market price of ObjectShare common stock as of November 3, 1999 of $0.36, and balance sheet data as of September 30, 1999, ObjectShare's enterprise value was approximately $4.3 million, or $0.35 per share. The merger transaction value of $7.5 million, or $0.60 per share, indicated a premium of approximately 73% over the market value of ObjectShare.

     Current Status of Business. Duff & Phelps considered ObjectShare's projected cash flows, historical stock price performance and employee turnover ratio among other factors used in determining the fairness of the merger transaction.

     ObjectShare's revenues have been trending downward since 1995. In 1995, total net revenues for the fiscal year ended March 31 were $55.7 million and decreased to $15.8 million by fiscal year 1999.

ObjectShare has been unprofitable every year since 1996, with losses ranging from $22.5 million in fiscal 1997 to $4.8 million in fiscal 1999. As of June 30, 1999, ObjectShare had a very weakened financial position, with only $1.4 million in cash and equivalents, $2.0 million in receivables and $6.0 million in current liabilities. ObjectShare's working capital was a deficit of $2.2 million with a quick ratio of 0.2 and current ratio of 0.6. Furthermore, ObjectShare's accumulated deficit was $51.0 million.

     ObjectShare (including its predecessor companies) went public in 1994 at $15.50 per share. Since then, ObjectShare's stock price has declined significantly, with the stock price dropping to $1 per share in May 1997. ObjectShare was delisted from NASDAQ on June 24, 1999, due to the continued failure to meet listing requirements. The market reacted to the delisting with a 40% decline in the stock price, to approximately $0.63 per share on the day of the delisting announcement. ObjectShare common stock is currently trading on the OTC Bulletin Board. On November 3, 1999, the closing price for ObjectShare common stock was $0.36 per share, implying a value of ObjectShare's equity of approximately $4.5 million.

     Without a capital infusion in the near-term future, ObjectShare would most likely be unable to meet its financial requirements and would be unlikely to continue to operate as a going concern, posing a very serious risk to ObjectShare's ability to retain its clients and employees.

     In rendering its opinion, Duff & Phelps considered potential benefits of the merger transaction to ObjectShare such as cost reductions, increased financial stability and growth prospects, and increased liquidity for ObjectShare's stockholders.

     Comparable Companies Analysis. Duff & Phelps compared selected financial and other operating ratios for ObjectShare to the corresponding ratios of certain publicly traded software training and consulting companies. These comparable public companies were as follows: A Consulting Team, Inc., Canterbury Information Technology, Inc., Learning Tree International, Inc., National TechTeam, Inc., New Horizons Worldwide, Inc., ProsoftTraining.com and Wave Technologies International, Inc. Such ratios included enterprise value-to-sales and equity value-to-book value. Other commonly used valuation multiples, such as enterprise value-to-cash flow and equity value-to-net income, were not applicable since ObjectShare had negative cash flow and negative earnings. The statistics were generally based on financial and operating data up to, at or for the twelve months ended September 30, 1999, and market prices as of November 3, 1999.

     Duff & Phelps compared the typical range of valuation multiples for the comparable public companies with the valuation multiples for ObjectShare that were implied by the merger transaction. Enterprise value as a multiple of latest twelve months' revenues for the comparable companies ranged from 0.3x to 5.4x with a median of 1.3x. The merger transaction values ObjectShare at $7.5 million, or 0.6x the latest twelve months' revenues, which falls near the middle of the range observed for the comparable public companies. Equity value as a multiple of book value ranged from 0.7x to 8.9x, with a median of 1.3x, for the comparable companies. The merger transaction values ObjectShare's equity at approximately 10.5x book value, above the range formed by the comparable companies.

     Duff & Phelps also performed a comparable control merger transaction analysis by identifying selected mergers and acquisitions in the software training and consulting industry. Merger transaction value as a multiple of latest twelve months revenues ranged from 0.1x to 15.4x, with a median of 1.5x, for the identified control transactions. The implied merger transaction value-to-sales multiple of 0.6x for ObjectShare falls within this range.

     Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis of ObjectShare based on the forecasted information provided by ObjectShare's management. The terminal value of ObjectShare was estimated by capitalizing projected year 2004 debt-free net cash flows. The projected cash flows and terminal value were discounted to present value using discount rates ranging from 20% to 35%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of ObjectShare common stock. The range of equity value of ObjectShare common stock resulting from this analysis was $0.06 to $0.31 per share, or $0.8 million to $3.8 million for the total equity. This compares to an equity value of approximately $0.61 per share, or $7.7 million, implied in the merger transaction.

     Liquidation Analysis. Duff & Phelps considered the value of ObjectShare's equity under an orderly liquidation scenario. This analysis supported only speculative value for ObjectShare's equity.

     No company or transaction used in the above analyses is identical to ObjectShare, StarBase or the merger transaction. Accordingly, an analysis of the foregoing results is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

     In performing its analyses, Duff & Phelps made numerous assumptions with respect to ObjectShare's performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps used in its analyses various projections of future performance prepared by the management of ObjectShare. The projections were based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Duff & Phelps' opinion does not address the relative merits of the merger transaction as compared to any alternative business strategies that might exist for ObjectShare or the effect of any other business combination in which ObjectShare might engage.

     Pursuant to the terms of its agreement with Duff & Phelps, ObjectShare has agreed to pay Duff & Phelps a fee of $125,000 for financial advisory services in connection with the merger transaction, including the rendering of its opinion. ObjectShare has also agreed to reimburse Duff & Phelps for reasonable out-of-pocket expenses and to indemnify Duff & Phelps against certain expenses and liabilities, including liabilities under federal securities law, incurred in connection with the performance of its duties under the Agreement.

     Duff & Phelps' opinion to the ObjectShare board of directors was one of many factors taken into consideration by the ObjectShare Board in making its determination to approve the merger transaction.

RECOMMENDATION OF OBJECTSHARE'S BOARD OF DIRECTORS

     FOR THE REASONS DISCUSSED ABOVE, THE OBJECTSHARE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT OBJECTSHARE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     In considering the recommendation of ObjectShare's board of directors with respect to the merger agreement, you should be aware that certain directors and officers of ObjectShare have certain interests in the merger that are different from, or are in addition to, the interests of ObjectShare stockholders generally. Please see the section entitled "Interests of Certain Persons in the Merger" on page 51 of this Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of the material federal income tax consequences of the merger to ObjectShare stockholders who hold their shares of ObjectShare common stock as capital assets. This summary is based upon provisions of the Code, applicable Treasury regulations promulgated under the Code, and judicial and administrative decisions currently in effect. All of these authorities are subject to retroactive or prospective change and to possibly differing interpretations. This discussion does not address the federal income tax consequences applicable to holders of ObjectShare common stock who are subject to special treatment under the Code, such as foreign holders, holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who are dealers in securities, banks, insurance companies or tax exempt organizations, and holders who hold their shares of ObjectShare common stock as part of a hedge, straddle, or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the merger under applicable state or local tax laws. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

     It is expected that the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is anticipated that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and, accordingly, the merger will result in the following U.S. federal income tax consequences:

     An ObjectShare stockholder exchanging shares of ObjectShare common stock for shares of StarBase common stock will not recognize any gain or loss upon the exchange, except for any gain or loss attributable to any cash received in lieu of a fractional share of StarBase common stock. The aggregate tax basis of the shares of StarBase common stock received by the stockholder in the exchange will be the aggregate tax basis of the shares of ObjectShare common stock surrendered in the exchange. Also, the stockholder's holding period for the StarBase common stock received in exchange for shares of ObjectShare common stock will include the period during which the stockholder held shares of ObjectShare common stock that were surrendered in the exchange.

     Any cash received by ObjectShare stockholders in lieu of fractional shares of StarBase common stock will result in the recognition of gain or loss equal to the difference between the amount of cash received and the portion of the adjusted tax basis of each stockholder's shares of ObjectShare common stock that are allocable to the fractional interest. Such gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for the shares was greater than one year as of the date of the exchange. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (a) 39.6% if, at the effective date of the merger, the ObjectShare common stock has been held by the stockholder for not more than one year, and (b) 20% if the common stock had been held for more than one year. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

     Each ObjectShare stockholder's aggregate tax basis in the StarBase common stock received in the merger will equal his or her aggregate tax basis in the ObjectShare common stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

     In the event of a successful Internal Revenue Service challenge to the "reorganization" status of the merger, ObjectShare stockholders would recognize gain or loss with respect to each share of their common stock surrendered equal to the difference between the their basis in such share and the sum of the fair market value, as of the effective date of the merger, of the StarBase common stock received in exchange therefore plus the amount of any cash received in lieu of a fractional share. In such event, ObjectShare stockholder's aggregate basis in StarBase common stock so received would equal its fair market value, and his or her holding period for such stock would begin the day after the effective date of the merger.

THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. OBJECTSHARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA


     The following table shows StarBase's, ObjectShare's and the pro forma combined historical book value per share data at December 31, 1999 and March 31, 1999 along with the basic and diluted net income/(loss) per share data for the nine month period ended December 31, 1999 and for the year ended March 31, 1999. The historical information for the nine month period ended December 31, 1999 was derived from unaudited financial statements. The historical information for the year ended March 31, 1999 was derived from the audited consolidated financial statements of StarBase and ObjectShare, which have been audited by the independent auditors Deloitte & Touche LLP and Ernst & Young LLP, respectively. Deloitte & Touche LLP's report on the financial statements of StarBase for the year ended March 31, 1999, which is included in Appendix B, includes an explanatory paragraph which describes an uncertainty about StarBase's ability to continue as a going concern. Ernst & Young LLP's report on the consolidated financial statements of ObjectShare for the year ended March 31, 1999, which is included in Appendix C, includes an explanatory paragraph which describes an uncertainty about ObjectShare's ability to continue as a going concern. The pro forma data is prepared assuming the merger is to be accounted for under the purchase method of accounting.



     The pro forma combined financial information does not purport to represent what the combined financial position or results of operations actually would have been if the merger had been consummated as of or at the beginning of the periods presented. The data below should be read in conjunction with the historical consolidated financial statements, related notes, and other financial information and the unaudited pro forma combined condensed financial statements included elsewhere in this Proxy Statement/Prospectus. See "Selected Unaudited Pro Forma Condensed Financial Information."



                                                     HISTORICAL                        EQUIVALENT PRO
                                               -----------------------                   FORMA PER
                                               STARBASE    OBJECTSHARE    PRO FORMA    SHARE DATA(3)
                                               --------    -----------    ---------    --------------
BOOK VALUE PER SHARE(1):
At December 31, 1999.........................   $ 0.28       $ 0.02        $ 0.68          $ 0.05
At March 31, 1999............................   $ 0.16       $ 0.01        $ 0.48          $ 0.04
NET INCOME/(LOSS) PER SHARE -- BASIC AND
  DILUTED(2):
For the nine months ended December 31,
  1999.......................................   $(0.11)      $(0.02)       $(0.16)         $(0.01)
For the year ended March 31, 1999............   $(0.49)      $(0.39)       $(0.78)         $(0.06)


---------------
(1) Pro forma book value per share data assumes the merger occurred on December 31, 1999 and March 31, 1999, respectively.

(2) Pro forma net income/(loss) per share assumes the merger occurred on April 1, 1999 for the nine month period ended December 31, 1999 and on April 1, 1998 for the year ended March 31, 1999.


(3) Determined by multiplying Pro Forma data by Exchange Ratio (0.076373) as of December 31, 1999.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets out the high and low sales prices of StarBase (symbol: "SBAS") and ObjectShare (symbol: "OBJS") common stock for each quarter within the last two fiscal years, as reported on the NASDAQ SmallCap Market and, with respect to ObjectShare after June 23, 1999, the OTC Bulletin Board where its stock is currently traded.


                                                                STARBASE         OBJECTSHARE
                                                             ---------------    --------------
DATE                                                          HIGH      LOW     HIGH      LOW
----                                                         ------    -----    -----    -----
FISCAL YEAR 2000
  Quarter Ended December 31, 1999..........................  $15.13    $1.19    $0.58    $0.19
  Period Ended November 3, 1999............................    2.03     1.19     0.58     0.19
  Quarter Ended September 30, 1999.........................    2.97     1.78     0.94     0.31
  Quarter Ended June 30, 1999..............................    3.38     1.50     2.75     0.19
FISCAL YEAR 1999
  Quarter Ended March 31, 1999.............................  $ 2.50    $0.62    $4.88    $1.88
  Quarter Ended December 31, 1998..........................    1.25     0.59     2.75     1.06
  Quarter Ended September 30, 1998.........................    2.13     0.66     1.50     1.06
  Quarter Ended June 30, 1998..............................    3.41     1.47     1.34     0.25
FISCAL YEAR 1998
  Quarter Ended March 31, 1998.............................  $ 3.75    $1.13    $1.56    $1.00
  Quarter Ended December 31, 1997..........................    2.00     1.00     1.38     0.97
  Quarter Ended September 30, 1997.........................    2.06     0.88     1.31     0.50
  Quarter Ended June 30, 1997..............................    1.75     0.53     2.94     0.63


     As of December 31, 1999, based on information received from the transfer agent for each of StarBase and ObjectShare, the number of stockholders of record for StarBase and ObjectShare was 634, and 232, respectively.

DIVIDEND POLICIES

     StarBase has never declared a cash dividend on its common stock or preferred stock. The StarBase Board of Directors presently intends to retain all earnings for use in StarBase's business and therefore does not anticipate paying any cash dividends on its common stock in the foreseeable future. Payment of dividends on common stock, if any, would be subject to the discretion of the Board of Directors, which may consider factors such as StarBase's results of operations, financial condition, capital needs and merger strategy, among others. In addition, under the Delaware Law StarBase is prohibited from paying dividends except out of StarBase's surplus (retained earnings) or, if there is no surplus, out of StarBase's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. At December 31, 1999, StarBase's balance sheet reflected an accumulated deficit of $55,433,000.

     ObjectShare has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.

          SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION


     The following unaudited pro forma financial information is provided in this Proxy Statement/ Prospectus to show you how StarBase might have looked if the merger had been completed on December 31, 1999 for the unaudited pro forma combined condensed balance sheet as of December 31, 1999 and on April 1, 1998 for the unaudited pro forma combined condensed statements of operations for the year ended March 31, 1999 and on April 1, 1999 for the interim nine month period ended December 31, 1999. The pro forma financial information for the nine month period ended December 31, 1999 is derived from the unaudited financial statements of StarBase and ObjectShare, combined and adjusted to give effect to the merger. The pro forma financial information for the year ended March 31, 1999 is derived from the audited financial statements of StarBase and ObjectShare, combined and adjusted to give effect to the merger.



     The financial statements of StarBase and ObjectShare for the year ended March 31, 1999 have been audited by the independent auditors Deloitte & Touche LLP and Ernst & Young LLP, respectively. Deloitte & Touche LLP's report on the financial statements of StarBase for the year ended March 31, 1999, which is included in Appendix B, includes an explanatory paragraph which describes an uncertainty about StarBase's ability to continue as a going concern. Ernst & Young LLP's report on the consolidated financial statements of ObjectShare for the year ended March 31, 1999, which is included in Appendix C, includes an explanatory paragraph which describes an uncertainty about ObjectShare's ability to continue as a going concern. The information should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this Proxy Statement/ Prospectus.


     The pro forma financial information was prepared using the purchase method of accounting.

     If the merger had actually been completed on those dates, the acquired company might have performed differently. You should not rely on the pro forma financial information as an indication of the results that would have been achieved if the merger had taken place earlier or the future results that will be experienced after completion of the merger.

                            STARBASE AND OBJECTSHARE

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


                                                              AS OF DECEMBER 31, 1999
                                                ---------------------------------------------------
                                                                            PRO FORMA     PRO FORMA
                                                STARBASE    OBJECTSHARE    ADJUSTMENTS    COMBINED
                                                --------    -----------    -----------    ---------
                                                                  (IN THOUSANDS)
BALANCE SHEETS
Assets
Current Assets:
  Cash and cash equivalents...................  $  9,240     $    780       $     --      $ 10,020
  Restricted cash.............................        39           --             --            39
  Marketable securities.......................        22           --             --            22
  Accounts receivable.........................     4,273          500             --         4,773
  Inventories.................................        25           --             --            25
  Prepaid expenses and other current assets...       320           24             --           344
                                                --------     --------       --------      --------
     Total current assets.....................    13,919        1,304             --        15,223
Property and equipment, net...................     1,061          279(1)        (279)        1,061
Developed technology, net.....................       823           --             --           823
Note receivable from officer..................        98           --             --            98
Long-term restricted cash.....................        39           --             --            39
Other non-current assets......................       368           59             --           427
Goodwill......................................        --           --(2)      10,799        10,799
                                                --------     --------       --------      --------
Total assets..................................  $ 16,308     $  1,642       $ 10,520      $ 28,470
                                                ========     ========       ========      ========
Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable and accrued liabilities....  $  1,653     $  1,285(3)    $    560      $  3,498
  Deferred revenue............................     2,332           --             --         2,332
  Current portion of long-term debt...........       132           49             --           181
                                                --------     --------       --------      --------
     Total current liabilities................     4,117        1,334            560         6,011
Long-term liabilities:
  Long-term debt, less current portion........        73           74             --           147
  Other long-term liabilities.................       638           --             --           638
                                                --------     --------       --------      --------
     Total long-term liabilities..............       711           74             --           785
                                                --------     --------       --------      --------
     Total liabilities........................     4,828        1,408            560         6,796
Commitments and contingencies
Stockholders' equity:
  Preferred stock.............................         1           --             --             1
  Common stock................................       410           12(4)          (1)          421
  Additional paid-in capital..................    66,601       50,239(5)     (40,056)       76,784
  Accumulated deficit.........................   (55,433)     (50,017)(6)     50,017       (55,433)
  Accumulated other comprehensive loss........       (99)          --             --           (99)
                                                --------     --------       --------      --------
     Total stockholders' equity...............    11,480          234          9,960        21,674
                                                --------     --------       --------      --------
Total liabilities and stockholders' equity....  $ 16,308     $  1,642       $ 10,520      $ 28,470
                                                ========     ========       ========      ========

                            STARBASE AND OBJECTSHARE

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                                         NINE MONTHS ENDED DECEMBER 31, 1999
                                                 ---------------------------------------------------
                                                                             PRO FORMA     PRO FORMA
                                                 STARBASE    OBJECTSHARE    ADJUSTMENTS    COMBINED
                                                 --------    -----------    -----------    ---------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
Revenues:
  License......................................  $ 9,491       $ 1,464        $    --       $10,955
  Services.....................................    1,848         4,897             --         6,745
                                                 -------       -------        -------       -------
     Total revenues............................   11,339         6,361             --        17,700
Costs and expenses:
  Cost of license..............................      930           543             --         1,473
  Cost of services.............................      915         3,040             --         3,955
  Research and development.....................    3,075           824             --         3,899
  Selling, general and administrative..........    9,102         5,428             --        14,530
  Amortization of goodwill.....................       --            --(7)       1,620         1,620
                                                 -------       -------        -------       -------
     Total costs and expenses..................   14,022         9,835          1,620        25,477
                                                 -------       -------        -------       -------
Operating loss.................................   (2,683)       (3,474)        (1,620)       (7,777)
Other income, interest expense and other.......     (162)        3,229             --         3,067
                                                 -------       -------        -------       -------
Loss before income taxes.......................   (2,845)         (245)        (1,620)       (4,710)
Provision for income taxes.....................        1            --             --             1
                                                 -------       -------        -------       -------
Net loss.......................................   (2,846)         (245)        (1,620)       (4,711)
Non-cash dividend and accretion of beneficial
  conversion feature...........................      549            --             --           549
                                                 -------       -------        -------       -------
Net loss applicable to common stockholders.....  $(3,395)      $  (245)       $(1,620)      $(5,260)
                                                 =======       =======        =======       =======
Per common share data
  Basic and diluted net loss per share.........  $ (0.11)      $ (0.02)                     $ (0.16)
Basic and diluted weighted average number of
  common shares outstanding....................   30,859        12,451                       31,956

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                            STATEMENT OF OPERATIONS


                                                          FOR THE YEAR ENDED MARCH 31, 1999
                                                 ---------------------------------------------------
                                                                             PRO FORMA     PRO FORMA
                                                 STARBASE    OBJECTSHARE    ADJUSTMENTS    COMBINED
                                                 --------    -----------    -----------    ---------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
Revenues:
  License......................................  $ 5,964       $ 5,380        $    --      $ 11,344
  Services.....................................      868        10,426             --        11,294
                                                 -------       -------        -------      --------
     Total revenues............................    6,832        15,806             --        22,638
Costs and expenses:
  Cost of license..............................      508         1,737             --         2,245
  Cost of services.............................        0         5,705             --         5,705
  Research and development.....................    4,437         3,542             --         7,979
  Selling, general and administrative..........   10,601         9,834             --        20,435
  Amortization of goodwill.....................       --            --(8)       2,160         2,160
                                                 -------       -------        -------      --------
     Total costs and expenses..................   15,546        20,818          2,160        38,524
                                                 -------       -------        -------      --------
Operating loss.................................   (8,714)       (5,012)        (2,160)      (15,886)
Other income, interest expense and other.......       32           160             --           192
                                                 -------       -------        -------      --------
Loss before income taxes.......................   (8,682)       (4,852)        (2,160)      (15,694)
Provision for income taxes.....................        1           (13)            --           (12)
                                                 -------       -------        -------      --------
Net loss.......................................   (8,683)       (4,839)        (2,160)      (15,682)
Non-cash dividend and accretion of beneficial
  conversion feature...........................    1,277            --             --         1,277
                                                 -------       -------        -------      --------
Net loss applicable to common stockholders.....  $(9,960)      $(4,839)       $(2,160)     $(16,959)
                                                 =======       =======        =======      ========
Per common share data Basic and diluted net
  loss per share...............................  $ (0.49)      $ (0.39)       $            $  (0.78)
Basic and diluted weighted average number of
  common shares outstanding....................   20,526        12,308                       21,623


ADJUSTMENTS:

(1) Property and equipment, net

     Write-down of ObjectShare's property and equipment, net, to fair market value.

(2) Goodwill

     Goodwill is calculated as follows assuming acquisition is completed on December 31, 1999.


Value of StarBase common stock issued (enterprise value)....  $ 8,850
Less: ObjectShare's total stockholders' equity..............     (234)
Plus: Write-down of ObjectShare's property and equipment,
  net(1)....................................................      279
Plus: Acquisition transaction expenses(3)...................      560
Plus: Market value of StarBase common stock issued to First
  Security Van Kasper(4,5)..................................      929
Plus: Severance (issued as StarBase common stock)...........      415
                                                              -------
Total goodwill..............................................  $10,799
                                                              =======

(3) Accounts payable and accrued liabilities

     Transaction expenses estimated as follows:

Accounting fees.............................................  $ 80
Legal fees..................................................   155
Investment banking fees.....................................   170
Proxy statement costs.......................................    25
Registration statement fees.................................    75
Miscellaneous...............................................    55
                                                              ----
Total transaction expense...................................  $560
                                                              ====

(4) Common stock

100,000 shares of StarBase common stock issued to First
  Security Van Kasper(a)....................................  $  1
Value of 12,470,863 shares of ObjectShare common stock
  redeemed for StarBase common stock........................   (12)
952,432 shares of StarBase stock issued to ObjectShare
  stockholders(a)(b)........................................    10
44,662 shares of StarBase common stock issued for
  severance(a)..............................................     0
                                                              ----
Total common stock..........................................  $ (1)
                                                              ====

(5) Additional paid-in capital

100,000 shares of StarBase common stock issued to First
  Security Van Kasper (a)...................................  $    928
Value of 12,470,863 shares of ObjectShare common stock
  redeemed for StarBase common stock........................   (50,239)
952,432 shares of StarBase common stock issued to
  ObjectShare stockholders (a)(b)...........................     8,840
44,662 shares of StarBase common stock issued for severance
  (a).......................................................       415
                                                              --------
Total common stock..........................................  $(40,056)
                                                              ========

        (a) Average closing price of StarBase common stock for the last three trading days as of December 31, 1999 is $9.292, which is above the price required for the maximum aggregate value.

        (b) Number of StarBase common stock shares issued is determined by dividing value to be paid ($8,850,000) by the average closing price ($9.292) determine in (a) above.


(6) Accumulated deficit


     To eliminate ObjectShare's balance.

(7) Amortization of goodwill

     Goodwill is calculated as if the acquisition is completed on December 31, 1999, and amortized assuming the acquisition is completed on April 1, 1999, using the straight line method over a five year period.

(8) Amortization of goodwill

     Goodwill is calculated as if the acquisition is completed on December 31, 1999, and amortized assuming the acquisition is completed on April 1, 1998, using the straight line method over a five year period.

                              THE MERGER AGREEMENT

     This is a description of the terms of the material terms and conditions of the merger agreement. However, the description does not contain all the terms of the merger agreement. A copy of the merger agreement, as amended, is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. ObjectShare stockholders are encouraged you to read the entire merger agreement.

CLOSING

     The merger will become effective at the closing, which will take place on the date on which all closing conditions under the merger agreement are satisfied and/or waived and the certificate of merger is filed with the Delaware Secretary of State, or at such later time as the certificate of merger specifies. It is anticipated that the filing of the certificate of merger with the State of Delaware will occur as soon as practicable after ObjectShare stockholders approve and adopt the merger at the special meeting.

CONSIDERATION TO BE RECEIVED FOR OBJECTSHARE COMMON STOCK IN THE MERGER


     At the effective date of the merger, each share of ObjectShare common stock, other than shares held by dissenting stockholders of ObjectShare, shall be converted into the right to receive that fraction of a share of StarBase common stock equal to the merger exchange ratio (the "Merger Exchange Ratio"). Except as discussed under "Maximum and Minimum Aggregate Value To Be Paid," the Merger Exchange Ratio shall be equal to:


(enterprise value of ObjectShare) / (outstanding number of shares of ObjectShare common stock)
--------------------------------------------------------------------------------
                                     $2.00

     For example, if the enterprise value were $7.5 million and ObjectShare had 12,470,863 shares outstanding, then the Merger Exchange Ratio would be:

                        ($7,500,000 / 12,470,863*) = .30
                      -----------------------------
                                  $2.00
---------------
* The number of outstanding shares of ObjectShare common stock will not include any shares issued as severance to ObjectShare officers and directors.

     Thus, one share of ObjectShare common stock would be eligible to receive .30 shares of StarBase common stock. The ultimate value to the ObjectShare stockholder will be determined, in part, by the average closing price per share of the StarBase common stock. If the closing price of StarBase common stock were $2.00, then each share of ObjectShare common stock would be valued at $2.00 X Merger Exchange Ratio (or .30) = $0.60.

     It is important to note that the enterprise value of ObjectShare is a value which, as a base amount, has been set at $7.5 million. This $7.5 million figure is subject to reduction as set forth in the merger agreement. In general, the $7.5 million base amount will be reduced to the extent that the result of the following formula (the "Enterprise Adjustment Amount") is less than a negative balance of $1.6 million:

     Enterprise
     Amount Adjustment = (A/R* + cash + cash
     equivalents) - (debt** + A/P*** + accrued liabilities)
---------------
  * ObjectShare's accounts receivable.

 ** ObjectShare's indebtedness for borrowed money.

*** ObjectShare's accounts payable.

     Accordingly, if the Enterprise Adjustment Amount is determined to negatively exceed a negative balance of $1.6 million, then and to the extent of such excess, the $7.5 million enterprise value shall be reduced. It is important to note that StarBase has the right to terminate the merger transaction if this negative balance exceeds $2.5 million. See
"-- Termination of the Merger Agreement."

     Given that the numerator of the formula used to derive the Merger Exchange Ratio would be reduced by any reduction in the enterprise value, so too would the Merger Exchange Ratio. This, of course, would result in fewer shares of StarBase common stock being exchanged for shares of ObjectShare common stock. For example, if the enterprise value were adjusted downward by $500,000, then we would have the following:


  Merger Exchange Ratio:       [($7,500,000 -- $500,000) / 12,470,863]       = .28
                             -------------------------------------------
                                                $2.00

     Thus, assuming the average closing price of StarBase common stock were at $2.00, then each share of ObjectShare common stock would be valued at $2.00 X Merger Exchange Ratio (or .28) = $0.56.

  Maximum and Minimum Aggregate Value To Be Paid

     The above analysis holds true unless the price of the StarBase common stock declines or raises substantially below or above the $2.00 price. The merger agreement allows for an upper and lower end collar which provides that no matter how large or small of a number results from use of the Merger Exchange Ratio formula, the actual total value paid by StarBase for all of the shares of common stock of ObjectShare will never be less than $6,150,000 or greater than $8,850,000. To accomplish this result, the merger agreement provides for a lower end collar formula and an upper end collar formula.

     The lower end collar formula is as follows:


Merger Exchange Ratio:             ($6,150,000 / 12,470,863*)
                        ------------------------------------------------
                        (average closing price of StarBase common stock)

     The upper end collar formula is as follows:


Merger Exchange Ratio:             ($8,850,000 / 12,470,863*)
                        ------------------------------------------------
                        (average closing price of StarBase common stock)

---------------
* The number of outstanding shares of ObjectShare common stock will not include any shares issued as severance to ObjectShare officers and directors.

     The two collar formulae are dependent upon the average of the closing price per share of StarBase common stock as reported on the Nasdaq SmallCap Market for the three trading days immediately preceding the day prior to the closing date of the merger agreement. The two collar formulae adjust the Merger Exchange Ratio so that no matter how high or how low the price per share of StarBase common stock moves, the overall value paid for all the shares of ObjectShare common stock will be no less $6,150,000 and no more than $8,850,000. Put another way, the result of collar formulae is to require that each share of ObjectShare common stock be valued at least approximately $0.49 and no more than approximately $0.71.

     The other practical result of the two-collar formulae, is that enterprise value, or any adjustment thereto, is not utilized to determine the Merger Exchange Ratio unless the average closing price of StarBase common stock is between the approximate value range of $1.64 to $2.37 per share. Accordingly, if the average closing price per share of StarBase common stock falls outside of that range, then the collar formulae apply and ObjectShare stockholders will receive either approximately $0.49 or $0.71 per share, as applicable.

     For purposes of illustration only, let us assume that the average closing price per share of StarBase common stock on the closing date was $1.50. Because the average closing price per share of StarBase common stock is below $1.64 the lower collar formula applies as follows:


Merger Exchange Ratio:  ($6,150,000 / 12,470,863)  = .3288
                        -------------------------
                                  $1.50


     The value of the exchange to a holder of 100 shares would be calculated as follows: [(100 shares X .3288 X $1.50)] = $49.31. Thus each share of ObjectShare common stock would receive approximately $0.49 in value per share exchanged.


     For purposes of illustration only, let us assume that the average closing price per share of StarBase common stock on the closing date will be the same as of December 31, 1999 or $9.292. Because the average closing price per share of StarBase common stock is above $2.37 the upper collar formula applies as follows:


Merger Exchange Ratio:  ($8,850,000 / 12,470,863)  = .0764
                        -------------------------
                                 $9.292



     The value of the exchange to a holder of 100 shares would be calculated as follows: [(100 shares X .0764) X $9.292)] = $70.99. Thus each share of ObjectShare common stock would receive approximately $0.71 in value per share exchanged.


     After the effective date of the merger, all shares of ObjectShare common stock will cease to be outstanding and will automatically be canceled.

     Each share of ObjectShare common stock held by ObjectShare as treasury stock or owned by StarBase or any wholly-owned subsidiary of either company immediately before the effective date of the merger will be canceled without any conversion or payment.

PROCEDURES FOR EXCHANGE OF OBJECTSHARE COMMON STOCK

     Soon after the merger is completed, StarBase's transfer agent, American Stock Transfer & Trust Co., shall send to ObjectShare stockholders of record immediately before the closing, other than dissenting stockholders, a notice and letter of transmittal instructing the stockholders on how to exchange their shares of ObjectShare common stock for shares of StarBase common stock. Promptly after surrender to American Stock Transfer & Trust Co. of the completed instruction letter and stock certificate(s) representing ObjectShare common stock held by the stockholder, American Stock Transfer & Trust Co. shall issue to the stockholder a new stock certificate for shares StarBase common stock (based on the exchange ratio) and a check with respect to any fractional share interests the stockholder is entitled to receive under the merger.

TREATMENT OF FRACTIONAL SHARES

     Holders of ObjectShare common stock will be paid cash instead of any fractional shares of StarBase common stock they would otherwise receive. The amount of cash (rounded to the nearest whole U.S. $0.01) to be received instead of the fractional share (after aggregating all fractional shares of StarBase common stock to be received by such holder) shall be equal to such fraction of a share multiplied by the average of the closing price per share of StarBase common stock as reported on the Nasdaq SmallCap Market for the three trading days immediately preceding the day prior to the closing date of the merger agreement.

TREATMENT OF OBJECTSHARE EMPLOYEE AND DIRECTOR STOCK OPTIONS

     At the effective date of the merger, all outstanding stock options to purchase ObjectShare common stock, (with the exception of specific grants to officers and certain employees) shall be canceled and extinguished in accordance with the terms of the plans under which the options were issued. Following the merger, if StarBase chooses to employ any former employees of ObjectShare, StarBase shall reserve sufficient shares of its common stock to grant options to purchase StarBase common stock, upon substantially similar terms and conditions as the outstanding options currently held by such employees and directors who held options to purchase ObjectShare common stock.

TREATMENT OF CERTAIN OBJECTSHARE EMPLOYEE STOCK OPTIONS


     Subsequent to the signing of the merger agreement, the StarBase Board of Directors has, in light of ObjectShare employees current ObjectShare options terminating as a result of merger and in the interest of retaining/acquiring certain of the employees of ObjectShare, approved, subject to the closing of the merger agreement, the issuance of options to purchase shares of StarBase common stock to certain ObjectShare employees. See "Interests of Certain Persons in the Merger" at page 44.


TREATMENT OF EXECUTIVE OFFICERS' STOCK OPTIONS IN OBJECTSHARE


     Under the terms of the merger agreement the 650,000 and 550,000 options to purchase shares of ObjectShare held by Mr. Goda and Mr. Smith, respectively, will be (in the case of Mr. Goda) and have been (in the case of Mr. Smith) converted into options to purchase shares of StarBase common stock. See "Interests of Certain Persons in the Merger" at page 44.


OBJECTSHARE'S EMPLOYEE SEVERANCE PAYMENTS

     Pursuant to an ObjectShare Board resolution, each of Eugene L. Goda, James
H. Smith, Samuel Inman and Edward B. Merino, as officers and directors of ObjectShare, are entitled to receive severance payments, in the amounts of $240,000, $100,000, $50,000 and $25,000, respectively, in the event of a merger or other fundamental corporate change.


     Under the merger agreement, ObjectShare shall immediately prior to the merger closing issue shares of the common stock of ObjectShare (which shares shall be converted into the right to receive shares of StarBase common stock at the effective date, as provided above) which shall equate to a value which corresponds to the applicable severance amounts. See "Interests of Certain Persons in the Merger" at page 44.


OBJECTSHARE'S DIRECTORS' AND OFFICERS' LIABILITY

     At the effective date of the merger and for two years thereafter, StarBase shall procure and maintain for Mr. Goda, Mr. Smith, Mr. Inman, Mr. Merino insurance against liability by ObjectShare as of November 3, 1999 when the merger agreement was executed an insurance policy with respect to any liability to ObjectShare existing at the closing by reason of the fact that such named individual holds or held a position with ObjectShare. The cost to procure and maintain each insurance policy shall be shared equally by StarBase and ObjectShare.

     StarBase further agrees that all provisions with respect to indemnification by ObjectShare or with respect to liability to ObjectShare existing at the closing in favor of any named individual, as set forth in ObjectShare's Certificate of Incorporation, as amended, or By-laws or the agreements in effect on the date hereof with respect to each of Messrs. Goda, Smith, Inman and Merino as well as Jos Henkens, James F. Sutter and Lester "Buck" Hill shall survive the merger and shall continue in full force and effect for a period of two years.

REGISTRATION OF STARBASE COMMON STOCK

     This Proxy Statement/Prospectus, when declared effective by the SEC, shall register the shares of StarBase common stock to be issued as consideration in the merger under the Securities Act of 1933, as amended. StarBase shall also file with the Nasdaq Stock Market a supplemental listing application to list the shares of StarBase common stock to be issued pursuant to the transactions called for under the merger agreement on the Nasdaq SmallCap Market.

     However, Mr. Smith has agreed, for a period of six (6) months after the merger closing, not to sell or transfer any StarBase common stock issued to Mr. Smith pursuant to the merger or upon the exercise of any of the options (as well as the StarBase common stock underlying any such options) granted to Smith by StarBase in connection with the merger. Stock certificates with respect to the StarBase common stock issued to Mr. Smith, either in connection with the merger or upon Smith's exercise of options, shall bear a restrictive legend to such effect.

REPRESENTATIONS AND WARRANTIES

     Each of ObjectShare and StarBase has made certain customary representations and warranties to each other in the merger agreement, including as to:

     - corporate existence;

     - corporate authorization;

     - disclosure documents;

     - absence of certain changes;

     - government authorization;

     - compliance with laws;

     - litigation;

     - SEC filings;

     - financial statements;

     - environmental matters;

     - insurance;

     - real property

     - no undisclosed material liabilities;

     - capitalization;

     - subsidiaries;

     - taxes;

     - employee benefit plans;

     - opinion of financial advisors;

     - intellectual property; and

     - customers and suppliers.

     None of the representations and warranties contained in the merger agreement survive beyond the effective date of the merger.

COVENANTS REGARDING CONDUCT OF BUSINESS BEFORE THE MERGER

     ObjectShare and StarBase have agreed to conduct their businesses from November 3, 1999 to the effective date of the merger in the ordinary course, consistent with past practice, and each has further agreed to use its reasonable best efforts to preserve intact its current business organizations and relationships with third parties.

     ObjectShare has also agreed with certain exceptions not to take any of the following actions outside the ordinary course as specified in the merger agreement:

     - declaring or paying dividends or recapitalizing or redeeming its capital stock;

     - issuing, selling or encumbering any shares of its capital stock or options (except as otherwise provided in the merger agreement) to acquire shares of its capital stock;

     - amending its organization documents;

     - making loans, advances or capital contributions, except in the ordinary course or under its business plan;

     - selling, leasing or otherwise encumbering its property or assets, except in the ordinary course or pursuant to existing commitments;

     - incurring indebtedness, except in the ordinary course or under its business plan or pursuant to that loan agreement dated November 3, 1999 between ObjectShare and StarBase (see "Relationship between StarBase and ObjectShare");

     - entering into or adopting a new, or amending an existing severance arrangement, employee plan or employment or consulting agreement;

     - increasing the compensation of its officers and employees;

     - granting or awarding equity-based incentive awards;

     - changing its accounting practices or its fiscal year;

     - settling a federal, state, local or foreign tax liability; and

     - preparing or filing a tax return inconsistent with past practice.

     An exception to the foregoing prohibitions was made for the November 24, 1999 sale of all of the stock of the two European subsidiaries of ObjectShare, ObjectShare, GmbH in Germany and ObjectShare (U.K.) Limited in England to Valtech S.A., a French societe anonyme and its wholly-owned subsidiary Valtech Limited. Total consideration paid for these two subsidiaries was (i) approximately $1,600,000, in cash, and (ii) the cancellation of certain intercompany indebtedness owed by the subsidiaries to ObjectShare.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Neither StarBase nor ObjectShare is obligated to complete the merger unless the conditions specified in the merger agreement are either satisfied or waived. The conditions include:

     - ObjectShare stockholders have approved and adopted the merger;

     - there is no law or court order prohibiting the merger;

     - ObjectShare, on the one hand, and StarBase, on the other hand, have performed in all material respects all of their respective obligations under the merger agreement; and

     - the representations and warranties made by the other party in the merger agreement remain accurate in all material respects, with such exceptions as would not reasonably be expected to have a material adverse effect.

TERMINATION OF THE MERGER AGREEMENT

     Both companies may mutually agree to terminate the merger agreement at any time without completing the merger.

     Either company may terminate the merger agreement if :

          (1) the merger is not completed by April 17, 2000. Neither company may terminate the merger agreement on this basis, however, if that company's breach of the merger agreement results in the merger not being completed by the applicable deadline;

          (2) a court or other governmental authority issues a final, non-appealable order prohibiting the merger, or any law makes the merger illegal. Neither company may terminate the merger agreement on this basis, however, if its breach of the merger agreement results in the imposition of the order or the application of the law or regulation to the merger; or

          (3) ObjectShare stockholders do not approve the merger.

     In addition, StarBase may terminate the merger agreement if :

          (1) certain elements constituting ObjectShare's enterprise value exceed a negative balance of $2,500,000 in the aggregate;

          (2) based upon the exchange ratio as of the closing date of the merger, StarBase is required to issue, in the aggregate, more than 4,750,000 shares of its common stock in the merger (exclusive of options to purchase shares of StarBase common stock granted to certain officers and directors and employees of ObjectShare). However, ObjectShare, at its option, could elect to complete the transaction for an aggregate of the 4,750,000 shares of StarBase common stock; or

          (3) ObjectShare's stockholders holding more than 5% of the outstanding shares of ObjectShare common stock exercise their Appraisal Rights.

     Furthermore, ObjectShare may terminate the merger agreement if ObjectShare's board of directors approves a superior, unsolicited proposal or withdraws or amends, in a manner adverse to StarBase, its recommendation of the merger, so long as ObjectShare's board of directors also determines in good faith, after consultation with outside legal counsel, that failure to take such action would be consistent with its fiduciary duties and ObjectShare concurrently pays to StarBase the termination fee.

TERMINATION FEES AND EXPENSES

     ObjectShare has agreed to pay StarBase a termination fee of $500,000 plus reasonable legal, accounting and investment banking fees incurred by StarBase in connection with the merger, not to exceed $200,000, if ObjectShare terminates the merger agreement because of a third party solicitation.

NO SOLICITATION

     The merger agreement prevents ObjectShare from negotiating or otherwise engaging in discussions with, or furnishing information to, a third party regarding an acquisition transaction with ObjectShare unless:

          - ObjectShare has received an unsolicited proposal for the transaction from that third party;

          - ObjectShare has notified StarBase about the proposal;

          - ObjectShare's board of directors determines in good faith with the assistance of its financial advisor that, based on the terms and conditions contained in the third-party proposal, the proposal represents a transaction more favorable to ObjectShare and, after consulting with its legal counsel, that failure to enter into discussions and/or negotiations with the third party would be inconsistent with the board's fiduciary duties under applicable law; and

          - the third party executes a confidentiality agreement.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

     The parties may amend the merger agreement or waive its terms and conditions before the effective date; but, after ObjectShare stockholders have approved the merger agreement, the parties may not amend the merger agreement in a manner that would reduce or change the kind of consideration ObjectShare stockholders will receive in the merger.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of ObjectShare's management and employees have interests in the merger that are different from and in addition to the interests of ObjectShare stockholders generally. ObjectShare's board of directors was aware of these interests, to the extent they existed prior to the signing of the merger agreement, and considered them in approving the merger agreement.

ARRANGEMENTS WITH OBJECTSHARE EMPLOYEES REGARDING STOCK OPTIONS.

     Subsequent to the signing of the merger agreement, the StarBase Board of Directors has, in light of ObjectShare employees current ObjectShare options terminating as a result of merger and in the interest of retaining/acquiring certain of the employees of ObjectShare, approved, the issuance of options to purchase shares of StarBase common stock to the following employees:

                                                        NUMBER OF SHARES OF STARBASE COMMON
NAME                                                          STOCK SUBJECT TO OPTION
----                                                    -----------------------------------
Anderson, David.......................................                15,455
Brown, Christopher....................................                16,183
Calbert, Barbara......................................                30,167
Dand, Dilip...........................................                70,841
Lambert, Brian........................................                 8,455
Larson, Jamie.........................................                 8,804
Sherman, Daniel.......................................                 4,082
Suydam, William.......................................                26,820
Thompson, Georgia.....................................                 7,437
Viswanathan, K. ......................................                49,550
White, Jerry..........................................                11,455

     The foregoing option grants will consist of options subject to full four year vesting. All options grants shall be at an exercise price ($1.32) equal to the average of the high ($1.38) and low ($1.25) price per share of StarBase common stock as of the date prior to the signing of the merger agreement (November 3, 1999).

     Within sixty (60) days of the merger closing, StarBase shall register the shares of common stock underlying the options granted to above employees at the closing by filing a registration statement on Form S-8 with the Securities and Exchange Commission as well as filing with the Nasdaq Stock Market a supplemental listing application for such shares.

ARRANGEMENTS WITH CERTAIN OBJECTSHARE EXECUTIVES REGARDING STOCK OPTIONS.

     By stock option agreements dated June 10, 1997 with Object Share, each of Eugene Goda, President of ObjectShare, and James H. Smith, a former officer of ObjectShare, were granted stock options to purchase up to 650,000 and 455,000 shares, respectively, of the common stock of ObjectShare. James H. Smith was granted stock options to purchase an additional 100,000 on February 3, 1998, for a total number of options at 555,000. At the time of the merger negotiations, these stock options were fully vested and exercisable.

     The merger agreement requires StarBase to assume the outstanding stock options held by Mr. Goda at the effective date of the merger, in the following manner:

     At the merger closing, StarBase shall grant to Mr. Goda options to purchase shares of StarBase common stock on the same terms and conditions as contained in Mr. Goda's prior stock option agreement with ObjectShare, except that: (i) such options will be exercisable to purchase up to that number of shares of StarBase common stock equal to 650,000 (that number of shares of ObjectShare common stock for which Mr. Goda previously held options) multiplied by the Merger Exchange Ratio and (ii) the per share exercise price for each share of StarBase common stock issuable to Mr. Goda upon exercise of his options will be equal to the quotient determined by dividing $1.0625 (that exercise price per share of ObjectShare common stock at which Mr. Goda's prior options were exercisable) by the Merger Exchange Ratio, rounded to the nearest whole cent.


     For example, assuming that the average closing price per share of StarBase common stock on the closing date will be the same as of December 31, 1999 or $9.292, then, in accordance with the following calculation, Goda would receive 49,642 fully-vested options to purchase shares of StarBase common stock at an exercise price of $13.91 per share.



              650,000 X (8,850,000 / 12,470,863) = 49,642 options
                        -----------------------


                                 $9.292



                  $1.0625 / ($8,850,000 / 12,470,863) = $13.91
                            -------------------------


                                      $9.292


     The merger agreement requires StarBase to assume the outstanding stock options held by Mr. Smith in the following manner:

          At the merger closing, StarBase shall grant to Mr. Smith options to purchase shares of StarBase common stock on the same terms and conditions as contained in Mr. Smith's prior stock option agreement with ObjectShare, except that: (i) such options will be exercisable to purchase up to that number of shares of StarBase common stock equal to 555,000 (that number of shares of ObjectShare for which Mr. Smith previously held options) multiplied by the Merger Exchange Ratio and (ii) the per share exercise price for each share of StarBase common stock issuable to Mr. Smith upon exercise of his options will be equal to the fair market value of the StarBase common stock on the date of the merger closing (the grant date).


          For example, assuming that the average closing price per share of StarBase common stock on the closing date will be the same as of December 31, 1999 or $9.292, then, in accordance with the following calculation, Smith would receive 42,004 fully-vested options to purchase shares of StarBase common stock at an exercise price of $9.292 per share.



              550,000 X (8,850,000 / 12,470,863) = 42,004 options
                        ------------------------


                                  $9.292


     Mr. Smith was also issued, on November 3, 1999, an additional 437,000 options to purchase shares of StarBase common stock with an exercise price of $1.32 and vesting ratably over four years. See "Relationship between StarBase and ObjectShare -- Employment of James H. Smith"

     If the above calculations result in fractional shares being authorized in the foregoing options, such fractional number of shares shall be rounded up or down to the nearest whole share of StarBase common stock.

     StarBase shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock, the full number of shares of common stock issuable upon the exercise of any of the foregoing options.

     Within sixty (60) days of the merger closing, StarBase shall register the shares of common stock underlying the options granted to Messrs. Goda and Smith at the closing by filing a registration statement on Form S-8 with the Securities and Exchange Commission as well as filing with the Nasdaq Stock Market a supplemental listing application for such shares.

ARRANGEMENTS REGARDING OBJECTSHARE EMPLOYEE SEVERANCE PAYMENTS.

     Pursuant to an ObjectShare board resolution, each of Eugene L. Goda, James
H. Smith, Samuel Inman and Edward B. Merino, as officers and directors of ObjectShare, is entitled to receive severance payments, in the amounts of $240,000, $100,000, $50,000 and $25,000, respectively, in the event of a merger or other fundamental corporate change.

     Under the merger agreement, ObjectShare shall immediately prior to the merger closing issue shares of the common stock of ObjectShare (which shares shall be converted into the right to receive shares of StarBase common stock at the effective date, as provided above) in the following manner:

          (1) to Mr. Goda, that number of shares of ObjectShare common stock determined by dividing $240,000 (the severance amount to which he is entitled if the merger closes) by the average closing market price of StarBase common stock for the 3 trading days preceding the day prior to the merger closing and then, by dividing the result obtained by the Merger Exchange Ratio;

          (2) to Mr. Smith, (i) that number of shares of ObjectShare common stock determined by dividing $50,000 (constituting 50% of the severance amount to which he is entitled if the merger closes) by the average closing market price of StarBase common stock for the 3 trading days preceding the day prior to the merger closing and then, by dividing the result obtained by the Merger Exchange Ratio. In addition, ObjectShare shall pay to Mr. Smith the aggregate sum of $50,000 (constituting the other 50% of Mr. Smith's severance package) at the merger closing;

          (3) to Mr. Inman, that number of shares of ObjectShare common stock determined by dividing $50,000 (the severance amount to which he is entitled if the merger closes) by the average closing market price of StarBase common stock for the 3 trading days preceding the day prior to the merger closing and then, by dividing the result obtained by the Merger Exchange Ratio; and

          (4) to Mr. Merino, that number of shares of ObjectShare common stock determined by dividing $25,000 (the severance amount to which he is entitled if the merger closes) by the average closing market price of StarBase common stock for the 3 trading days preceding the day prior to the merger closing and then, by dividing the result obtained by the Merger Exchange Ratio.

     If the above calculations result in fractional shares being authorized by the foregoing, such fractional number of shares shall be rounded up or down to the nearest whole share of ObjectShare common stock.


     By way of illustration, assuming that the average closing price per share of StarBase common stock on the closing date will be the same as of December 31, 1999 or $9.292, then, in accordance with the following calculation, Mr. Goda, Mr. Smith, Mr. Inman and Mr. Merino would receive 338,193, 70,457, 70,457 and 35,228 shares of ObjectShare common stock, respectively:



Goda:                             (240,000 / $9.292      =  338,193 shares
                               ------------------------
                               (8,850,000 / 12,470,863)
                               ------------------------
                                        $9.292

Inman/Smith:                       (50,000 / $9.292      =  70,457 shares
                               ------------------------
                               (8,850,000 / 12,470,863)
                               ------------------------
                                        $9.292

Merino:                            (25,000 / $9.292      =  35,228 shares
                               ------------------------
                               (8,850,000 / 12,470,863)
                               ------------------------
                                        $9.292


INDEMNIFICATION AND INSURANCE

     At the effective date of the merger and for two years thereafter, StarBase shall procure and maintain for any present or former director, officer, employee or agent of ObjectShare (each, an "Indemnitee") insured against liability by ObjectShare as of November 3, 1999 when the merger agreement was executed an insurance policy with respect to any liability to ObjectShare existing at the closing by reason of the fact that such named individual holds or held a position with ObjectShare. The cost to procure and maintain each insurance policy shall be shared equally by StarBase and ObjectShare.

     StarBase further agrees that all provisions with respect to indemnification by ObjectShare or with respect to liability to ObjectShare existing at the closing in favor of any named individual, as set forth in ObjectShare's Certificate of Incorporation, as amended, or By-laws or the agreements in effect on the date hereof with respect to each of Messrs. Goda, Smith, Inman and Marino as well as Jos Henkens, James F. Sutter and Lester "Buck" Hill shall survive the merger and shall continue in full force and effect for a period of two years.

CONSULTANCY ARRANGEMENT

     Edward Merino serves as a member of ObjectShare's Board of Directors. Mr. Merino is also the Chief Executive Officer of Office of the Chairman, Inc. ("Office"). ObjectShare has retained the consultancy services of Office related to certain corporate governance issues. ObjectShare has paid a total of approximately $25,000 in consulting fees to Office under this arrangement. ObjectShare's management believes that the terms of the consultancy arrangement are at least as favorable to ObjectShare as would be available from a company other than Office in an arm's length transaction.

                 RELATIONSHIP BETWEEN STARBASE AND OBJECTSHARE

LINE OF CREDIT

     On November 3, 1999, StarBase extended to ObjectShare a line of credit up to $500,000, subject to limitations on the aggregate amount of funds advanced or outstanding during any given month. The line of credit is evidenced by a Secured Promissory Note, bears interest at prime plus 0.75%, and matures on October 31, 2000 unless earlier becoming repayable in full upon the occurrence of specified events. Such events include the termination of the merger agreement and the sale by ObjectShare of its foreign subsidiaries. A sale of the foreign subsidiaries took place in late November 1999, at which time the $200,000 initially advanced by StarBase under the note was repaid in full.

     Under the terms of the note, ObjectShare made standard representations and warranties to StarBase with respect to its authority to execute the note and its ownership of collateral being pledged as security for the line of credit. In addition, ObjectShare agreed to furnish to StarBase during the term of the note its financial statements and a current list of its accounts receivable, together with aging schedule, as updated on a biweekly basis. Until payment in full of any outstanding balance under the note, ObjectShare also agreed:

     - not to permit the ratio of its "quick" assets to its current liabilities fall below 0.48;

     - to keep its cash flow within an acceptable range of its projected ending cash balance for each week; and

     - not to incur additional indebtedness other than an existing facility not to exceed a prescribed amount.

     Other than the initial advance in November 1999 of $200,000, which amount was repaid in full at the time of the sale of the foreign subsidiaries by ObjectShare, no additional funds have been advanced. At the date of this Proxy Statement/Prospectus, there was no outstanding balance under the note and StarBase is under no obligation to make further advances.

EMPLOYMENT OF JAMES H. SMITH

     By an employment agreement dated November 3, 1999, StarBase employed James
H. Smith for an initial one-year term as its Executive Vice President of Sales and Marketing. The agreement contains the standard confidentiality and "work for hire" provisions and provides for a salary to Mr. Smith of $200,000 per annum. Under the terms of the agreement, Mr. Smith agreed not to compete with StarBase for a period of a year after termination of his employment.

     The agreement contains a "change of control" provision, entitling Mr. Smith to receive his salary at the annual rate in effect at the time of a change in control for a twelve month period from the date of his termination. A "change of control" includes the sale, directly and indirectly, of more than fifty percent (50%) of StarBase's voting stock as well as a merger or consolidation in which StarBase is not the surviving entity.

     As part of Mr. Smith's compensation, StarBase also granted him ten (10) year options to purchase up to 437,000 shares of the company's common stock, at an exercise price of $1.32 per share (the then fair market value of StarBase common stock). Such options vest in equal installments (109,250) over a four year period, commencing on November 3, 2000.

     Mr. Smith previously served as Chief Operating Officer/Executive Vice President of Sales and Marketing for ObjectShare, from which position he resigned as of November 3, 1999.

                      MANAGEMENT OF SURVIVING CORPORATION

     At the effective date of the merger, the directors and the executive officers of the surviving corporation, appointed to serve until their removal or resignation, shall be as follows:

NAME                                   AGE                           POSITION
----                                   ---                           --------
William R. Stow III..................  55     Chief Executive Officer and Chairman of the Board
Donald R. Farrow.....................  54     Vice Chairman and Director
Alan D. Kucheck......................  48     Vice President, Engineering
Douglas S. Norman....................  36     Chief Accounting Officer and Assistant Secretary
James H. Smith.......................  44     Vice President, Marketing and Sales
Lydia J. Patterson...................  49     Vice President, Products Group
Thomas M. Brattvet...................  43     Vice President, Sales
Frank R. Caccamo.....................  60     Director
Daniel P. Ginns......................  49     Director
Phillip E. Pearce....................  70     Director
John R. Snedegar.....................  50     Director
Barry W. Sullivan....................  58     Director

     William R. Stow III -- founded the company in September 1991. Mr. Stow has served as Chief Executive Officer of the Company since September 1991 (exclusive of the period from August 1996 to January 1997) and has served as President of the Company since July 1998. This is a position he also held from September 1991 to August 1996, exclusive of the period from April 1994 through July 1995. Mr. Stow has served as a Director of the Company since September 1991, Co-Chairman of the Board from October 1994 to August 1996 and Chairman of the Board since August 1996.

     Frank R. Caccamo -- has served as a Director of the Company since November 1998. Mr. Caccamo is the Vice President and Chief Information Officer of The Reynolds and Reynolds Company, a position he has held since January 1997. Prior to joining Reynolds and Reynolds, Mr. Caccamo was Vice President of Information Systems at Procter & Gamble from 1990 to January 1997. Mr. Caccamo is a director of the Agency Services Division of the Cincinnati Community Chest, the Cincinnati Community Chest, the Cincinnati Eye Bank for Sight Restoration, and the Health Alliance Information Systems and Technology Governance Board.

     Donald R. Farrow -- has served as the Vice Chairman of the Company since July 1998. Mr. Farrow has been with the Company since March 1996. His various positions within the company include: (1) President (January 1997 to July 1998);
(2) Chief Operating Officer and Director (February 1997 to July 1998); (3) Vice President, Sales and Marketing (August 1996 to January 1997); Vice President, Sales (May 1996 to August 1996); and (4) consultant (March 1996 to May 1996). From January 1995 to May 1996, Mr. Farrow was an independent consultant in the area of sales and marketing of software technology. Prior to January 1995, Mr. Farrow served as Vice President, Sales and Marketing for Comm Vision, a leading provider of server solutions, from December 1993 through December 1994; Vice-President of Sales of Image Online from February 1993 through November 1993; and Director -- Western Area of Novell, a provider of network software, from 1987 to February, 1993.

     Daniel P. Ginns -- has served as a Director of the Company since January 1997. Since October 1996, Mr. Ginns has been Chairman of the Board and Chief Executive Officer of Datametrics Corporation, a reporting company which designs, develops and manufactures printers and computers. From 1989 to 1996, Mr. Ginns was President of Belmont Capital, Inc., a management and financial advisory firm.

     Phillip E. Pearce -- has served as a Director of the Company since January 1996. Mr. Pearce is the owner of Phil Pearce & Associates since 1986. Prior to that, he was Senior Vice President and a member of the Board of Directors of E.F. Hutton & Co., from 1971 through 1983, a member of the Board of Governors of the New York Stock Exchange, and Chairman of the Board of governors of the NASD.

Mr. Pearce is a member of the Board of three other reporting companies, China Peregrine, Mustang Software and Xybernaut Corporation.

     John R. Snedegar -- has served as a Director of the Company since December 1991. Mr. Snedegar is President/CEO and a director of Micro General Corporation, a full service telecommunications and electronic commerce company. From May 1990 through April 1999, Mr. Snedegar served as President, Director and Chief Executive Officer of United Digital Network Inc., a diversified telecommunications provider based in Irving, Texas. From March 1981 to May 1992, Mr. Snedegar served as President and Chief Executive Officer of AmeriTel Management, Inc., currently known as WCT Communications, Inc. Mr. Snedegar is also a member of the Board of Star Communications, Inc., an international long distance wholesale provider, ShopNow.com, an electronic commerce shopping portal and TeleHub Communications Corporation, a long distance technology company.

     Barry W. Sullivan -- has served as a Director of the Company since September 1998. Mr. Sullivan has served the Electronic Data Systems (EDS) from 1971 through 1998, most recently as Corporate Vice President in charge of managing their Internet, New Media and Electronic Business. Mr. Sullivan was a member of (1) the Stanford University Computer Industry Project form 1992 to 1997 and (2) the New Marketing Imperatives Roundtable. He has served on the Board and as Chairman of the Information Technology Association of America
(ITAA) from 1993 through 1998, and on the Board of CommerceNet, a not-for-profit market and business development organization from 1996 to 1998.

     The following biographical information has been submitted by the non-Director Executive Officers.

     Alan D. Kucheck -- has served the Company as the Vice President of Engineering since January 1995. From July 1993 to January 1995, Mr. Kucheck served as a Project Director for the Company.

     James H. Smith -- has served the Company as Executive Vice President, Customer Group in November 1999. He has over 18 years experience in the software industry with specific expertise in marketing and selling application development products and services. Prior to StarBase, from June 1997 until November 1999, Mr. Smith was Chief Operating Officer/Executive Vice President of Sales and Marketing at ObjectShare Inc., a developer of objected-oriented tools and services. From October 1995 to June 1997, Mr. Smith served as COO for Select Software Tools, a provider of object-oriented application development tools and services. From 1994 to October 1995, Mr. Smith was VP of Sales at SoftLab. From 1993 to 1994, Mr. Smith served as VP Sales at Knowledgeware. From 1988 until 1993 Mr. Smith functioned as EVP Sales and Marketing at Meridian Software, which was acquired by what is now Rational Software. Smith received a BS in Business/Marketing from the University of Rhode Island in 1977.

     Douglas S. Norman -- founded the Company in September 1991. He has served as Chief Accounting Officer since September 1997, Assistant Secretary of the Company since February 1997, Director of Finance since June 1996, and as Financial Manager from 1991 to 1996. Douglas S. Norman is the son-in-law of William R. Stow III.

     Lydia J. Patterson -- has served the Company as Vice President, Products Group since November 1999. From March 1999 to November 1999, Ms. Patterson served as Director of Marketing at Rational Software. From 1993 to 1999, Ms. Patterson held several positions at SELECT Software including: Senior Vice President, Technology (1997-1999); Vice President, Product Marketing (1997); Vice President, Technical Services (1995-1997); Vice President, Technical Marketing (1994); and Product Manager (1993). She has over 18 years experience in the software industry, in both vendor and end-user organizations. Ms. Patterson received a BSc in Computer Science from the University of Cheltenham & Gloucester (U.K.) and a Bachelor of Education from the University of Liverpool (U.K.).

     Thomas M. Brattvet -- has served the Company as Vice President, Sales since October 1998. Mr. Brattvet history in software sales, began in the late 70's with the payroll and human resource systems industry selling for ADP. In the mid-80's Brattvet moved into mainframe based database management systems, 4GL, and network Management software sales with Cincom Systems. In 1988, he was recruited to California by application development software provider Intersolv, now Merant (Nasdaq: MRNT), to overhaul their sales efforts on the West Coast. As a top producing salesperson there, Mr. Brattvet moved into sales management in 1991, resulting in the western region being their top-producing region in the U.S for Intersolv. He next took a position as western regional sales manager at start-up Template Software in 1992, closing large opportunities at PacBell, BCBS, EPRI, MCI and Jet Propulsion Lab. He then became GUPTA (now Centura Software) western region director, where Mr. Brattvet helped develop the region by opening new offices in Dallas and Los Angeles thereby increasing revenue from $400K to over $4 million. Prior to joining StarBase Mr. Brattvet was Regional Vice President at Novadigm for 3 years, where he set up the western U.S. sales division making it the top-producing region in the world with revenues in excess of $6 million. Mr Brattvet holds a B.S. in Business Administration from Ramapo College of New Jersey.

                       DESCRIPTION OF STARBASE SECURITIES

     StarBase is authorized to issue up to 80,000,000 shares of common stock, $.01 par value, and up to 10,000,000 shares of preferred stock, $.01 par value. As of December 31, 1999, 40,983,568 shares of StarBase common stock and no shares of StarBase preferred stock were issued and outstanding.

COMMON STOCK

     Each holder of StarBase common stock is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of common stock are neither entitled to pre-emptive rights nor subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by StarBase's board of directors out of funds legally available therefore. Upon liquidation, dissolution or winding up of StarBase, the holders of StarBase common stock are entitled to receive, pro rata, the assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The preferred stock of StarBase can be issued in one or more series as may be determined from time to time by the board of directors without further stockholder approval. In establishing a series, StarBase's board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following: (1) the rate of distribution,
(2) the price at and the terms and conditions on which shares shall be redeemed,
(3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

     There are currently no series of preferred stock outstanding; all series previously designated having been converted by the preferred stockholders and/or redeemed by StarBase as of the date of this Proxy Statement/Prospectus.

WARRANTS

     StarBase has issued from time to time in connection with raising private capital two, three, four and five year warrants to purchase common stock. As of December 31, 1999, 1,112,000 warrants were outstanding.

OPTIONS

     As of December 31, 1999, StarBase had granted to its employees, directors and officers options to purchase up to an aggregate of 9,051,114 shares of its common stock, of which options to purchase 2,296,234 shares of StarBase common stock are exercisable.

            COMPARISON OF RIGHTS OF HOLDERS OF STARBASE COMMON STOCK
                    AND HOLDERS OF OBJECTSHARE COMMON STOCK

     Both StarBase and ObjectShare are corporations organized under the laws of the State of Delaware and the rights of their respective stockholders are governed by the Delaware General Corporation Law. Accordingly, if the merger agreement is approved and the merger becomes effective, the ObjectShare stockholders will become stockholders of StarBase whereby their rights will continue to be governed by the Delaware General Corporation Law.

     There are no significant differences between the provisions contained in the Certificates of Incorporation and Bylaws of StarBase and ObjectShare.

                              STARBASE CORPORATION

DESCRIPTION OF STARBASE'S BUSINESS

     StarBase Corporation, a Delaware corporation ("StarBase"), is a leading provider of eBusiness digital asset management solutions for the enterprise. StarBase offers a complete family of user-friendly software products that enable teams of people to collaborate in the production of Web sites, e-Commerce and business critical applications while managing all associated digital assets. StarBase's products are designed to increase the productivity of centralized and geographically remote teams of people that are both internal and external to an enterprise. StarBase's professional services organization provides implementation, consulting and training expertise.

     StarBase's software has been licensed directly to over 1,000 corporations, government agencies, software developers and eBusiness vendors. StarBase focuses on three core markets, the corporation developing eBusiness solutions, corporations updating their traditional software applications to work over the Internet or just developing traditional software applications and embedded solutions for OEMs. StarBase pursues sales opportunities through the efforts of a direct sales force and its products are also sold indirectly through a network of OEMs, distributors, value added resellers and system integrators.

THE MARKET OPPORTUNITY

     The Internet has rapidly emerged as an important vehicle for software application development, team collaboration and electronic commerce, known as e-commerce or e-business. International Data Corporation has described the market for e-business solutions as the Web Development Life-Cycle Management
(WDLM) market. This market is estimated to be $300 million for 2000 and is expected to grow to $1.6 billion by 2003. International Data Corporation also estimates that e-commerce software applications licensing revenue will grow to $13.2 billion in 2003, up from $444 million in 1998. In addition, the traditional software change management market was estimated to be $640 million for 1999, growing to $1.2 billion by 2003.

     The increased use of the Internet by businesses has been driven by the rapid acceptance of e-business and the development of e-business applications. This broad acceptance of the Internet led initially to the emergence of corporate intranets as a platform for internal corporate development and team collaboration. Corporations have further leveraged the Web to work with business partners, suppliers and customers via Web-based applications on corporate extranets. Intranets and extranets represent a significant opportunity for enterprises to conduct business, improve collaboration for geographically dispersed teams and improve overall operating efficiencies.

     Organizations must rapidly develop increasingly complex software solutions to address e-business market. In addition, outdated traditional software applications (usually custom developed) must be updated to operate over the Internet. Both of these markets require contributions from a wide range of geographically distributed people with various technical skill levels. Team members today might include marketing executives, IT managers, graphic designers, advertising agents, Webmasters, and programmers.

     StarBase is positioned to address the convergence of these two markets through the combination of its e-business application development technology and its traditional software application development technology.

THE STARBASE SOLUTION

     StarBase is a leading provider e-business digital asset management solutions for the enterprise. StarBase offers a complete family of user-friendly software products that enable teams of people to collaborate in the production of Web sites, e-business and business critical applications while managing all associated digital assets. These teams can include both technical and non-technical contributors that are either centralized or geographically dispersed and are either internal or external to an enterprise. StarBase's products enable organizations to manage software development projects through their life cycle by increasing project predictability, control, visibility and productivity

     StarBase's core technology was created from the ground up by StarBase, beginning in 1996, to serve the needs of the Microsoft Windows development environment. StarBase's products are scalable and now operate in multiple development environments. StarBase's product's architecture encompasses new emerging technologies such as Microsoft COM and Java. This architecture also enables seamless integration with a variety of proprietary source code control software programs, which allow users to easily export their data to our more comprehensive solution. The architecture also allows interfaces to many other software products and devices.

     StarBase originally developed its e-business lifecycle management technology for use in the traditional software application market. StarBase had anticipated the wide usage of the Internet as a vehicle for conducting business, and therefore built its products to work over the Internet. Over the past several years, StarBase has enhanced and expanded our family of products and markets. Today, StarBase offers a robust solution for organizations developing e-business solutions, traditional software applications as well as OEM's and embedded solutions.

     E-business solutions. Organizations must rapidly develop increasingly complex software solutions to address e-business market. The rapid growth in the e-business market has resulted in an increase in the number of web sites, the complexity of web sites and the cost of web projects. StarBase's products help these organizations to manage the development of these complex software applications by reducing project delays, failures and cost overruns.

     Traditional software applications. Many of StarBase's existing customers are currently using its products to perform basic change management functions associated with traditional business software applications. The products provide them with a secure, controlled repository for software code. It also enables version control, defect tracking, change management and other software development functions. In addition, organizations must update their traditional software applications to e-business applications that operate on the Internet. StarBase's products are uniquely positioned to help these organizations "webify" their existing applications.

     OEM's and Embedded Solutions. StarBase sells its products and/or technology to other software companies that embed it into their product offerings. Currently, StarBase has OEM relationships with content provider Macromedia, test tool company Cyrano and database provider Progress. In each of these relationships, StarBase's products have helped these companies provide life cycle management solutions to their customers.

STARBASE STRATEGY

     StarBase's objective is to maintain and expand its position as a leading provider e-business digital asset management solutions for the enterprise. Key elements of StarBase's strategy to achieve this objective are as follows:

     Grow revenues through new and existing customers. With over 1,000 existing customers, StarBase is positioned to generate additional revenue from these customers by upgrading and expanding their use of our products. Many of StarBase's customers use its software for traditional business software applications. These customers are prime targets to expand their use of StarTeam for Web site and e-business software development.

     Increase penetration of the e-business market. StarBase believes our technology, product offerings, large installed customer base and partnering relationships position us well for deeper market penetration in e-business. StarBase intends to leverage our market leadership to capitalize on the rapid expansion of e-business. As StarBase's current installed customer base adopts e-business strategies, StarBase intends to provide them with e-business solutions that complement their existing traditional software development application solutions.

     Enhance sales and marketing capabilities. StarBase intends to enhance our sales and marketing organization in order to benefit from the growth of e-business and Internet usage. StarBase seeks to continue to increase the size and effectiveness of their direct sales organization to capitalize on the key growth segments of our business. In addition, StarBase intends to leverage its relationships with strategic partners such as original equipment manufacturers
(OEMs), value-added resellers (VARS), distributors, application service providers (ASPs), and implementation partners. StarBase intends to increase its brand awareness through a combination of advertising, direct marketing, public relations and other marketing programs. StarBase also intends to develop promotional and media campaigns with key customers and partners to increase its visibility and improve its competitive position in the marketplace.

     Expand product and service offerings. StarBase believes that its products provide a strong foundation to provide e-business Life Cycle Management Solutions. To strengthen this foundation, StarBase intends to expand its products, technologies and services to meet its customer's strategic e-business needs. To accomplish this goal, StarBase intends to continue to develop new products and technologies through internal research and development, through partnerships and the acquisition of complementary technologies and businesses. StarBase also intends to expand the breadth of its professional services to provide its business partners and customers with additional expertise in the implementation of its products.

PRODUCTS

     StarTeam and StarTeam Enterprise. StarBase's flagship product is called StarTeam and it currently consists of StarTeam 4.2 and an enhanced version called StarTeam Enterprise 4.2. StarTeam resides on a client system and runs in a variety of development environments including Microsoft Windows NT, UNIX, and Java Virtual Machine (JVM). StarBase is currently developing a Solaris and Linux version. StarTeam's architecture also allows seamless integration with a variety of source code control products, which allow users to easily export their data to the more comprehensive StarTeam solution. The architecture also allows interfaces to many other software products developed by other companies, such as Microsoft Project (a Microsoft desktop project management software application).

     StarTeam provides functions designed to improve productivity by increasing team collaboration. StarTeam Enterprise adds enhanced task management and customization capabilities. Both of these products include the StarTeam Task Component, which is software that enables the flow of information between the members of a project. StarTeam's Repository Customization component provides the capability to track the unique information that a development team might need.

     StarDisk. Disk, included with StarTeam Enterprise, provides an easy-to-use software version control capability. It integrates with Microsoft Windows Explorer, which allows both technical and non-technical team members to easily access, revise, and store files that contain programming code, letters, graphics, data, or other information. Team members can easily perform these functions locally or remotely over intranets, extranets or the Internet.

     StarTeam VirtualTeam Server and StarBase Server. StarTeam VirtualTeam Server (VTS) provides team members with access to centralized project information. The StarBase Server will add platform independence and other new functional capabilities and includes project administration such as security, user and group management, as well as license management. The centralized server software is linked to the client system through a network connection (Local area network, wide area network, or the Internet). Users on the client system have the full functionality of the StarTeam products through the combination of the StarTeam Client software (on the desktop) and the StarTeam VTS/Server software (on the server).


     The StarBase Server is designed to support complex eBusiness environments including best-of-breed application development software products and Web content-oriented portals. It will be platform independent, supporting Solaris (Sun Microsystems) and Linux, in addition to Windows platforms.


     StarGate. StarGate is a software development kit (SDK) providing access to StarTeam's comprehensive application programming interfaces. StarGate enables remote access to the StarBase Server through COM and JAVA interfaces. which enables remote access to the StarBase Server. StarGate provides the necessary foundation for the rapid creation of e-business software applications and Web browser interfaces.

SERVICES

     StarBase provides extensive technical support and training services to its customers, and provides consulting services designed to assist its customers in using StarBase software to develop e-business solutions.

     Technical Support and Maintenance. StarBase provides post-sale customer support directly through its own technical support engineers, who handle most support calls by telephone and electronic mail. StarBase offers annual maintenance contracts, which entitle its customers to full telephone support service and software maintenance releases. StarBase also provides its customers access to technical support services by electronic mail and over the Internet.

     Consulting. StarBase offers consulting services to its customers, OEMs, value added resellers and system integrators to assist them in designing and deploying StarBase applications tailored to meet their particular e-business application needs. Consulting services have typically been offered on a time and materials basis.

     Training. StarBase provides training services at its own location as well as at the facilities of its customers, value added resellers and system integrators worldwide. StarBase believes its training helps to increase customer satisfaction while enhancing its ability to make additional sales to its existing customer base. Customers typically pay for training services on a set fee basis.

SALES AND MARKETING

     StarBase has established a centralized direct corporate sales organization that is predominately telephone based. This centralized group is complemented by regional sales managers, who are in the field, and sales engineers, who provide pre-sales technical support. Sales leads are generated through a number of marketing programs, including focused advertisements, direct mail campaigns, trade show participation, seminars and press relations.

     StarBase's domestic direct sales force produces the majority of its sales. At December 31, 1999, StarBase 31 employees in our sales force. StarBase intends to increase our sales force to include more field sales and strategic partnership sales personnel. Additionally, the marketing department has sought to further increase industry and potential customer recognition though various marketing programs.

     StarBase has also developed indirect sales channels through value-added resellers, system integrators, resellers, consultants as well as international distributors and resellers. In addition, StarBase has established OEM relationships with software vendors that include our technology in their private label products.

COMPETITION

     Competition for StarBase's products and services come from companies that address either of two major markets:

     1. Team collaboration market for building and managing e-business and Web based applications

     2. Traditional software change management providers

  Team collaboration market for building and managing e-business and Web based applications

     Every organization with a presence on the Internet has the requirement to manage the process of developing, deploying, and maintaining its web sites and intranets. The development and maintenance of web applications involve not only the management of source code but also content. IDC refers to this particular market as Web Development Life-Cycle Management (WDLM). As an emerging market, WDLM includes new startup vendors and well known software developers including Future Tense, Interwoven, Inso, IBM,

NetObjects, Computer Associates and Vignette. StarBase is positioned in this market to provide a unique solution that addresses the needs for management of software releases together with web applications and web objects such as text pages, graphics, applets, templates, style sheets and streaming media.

  Traditional software change management

     The market for traditional software change management solutions for application development, like StarTeam, is intensely competitive. The major developers and competitors in the lower-end SCM marketplace include Merant
(PVCS), Microsoft (Visual SourceSafe) and Mortice Kern Systems, Inc., "MKS", (Source Integrity), with Continuus (Continuus/CM), Rational (ClearCase) and Computer Associates (CCC/Harvest) products competing at the high-end of the software configuration management market. At this time, StarBase is unaware of any company that offers the comprehensive set of integrated tools found in StarTeam, nor the Internet management capabilities that are present in StarTeam VirtualTeam Server. Merant, MKS, Microsoft, Rational and others offer SCM capabilities that are similar to those offered by StarTeam. MKS and others have introduced configuration management products for the Web that offer some features that are included in StarTeam VirtualTeam Server.

     Many of StarBase's existing competitors have significantly greater financial, technical and marketing resources than we do. Although StarBase believes that its products and technologies compete favorably, StarBase cannot assure you that it will be able to compete successfully against its current or future competitors or that competition will not seriously harm its business.

PROPRIETARY RIGHTS

     StarBase's success is heavily dependent upon its proprietary software technology. StarBase does not currently have any patents and relies upon a combination of copyright, trademark and trade secret laws, as well as license, proprietary rights, non-disclosure and other contractual agreements to protect the proprietary rights to its technology. StarBase generally enters into proprietary information and inventions agreements with its employees. StarBase also routinely limits access to its software, documentation and other proprietary information. There can be no assurance that the steps taken by StarBase will prevent misappropriation of its technology. In addition, such protections may not preclude competitors from developing products with features similar to StarBase's products. Although StarBase believes its products will not infringe upon the proprietary rights of third parties, there can be no assurance that infringement claims will not be brought against StarBase in the future. Any such claims could result in costly litigation or have a material adverse effect on StarBase's business, operating results and financial condition.

EMPLOYEES

     As of December 31, 1999 StarBase had 97 full-time and 6 part-time employees. Of these employees, 31 full-time and 3 part-time were in Research and Development, 17 full-time and 2 part-time were in Administration and 49 full-time and 1 part-time were in Sales and Marketing. StarBase's workforce is not unionized and management believes that StarBase's relations with its employees are good.

DESCRIPTION OF PROPERTY

     In July 1998, StarBase entered into a sub-lease for new office space located at 4 Hutton Centre Drive, Santa Ana, CA 92707. The offices consist of 17,000 square feet costing approximately $27,000 per month through February 22, 2000. Simultaneously, StarBase also entered into a lease agreement for 4,100 contiguous square feet beginning January 1999 through September 2003 at a rate of approximately $8,000 per month. In addition, StarBase entered into a lease agreement for the 17,000 square feet beginning February 23, 2000 through September 2003 at a rate of approximately $41,000 per month.

LEGAL PROCEEDINGS

     None.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


     The following selected financial data should be read in conjunction with StarBase's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere herein. The selected financial data presented below under the captions "Statement of Operations Data" for the years ended March 31, 1999, 1998, 1997, 1996, 1995 and "Balance Sheet Data" as of March 31, 1999, 1998,
1997, 1996 and 1995 are derived from the audited financial statements of StarBase. The selected financial data presented below for the nine months ended December 31, 1999 and 1998 are derived from the unaudited financial statements on a basis consistent with StarBase's operating results and financial position results are not necessarily indicative of future results of operations.


                       SELECTED HISTORICAL FINANCIAL DATA
                              STARBASE CORPORATION


                                  NINE MONTHS ENDED
                                    DECEMBER 31,               FOR THE YEAR ENDED MARCH 31,
                                  -----------------   -----------------------------------------------
                                   1999      1998      1999      1998      1997      1996      1995
                                  -------   -------   -------   -------   -------   -------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues:
  License fees..................  $ 9,491   $ 4,117   $ 5,964   $ 1,863   $   968   $   491   $   959
  Services......................    1,848       553       868       276        71       500     2,576
                                  -------   -------   -------   -------   -------   -------   -------
     Total revenues.............   11,339     4,670     6,832     2,139     1,039       991     3,535
Costs and expenses:
  Cost of license fees..........      930       448       508       162        96        82       182
  Cost of services..............      915        --        --        --        --       624     2,666
  Research and development......    3,075     3,161     4,437     2,762     1,791     2,466     3,145
  Selling, general and
     administrative.............    9,102     8,007    10,601     5,370     5,050     3,759     5,312
                                  -------   -------   -------   -------   -------   -------   -------
     Total costs and expenses...   14,022    11,616    15,546     8,294     6,937     6,931    11,305
                                  -------   -------   -------   -------   -------   -------   -------
Operating loss..................   (2,683    (6,946)   (8,714)   (6,155)   (5,898)   (5,940)   (7,770)
Other income (expense), net.....     (162)       41        32      (877)      198        48        52
                                  -------   -------   -------   -------   -------   -------   -------
Loss before income taxes........   (2,845)   (6,905)   (8,682)   (7,032)   (5,700)   (5,892)   (7,718)
Provision for income taxes......        1         2         1         1         3         1         2
                                  -------   -------   -------   -------   -------   -------   -------
Net loss........................   (2,846)   (6,907)   (8,683)   (7,033)   (5,703)   (5,893)   (7,720)
Non-cash dividend and accretion
  of beneficial conversion
  feature.......................      549       417     1,277     2,832     1,096     3,635     1,878
                                  -------   -------   -------   -------   -------   -------   -------
Net loss applicable to common
  stockholders..................  $(3,395)  $(7,324)  $(9,960)  $(9,865)  $(6,799)  $(9,528)  $(9,598)
                                  =======   =======   =======   =======   =======   =======   =======
Per Share Data:
Basic and diluted net loss per
  share.........................  $ (0.11)  $ (0.39)  $ (0.49)  $ (0.70)  $ (0.62)  $ (1.64)  $ (2.65)

                                  AS OF DECEMBER 31,                    AS OF MARCH 31,
                                  -------------------   -----------------------------------------------
                                    1999       1998      1999      1998      1997      1996      1995
                                  --------   --------   -------   -------   -------   -------   -------
BALANCE SHEET DATA
Cash and cash equivalents.......  $ 9,240    $    62    $ 1,363   $ 4,167   $ 2,722   $ 1,252   $ 1,972
Working capital.................  $ 9,802    $   274    $ 2,308   $ 3,632   $ 2,384   $  (536)  $   191
Total assets....................  $16,308    $ 3,735    $ 6,605   $ 5,682   $ 3,876   $ 2,173   $ 4,147
Long term debt..................  $    73    $   147    $   116   $    38   $    --   $   153   $    45
Stockholders' equity............  $11,480    $ 1,511    $ 4,462   $ 4,430   $ 2,991   $    68   $ 1,357


RESULTS OF OPERATIONS


NINE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1998


  Revenue


     Total revenue for the nine month period ended December 31, 1999, increased to $11,339,000 from $4,670,000 in the same period of the prior year. The increase in product revenue was a result of the continued acceptance of the StarTeam 4.1 family of products.



     Cost of revenues consists primarily of manufacturing and related costs such as media, documentation, product assembly and costs related to the training and consulting revenue. StarBase out-sources manufacturing for all software products. For the nine month period ended December 31, 1999 cost of revenues increased to $1,845,000 from $448,000 due to the increase in training and consulting costs of $915,000, along with costs of $471,000 for an exchange of technology.


  Operating Expenses


     Operating expenses for the nine month period ended December 31, 1999 increased to $12,177,000 from $11,168,000. The increase was primarily due to the continued building of the sales and marketing infrastructure to support the increased level of sales.



     The number of persons employed by StarBase at December 31, 1999 compared with December 31, 1998:



DEPARTMENT:                                                   1999     1998
-----------                                                   -----    ----
Research & Development......................................   32.0    40.0
Sales & Marketing...........................................   49.5    36.0
Administration..............................................   18.5    16.5
                                                              -----    ----
          Total.............................................  100.0    92.5
                                                              =====    ====


Part time employees are included in the count as one-half.

  Research and development expenses.


     Research and development expenses include personnel and other direct and overhead expenses incurred in the development of StarBase's products. StarBase continues to make significant investments in research and development intended to bring its products to market and to support existing products. In the nine month period ended December 31, 1999 overall research and development expenses decreased to $3,075,000 from $3,161,000 for the same period in the prior year. The decreases are a result of the decrease in the development staff, partially offset by outsourced development costs.


  Selling, general and administrative expenses.


     For the nine month period ended December 31, 1999 selling, general and administrative expenses increased to $9,102,000 from $8,007,000 in the corresponding period of the prior year.

     The increase was mainly the result of additional sales and marketing personnel coupled with the advertising and promotion programs to support the StarTeam 4.1 family of products.

  Interest Income/Expense


     Interest income for the nine month period ended December 31, 1999, was $114,000 compared to $57,000 for the same period in the prior year. Interest expense for the nine month period ended December 31, 1999, increased to $25,000 from $11,000 for the same period in the prior year.


  Equity in loss of investee


     Equity in loss of investee for the nine month period ended December 31, 1999 was $250,000. This amount is StarBase's portion, 47%, of the operating results of OpenAvenue Inc. limited to the total amount invested of $250,000.


  Income Taxes

     StarBase has not recorded a current or deferred provision for federal income taxes for any period to date, as a result of losses incurred since its inception. Any provision for income taxes represents the minimum required for state taxes.

  Non-Cash Dividend and Accretion of Beneficial Conversion Feature


     For the nine month period ended December 31, 1999, non-cash dividend and accretion of beneficial conversion feature was $549,000 compared to $417,000 for the same period in the prior year.


YEAR ENDED MARCH 31, 1999 COMPARED TO 1998

  Revenue

     Total revenue increased $4,693,000 or 219%, to $6,832,000, from $2,139,000 in fiscal 1998. This increase was substantially due to increased license and maintenance revenue from the StarTeam product line. StarTeam 3.0 was released in February 1998 and StarTeam 4.0 was released in February 1999.

     Cost of revenues consists primarily of manufacturing and related costs such as media, documentation, product assembly and third party royalties. StarBase outsources manufacturing for all software products, except Roundtable. For the year ended March 31, 1999 cost of revenues increased $346,000, to $508,000, from $162,000 in fiscal 1998.

     Operating expenses increased by approximately $6,906,000 or 85% from fiscal 1998. This increase was substantially all due to increased labor costs necessary to develop and market the new products.

     The number of persons employed by StarBase at March 31, 1999 compared with March 31, 1998:

DEPARTMENT:                                                   1999    1998
-----------                                                   ----    ----
Research & Development......................................    40     31
Sales & Marketing...........................................  36.5     26
Administration..............................................  16.5      9
                                                              ----     --
  Total.....................................................    93     66
                                                              ====     ==

Part time employees are included in the count as one-half.

  Research and development expenses

     StarBase continues to make significant investments in research and development intended to bring its products to market and to support existing products. Research and development expenses increased $1,675,000 from the prior year. The majority of the increase was due to increased compensation-related expenses due to a higher average number of employees during fiscal 1999 as compared to fiscal 1998. In addition, costs increased for outside contractors engaged for special programming and testing.

  Selling, general and administrative expenses

     For the year ended March 31, 1999, selling, general & administrative expenses increased approximately $5,231,000 over the prior year. This was substantially all due to increased compensation related expenses due to a higher average number of employees during fiscal 1999 as compared to fiscal 1998.

  Income Taxes

     StarBase incurred minimal income taxes in the last two fiscal years due to its cumulative losses. As of March 31, 1999, StarBase has net operating loss ("NOL") carryforwards of approximately $36.8 million and $17.6 million for federal and state income tax purposes. The NOL are available to offset future taxable income at varying amounts through the year 2019. At March 31, 1999, a 100% valuation allowance has been provided on the net deferred tax assets since StarBase can not determine that such are "more likely than not" to be realized.

NEW ACCOUNTING PRONOUNCEMENTS

     In fiscal 2002, StarBase intends to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This pronouncement is not expected to have a significant impact on StarBase's reported financial position or results of operations.

THE YEAR 2000

     As of January 31, 2000, the StarBase has experienced no disruptions or problems regarding the year 2000 changeover. As part of StarBase's Y2K plan, prior to January 1, 2000, StarBase tested and sampled internal systems consisting primarily of desktop and network computers, and third-party software utilized in the day-to-day operations of StarBase. All sampling and testing completed by January 1, 2000 indicated all systems were operating as normal. Through January 31, 2000, all of StarBase's internal hardware and software continue to operate as normal and to-date, all vendors utilized by StarBase in its daily operations are operating normally and have not indicated any Y2K anomalies.

     StarBase will continue to monitor and oversee all internal operations and be in contact with its vendors regarding the upcoming dates (such as February 29, 2000) which are identified as presenting potential Y2K issues. Based upon the successful transition through the January 1, 2000 rollover period, StarBase does not anticipate any problems to materialize.

     StarBase's expenditures for the Y2K effort were not material and StarBase does not expect to incur any material costs over the next few months in regards to Y2K.

LIQUIDITY AND CAPITAL RESOURCES


NINE MONTHS ENDED DECEMBER 31, 1999



     Cash and cash equivalents as of December 31, 1999 were $9,240,000. At December 31, 1999 StarBase had working capital of $9,802,000.



     Net cash used by operating activities was $1,023,000 for the nine month period ended December 31, 1999.



     Investing activities have consisted of purchases of property and equipment, investment in equity affiliates, and restricted cash. Capital expenditures were $342,000 for the nine month period ended December 31, 1999. Investment in equity affiliates was $250,000 for the nine month period ended December 31, 1999. Restricted cash decreased $40,000 in the nine month period ended December 31, 1999.

     Financing activities provided $9,452,000 for the nine month period ended December 31, 1999. In July 1999, StarBase raised $4,225,000 through a private placement of common stock. Exercise of options provided $1,529,000 and exercise of warrants provided $4,363,000 for the nine month period ended December 31, 1999.



     StarBase management projects that it will use approximately $27 million for operating activities during the next twelve months. Based upon these projections, StarBase believes that its existing cash balances and cash equivalents and cash from operations will be sufficient to finance it's operations through at least the next 12 months. Should additional financing be needed, there can be no assurance that such financing will be available to StarBase on commercially reasonable terms or at all.



     StarBase warrants products against defects for 90 days and has a policy permitting the return of products within 30 days. Warranty costs and returns, which are not significant, have historically been within management's expectations. StarBase has reserved approximately $87,000 at December 31, 1999 for future returns and other collection issues.


FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1998

     Cash and cash equivalents as of year-end were $1.4 million in fiscal 1999 and $4.2 million in fiscal 1998. At March 31, 1999 StarBase had working capital of $2.3 million, compared to $3.6 million at March 31, 1998.

     Proceeds from the issuance of equity securities represent the primary source of funds for meeting StarBase's requirements for operations. During fiscal 1999, StarBase generated $7.1 million in cash from the sale of new Preferred Stock. In addition, $0.6 million of capital was raised from the exercise of warrants and $0.1 million was raised from the exercise of employee stock options.

     During fiscal 1999, StarBase used $9.4 million for operations, an increase of approximately $3.8 million from the amount used for operations in the prior year. The increase was primarily due to an increased loss from operations due to investments in research and development and in sales and marketing infrastructure and an increase of $2.2 million in accounts receivable. Capital expenditures totaled $0.6 million, representing purchases primarily of computer equipment and furniture. Capital expenditures in fiscal 1998 totaled $0.4 million.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information regarding compensation paid or accrued by StarBase to, or on behalf of, StarBase's Chief Executive Officer and the other most highly compensated executive officers of StarBase (the "Named StarBase Executive Officers"), for services rendered in all capacities to StarBase during the fiscal years ended March 31, 1998 and 1999. Except as otherwise noted, no Named StarBase Executive Officer received any restricted stock award, stock appreciation right or payment under any long-term incentive plan. No other officer of StarBase received annual salary and bonus exceeding $100,000 during the relevant periods.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                   COMPENSATION AWARDS
                                          ANNUAL COMPENSATION     ---------------------
                                         ---------------------    SECURITIES UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)     OPTIONS(1)(SHARES)      COMPENSATION
  ---------------------------    ----    ---------    --------    ---------------------    ------------

William R. Stow III(2).........  1999    $150,000     $   -0-            152,000               $-0-
Chief Executive Officer,         1998    $150,000     $   -0-            249,790               $-0-
  Chairman of the Board and
  Director

Donald R. Farrow(3)............  1999    $141,538     $   -0-             60,000               $-0-
President and Director           1998    $150,000     $   -0-            297,447               $-0-

Alan D. Kucheck(4).............  1999    $130,000     $37,824             25,000               $-0-
Vice President, Engineering      1998    $120,833     $   -0-            245,075               $-0-

Douglas S. Norman(5)...........  1999    $ 92,850     $28,587             30,000               $-0-
Director of Finance,             1998    $ 72,100     $   -0-             91,700               $-0-
  Chief Accounting Officer and
  Assistant Secretary

---------------
(1) Amounts represent stock options granted and/or repriced for the period shown.

(2) Options granted during fiscal year 1998 include options to purchase 156,666 shares of the StarBase common stock, originally granted in prior years, that were repriced.

(3) Options granted during fiscal year 1998 include options to purchase 206,250 shares of the StarBase common stock, originally granted in prior years, that were repriced.

(4) Options granted during fiscal year 1998 include options to purchase 175,667 shares of the StarBase common stock, originally granted in prior years, that were repriced.

(5) Option granted during fiscal year 1998 include options to purchase 54,590 shares of the StarBase common stock originally granted in prior years, that were repriced.

(6) Amounts listed as All Other Compensation represent commissions earned or consulting fees.

STOCK OPTIONS

     The following table sets forth information concerning stock option grants made during the fiscal year ended March 31, 1999 under StarBase's Stock Option Plan (the "Plan") to Named Executive Officers. No stock appreciation rights were granted to such individuals during the fiscal year.

           OPTION/SAR GRANTS IN THE FISCAL YEAR ENDED MARCH 31, 1999

                                         INDIVIDUAL GRANTS
                          ------------------------------------------------
                          NUMBER OF SECURITIES
                          UNDERLYING OPTIONS/    PERCENT OF TOTAL OPTIONS/
                              SARS GRANTED       SARS GRANTED TO EMPLOYEES   EXERCISE OF BASE
NAME                        (# OF SHARES)(1)         IN FISCAL YEAR(2)        PRICE($/SH)(3)    EXPIRATION DATE
----                      --------------------   -------------------------   ----------------   ---------------
William R. Stow III.....         60,000                     1.6%                  $.0625           1/04/2009
                                 92,000                     2.4%                  $.0625           1/04/2009
Donald R. Farrow........         35,000                       *                   $.0625           1/04/2009
                                 25,000                       *                   $.0625           1/04/2009
Alan D. Kucheck.........         25,000                       *                   $.0625           1/04/2009
Douglas S. Norman.......         30,000                       *                   $.0625           1/04/2009

---------------
  * Less than 1%

(1) Options granted to purchase common stock. Generally, twenty-five percent of the options granted vest one year from the date of grant with the remaining options vesting in equal monthly increments over the following thirty-six months. Fifty percent of both the 60,000 options granted to Mr. Stow and the 35,000 options granted to Mr. Farrow vest immediately upon grant with the remaining shares vesting in equal monthly increments over the following twelve months. All of the options shown have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with StarBase.

(2) StarBase granted options to purchase a total of 3,873,160 shares of Common Stock to employees, consultants and Board members during the year ended March 31, 1999.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date.

OPTION EXERCISES, HOLDINGS AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the number of shares covered by both exercisable and unexercisable options held by each of the Named Executive Officers as of March 31, 1999. No options were exercised during the fiscal year ended March 31, 1999 by any of the Named Executive Officers.

       AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND OPTION VALUES
                              AS OF MARCH 31, 1999

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                    SHARES                OPTIONS AT MARCH 31, 1999      IN-THE-MONEY OPTIONS AT
                                   ACQUIRED    VALUE            (# OF SHARES)               MARCH 31, 1999(1)
                                      ON      REALIZED   ---------------------------   ---------------------------
NAME                               EXERCISE     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               --------   --------   -----------   -------------   -----------   -------------
William R. Stow III..............                          210,907        215,883        $90,473       $156,607
Donald R. Farrow.................                          241,595        140,852        $99,595       $ 78,676
Alan D. Kucheck..................                          162,413        107,662        $65,310       $ 48,773
Douglas S. Norman................                           55,880         65,820        $26,446       $ 47,608

---------------
(1) Calculated based on the closing price of the StarBase common Stock as reported on the NASDAQ SmallCap Market on March 31, 1999 of $1.6875 per share, less the applicable exercise price.

                BENEFICIAL STOCKHOLDERS OF STARBASE CORPORATION

     The following table sets forth as of December 31, 1999 certain information regarding the ownership of voting securities of StarBase by each stockholder known to the management of StarBase to be (i) the beneficial owner of more than 5% of StarBase's outstanding Common Stock, (ii) each of the directors and nominees for director of StarBase, (iii) the executive officers named in the Summary Compensation Table herein under "Executive Compensation" and (iv) all named executive officers and directors as a group. Except as otherwise noted, StarBase believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                                              NUMBER OF SHARES OF    PERCENTAGE OF
NAME(1)                                                          COMMON STOCK        COMMON STOCK
-------                                                       -------------------    -------------
William R. Stow III.........................................         971,164(2)           2.3%
Frank R. Caccamo............................................          84,791(3)             *
Donald R. Farrow............................................         257,364(4)             *
Daniel P. Ginns.............................................         278,491(5)             *
Alan D. Kucheck.............................................         210,521(6)             *
Douglas S. Norman...........................................         102,884(7)             *
Phillip E. Pearce...........................................         134,791(3)             *
John R. Snedegar............................................         248,235(8)             *
Barry W. Sullivan...........................................          77,791(3)             *
Thomas M Brattvet...........................................          46,405(3)             *
Total: All Directors and Named Executive Officers (12
  Persons)..................................................       3,361,959(9)           5.7%

---------------
  * Less than 1%.

(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The address of each person named in the above table is in care of StarBase Corporation, 4 Hutton Centre Drive, Suite 800 Santa Ana, CA 92707-8713.

(2) Includes 33,882 shares of StarBase common stock held by Mr. Stow. Also includes 573,119 shares of StarBase common stock held by Mr. Stow as trustee of the Stow Family Trust, of which 568,124 shares are subject to a Performance Escrow Agreement. Also includes an aggregate of 1,749 shares of StarBase common stock held by Mr. Stow in trust for his daughter and son. Also includes 335,601 shares of StarBase common stock and 26,813 shares of StarBase common stock issuable upon the exercise of currently exercisable stock options by Mr. Stow and Mrs. Stow, respectively. Mr. Stow disclaims beneficial ownership of the shares exercisable by Mrs. Stow.

(3) Represents shares of StarBase common stock issuable upon the exercise of currently exercisable stock options.

(4) Includes 15,000 shares of StarBase common stock held by Mr. Farrow. Also includes 242,364 shares of StarBase common stock issuable upon the exercise of currently exercisable stock options.

(5) Includes 163,200 shares of StarBase common stock held by Mr. Ginns and 5,500 shares of StarBase common stock held by Mrs. Ginns. Also includes 109,791 shares of StarBase common stock issuable upon the exercise of currently exercisable stock options. Mr. Ginns disclaims beneficial ownership of the shares held by Mrs. Ginns.

(6) Includes 9,434 shares of StarBase common stock held by Mr. Kucheck. Also includes 199,200 shares of StarBase common stock issuable upon the exercise of currently exercisable stock options and 1,887 shares of StarBase common stock issuable upon the exercise of warrants.

(7) Includes 24,220 shares of StarBase common stock held by Mr. Norman of which 13,786 shares are subject to a Performance Escrow Agreement. Also includes 76,777 shares of StarBase common stock issuable upon the exercise of currently exercisable stock options and 1,887 shares of StarBase common stock issuable upon the exercise of warrants.

(8) Includes 13,753 shares of StarBase common stock held by Mr. Snedegar; 1,191 shares of StarBase common stock held by Mr. Snedegar as trustee for the Snedegar Revocable Living Trust; 1,667 shares held by Norexco Petroleum of which Mr. Snedegar is President; and 83,501 shares held by Access Financial Limited of which Mr. Snedegar is the general partner. Also includes 148,123 shares of StarBase common stock issuable upon the exercise of currently exercisable stock options.

(9) Includes a total of 926,216 shares of StarBase common stock, 3,774 shares of StarBase common stock issuable upon the exercise of warrants and 1,482,447 shares of StarBase common stock issuable upon exercise of stock options held by all directors and named executive officers of StarBase as a group that are currently exercisable.

                               OBJECTSHARE, INC.

DESCRIPTION OF OBJECTSHARE'S BUSINESS

  General

     ObjectShare provides a broad range of training and consulting services supporting object-oriented software application development tools for use in the development of distributed client/server/web applications. The three application environments through which ObjectShare provides its services are Visual Works, Visual Wave and Distributed SmallTalk. The first application, VisualWorks, is the primary application development environment ("ADE") concerning which ObjectShare provides its services. Visual Works provides a powerful visual programming environment that enables programmers to develop, deploy, and maintain applications ranging from workgroup and departmental applications to complex enterprise-wide mission-critical client/server applications. VisualWorks applications are portable across multiple platforms. The second application, VisualWave, is an extension of the VisualWorks environment that allows a VisualWorks application to be enhanced for deployment on the Internet. The third application, Distributed Smalltalk ("DST"), is a tool set, used in conjunction with VisualWorks or VisualWave, which provides a proven architecture for developing mission-critical, enterprise-wide distributed applications.

  Background

     Object Oriented Application Development

     Object-oriented application development represents a widely accepted approach to develop software applications. The basic concept of object-oriented technology is to construct software in terms of objects, which are independent modules that can be modified independently from each other, reused in new applications, and reused and extended to create new objects. Thus, object-oriented technology can offer substantial productivity gains by enabling programmers to reuse more of their application code in developing new applications or adding new functionality to existing applications. Because new functions can be added incrementally without changing existing objects, applications developed using object-oriented programming are also more easily maintained without risking the integrity of the entire system. The reusability of tried-and-tested objects results in higher-quality code and reduced maintenance requirements. Since independent objects can be combined to form new objects, a complex system can be created from simpler sub-structures. These characteristics of object-oriented systems make them well suited for the complexity of larger-scale systems, such as those needed to support enterprise-wide mission-critical business applications.

     Smalltalk is a pure object-oriented programming language. As a pure object-oriented language, Smalltalk provides the intended benefits of object programming: direct business modeling, an easy-to-learn syntax, rapid development of new objects, incremental changes to existing objects, and easy and safe reuse of objects. Such benefits make Smalltalk generally more suitable to corporate application development than object-based extensions of other programming languages, such as C++, which is an object-oriented extension of C. Both C and C++ are too complex and low level to provide a pragmatic solution for the vast majority of corporate applications. In addition, although the C++ language provides for object orientation, it allows programmers to revert to procedural programming techniques, thereby potentially limiting the benefits of object-oriented programming.

     Java is also an object-oriented programming language, and is being used primarily for development of Web-based applications. Java has become the perceived market leader for object-oriented programming language.

     Client/Server/Web Computing

     In recent years, many organizations have moved their information systems from mainframe and mini-computer based architectures to distributed client/server computing environments. Client/server systems typically consist of multiple desktop PC and workstation clients linked in a network to one or more high-performance servers. This computing architecture has several benefits:

     - client/server computing enables end-users to access and share enterprise-wide data and applications;

     - additional clients, servers and other computing resources can easily be added to the network in cost-effective increments; and

     - because of the distributed nature of client/server systems, organizations can improve the overall effectiveness of their computing resources by appropriately distributing application logic, processing and data among clients and servers.

     The distribution of functionality among objects and the ability of objects to communicate with each other makes object-oriented technology ideally suited for the client/server environment. Client/server architectures are based upon the distribution of functionality among different computers on a network and the ability of clients and servers to communicate via message-passing. Object-oriented technology is based on a similar message-passing architecture in which objects on clients and servers throughout a network can easily communicate to comprise an enterprise-wide client/server application. Distributed computing standards like the Common Object Request Broker Architecture ("CORBA") enhance communication among objects.

     The Internet is a global web of computer networks. This "network of networks" allows any computer attached to the Internet to talk to any other, using the Internet Protocol. Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of the World Wide Web (the "Web"), a format for delivering graphical information over the Internet. The Web, based on a client/server model and a set of standards for information access and navigation, can be accessed using client "browser" software that allows non-technical users to exploit the capabilities of the Internet. As an increasing number of organizations provide their employees with Web access from their desktops, an opportunity is emerging for internal information systems and enterprise applications hosted on internal Web servers. These systems are referred to as the "intranet." An intranet enables organizations to extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices, and mobile employees using Web browsers and server software.

     Client/server/web computing refers to application development and delivery systems for business software that will operate in both a client/server environment and on the Internet and/or Intranet without modification or recompilation.

     Distributed Computing

     Distributed computing is based on the ability to distribute applications across a network. Early application networks provided simple data or procedural interfaces among software programs that needed to interact. The complexity of such a system expands geometrically as the number of discrete application components in such a system increases. Managing application networks larger than a single enterprise can be an impossible task unless distributed components can communicate with each other without the need to understand each interface in the distributed network of components.

     Distributed objects resolve this crucial problem by using standards that support sending messages to and receiving messages from other objects regardless of location. Distributed objects can reside on different machines and on an intranet or the Internet, and they can migrate from one host to the other, surviving beyond the life of a current host. A majority of distributed objects adhere to CORBA, a standard for object messaging maintained by the Object Management Group ("OMG"). The main advantage of CORBA is the ability to transparently interoperate with other languages that support CORBA. Messages between objects are converted into language-neutral forms that are processed by an object request broker ("ORB"), which carries the translated message from one object to another.

     Integrated Application Development Environment

     ObjectShare believes that customers developing client/server/web or distributed computing applications require a service provider who is complete, powerful, robust and has an extensible development environment as a foundation for their development efforts. VisualWorks, one of the application environments within which ObjectShare delivers its services, provides a fully integrated graphical user interface ("GUI") builder, access to multiple databases, cross-platform portability, true object-oriented visual programming in the Smalltalk language, and an extensive library of pre-developed classes and methods that support its environment. VisualWave, a second application environment within which ObjectShare delivers its services and as an extension of VisualWorks, provides the capabilities to develop applications that are ready to be deployed on the Internet in the familiar VisualWorks development environment.

  Professional Services

     To help ensure successful development, deployment and maintenance of mission-critical business applications, ObjectShare provides a full range of professional services and support. ObjectShare's training programs and consulting services allow ObjectShare to provide a complete service solution for corporate application developers seeking the benefits of object-oriented technology. As of December 31, 1999, ObjectShare had 13 full-time employees consisting of three (3) in sales and marketing, four (4) in finance and administration and six (6) employees providing training and consulting services. In addition, ObjectShare maintains a network of contractor/consultants to augment its permanent staff.

     ObjectShare offers extensive training. ObjectShare offers courses focusing on the concepts of object-oriented programming, as well as courses in the use of ObjectShare's preferred application development environments, add-on tools, and developer productivity tools.

     For customers requiring experienced object-oriented developers, ObjectShare offers consulting services. ObjectShare provides both short-term and long-term project assistance at customer sites to help ensure a project's success and an accelerated transfer of skills.

  Strategic Relationships

     Overview

     ObjectShare has established a number of strategic relationships with management consultants, system integrators, and computer system and software providers. ObjectShare believes that its relationships with product and service providers for client/server computing will encourage and reinforce the decision by corporations to entrust their strategic mission-critical applications to ObjectShare's training and support services. ObjectShare has strived to establish strategic alliances to make object-oriented technology a clear choice for large organizations.

     Management Consultants and System Integrators

     ObjectShare has marketing, training and development relationships with leading management consultants and system integrators that help corporations reengineer their business models and implement client/server computing solutions. As facilitators for many customers migrating to client/server architectures and object-oriented technology, management consultants and system integrators help to encourage use of ObjectShare's services. ObjectShare has had strategic relationships with organizations such as: American Management Systems, Andersen Consulting, Arbor Intelligence, Cambridge Technology, Computer Sciences Corporation, Gemini Consulting, Intelligent Environments, MCI Systemhouse, Morgan, Parker, Johnson, Object Wave, and SPL Worldgroup. It has also established technology partnerships with organizations such as Rational, Arbor Intelligence, Intersolv, Oracle, Applied Reasoning, IC&K, and Unisys. ObjectShare collaborates on projects and in the cross selling of services, etc. These relationships are non-exclusive, are not all subject to written agreements and may be discontinued at any time.

EMPLOYEES

     As of December 31, 1999, ObjectShare had thirteen (13) full-time employees, consisting of three (3) in sales and marketing, four (4) in finance and administration and six (6) in training and professional services. No employees are covered by any collective bargaining agreements. ObjectShare believes that its relationships with its employees are generally good. The future success of ObjectShare depends in a large part on its ability to attract and retain qualified personnel. The loss of the services of one or more of ObjectShare's key employees could have a material adverse effect on ObjectShare's ability to deliver its training and consulting services, thereby affecting ObjectShare's operating results and financial condition. Competition for qualified personnel is intense, and there can be no assurance that ObjectShare will be able to retain or attract qualified personnel.

DESCRIPTION OF PROPERTY

     ObjectShare's corporate headquarters are located in Irvine, California in an 11,600 square foot facility occupied under a lease expiring in December, 2000. Also, ObjectShare leases offices in Illinois, Oregon and Virginia, which are no longer utilized by ObjectShare and have been subleased or are being offered for sublease. ObjectShare believes that its existing facilities will be adequate to meet its needs through at least fiscal 2000.

COMPETITION

     The market for providing training and consulting services related to large-scale client/server/web computing environments is intensely competitive and ObjectShare expects competition to continue to increase. ObjectShare's competitors include a broad range of companies that also develop and market tools and languages for software application development, including Borland, Forte, Informix, Microsoft, Oracle, Sun Microsystems, and Sybase. Many of ObjectShare's current and prospective competitors have significantly greater financial, technical, and marketing resources than ObjectShare

     The principal competitive factors affecting the market for ObjectShare's services include the skillsets of the consultants ObjectShare is able to bring to a project and the timeliness and content of the training courseware. There can be no assurance that ObjectShare will be successful in the face of increasing competition from new products and enhancements introduced by existing competitors and by new companies entering the market.

LEGAL PROCEEDINGS

     ObjectShare does not know of any current pending legal proceedings but may in the future be subject to legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, ObjectShare's management does not believe that the outcome of any of these legal matters will have a material adverse affect on ObjectShare's consolidated financial position, results of operations, or cash flows.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


                           AND RESULTS OF OPERATIONS


     The following selected consolidated historical financial data should be read in conjunction with ObjectShare's financial statements and related notes thereto included elsewhere herein. The selected financial data presented below under the captions "Statement of Operations Data" for the years ended March 31, 1999, 1998 and 1997 and "Balance Sheet Data" as of March 31, 1999, 1998 and 1997 are derived from the financial statements of ObjectShare, which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the consolidated financial statements for the year ended March 31, 1999, which is included in Appendix C, includes an explanatory paragraph which describes an uncertainty about ObjectShare's ability to continue as a going concern. The selected financial data presented below for the nine months ended December 31, 1999 and 1998, are derived from the unaudited financial statements of ObjectShare. The unaudited financial statements have been prepared by ObjectShare on a basis consistent with ObjectShare's audited financial statements and in the opinion of management include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of ObjectShare's operating results and financial position for the periods and dates to which such statements are related. Historical results are not necessarily indicative of future results of operations.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                               OBJECTSHARE, INC.


                                          NINE MONTHS ENDED
                                             DECEMBER 31,        FOR THE YEAR ENDED MARCH 31,
                                          ------------------    ------------------------------
                                           1999       1998       1999       1998        1997
                                          -------    -------    -------    -------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Net revenues:
  Service...............................  $ 4,897    $ 7,958    $10,426    $12,068    $ 17,138
  License...............................    1,464      3,630      5,380      8,172      20,148
                                          -------    -------    -------    -------    --------
     Total net revenues.................    6,361     11,588     15,806     20,240      37,286
Cost of net revenues:
  Cost of service.......................    3,040      4,180      5,705      7,569      10,379
  Cost of license.......................      543        762      1,737      1,626       5,537
                                          -------    -------    -------    -------    --------
     Total cost of net revenues.........    3,583      4,942      7,442      9,195      15,916
                                          -------    -------    -------    -------    --------
Gross profit............................    2,778      6,646      8,364     11,045      21,370
Operating expenses:
  Sales and marketing...................    2,794      4,592      6,719      7,684      19,465
  Research and development..............      824      2,881      3,542      4,648       8,904
  General and administrative............    2,634      1,998      3,281      3,956       7,436
  Acquired research and development.....       --         --         --         --       3,513
  Restructuring and merger-related
     costs..............................       --       (166)      (166)     2,621       5,162
                                          -------    -------    -------    -------    --------
     Total operating expenses...........    6,252      9,305     13,376     18,909      44,480
                                          -------    -------    -------    -------    --------
Loss from operations....................   (3,474)    (2,659)    (5,012)    (7,864)    (23,110)
Interest and other income, net..........    3,229        256        160        313         725
                                          -------    -------    -------    -------    --------
Loss before provision for income
  taxes.................................     (245)    (2,403)    (4,852)    (7,551)    (22,385)
Provision (benefit) for income taxes....       --        (29)       (13)        31          95
                                          -------    -------    -------    -------    --------
Net loss................................  $  (245)   $(2,374)   $(4,839)   $(7,582)   $(22,480)
                                          =======    =======    =======    =======    ========
Basic and diluted net loss per share....  $ (0.02)   $ (0.19)   $ (0.39)   $ (0.63)   $  (1.91)
Shares used in computing basic and
  diluted

                                             AS OF DECEMBER 31,            AS OF MARCH 31,
                                             ------------------    -------------------------------
                                              1999       1998       1999       1998        1997
                                             -------    -------    -------    -------    ---------
BALANCE SHEET DATA
Cash and cash equivalents..................  $  780     $1,638     $ 1,675    $ 5,134     $ 7,418
Working capital............................  $  (30)    $  842     $(1,366)   $ 3,420     $ 8,108
Total assets...............................  $1,642     $4,377     $ 7,712    $13,255     $23,872
Long term debt.............................  $   74     $   --     $   103    $    --     $    --
Stockholders' equity.......................  $  234     $2,603     $   124    $ 4,792     $12,272



     The following should be read in conjunction with ObjectShare's condensed consolidated financial statements and notes thereto for the nine months ended December 31, 1999 and the consolidated financial statements for the three years ended March 31, 1999, included elsewhere herein.


OVERVIEW

     ObjectShare provides a comprehensive range of training and consulting services supporting object-oriented application developments for use in distributed client/server/web applications.

     Prior to December 1999, ObjectShare also sold software and related support. ObjectShare's primary products were VisualWorks, VisualWave and Distributed Smalltalk, which are application development environments ("ADEs") based on the Smalltalk programming language. ObjectShare has over the last fiscal year, sold off certain of its rights and assets related to its former products sales. See "-- Recent Sale Transactions." ObjectShare is now focusing exclusively on its training and consulting business.

RECENT SALE TRANSACTIONS

  Java/Seagull Transaction

     On April 8, 1999, ObjectShare completed the sale of certain rights and assets to Seagull Software Systems, Inc. ("Seagull") in exchange for approximately $725,000 in cash and the assumption of liabilities in the approximate amount of $96,000. These rights and assets consisted of, among other things: ObjectShare's proprietary computer software application development environments, including VisualSmalltalk and PARTS for Java, a visual programming environment based on Java programming language; products currently in development to support Enterprise JavaBeans and legacy software system integration; all technology, warranties, documentation and other intellectual property rights of ObjectShare related to such software; as well as certain personal property. Pursuant to a software license agreement between ObjectShare and Seagull, Seagull licensed back to ObjectShare: the rights to continue to provide support and maintenance and to sell the VisualSmalltalk product line; and the rights to (a) sell, for a period of one year, and (b) provide support and maintenance, perpetually, the PARTS for Java product line. The sale of these assets resulted in a gain of $483,000 for ObjectShare which is included in Other Income for the nine months ended December 31, 1999.

  SmallTalk/Cincom Transaction

     On August 30, 1999, ObjectShare completed the sale of certain rights and assets to Cincom Systems, Inc. ("Cincom"), in exchange for approximately $425,000 in cash, the assumption of certain liabilities, and guaranteed royalties of approximately $500,000. These rights and assets consisted of, among other things, ObjectShare's proprietary computer software known generally as Smalltalk, and other intellectual property rights of ObjectShare related to such software and certain personal property. Pursuant to this transaction, Cincom agreed to allow ObjectShare the rights to continue to use the software for training and consulting purposes and to sell the Smalltalk product line. In addition, Cincom assumed the future obligations under certain other agreements. The liabilities assumed by Cincom included ongoing maintenance and support, certain capital leases, and accrued vacation and others, which were recorded on the books of ObjectShare at approximately $2,100,000. The actual cost to perform these obligations may be less than the amounts recorded. The sale of these assets resulted in a gain of $2,486,000 for ObjectShare which is included in Other Income for the nine months ended December 31, 1999.

  European Transaction

     On November 24, 1999, ObjectShare completed the sale of all of the stock of ObjectShare, Gmbh, a German corporation, and ObjectShare (U.K.) Limited, an English corporation (collectively, the "Subsidiaries"), to Valtech S.A. a French societe anonyme and its wholly-owned subsidiary Valtech Limited, respectively, in exchange for total consideration of (a) approximately $1,600,000 in cash and
(b) the cancellation of certain intercompany indebtedness owed by the Subsidiaries to ObjectShare. As a result of this transaction, ObjectShare has no operations in Europe, with its remaining operations consisting primarily of providing training and consulting services in the United States. The sale of these subsidiaries resulted in a gain of $254,000 for ObjectShare which is included in Other Income for the nine months ended December 31, 1999.

     As a result of these transactions, ObjectShare's remaining operations consist primarily of providing training and consulting services in the United States.

FACTORS WHICH MAY AFFECT FUTURE RESULTS

     In addition to the other information set forth in this report, the following are certain risks that should be considered with regard to ObjectShare and its common stock.

  Decreased Acceptance Of Smalltalk

     ObjectShare's training and consulting services are largely based on object oriented analysis, design and development programming languages, which includes both Java and Smalltalk. Previously, these services were based primarily on Smalltalk which was a major factor in ObjectShare's sales decline in recent years due in large part to corporate users' reluctance to make new and/or additional investments in Smalltalk-based applications. This reluctance correlates to the perception that Java has emerged as the leading programming language for future object-oriented application development. Corporate users' reluctance to invest in Smalltalk was further compounded by ObjectShare's declining sales and recurring operating losses from fiscal 1996 through fiscal 1999.

  Loss Of And Dependence On Key Personnel

     ObjectShare has in the last nine months lost a total of 97 personnel, primarily due to the sale transactions mentioned above. ObjectShare's future success depends upon its ability to attract and retain highly qualified personnel. Loss of key personnel or inability to hire and retain qualified personnel could have a material adverse effect on ObjectShare's business and results of operations. Competition for qualified personnel is intense and has recently intensified in ObjectShare's geographic and industry segments. The loss of key personnel or an inability to hire qualified personnel will adversely affect ObjectShare's business and results of operations.

  Need For Continued Acceptance Of Object-Oriented Technology

     ObjectShare currently derives substantially all of its revenue from consulting and training services focused on object-oriented application development environments and expects this concentration to continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, object-oriented application development environments and related services, would have a material adverse effect on ObjectShare's business and results of operations. In addition, the future success of ObjectShare's current product family depends upon continued market acceptance of object-oriented technology, particularly continued investment by corporate users in developing mission-critical applications. Because object-oriented technology represents a fundamental shift in programming methodology, it requires a substantial investment in the retraining of programmers, which can discourage organizations from choosing object-oriented tools. Even if organizations choose to make the investment required to use object-oriented technology, there can be no assurance that they will choose products based on the Smalltalk language, such as ObjectShare's services, or that ObjectShare will be successful in the market for object-oriented application development environments, which is already crowded with larger and better-funded competitors such as Oracle, IBM, Sun Microsystems and Symantec. There are a number of potential approaches to implementing object technology, including the use of languages other than Smalltalk, such as C++, object extensions of COBOL, Java, object-based third-generation programming languages ("3GLs"), and other new languages and software tools that may currently be under development or that may be developed in the future.

  Need For Continued Acceptance Of ObjectShare's Legacy

     ObjectShare has built its training and consulting practice based in part on its expertise as a developer of Smalltalk and related tools. There can be no assurance that, now that ObjectShare is no longer a developer, the marketplace will not choose a competitor who is also a developer to provide training and consulting services.

  Fluctuations In Quarterly Results

     ObjectShare has experienced significant quarterly fluctuations in operating results and anticipates such fluctuations in the future. Service revenues tend to fluctuate as consulting projects, which may continue over several quarters, are undertaken or completed. Training revenues may fluctuate, as there are normally periods of time between classes for preparation and development of new courseware. Because ObjectShare's staffing and other operating expenses are based on anticipated revenues, operating results will be adversely affected if the anticipated level of revenues is not realized in the expected quarter or over the course of the year. ObjectShare's results in recent quarters are not necessarily indicative of future results and ObjectShare believes that period-to-period comparisons of its financial results should not be relied upon as the sole indicator of future performance, although such comparisons may be useful in establishing an overall trend in financial results. For reasons discussed above, ObjectShare will no longer generate license related revenue.

  Volatility Of Stock Price

     The market for ObjectShare common stock is highly volatile. The trading price of ObjectShare common stock has been and will likely continue to be subject to wide fluctuations in response to quarterly variations in ObjectShare's operating results, announcements of new services provided by ObjectShare or its competitors, general market fluctuations, and other events and factors. Changes in earnings estimates made by brokerage firms and industry analysts relating to the market in which ObjectShare does business, or relating to ObjectShare specifically, have in the past resulted and could in the future result in an immediate and adverse effect on the market price of ObjectShare common stock.

     On June 23, 1999, ObjectShare common stock was de-listed from the Nasdaq Stock Market. Currently ObjectShare common stock is traded on the OTC Bulletin Board under the symbol "OBJS".

  Technological Change And New Products

     The market for software related training and consulting for client/server/web computing environments is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. ObjectShare must continually update its existing services to keep them current with changing customer needs, technology, and competitive products. New technologies could render existing products obsolete. If ObjectShare is unable to enhance its existing consulting and training skillsets and develop new skillsets in response to changing customer requirements, ObjectShare's business and results of operations will be materially and adversely affected.

     In particular, the market for ObjectShare's services has been adversely affected by the emergence of Java as the dominant language for developing web-based client applications. Also, the growth of the Internet as a means of communicating information about competitive products has shortened the average development cycle for software. This has caused an increase in competition in the market for ObjectShare's services. The failure of others to develop or enhance technologies that are critical to broad public acceptance and use of the Internet may also affect ObjectShare's ability to market its services for Internet application development.

  Intellectual Property And Other Proprietary Rights


     ObjectShare disposed of all significant intellectual property during the quarter ended September 30, 1999 in connection with several recent sale transactions. See "-- Recent Sale Transactions."


  Dependence On Third-Party Relationships

     In its service offerings, ObjectShare uses certain products and technologies of various third-party software developers. Such products and technologies are obtained from the third-party providers under contractual license agreements, which in some cases are for limited time periods and in some cases provide that such licenses may be terminated under certain circumstances. There can be no assurances that ObjectShare will be able to maintain adequate relations with these third-party providers, that these third-party providers will commit adequate development resources to maintain these products and technologies, or that the license agreements that are for limited time periods will be renewed upon termination. ObjectShare has established a number of strategic relationships with management consultants, system integrators, and computer system and software providers. These companies provide software development, marketing, reselling, and training services that ObjectShare believes are important to its existing and future business. These relationships are non-exclusive and may be discontinued at any time.

  Managing A Changing Business

     Since its inception, ObjectShare has experienced changes in its operations which have placed significant demands on ObjectShare's administrative, operational, and financial resources. ObjectShare has experienced both rapid growth and substantial downturns, which have caused extreme stresses on the organization, both in the immediate term and in the longer term. In recent years, ObjectShare has implemented a number of restructurings and reductions in its workforce. As a result, ObjectShare has incurred a number of risks associated with its reduced operating size and capabilities. These risks include an increased sensitivity to employee turnover, with a greater likelihood that turnover would have a significant negative effect on ObjectShare's operations, potentially causing delays in generating consulting and training billings and the need for ObjectShare to effectively manage dramatically changing operations.

  Loss of Revenues from International Operations

     Approximately 31%, 31%, and 32% of ObjectShare's net revenues for the years ended March 31, 1999, 1998, and 1997, respectively, were attributable to international sales. Approximately half of these international revenues were derived from service revenues. As mentioned above, ObjectShare no longer has operations outside the United States. See "Recent Sale Transactions -- European Transaction."

  Future Capital Requirements

     It is anticipated that ObjectShare will need additional funds to support its operations during fiscal year 2000. The terms of any equity financing may be dilutive to ObjectShare's stockholders, and the terms of any debt financing are likely to contain restrictive covenants which limit ObjectShare's ability to pursue certain courses of action. There can be no assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, ObjectShare will experience severe liquidity problems. This matter raises substantial doubt as to ObjectShare's ability to continue as a going concern.

     In connection with the signing of the merger agreement, StarBase has, pursuant to a Secured Promissory Note, dated November 3, 1999 (the "Note"), provided ObjectShare a line of credit of up to $500,000. This credit line bears interest at a prime plus 0.75%, is secured by all assets of ObjectShare, and matures on October 31, 2000 subject to earlier maturity based upon specified events. Under the terms of the Note, StarBase may advance, but is not obligated to advance, loans to ObjectShare following ObjectShare's sale of its previously held foreign subsidiaries. These subsidiaries were sold on November 29, 1999. See "Recent Sale Transactions -- European Transactions."

     As of October 6, 1999, ObjectShare entered into an Accounts Receivable Purchase Agreement with a bank. This agreement provides ObjectShare with the ability to sell up to $1,000,000 of eligible receivables to the bank. The bank will pay ObjectShare 80% of the face value upon the sale and the balance after subsequent collection by the bank. ObjectShare remains contingently liable for the collection of these receivables. ObjectShare's obligations are secured by all of ObjectShare's assets. Fees include an administrative fee of 0.5% of the amount sold and 1.5% per month on the uncollected balance of the receivables sold. This replaced the prior credit agreement with the same bank.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of total revenues represented by certain items in ObjectShare's Statements of
Operations:


                                                NINE MONTHS ENDED
                                                   DECEMBER 31,       YEAR ENDED MARCH 31,
                                                ------------------    --------------------
                                                1999         1998     1999    1998    1997
                                                -----        -----    ----    ----    ----
Total Net Revenues:...........................   100%         100%    100%    100%    100%
  Service.....................................    77           69      66      60      46
  License.....................................    23           31      34      40      54
Total Cost of Net Revenues:...................    57           43      47      45      43
  Cost of Service.............................    48           36      36      37      28
  Cost of License.............................     9            7      11       8      15
Gross Profit..................................    43           57      53      55      57
Total Operating Expenses:.....................    98           80      85      93     119
  Sales and marketing.........................    44           39      43      38      52
  Research and development....................    13           25      22      23      24
  General and administrative..................    41           17      21      20      20
  Acquired research and development...........    --           --      --      --       9
  Restructuring and merger related costs......    --           (1)     (1)     13      14
Net loss from operations......................   (55)         (23)    (32)    (39)    (62)
Interest and other income (expense), net......    51            2       1       2       2
Income/(loss) before income taxes.............    (3)         (21)    (31)    (37)    (60)
Provision for income taxes....................    --            *       *       *       *
Net income/(loss).............................    (3)         (21)    (31)    (37)    (60)


---------------
* Less than one percent.


  Nine Months Ended December 31, 1998 and 1999



     Net Revenues. Total net revenues for the nine months ended December 31, 1999 were $6.4 million, compared with $11.6 million for the comparable 1998 period. This equates to a decrease of 45%. The decrease is due primarily to a declining demand for SmallTalk products and related services resulting in corresponding decreased in license and service revenues. Net revenues are comprised of service revenues and license revenues.



     Service Revenues. Service revenues for the nine months ended December 31, 1999 were $4.9 million, or 77% of net revenues, compared with $8.0 million, or 69% of net revenues, for the comparable 1998 period. This increase in service revenues as a percentage of total net revenue was driven by the fact that ObjectShare sold all aspects of its business which produced license revenues in August 1999. See "-- Recent Sale Transactions."

     License Revenues. License revenues for the nine months ended December 31, 1999 were $1.5 million, or 23% of net revenues, compared with $3.6 million, or 31% of net revenues, for the comparable 1998 period. This $2.1 million decrease relates to the fact that in August 1999, ObjectShare sold the portion of its business which produced significant license revenues. See "-- Recent Sale Transactions." Also the release of the new 5i version of Visual Works in March 1999, resulted in many customers making or accelerating Smalltalk related license purchases into March 1999. Smalltalk license sales decreased $2.0 million. The balance of the decrease related to reduced Java license sales.



     Cost of Net Revenues. Cost of Net Revenues for the nine months ended December 31, 1999 were $3.6 million, or 57% of net revenues, compared with $4.9 million, or 43% of net revenues, for the comparable 1998 period.



     Cost of Service Revenues. Cost of service revenues consists primarily of salaries, commissions, facility expenses and travel-related expenses. Cost of service revenues for the nine months ended December 31, 1999 were $3.0 million, or 62% of related net service revenues, compared with $4.2 million, or 53% of net service revenues, for the comparable 1998 period. Cost of service revenues decreased for the first nine months of fiscal 2000, from the comparable periods of fiscal 1999, because of a decrease in total headcount in the training, consulting and technical support departments in anticipation of increased service contracts which did not come to fruition by the first quarter of fiscal 2000. During the second and third quarters, headcount and related expenses decreased to more closely match anticipated revenue levels. Expenses related to support activities also decreased during the first nine months of fiscal 2000 as a result of the Cincom transaction. See "-- Recent Sale Transactions."



     Cost of License Revenues. Cost of license revenues is primarily comprised of the cost of production of ObjectShare's products, related royalties and the amortization of capitalized software costs. Cost of license revenues for the nine months ended December 31, 1999 were $543,000, or 37% of related net license revenues, compared with $762,000, or 21% of net license revenues, for the comparable 1998 period. Costs associated with license revenues increased for the first nine months of fiscal 2000, from the comparable period of fiscal 1999 due primarily to ObjectShare's effecting definitive calculations of future royalty payments owed by ObjectShare, primarily minimum royalties, now due as a result of the Cincom transaction. See "-- Recent Sale Transactions."



     Operating Expenses. Total operating expenses for the nine months ended December 31, 1999 were $6.3 million, or 98% of net revenues, compared with $9.3 million, or 80% of net revenues, for the comparable 1998 period.



     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel-related expenses and advertising. Sales and marketing expenses for the nine months ended December 31, 1999 were $2.8 million, or 44% of net revenues, compared with $4.6 million, or 40% of net revenues, for the comparable 1998 period. The total amount spent decreased as the Company scaled back its efforts in this area in anticipation of lower sales levels. Total expense as a percentage of net revenues increased due to the fixed nature of certain of the costs.



     Research and Development. Research and development expenses for the nine months ended December 31, 1999 were $824,000, or 13% of net revenues, compared with $2.9 million, or 25% of net revenues, for the comparable 1998 period. This decrease in research and development expense was due to a planned reduction in research and related headcount. In August 1999, ObjectShare discontinued this operation as part of the Cincom transaction. See "-- Recent Sale Transactions."



     General and Administrative. General and administrative expenses for the nine months ended December 31, 1999 were $2.6 million, or 41% of net revenues, compared with $2.0 million, or 17% of net revenues, for the comparable 1998 period. This increase was largely due to increased reliance on outside services for the divestitures effected during fiscal year 2000, for required increased disclosure in the Annual Report on Form 10-K, and the hiring of certain investment bankers and other professionals to assist in identifying strategic options and downsizing opportunities.

     Restructuring and Merger Related Costs. ObjectShare recorded restructuring costs in the second quarter of fiscal 1998 and the third and fourth quarters of fiscal 1997. During the nine months ended December 31, 1998, ObjectShare made payments of $347,000 and recorded a return to operations of reserves of $166,000 provided in prior years for events that were completed in the current period. ObjectShare utilized the remaining reserves in fiscal 1999.



     Interest And Other Income (Expense), Net. Interest and other income (expense) for the nine months ended December 31, 1999 were $3.2 million, or 51% of net revenues, compared with $256,000, or 2% of net revenues, for the comparable 1998 period. This substantial increase was due primarily to the $2.5 million gain on the sale related to the Smalltalk/Cincom transaction, the $483,000 gain related to the Java/Seagull transaction and the $254,000 gain related to the European/Valtech transaction. See "-- Recent Sale Transactions."


     Provision For Income Taxes. No provision for income taxes has been recorded for fiscal 2000, as ObjectShare does not anticipate taxable income for the year and has operating loss carryforwards in excess of the income reported for the first nine months of fiscal 2000. ObjectShare reported losses for the first six months of fiscal 1999. It recorded a foreign tax benefit of $49,000 in fiscal 1999.

  Years Ended March 31, 1999, 1998 and 1997

     Net revenues

                                                         YEAR ENDED MARCH 31
                                     -----------------------------------------------------------
                                      1999      CHANGE     1998      CHANGE     1997      CHANGE
                                     -------    ------    -------    ------    -------    ------
                                                       (DOLLARS IN THOUSANDS)
License............................  $ 5,380     (34)%    $ 8,172     (59)%    $20,148     (36)%
Service............................   10,426     (14)%     12,068     (30)%     17,138      (4)%
                                     -------              -------              -------
Net Revenues.......................  $15,806     (22)%    $20,240     (46)%    $37,286     (25)%
                                     =======              =======              =======

     Net revenues for fiscal 1999, 1998 and 1997 were $15.8 million, 20.2 million and $37.3 million, respectively, which reflect decreases of 22%, 46% and 25% from each of the previous years, respectively. The decrease in revenues from fiscal 1998 to fiscal 1999 is believed by ObjectShare to be due to the following factors:

     - Weakness in the marketplace for Smalltalk products resulting from the perceived strength of Java;

     - Customer concern regarding the viability of ObjectShare in light of four years of declining sales and recurring operating losses; and

     - A shift of focus to Y2K compliance by potential customers with a resulting delay in development projects.

     ObjectShare believes that the decrease in sales from fiscal 1997 to fiscal 1998 was due largely to events occurring in fiscal 1997 that affected results for fiscal 1998, including:

     - Termination of the VisualSmalltalk Enterprise (VSE) product line in fiscal 1997;

     - Elimination of runtime license fees in fiscal 1997;

     - Lack of new releases in the core VisualWorks product line;

     - Customer concern over the viability of ObjectShare in light of three years of declining sales and recurring operating losses, led to significant gains from competitors entering the Smalltalk market, including IBM; and

     - Growing customer perception of the Smalltalk programming language as an academic/specialty niche tool, correlated to the emergence and popularity of Java.

     License Revenues. License revenues for fiscal 1999, 1998 and 1997 were $5.4 million, $8.2 million and $20.1 million, respectively, which reflect decreases of 34%, 59% and 36% from each of the previous years, respectively. License revenues for fiscal 1999, 1998 and 1997 represented 34%, 40% and 54%, respectively, of net revenues. These declines are the result of Smalltalk's weakness in the marketplace and the customer concerns regarding the financial viability of ObjectShare.

     Service Revenues. Service revenues for fiscal 1999, 1998 and 1997 were $10.4 million, $12.1 million and $17.1 million, respectively, which reflect decreases 14%, 30% and 4% from each of the previous years, respectively. Service revenues for fiscal 1999, 1998 and 1997 represented 66%, 60% and 46%, respectively, of net revenues. The overall downward trend of service revenues is due to both reduced demand for training and consulting, which is largely driven by sales of development environments and the emergence of Smalltalk-oriented consultancies that specialize in custom application/solution development, in particular industries.

     International Revenues. International revenues for fiscal 1999, 1998, and 1997 were $4.9 million, $6.2 million, and $11.9 million, respectively, which reflect decreases 21%, 48% and 23% from each of the previous years, respectively. International revenues for fiscal 1999, 1998 and 1997 represented 31%, 31%, and 32%, respectively, of net revenues. International revenues consist primarily of U.S. export sales and European training and consulting. The decrease in international revenue in fiscal 1999 was due to the same factors discussed above for worldwide revenues. The 48% decrease in international revenue in fiscal 1998 was also the result, in part, of the sale of the French subsidiary in mid year. ObjectShare no longer has any international operations. See "-- Recent Sales Transactions."

  Cost Of Net Revenues.

                                                         YEAR ENDED MARCH 31,
                                       ---------------------------------------------------------
                                        1999     CHANGE     1998     CHANGE     1997      CHANGE
                                       ------    ------    ------    ------    -------    ------
                                                        (DOLLARS IN THOUSANDS)
Cost of license revenues.............  $1,737       7%     $1,626     (71)%    $ 5,537      (5)%
Percentage of license revenues.......    32.3%               19.9%                27.5%
Cost of service revenues.............  $5,705     (25)%    $7,569     (27)%    $10,379      (7)%
Percentage of service revenues.......    54.7%               62.7%                60.6%
Total cost of revenues...............  $7,442     (19)%    $9,195     (42)%    $15,916      (6)%
Percentage of net revenues...........    47.1%               45.4%                42.7%

     Cost of net revenues is charged to either license revenues or service revenues. Cost of license revenues, which is primarily comprised of the production of ObjectShare's products and related royalties, is substantially lower than cost of service revenues, which consists primarily of personnel costs. Cost of net revenues for fiscal 1999, 1998, and 1997 were $7.4 million, $9.2 million, and $15.9 million, respectively, representing 47%, 45%, and 43%, respectively, of net revenues.

     Cost Of License Revenues. Cost of license revenues consists principally of royalties, materials, packaging and freight, and amortization of capitalized software costs. Cost of license revenues for fiscal 1999, 1998, and 1997 were $1.7 million, $1.6 million, and $5.5 million, respectively. Cost of license revenues increased by 7% in fiscal 1999 compared to the prior year and decreased by 71% and 5% in fiscal 1998 and fiscal 1997 compared to the prior years, respectively, due to lower sales of development environments. License gross profit as a percentage of license revenues in fiscal 1999 decreased to 68%. This was primarily the result of the write-off of $372,000 of capitalized software related to VEOS, ObjectShare's middleware product, at the end of fiscal 1999. License gross profit improved as a percentage of license revenues in fiscal 1998 to 80%, as fiscal 1997 cost of sales were high due to write-offs of purchased capitalized software, increased royalty accruals, write-offs of obsolete inventory, and the higher launch cost of sales on Parts for Java.

     Cost Of Service Revenues. Cost of service revenues consists principally of personnel, and related costs for training, consulting and customer support. Cost of service revenues for fiscal 1999, 1998, and 1997 were $5.7 million, $7.6 million, and $10.4 million, respectively. Overall services headcount and contract personnel were reduced in fiscal 1998 and in fiscal 1997, although international services headcount increased in fiscal 1997. In fiscal 1999, service gross profit increased as a percentage of service revenues to 45%, due to the full year benefit of the cost reduction actions taken in fiscal 1998.

     Operating expenses.

                                                          YEAR ENDED MARCH 31,
                                       ----------------------------------------------------------
                                        1999      CHANGE     1998     CHANGE     1997      CHANGE
                                       -------    ------    -------   ------    -------    ------
                                                         (DOLLARS IN THOUSANDS)
Sales and marketing..................  $ 6,719      (13)%   $ 7,684    (61)%    $19,465      (12)%
Percentage of net revenues...........     42.5%                38.0%               52.2%
Research and development.............  $ 3,542      (24)%   $ 4,648    (48)%    $ 8,904      (14)%
Percentage of net revenues...........     22.4%                23.0%               23.9%
General and administrative...........  $ 3,281      (17)%   $ 3,956    (47)%    $ 7,436        8%
Percentage of net revenues...........     20.8%                19.5%               19.9%
Acquired research and development....       --                   --             $ 3,513     (N/A)
Percentage of net revenues...........                                               9.4%
Restructuring and merger related
  costs..............................     (166)    (106)%   $ 2,621    (49)%    $ 5,162        1%
Percentage of net revenues...........     (1.1)%               12.9%               13.8%
Total operating expenses.............  $13,376      (29)%   $18,909    (58)%    $44,480        0%
Percentage of net revenues...........     84.6%                93.4%              119.3%

     Operating expenses for fiscal 1999, 1998, and 1997 were $13.4 million, $18.9 million, and $44.5 million, respectively, which reflect decreases of 29%, 58% and 0% from each of the previous years, respectively. Operating expenses for fiscal 1999, 1998 and 1997 represented 85%, 93%, and 119%, respectively, of net revenues. The fiscal 1999 declines reflect the full year impact of the prior year's reduction of its workforce. In response to declining revenues, ObjectShare implemented two reductions in the workforce in fiscal 1997, and one in fiscal 1998. The year-to-year decline in operating expenses reflect these workforce reductions and lower volume driven expenses such as commissions on sales.


     Sales And Marketing Expenses. Sales and marketing expenses consist principally of salaries, commissions, travel, facility costs, marketing programs and advertising. Sales and marketing expenses for fiscal 1999, 1998 and 1997 were $6.7 million, $7.7 million, and $19.5 million, respectively, which reflect decreases of 13%, 61% and 12% from each of the previous years, respectively. Sales and marketing expenses for fiscal 1999, 1998 and 1997 represented 43%, 38%, and 52%, respectively, of net revenues. During fiscal 1999, sales and marketing expenses continued to decrease as a result of reducing the international sales force, the effect of the spin-off of the sales subsidiary in France effected in fiscal 1998, and a reduction in marketing personnel. As a percentage of net revenues, however, these expenses increased to 42.5%. Sales and marketing expense declines in fiscal year 1998 were also a result of the 1997 and 1998 de-layering and workforce reduction actions.


     Research And Development Expenditures. Research and development expenditures are mostly personnel related. Research and development expenditures for fiscal 1999, 1998 and 1997 were $3.5 million, $4.7 million, and $8.9 million, respectively, which represents 22%, 23%, and 24%, respectively, of net revenues. The decrease in fiscal 1999 was due to manpower reductions and the capitalization of projects, which reached technological feasibility. During the year, ObjectShare capitalized $495,000 of software development costs related to its middleware product, VEOS, and $522,000 of costs associated with development of the internet capable version of ObjectShare's VisualWorks Smalltalk product, VW5i, as the development of these products reached technological feasibility. Subsequently, in the fourth quarter of fiscal 1999, the unamortized development costs related to VEOS were written off and charged to license cost of sales, as the recoverability of such costs through future revenue did not materialize as expected. ObjectShare did not capitalize software development costs in fiscal 1998 and fiscal 1997.

     General And Administrative Expenses. General and administrative expenses consist of personnel costs for administration, finance, information systems, human resources, and general management, as well as professional service expenses. General and administrative expenses were $3.3 million, $4.0 million, and $7.4 million, respectively, which represents 21%, 20%, and 20%, respectively, of net revenues. General and administrative expenses decreased in fiscal 1999 and 1998 primarily due to manpower reductions. The fiscal 1998 decrease was also impacted by a decrease in bad debt allowance. Fiscal 1997 expenses were up 8% from the prior year.

     Acquired Research And Development. Acquired research and development represents charges for software that had not yet reached technological feasibility under SFAS 86. In fiscal 1997, a charge of $646,000 was taken in connection with the October 1996 acquisition of privately held Polymorphic Software, Inc. and a charge of $2.9 million was taken in connection with the July 1996 acquisition of privately held ObjectShare Systems, Inc.

     Restructuring And Merger Related Costs. Restructuring and merger related costs for fiscal 1999, 1998 and 1997 were ($166,000), $2.6 million, and $5.2 million, respectively, which represents (1)%, 13% and 14%, respectively, of net revenues. The following business combinations and restructurings are reflected in these figures:

     - In February 1996, ObjectShare acquired all the assets of AMiGO S.A, a French-based distributor of ObjectShare's VisualWorks product. In September 1997, ObjectShare decided to spin-off the entity to its management. At the time of the acquisition, which was accounted for as a purchase, ObjectShare made an initial payment of $688,000. In the second quarter of fiscal 1998, ObjectShare paid an additional $150,000 in satisfaction of its "earnout" obligation under the acquisition agreement, in connection with revenues in France in accordance with the agreement for the specified period. ObjectShare also provided an additional $100,000 to the spin-off entity as working capital. Most of the initial purchase price, which included transaction costs, was allocated to intangible assets (included in other assets), a portion of which was amortized in fiscal 1997 and the balance of which was written off in connection with the spin-off. The results of operations of AMiGO, which have not been material in relation to those of ObjectShare, are included in the consolidated results of operations for the period of ownership by ObjectShare.

     - On July 31, 1996, ObjectShare acquired ObjectShare Systems, Inc. ("OSI"), a privately held corporation which developed and marketed add-on products for Smalltalk tools. The acquisition was accounted for as a purchase in which ObjectShare paid $3.0 million in cash and assumed options for the purchase of 104,086 shares of ObjectShare common stock. In connection with the acquisition, ObjectShare recorded intangible assets of $363,000 and charged to operations $2.9 million for acquired research and development. In connection with a restructuring of operations later in fiscal 1997, ObjectShare charged to operations the unamortized portion of the intangible assets. The operating results of OSI have been included in ObjectShare's consolidated results of operations from the date of acquisition.

     - On October 1, 1996, ObjectShare acquired Polymorphic Software, Inc. ("PSI"), a privately held corporation which developed and marketed Smalltalk tools and provided related consulting services. This acquisition was accounted for as a purchase in which ObjectShare agreed to pay approximately $1.0 million in cash, of which $700,000 was paid during the third quarter of fiscal 1997, in exchange for all outstanding shares of PSI common stock. The operating results of PSI are included in ObjectShare's consolidated results of operations from the date of acquisition. In connection with the acquisition, ObjectShare recorded intangible assets of $403,000 and charged to operations $646,000 for acquired research and development. In connection with the restructuring of operations later in fiscal 1997, ObjectShare charged to operations the unamortized portion of the intangible assets.

     - During fiscal 2000, several transactions occurred which are described under "Recent Sale Transactions."

     Restructuring and merger related costs reflect charges recorded in connection with the restructuring of operations in the second quarter of fiscal 1998, and the third and fourth quarters of fiscal 1997. In the restructurings, ObjectShare reduced its total headcount by an aggregate of approximately 160 people, including employees and contractors, down to 110 at March 31, 1998. These actions were taken in an effort to reduce ObjectShare's ongoing operating expenses. ObjectShare recorded restructuring charges in the second quarter of fiscal 1998 of $2.6 million and in the third and fourth quarters of fiscal 1997 of approximately $2.2 million and $3.0 million, respectively, to cover severance benefits, the closing of excess facilities, write-down of acquired intangible assets related to discontinued products, and the write-down of excess computer equipment and office furniture.

     The fiscal 1998 restructuring costs and 1999 utilization and related liabilities are summarized below:

                                               WRITE-DOWNS,                        WRITE-DOWNS,
                                               PAYMENTS, AND        ACCRUED        PAYMENTS, AND        ACCRUED
                                 1998        RECLASSIFICATIONS   RESTRUCTURING   RECLASSIFICATIONS   RESTRUCTURING
                             RESTRUCTURING        THROUGH          COSTS AT           THROUGH          COSTS AT
                                 COSTS           MARCH 31,         MARCH 31,         MARCH 31,         MARCH 31,
                               PROVISION           1998              1998              1999              1999
                             -------------   -----------------   -------------   -----------------   -------------
                                                            (DOLLARS IN THOUSANDS)
Severance benefits.........     $  550            $  550             $ --              $ --               $--
Closing of excess
  facilities...............      1,395               881              514               514               --
Intangible assets
  write-down...............        584               564               20                20               --
Equipment and furniture
  write-down...............         68                68               --                --               --
Other......................         24                24               --                --               --
                                ------            ------             ----              ----               --
                                $2,621            $2,087             $534              $534               $--
                                ======            ======             ====              ====               ==

     In fiscal 1999, ObjectShare completed these restructuring activities and reversed to operations $166,000 of excess accruals related to the closing of excess facilities.

     Interest and other income, net.

                                                            YEAR ENDED MARCH 31,
                                               -----------------------------------------------
                                               1999   CHANGE    1998   CHANGE    1997   CHANGE
                                               ----   ------    ----   ------    ----   ------
                                                           (DOLLARS IN THOUSANDS)
Interest and other income, net...............  $160    (49)%    $313    (57)%    $725    (44)%
Percentage of net revenues...................   1.0%             1.5%             1.9%

     Interest and other income, net consists primarily of interest earned on ObjectShare's cash and cash equivalent balances and marketable securities, offset by interest paid and other expenses. The decrease in fiscal 1999 and 1998 reflects lower interest income from reduced cash, cash equivalent and marketable securities balances.

THE YEAR 2000


     As of the date of this filing, ObjectShare has experienced no disruptions or problems regarding the year 2000 changeover. As part of ObjectShare's Y2K plan, prior to January 1, 2000, ObjectShare tested and sampled internal systems consisting primarily of desktop and network computers, and third-party software utilized in the day-to-day operations of ObjectShare. All sampling and testing completed by January 1, 2000 indicated all systems were operating as normal, Through January 31, 2000, all of ObjectShare's internal hardware and software continue to operate as normal and to-date, all vendors utilized by ObjectShare in its daily operations are operating normally and have not indicated any Y2K anomalies.


     ObjectShare will continue to monitor and oversee all internal operations and be in contact with its vendors regarding the upcoming dates (such as February 29, 2000) which are identified as presenting potential Y2K issues. Based upon the successful transition through the January 1, 2000 rollover period, ObjectShare does not anticipate any problems to materialize.

     ObjectShare's expenditures for the Y2K effort were not material and ObjectShare does not expect to incur any material costs over the next few months in regards to Y2K.

LIQUIDITY AND CAPITAL RESOURCES


     ObjectShare's operations have resulted in net losses of $4.8 million, $7.6 million and $22.5 million during each of the three years ended March 31, 1999, 1998 and 1997, respectively. As of March 31, 1999, ObjectShare has an accumulated deficit of $49.8 million and ObjectShare's current liabilities exceeded its current assets by $1.4 million. During fiscal 1999 and 1998, management implemented certain cost reduction and product development actions to improve ObjectShare's revenues and profitability. These actions included leveraging and redirecting ObjectShare's technology and consulting resources and revising the marketing strategy to implement more of a solutions and services-oriented business model. However, ObjectShare continues to experience operating losses which have seriously eroded cash reserves.


     Although management's goal is to reduce losses and, ultimately, return ObjectShare to profitability, there can be no assurance that these actions will allow ObjectShare to achieve profitability. After giving effect to the planned cost cutting measures, management believes that ObjectShare will still need to obtain additional sources of financing to satisfy ObjectShare's near-term operating requirements.


     As of December 31, 1999, ObjectShare had cash and cash equivalents of $780,000 and negative working capital of $30,000 compared to $1.7 million of cash and cash equivalents and $1.4 million of negative working capital as of March 31, 1999.



     ObjectShare used cash in operations of $2.8 million in the nine months ended December 31, 1999 down from the $3.4 million used in the nine months ended December 31, 1998. This reflects the reduced sales level of operations and related reduced payable and royalty levels. Due to its net losses in fiscal 1999, 1998 and 1997, ObjectShare used $4.1 million, $9.2 million and $9.4 million, respectively, of cash to fund its operating activities. The net cash used in operating activities in fiscal 1998 was greater than the net loss, primarily due to the net effect of decreases in accounts payable, accrued liabilities, accrued restructuring costs, and deferred revenue. Accounts receivable decreased as a result of reduced revenues.


     ObjectShare has no significant capital commitments for fiscal 2000.

     Financing activities provided cash of $1.2 million, $.1 million and $1.3 million for fiscal 1999, 1998 and 1997, respectively. Cash from financing activities in 1999 was derived primarily from borrowings from ObjectShare's line of credit with a bank and interest earned on cash equivalents.

     Cash from financing activities in fiscal 1998 and 1997 was derived primarily from the issuance of common stock under ObjectShare's employee stock plans.

     Cash from investing activities in 1998 and 1997 was derived primarily from the maturing of marketable securities.


     During December 1998, ObjectShare entered into a $5 million line of credit with a commercial bank that expired in December 1999. On October 28, 1999 ObjectShare paid off substantially all of the indebtedness under the above credit agreement using the proceeds from the sale of certain receivables to the bank under an Accounts Receivable Purchase Agreement. There will be no more advances under the above credit agreement. The Receivable Purchase Agreement provides the facility to sell up to $1,000,000 of eligible receivables to the bank. The bank will pay 80% of the face value upon the sale and the balance after subsequent collection by the bank. ObjectShare remains contingently liable for the collection of these receivables. ObjectShare's obligations are secured by all of ObjectShare's assets. Fees include an administrative fee of 0.5% of the amount sold and 1.5% per month on the uncollected balance of the receivables sold. At December 31, 1999, ObjectShare was contingently liable for $25,000 related to receivables sold to the bank. This amount was received by the bank during January 2000. In connection with this contingent liability, $7,000 of cash was held in a restricted account at the bank at December 31, 1999.

     It is anticipated that cash on hand and cash flow from operations will not be sufficient to support ObjectShare's operations beyond the anticipated timeframe for the completion of the merger. In the event the merger with StarBase is not completed, ObjectShare will need additional capital. There is no assurance ObjectShare will be able to obtain additional capital on terms acceptable to ObjectShare or at all. Failure to obtain sufficient levels of additional capital will result in material liquidity problems for ObjectShare. These matters raise substantial doubt about ObjectShare's ability to continue as a going concern.

                  BENEFICIAL STOCKHOLDERS OF OBJECTSHARE, INC.

     The following table sets forth certain information regarding the beneficial ownership of ObjectShare common stock of ObjectShare as of December 31, 1999 by:
(i) each person known by ObjectShare to be the beneficial owner of more than 5% of the outstanding ObjectShare common stock; (ii) each director and executive officer of ObjectShare; and (iii) all directors and executive officers of ObjectShare as a group. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       NUMBER(1)     PERCENT(2)
---------------------------------------                       ----------    -----------
Eugene L. Goda(3)...........................................    650,000         5.2%
Sam Inman III(4)............................................      7,916           *
Edward B. Merino(5).........................................      4,166           *
James H. Smith(6)...........................................    555,000         4.5%
All directors and executive officers as a group (4
  persons)(7)...............................................  1,217,082         9.8%

---------------
(1) Except as otherwise indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares of ObjectShare common stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address for persons named in the table is: 16811 Hale Avenue, Suite A, Irvine, California 92614.

(2) Percentage of ownership is based on 12,470,863 shares of ObjectShare common stock outstanding on December 31, 1999, and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 650,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.

(4) Includes 7,916 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.

(5) Includes 4,166 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.

(6) Includes 555,000 shares issuable to Mr. Smith upon the exercise of options exercisable within 60 days of December 31, 1999. Mr. Smith's address is: c/o 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707.

(7) Includes 1,217,082 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.

                                 NAMED EXPERTS

LEGAL MATTERS

     Parker Chapin, LLP, New York, New York will pass upon the validity of the securities offered hereby.

EXPERTS

     The financial statements as of March 31, 1998 and for the year then ended included in this Proxy Statement/Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the ability of StarBase to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of StarBase Corporation for the year ended March 31, 1999, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the ability of StarBase Corporation to continue as a going concern, as described in Note 2 to the financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements of ObjectShare, Inc. at March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999, included in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about ObjectShare's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


FINANCIAL ADVISORS

     Duff & Phelps acted as financial advisor to ObjectShare in connection with the merger. Pursuant to the terms of its engagement, ObjectShare has agreed to pay Duff & Phelps $125,000 certain fees for its financial advisory services provided in connection with the merger. In addition, ObjectShare has agreed to indemnify Duff & Phelps and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     First Security Van Kasper acted as StarBase's financial advisor in connection with the merger. Pursuant to the terms of its engagement, StarBase has agreed to pay FSVK certain fees for its financial advisory services provided in connection with the merger. In addition, StarBase has agreed to indemnify FSVK and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.


     NEITHER STARBASE NOR OBJECTSHARE HAS AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROXY STATEMENT/PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CURRENT AS OF MARCH 6, 2000.


                                 OTHER MATTERS

     ObjectShare knows of no other business that will be presented for action by its stockholders at the special meeting. If other business is properly presented for consideration at the special meeting, the enclosed proxy authorizes the person named therein to vote the shares in their discretion.

                      WHERE YOU CAN FIND MORE INFORMATION


     StarBase and ObjectShare are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC relating to their business, financial statements and other matters. You can inspect and copy reports and proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act and other information filed with the SEC as well as copies of the Registration Statement, of which this Proxy Statement/Prospectus is a part, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, (800) 732-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information that StarBase and ObjectShare file electronically with the SEC. The SEC's Web site address is http:\ \www.sec.gov.


     StarBase has filed with the SEC a Registration Statement on Form S-4 with respect to the securities to be issued to ObjectShare' stockholders in the merger. This Proxy Statement/Prospectus also constitutes the prospectus of StarBase filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. You may inspect and copy the Registration Statement and any amendments thereto, including exhibits filed as part thereof, at the SEC's offices as described above.


     StarBase and ObjectShare incorporate herein by reference additional documents that either company may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the ObjectShare special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from StarBase or ObjectShare, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses.

FOR STARBASE DOCUMENTS:                                FOR OBJECTSHARE DOCUMENTS:
StarBase Corporation                                   MacKenzie Partners, Inc.
4 Hutton Centre Drive, Suite 800                       156 Fifth Avenue
Santa Ana, California, 92707                           New York, New York 10010
(714) 445-4400                                         (212) 929-5500 (Call Collect) or
                                                       CALL TOLL-FREE (800) 322-2885


     If you would like to request documents related to either ObjectShare or StarBase, please do so by April 5, 2000 in order to receive them before the ObjectShare special meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 6, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOT THE ISSUANCE OF STARBASE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of November 3, 1999 (the "Agreement"), by and among STARBASE CORPORATION, a Delaware corporation ("StarBase"); OBJS ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of StarBase ("Subsidiary"); and OBJECTSHARE, INC., a Delaware corporation ("OBJS").

                             W I T N E S S E T H :

     WHEREAS, OBJS is engaged in the provision of software related customer support, training and consulting services, either on its own accord or acting through its subsidiaries or affiliates set forth in Schedule 2.3 hereof (the "Business");

     WHEREAS, the Boards of Directors of StarBase and of Subsidiary, and StarBase, as the sole stockholder of Subsidiary, as well as the Board of Directors of OBJS and the stockholders of OBJS have (or shall have on or before the Effective Date) (a) determined that it is in the best interests of their respective companies for OBJS to be merged with and into Subsidiary upon the terms and subject to the conditions set forth herein and (b) approved the merger of OBJS with and into Subsidiary (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1. The Merger.

     1.1. The Merger. At the Effective Date (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and Delaware Law, OBJS shall be merged with and into Subsidiary, the separate corporate existence of OBJS shall cease, and Subsidiary shall continue as the surviving corporation. Subsidiary, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effective Date. StarBase, Subsidiary and OBJS shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and making such other filing as may be required by Delaware Law, in such form as required by and executed in accordance with such laws (the time of the last such filings to be made being the "Effective Date").

     1.3. Effect of the Merger. At the Effective Date, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of OBJS and all debts due OBJS shall vest in Subsidiary, and all debts, liabilities, obligations and duties of OBJS shall become the debts, liabilities, obligations and duties of Subsidiary.

     1.4. Certificate of Incorporation; By-Laws.

     (a) The Certificate of Incorporation of Subsidiary, as in effect immediately prior to the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

     (b) The By-Laws of Subsidiary, as in effect immediately prior to the Effective Date, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation or By-Laws.

     1.5. Directors and Officers of the Surviving Corporation. The officers and directors of the Subsidiary immediately prior to the Effective Date shall be the officers and directors of Surviving Corporation immediately after consummation of the Merger, which directors and officers shall serve as such in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until their resignation, removal or replacement.

     1.6. Conversion of Securities. At the Effective Date, by virtue of the Merger and without any action on the part of StarBase, Subsidiary or OBJS:

          (a) Each issued and outstanding share of the OBJS Stock (as defined in Section 2.2 hereof), other than Dissenting Stock (as defined below) or shares of OBJS Stock held in treasury of OBJS as of the Effective Date, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that number of shares of StarBase Common Stock (as defined in Section 3.2 hereof), determined by dividing (i) a fraction, (A) the numerator of which shall be the OBJS Enterprise Value (as defined below), as adjusted, and (B) the denominator of which shall be the number of issued and outstanding shares of OBJS Stock (including Dissenting Stock, if any, but excluding that number of shares of OBJS Stock, if any, issued pursuant to Section 4.16 hereof) other than shares of OBJS Stock held in treasury by (ii) $2.00, subject to adjustment as appropriate to account for any split, combination or reclassification with respect to the StarBase Common Stock. Anything to the contrary contained herein notwithstanding, the Merger Consideration shall not be (x) less than the quotient determined by a dividing a fraction, the numerator of which shall be $6,150,000 and the denominator which shall be the number of outstanding shares of OBJS Stock (including Dissenting Stock, if any, but excluding that number of shares of OBJS Stock, if any, issued pursuant to Section 4.16 hereof), by the average closing price of StarBase Common Stock as reported on the Nasdaq SmallCap Market for the three (3) trading days immediately prior to that date which is one (1) business day prior to the Effective Date (the "StarBase Closing Market Price") or (y) greater than the quotient determined by dividing a fraction, the numerator of which shall be $8,850,000 and the denominator which shall be the number of outstanding shares of OBJS Stock (including Dissenting Stock, if any, but excluding that number of shares of OBJS Stock, if any, issued pursuant to
     Section 4.16 hereof), by the StarBase Closing Market Price. The number of StarBase Common Stock (or portion thereof) issuable for each share of OBJS Stock as herein provided shall be hereinafter referred to as the "Merger Exchange Ratio."

          For purposes hereof, the "OBJS Enterprise Value" shall equal $7,500,000 less the Enterprise Value Adjustment Amount (as defined herein), if any. "Enterprise Value Adjustment Amount" shall mean the amount by which the sum of OBJS' (on a consolidated basis): (1) accounts receivable (net of allowances for doubtful accounts consistent with generally accepted accounting principles ("GAAP") and OBJS' prior practices) and (2) cash and cash equivalents minus (A) indebtedness for borrowed money minus (B) accounts payable, (C) accrued liabilities (including employee severance not to exceed $500,000 in aggregate value, OBJS' portion of the premiums with respect to each Insurance Policy (as defined in Section 4.14 hereof) but excluding capitalized leases and deferred revenue) and (D) to the extent that the cash proceeds realized from any European Transaction (as defined in Section 4.8 hereof), net of any expenses incurred in connection therewith, are less than $1.8 million, an amount equal to the difference between $1.8 million and the actual net proceeds realized with respect to such European Transaction (each of items (1), (2) and (A) - (D) an "Enterprise Value Factor"), each as determined in accordance with GAAP and as evidenced by the balance sheet for OBJS on a consolidated basis at two business days prior to the Effective Date (the "Closing Balance Sheet"), exceeds a negative balance of $1,600,000. For purpose of calculating the OBJS Enterprise Value, "cash and cash equivalents" shall also include all cash proceeds received by OBJS from the holders of OBJS Options (as defined in Section 1.6(c) hereof) with respect to the exercise of their respective OBJS Options on or before the date of the Closing Balance Sheet. Notwithstanding the provisions of this paragraph, the Closing Date Balance Sheet shall reflect the assets and liabilities of the European operations as of the day prior to the European Transaction as though such assets and liabilities were part of OBJS as of the Closing Date Balance Sheet and an amount equal to the net proceeds received by OBJS from the European Transaction shall be treated as an accrued liability on the Closing Date Balance Sheet.

          (b) All shares of the OBJS Stock surrendered in exchange for shares of StarBase Common Stock, shall be canceled and extinguished by OBJS.

          (c) Any option exercisable or exchangeable into shares of OBJS Stock and outstanding as of the Effective Date (the "OBJS Options"), a complete and accurate list of which is set forth in Schedule 2.2(c), shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; it being acknowledged hereby that StarBase may grant, on a case by case basis, options to purchase shares of StarBase Common Stock (the "StarBase Merger Options") to certain holders of OBJS Options in connection with this Merger. As of the Effective Date, StarBase shall have reserved sufficient shares of StarBase Common Stock for issuance of the required number of shares of StarBase Common Stock pursuant to the exercise of any StarBase Merger Options.

          (d) Any shares of the capital stock of OBJS held in the treasury of OBJS shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (e) No fractional shares of StarBase Common Stock shall be issued in connection with the Merger but, in lieu thereof, each holder of OBJS Stock who would otherwise be entitled to a fraction of a share of StarBase Common Stock (after aggregating all fractional shares of StarBase Common Stock to be received by such holder) will be entitled to receive from StarBase an amount of cash (rounded to the nearest whole US $0.01) equal to the product of (i) such fraction of a share multiplied by (ii) the StarBase Closing Market Price.

          (f) From and after the Effective Date, the holders of certificates evidencing ownership of OBJS Stock shall cease to have any rights with respect to such stock, except as otherwise provided herein or by law.

          (g) Notwithstanding any provision of this Agreement to the contrary, shares of the OBJS Stock with respect to which appraisal rights have been demanded and perfected in accordance with Section 262(d) of Delaware Law (the "Dissenting Stock") shall not be converted into the right to receive the Merger Consideration at or after the Effective Date, and the holder thereof shall be entitled only to such rights as are granted by Delaware Law. Notwithstanding the preceding sentence, if any holder of shares of the OBJS Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw his demand for such appraisal (in accordance with Section 262(k) of Delaware Law) or becomes ineligible for such appraisal (through failure to perfect or otherwise) then, as of the Effective Date or the occurrence of such event, whichever is the last to occur, such holder's Dissenting Stock shall cease to be Dissenting Stock and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon, as provided in this Section 1.6. OBJS shall give StarBase and Subsidiary (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to Section 262 of Delaware Law received by OBJS and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under such Section.

          (h) Each share of the capital stock of Subsidiary issued and outstanding at the Effective Date shall remain outstanding as fully paid and nonassessable shares of the common stock of the Surviving Corporation.

          (i) The Merger Exchange Ratio shall be adjusted as may be necessary and appropriate to reflect any and all stock splits, reverse stock splits, reclassifications and similar capital events that affect the StarBase Common Stock.

     1.7. Closing of Transfer Books. At the Effective Date, the stock transfer books of OBJS shall be closed and there shall be no further registration of transfers of any shares of the capital stock of OBJS thereafter on its records.

     1.8. Exchange of Certificates. At least five days prior to the mailing of the Proxy Statement (as defined in Section 4.7 hereof), Subsidiary shall, subject to the reasonable approval of OBJS, designate an exchange agent (the "Exchange Agent") to effect the exchange for StarBase Common Stock of certificates that, prior to the Effective Date, represented shares of OBJS Stock entitled to the Merger Consideration. As soon as practicable after the Effective Date, the Exchange Agent shall send a notice and transmittal form to each holder of record of OBJS Stock immediately prior to the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Subsidiary) the certificates to be exchanged pursuant to the Merger. Upon the surrender for exchange of such a certificate, together with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall receive the Merger Consideration. After the Effective Date, until so surrendered and exchanged, each certificate which immediately prior to the Effective Date represented outstanding shares of the OBJS Stock (other than Dissenting Stock) shall represent solely the right to receive the Merger Consideration.

2. Representations and Warranties as to OBJS.

     OBJS hereby represents and warrants to StarBase and Subsidiary, as follows:

     2.1. Organization, Standing and Power.

     (a) OBJS is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on the Business, as presently conducted by it. Except as set forth on Schedule 2.1, OBJS is duly qualified and is in good standing as a foreign corporation in all states or jurisdictions in which the character and location of any of the properties owned or leased by OBJS, or the conduct of its Business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect (as defined in Section 2.5 hereof) on the Business or operations of OBJS. Copies of the Certificate of Incorporation of OBJS and all amendments thereof and the By-laws of OBJS, as amended to date, have been made available to StarBase and are complete and correct. OBJS's minute books heretofore made available to StarBase contain complete and accurate records of all meetings and other corporate actions of its stockholders and board of directors (including committees of its Board of Directors).

     (b) Each of the OBJS Subsidiaries (as defined in Section 2.3 hereof) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to own, lease and operate its properties and to carry on the Business, as presently conducted by it. Except as set forth on Schedule 2.1, each of the subsidiaries set forth on
Schedule 2.3 is duly qualified and/or licensed in all states or jurisdictions in which the character and location of any of the properties owned or leased by it, or the conduct of its Business, makes it necessary for it to be so qualified and/or licensed, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the Business or operations of such subsidiary. Copies of the constituent documents of each such subsidiary and all amendments to date thereof, have been made available to StarBase and are complete and correct.

     2.2. Capitalization.

     (a) The authorized capital stock of OBJS consists of 30,000,000 shares of common stock, par value $0.001 per share (the "OBJS Stock") and 3,000,000 shares of preferred stock, $0.001 par value (the "OBJS Preferred"), of which 12,459,000 shares of OBJS Stock and no shares of Preferred Stock are issued and outstanding, as of the date hereof. Except for 2,303,772 shares of OBJS Stock reserved for issuance upon the exercise of the OBJS Stock Options, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans or other agreements of any character to which OBJS is a party or otherwise bound which provide for the acquisition or disposition of any of the OBJS Stock or any of the securities of OBJS. Schedule 2.2 sets forth a true and complete list of the holders of all outstanding OBJS Options and the amount of shares of OBJS Stock issuable upon exercise of such OBJS Options, as of the date hereof. Except as set forth on Schedule 2.2 and except for the transactions contemplated by this Agreement, there are (a) no options, warrants or other rights, agreements, arrangements or commitments of any character obligating OBJS to issue or sell any shares of capital stock of or other equity interests in OBJS, (b) no outstanding contractual obligations or other commitments or arrangements of OBJS to: (i) repurchase, redeem or otherwise acquire any shares of the capital stock of OBJS (or any interest therein) or (ii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (iii) issue or distribute to any person any capital stock of OBJS, or (iv) issue or distribute to holders of any of the capital stock of OBJS any evidences of indebtedness or assets of OBJS, and (c) no preemptive rights with regard to the capital stock of OBJS, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. All of the outstanding securities of OBJS have been issued and sold by OBJS in full compliance with applicable federal and state securities laws. All of the outstanding OBJS Stock has been duly and validly issued and is fully paid and nonassessable.

     2.3. Interests in Other Entities. Except for the subsidiaries and affiliates set forth on Schedule 2.3 (the "OBJS Subsidiaries"), OBJS does not:
(a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity; (b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity; or (c) have any obligation, direct or indirect, present or contingent,
(i) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (ii) to share any profits or capital investments or both from any entity.

     2.4. Authority.

     (a) The execution and delivery by OBJS of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto (the "OBJS Documents"), the performance by OBJS of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by its Board of Directors and (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of OBJS Stock, as provided in Section
4.7 hereof, the filing and recordation of appropriate merger documents as required by Delaware Law and the receipt of the opinion of its financial advisors that the Merger and other transactions contemplated by this Agreement are fair, from a financial point of view, to the stockholders of OBJS (the "Fairness Opinion")) no other corporate proceedings on the part of OBJS or its stockholders are necessary to authorize the execution and delivery of this Agreement by OBJS or the consummation of the transactions contemplated hereby. In that regard, OBJS hereby represents that its Board of Directors has: (i) determined that the Merger is fair to and in the best interests of its stockholders; (ii) approved the Merger; and (iii) resolved to recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by its stockholders, such matters to be subject to the fiduciary duties of such directors and to the receipt of the Fairness Opinion.

     (b) This Agreement is, and when executed and delivered by OBJS, the OBJS Documents to be delivered by it pursuant hereto will be, the valid and binding obligation of OBJS, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the OBJS Documents and the availability of injunctive relief or other equitable remedies.

     2.5. Noncontravention. Except as set forth on Schedule 2.5, neither the execution and delivery by OBJS of this Agreement or the OBJS Documents pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by OBJS of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of OBJS; or (b) in any manner which would materially affect the ability of OBJS to consummate or perform the transactions contemplated hereby or have a material adverse effect on the business, assets, liabilities, properties, prospects, results of operations or financial condition of OBJS or the OBJS Subsidiaries (hereinafter, a "Material Adverse Effect"), (i) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either OBJS or the OBJS Subsidiaries or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which OBJS or the OBJS Subsidiaries is a party or by which OBJS or the OBJS Subsidiaries may be bound or to which OBJS, the OBJS

Subsidiaries or the Business may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to OBJS, the OBJS Subsidiaries or the Business, or (iii) result in the creation or imposition of any lien, adverse claim, security interest, pledge, mortgage, charge or encumbrance, of any nature whatsoever (a "Lien"), upon any of the properties or assets of OBJS or of the OBJS Subsidiaries ; or (c) interfere with or otherwise adversely affect the ability of the Surviving Corporation to carry on the Business after the Effective Date on substantially the same basis as is now conducted; or (d) require the consent, waiver, approval, authorization, license, certificate or franchise, of or any filing by OBJS or the OBJS Subsidiaries with a third party or public authority (other than (y) in connection with, or in compliance with, the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), Delaware Law, or the "takeover" or "blue sky" or "public utility" laws of various states, and (z) any other filings and approvals expressly contemplated by this Agreement).

     2.6. Litigation.

     (a) Except as disclosed on Schedule 2.6, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the knowledge of OBJS, threatened, against or relating to OBJS, the OBJS Subsidiaries or the Business. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to OBJS, the OBJS Subsidiaries, the Business or the operation of OBJS, which if decided against OBJS would have a Material Adverse Effect.

     (b) Schedule 2.6 also lists all products liability claims made or, to the best of the knowledge of OBJS, threatened against OBJS or the OBJS Subsidiaries in any of OBJS's last three fiscal years.

     2.7. Compliance with Law. Neither OBJS nor any of the OBJS Subsidiaries is engaging in any activity or omitting to take any action as a result of which (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to OBJS, the OBJS Subsidiaries, their respective assets or the Business ("Laws"), which would have a Material Adverse Effect, which Laws include, but are not limited to, those relating to: the use, storage, handling, transport or disposal of pollutants, contaminants, pesticides, petroleum or petroleum product, asbestos, hazardous or toxic materials or wastes, or any substance, whether solid, liquid or gaseous, that is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste" or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law (as defined herein), causing or posing a threat to cause contamination or adverse effect to the environment ("Hazardous Substances"); occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) to the knowledge of OBJS, either OBJS, the OBJS Subsidiaries or the Business or any of the assets of OBJS or of the OBJS Subsidiaries have been or may be materially and adversely affected. For purposes hereof, "Environmental Laws" means all federal, state and local laws, rules, regulations, permits, orders, judgments, injunctions and decrees relating to Hazardous Substances applicable to the Business and the facilities of OBJS or the OBJS Subsidiaries (whether or not owned by them). Such laws and regulations include, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Toxic Substances Control Act; the Clean Water Act; and the Clean Air Act, all as amended from time to time; state and federal superlien and environmental cleanup programs; and the regulations of the U.S. Department of Transportation (with respect to hazardous materials transportation) and the Nuclear Regulatory Commission.

     2.8. Financial Statements; SEC Filings; Books and Records.

     (a) OBJS has delivered or made available to StarBase and Subsidiary via EDGAR (i) its most recent report on Form 10-K, containing audited financial statements, (ii) its quarterly report on Form 10-Q for the period ended June 30, 1999, (iii) an unaudited interim consolidated balance sheet at August 31, 1999 and the related unaudited statements of cash flow and income for the five (5) months then ended, and (iv) all other forms, reports, statements and documents required to be, and having been,
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filed by OBJS with the Securities and Exchange Commission ("SEC") since January
1, 1998, as listed on Schedule 2.8 (the audited and unaudited interim financial statements and such other reports filed with the SEC are collectively hereinafter referred to as the "OBJS Reports"). Each of the OBJS Reports complied in form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, each as in effect on the date so filed. None of the OBJS Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by OBJS, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein contained not misleading.

     (b) Each of the financial statements contained in the OBJS Reports has been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the SEC) and each presents fairly the financial position of OBJS as at the dates thereof and the results of operations and the cash flow for the periods indicated, subject, in the case of unaudited interim financial statements, to normal recurring year-end adjustments.

     (c) The books and records of OBJS are materially complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of OBJS as set forth in the financial statements contained in the OBJS Reports.

     2.9. Absence of Undisclosed Liabilities. Neither OBJS nor any of the OBJS Subsidiaries has material liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, (1) set forth on the audited balance sheet of OBJS at March 31, 1999 (the "March 1999 Balance Sheet") or (2) incurred in the ordinary course of business since the date of the March 1999 Balance Sheet, or (b) in the case of other types of liabilities and obligations, described in Schedule 2.9 or any of the other schedules delivered pursuant hereto or omitted from said schedules in accordance with the terms of this Agreement.

     2.10. Accounts Receivables; Inventories.

     (a) The accounts receivable, net of the allowance for doubtful accounts applicable thereto (which allowance is established on a basis consistent with GAAP) included in the March 1999 Balance Sheet, have already been collected or are at the date hereof collectible in full over the period of usual trade terms (by use of the normal collection methods of OBJS and the OBJS Subsidiaries), and there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables representing obligations for the total dollar amount thereof shown on the books of OBJS and the OBJS Subsidiaries. OBJS and the OBJS Subsidiaries has performed all obligations with respect thereto which they were obligated to perform to the date hereof.

     (b) The inventories reflected on the audited financial statements of OBJS and the OBJS Subsidiaries for the period ended March 31, 1999 (the "March 1999 Financial Statements") consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which (i) have been written down to net realizable value or (ii) have been adequately reserved against on the books and records of OBJS and the OBJS Subsidiaries or (iii) are to be marked-down pursuant to the existing inventory practices and the OBJS Subsidiaries, consistently applied. All inventories are stated at the lower of cost or market in accordance with GAAP.

     2.11. Properties. Except as set forth on Schedule 2.11, Each of OBJS and each of the OBJS Subsidiaries has good and valid title to all of the properties and assets that are necessary for the conduct of the Business, as reflected on the March 1999 Financial Statements as owned by each of them or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all Liens (including liens for current Taxes (as defined in Section 2.15

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

hereof)), of any nature whatsoever. Except as set forth on Schedule 2.11, all plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of OBJS are owned or leased by OBJS or the OBJS Subsidiaries. Schedule 2.11 sets forth all (1) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by OBJS or the OBJS Subsidiaries, or which is subject to a title retention or conditional sales agreement or other security device, and (2) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by OBJS or the OBJS Subsidiaries.

     2.12. Intellectual Property.

     (a) Schedule 2.12 identifies (by a summary description) the Intellectual Property (as defined below) of OBJS and the OBJS Subsidiaries which Schedule encompasses: (i) all United States and foreign patents, trademark and trade name registrations, trademarks and tradenames, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by OBJS or the OBJS Subsidiaries, and all applications therefor, (ii) all material inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the Business and (iii) all licenses and other agreements (the "Licenses") to which OBJS or any of the OBJS Subsidiaries is a party or otherwise bound which relate to any of the Intellectual Property or the use thereof by OBJS or the OBJS Subsidiaries in connection with the Business (collectively, the "Intellectual Property"). No violations of the material terms of any of the aforesaid licenses and/or agreements have occurred.

     (b) Except as disclosed on Schedule 2.12, (i) either OBJS or the OBJS Subsidiaries owns or is authorized to use in connection with the Business all of the Intellectual Property; (ii) no proceedings have been instituted, are pending, or to the knowledge of OBJS, are threatened which challenge the rights of OBJS or the OBJS Subsidiaries with respect to the Intellectual Property or its use thereof in connection with the Business and/or the assets and properties of OBJS or the OBJS Subsidiaries or the validity thereof and, to the knowledge of OBJS, there is no valid basis for any such proceedings; (iii) neither OBJS's or the OBJS Subsidiaries' ownership of the Intellectual Property nor their use thereof in connection with the Business and/or the assets and properties of OBJS or the OBJS Subsidiaries violates any Laws, or has at any time infringed upon or violated any rights of others or, to the knowledge of OBJS, is being infringed by others; (iv) none of the Intellectual Property, or use thereof by OBJS or the OBJS Subsidiaries in connection with the Business and/or the assets and properties of OBJS or the OBJS Subsidiaries is subject to any outstanding order, decree, judgment, stipulation or any Lien except as set forth on Schedule 2.11; and (v) neither OBJS nor the OBJS Subsidiaries has granted any license to third parties with regard to the Intellectual Property.

     2.13. Systems and Software. OBJS and the OBJS Subsidiaries own or have the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems listed on Schedule 2.13 and necessary for the operation of the Business as presently conducted (collectively, "Systems"). Except as set forth on Schedule 2.13, each System owned by OBJS or the OBJS Subsidiaries immediately prior to the Effective Date will be owned by the Surviving Corporation or the OBJS Subsidiaries on identical terms and conditions immediately subsequent to the Effective Date. Except as set forth on Schedule 2.13, with respect to each System owned by a third party and used by OBJS or the OBJS Subsidiaries pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect with regard to OBJS or the OBJS Subsidiaries, and to the knowledge of OBJS, with regard to the other party thereto; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Date with regard to OBJS or the OBJS Subsidiaries , and to the knowledge of OBJS, with regard to the other party thereto; (c) neither OBJS nor the OBJS Subsidiaries nor, to the knowledge of OBJS, any party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a
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

breach or default, and permit termination, modification or acceleration thereunder; (d) neither OBJS nor the OBJS Subsidiaries nor, to the knowledge of OBJS, any party or any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) neither OBJS nor the OBJS Subsidiaries has granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; (f) to the knowledge of OBJS, use and continued use by OBJS or the OBJS Subsidiaries of such System does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

     2.14. Insurance. Annexed hereto as Schedule 2.14 is a complete and correct list and summary description of all material policies of insurance relating to the Business or in which OBJS or any of the OBJS Subsidiaries is an insured party, beneficiary or loss payable payee, including without limitation any products liability insurance. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by OBJS or the OBJS Subsidiaries with respect to any such policy.

     2.15. Tax Matters.

     (a) Except as set forth in Schedule 2.15,

          (i) OBJS and the OBJS Subsidiaries have (A) duly and timely filed or caused to be filed with the appropriate branch, office, department, agency or other instrumentality engaged in the monitoring, collection and enforcement of Taxes (as defined below) (the "Tax Authority") each return, declaration or statement, and any amendment thereto (the "Tax Return") that is required to be filed by or on behalf of the OBJS or the OBJS Subsidiaries or that includes or relates to OBJS's income, sales, assets or business, which Tax Return is true, correct and complete in all material respects, (B) duly and timely paid in full, caused to be paid in full, all Taxes due and payable in respect of all Tax periods up to and including the date of this Agreement, and (C) has properly accrued on the books and records of OBJS in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which OBJS or the OBJS Subsidiaries otherwise is or may be liable, except for Taxes which the failure to pay would not have a Material Adverse Effect;

          (ii) OBJS and the OBJS Subsidiaries have complied in all respects with all applicable material laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code sections 1441, 1442, 1445 and 3402;

          (iii) there is no Lien for Taxes upon any of the assets or properties of OBJS or the OBJS Subsidiaries (except for any statutory Lien for any Tax not yet due);

          (iv) no Tax Return filed by or on behalf of OBJS or the OBJS Subsidiaries or that includes or relates to their income, sales, assets or the Business, has ever been examined, audited or reviewed by any Tax Authority;

          (v) no audit, examination, investigation, reassessment or other administrative or court proceeding is pending, proposed, or to the knowledge of OBJS, threatened with regard to any Tax or Tax Return or the payment, collection or withholding of any Tax;

          (vi) neither OBJS nor any of the OBJS Subsidiaries has received a ruling from any Tax Authority or signed an agreement with any Tax Authority or has requested a ruling from or an agreement with any Tax Authority, and there is no outstanding subpoena or request for information or documents from any Tax Authority, with respect to any Tax for which OBJS or any of the OBJS Subsidiaries is or may be liable or with respect to OBJS's income, sales, assets or the Business;

          (vii) the statute of limitations for the assessment or collection of any Tax for which OBJS is or may be liable or with respect to OBJS's income, sales, assets or the Business, has never been extended or waived;

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

          (viii) neither OBJS nor any of the OBJS Subsidiaries has requested an extension of time within which to file any material Tax Return in respect of any Tax period which has not since been filed;

          (ix) all Taxes assessed or proposed to be assessed with respect to OBJS's income, sales, assets or the Business or for which OBJS or any of the OBJS Subsidiaries is or may be liable have been paid;

          (x) any deficiency or adjustment related to or in connection with any Tax for which OBJS or any of the OBJS Subsidiaries is or may be liable or with respect to OBJS's income, sales, assets or the Business that is or was required to be reported to any Tax Authority has been so reported, and any additional Taxes owed with respect thereto have been paid or accrued, except for such Taxes which the failure to pay would not have a Material Adverse Effect;

          (xi) there is no closing agreement, within the meaning of Code section 7121 or any analogous provision of applicable law relating to any Tax for which OBJS is or may be liable or with respect to OBJS's income, sales, assets or business;

          (xii) neither OBJS nor any of the OBJS Subsidiaries has, or is expected to have, any material liability in respect of any Tax as a transferee or successor of any Person (including, but not limited to, liability arising under Treas. Reg. Section 1.1502-6), and OBJS is not, and never has been, a party to any Tax allocation, Tax indemnification or Tax sharing contract or agreement;

          (xiii) there is no power of attorney in effect relating to any Tax for which OBJS or any of the OBJS Subsidiaries is or may be liable or with respect to OBJS's income, sales, assets or the Business;

          (xiv) neither OBJS nor any of the OBJS Subsidiaries is a party to any contract, agreement or other arrangement that would result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason of Code sections 162, 280G or 404 or any similar provision of applicable law;

          (xv) neither OBJS nor any of the OBJS Subsidiaries is a "consenting corporation" within the meaning of Code section 341(f) or any similar provision of applicable law and has not agreed to have Code section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code section 341(f)(4)) owned by OBJS of the OBJS Subsidiaries;

          (xvi) neither OBJS nor any of the OBJS Subsidiaries has any "tax-exempt use property" within the meaning of Code sections 168(g) or (h) or any similar provision of applicable law with respect to OBJS's income, sales, assets or the Business;

          (xvii) none of the assets of OBJS or any of the Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable law, including, but not limited to, the "safe harbor" leasing provisions of Code section 168(f)(8) as in effect prior to the repeal of those "safe harbor" leasing provisions;

          (xviii) no election under Code section 338 or any similar provision of applicable law has been made or required to be made by or with respect to OBJS or the OBJS Subsidiaries;

          (xix) neither OBJS nor any of the OBJS Subsidiaries is, nor has it been, a "United States real property holding corporation" within the meaning of Code section 897(c)(2) at any time during the applicable period referred to in Code section 897(c)(1)(A)(ii);

          (xx) neither OBJS nor the OBJS Subsidiaries has ever been classified as an "S" corporation, a partnership or other pass-through entity for purposes of any Tax;

          (xxi) no jurisdiction where OBJS or any of the OBJS Subsidiaries files a Tax Return has made or, to the knowledge of OBJS, threatened to make a claim that OBJS or any of the OBJS Subsidiaries is required to file a Tax Return for such jurisdiction;

          (xxii) neither OBJS nor any of the OBJS Subsidiaries has changed any method of accounting, received a ruling from any Tax Authority or signed an agreement with any Tax Authority;

          (xxiii) neither OBJS nor any of the OBJS Subsidiaries (A) is required to include in income any adjustment pursuant to Code section 481(a) (or any similar provision of applicable law) by reason of a change in accounting method, and no Tax Authority has proposed any such adjustment or change of accounting method, and (B) none has deferred any income to a period after the Effective Date that has economically accrued or is otherwise attributable to a period prior to the Effective Date or has accelerated any deductions into a period ending on or before the Effective Date that will or may economically accrue after the Effective Date; and

          (xxiv) Schedule 2.15 sets forth a list of all jurisdictions (both foreign and domestic) in which any Tax Returns have been filed by or on behalf of OBJS or the OBJS Subsidiaries, respectively, or with respect to OBJS's income, sales, assets or the Business since the Latest Balance Sheet Date and a description of each such Tax Return and the period for which it was filed; and OBJS has provided to StarBase (A) a copy of all Tax Returns for the past three (3) years, and (B) all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax for which OBJS or any of the OBJS Subsidiaries is or may be liable with respect to OBJS's income, sales, assets or the Business.

     (b) For purposes hereof, "Code" or "IRC" shall mean the Internal Revenue Code of 1986, as amended, and "Tax" or "Taxes" shall mean any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, customs duty, fee assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under section 6901 of the Code or any similar provision of applicable law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

     2.16. Employee Arrangements.

     (a) Except as disclosed on Schedule 2.16(a), neither OBJS nor any of the OBJS Subsidiaries has outstanding any employment agreement with any officer or employee of OBJS or any of the OBJS Subsidiaries or any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Employee Benefit Plans as defined in Section 2.16(b) hereof) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons that provides for payment of more than $100,000 in annual benefits. Neither OBJS nor any of the OBJS Subsidiaries has made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of this transaction which would be treated as an "excess parachute payment" as defined in Section 280G of the Code. There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom OBJS or any of the OBJS Subsidiaries has a business relationship.

     (b) Set forth on Schedule 2.16(b) are all of the employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that is sponsored, or is being maintained or contributed to, by OBJS or the OBJS Subsidiaries that provides for payment of more than $25,000 in annual benefits (the "Employee Benefit Plan"). None of the Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA. OBJS has furnished or made available or will promptly after the date hereof make available to Subsidiary and StarBase (i) a true and complete copy of the plan document and summary plan description for each Employee Benefit Plan, (ii) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to Employee Benefit Plan for which such form is required to be filed, (iii) a true and complete copy of any trust agreement,

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

insurance contract or other agreement or arrangement serving as source of funding any benefits payable under any Employee Benefit Plan, and (iv) the most recently issued financial statement and actuarial report, if any, for each Employee Benefit Plan. No "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Employee Benefit Plan that could result in the imposition of taxes or penalties that, in the aggregate, could have a Material Adverse Effect. With respect to each of the Employee Benefit Plans that is intended to qualify for favorable income tax treatment under Section 401(a) of the IRC, (x) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan; (y) except as set forth on
Schedule 2.16(b), OBJS has furnished StarBase and Subsidiary with a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter; and (z) to the knowledge of OBJS, no event has occurred from the date of each such favorable determination letter that would adversely effect the tax-qualified status of the plan in question. Each Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law, except for such noncompliance, if any, that, in the aggregate would not have a Material Adverse Effect. With respect to each Employee Benefit Plan, neither OBJS nor any of the OBJS Subsidiaries has incurred liabilities which, in the aggregate, could have a Material Adverse Effect as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. None of the Employee Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA (a "Company Employee Pension Benefit Plan"), has incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA or
Section 412 of the IRC which, in the aggregate, could have a Material Adverse Effect. Neither OBJS nor any of the OBJS Subsidiaries has failed to make any contribution to, or to make any payment under, any Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount which, in the aggregate, could have a Material Adverse Effect. To the knowledge of OBJS, no "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation ("PBGC"), has occurred with respect to any Employee Pension Benefit Plan subject to Title IV of the ERISA which events, in the aggregate, could have a Material Adverse Effect. No proceedings by the PBGC to terminate any Employee Pension Benefit Plan pursuant to Subtitle C of Title IV of ERISA have to the best of the OBJS's knowledge, been instituted or threatened which, in the aggregate, could have a Material Adverse Effect. Except for any liabilities in an amount which, in the aggregate, would not have a Material Adverse Effect, OBJS and the OBJS Subsidiaries (1) has not incurred any liability to the PBGC in connection with any Employee Pension Benefit Plan, including any liability under Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA, (2) has not terminated any Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under Section 4062, 4063, 4064 or 4068 of ERISA or (3) has no knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that might reasonably be anticipated to result in any liability of OBJS or the OBJS Subsidiaries to the PBGC under any other provision of Title IV of ERISA. There is no pending or, to the knowledge of OBJS, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan which could result in liabilities to the Plan, OBJS or the OBJS Subsidiaries that, in the aggregate could have a Material Adverse Effect. Except as disclosed on Schedule 2.16(b), the present value of accrued benefits of each Employee Benefit that is a defined benefit plan as defined in Section 3(35) of ERISA does not exceed the value of the assets of such plan available to pay such benefits by an amount that, in the aggregate for all such plans, could have a Material Adverse Effect.

     (c) Except as disclosed on Schedule 2.16(c), there are no pending, or to the best of the knowledge of OBJS, threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of OBJS or of the OBJS Subsidiaries.

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     2.17. Certain Business Matters and Practices

     (a) Except as set forth on Schedule 2.17(a), neither OBJS nor any of the OBJS Subsidiaries is not a party to or bound by any material distributorship, dealership, sales agency, franchise or similar agreement which relates to the Business. Neither OBJS nor any of the OBJS Subsidiaries provides any warranties on its respective products and has no greater obligations than to replace the product sold or as is otherwise customary in the industry.

     (b) Set forth on Schedule 2.17(b) is a description of (i) the rebate and volume discount practices and obligations of OBJS and the OBJS Subsidiaries,
(ii) the allowance and customer return practices and obligations of OBJS and the OBJS Subsidiaries, (iii) the co-op advertising and other promotional practices of OBJS and the OBJS Subsidiaries, (iv) price protection agreements, and (v) return policies and historical return rates, as each of the foregoing relate to the customers and suppliers of OBJS and the OBJS Subsidiaries.

     2.18. Certain Contracts. (a) Set forth on Schedule 2.18 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other schedule delivered hereunder and to which OBJS or any of the OBJS Subsidiaries is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by OBJS or the OBJS Subsidiaries (and will be terminable by the Surviving Corporation) without liability, expense or other obligation in excess of $5,000 on thirty (30) days' notice or less, or (ii) may be anticipated to involve aggregate payments to or by OBJS or the OBJS Subsidiaries of $5,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Business. Except as set forth in the immediately preceding sentence, there are no agreements or arrangements in effect with respect to the Business entered into by OBJS or the OBJS Subsidiaries with any independent salesperson, distributor, sublicensor or other remarketer or sales organization.

     (b) Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished or made available by OBJS to StarBase and Subsidiary, and (i) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (ii) there has been no threatened cancellations thereof, and (iii) there are no outstanding disputes thereunder; except, in any of the foregoing cases, where such default, cancellation, dispute or the like would not have a Material Adverse Effect.

     2.19. Customers and Suppliers. (a) Schedule 2.19(a) sets forth a complete and correct list, as of August 31, 1999, of (i) the 10 largest customers of the Business and the amount for which each such customer is invoiced, and (ii) the 10 largest suppliers of the Business and the amount of goods and services purchased from each such supplier.

     (b) Except as set forth on Schedule 2.19(b), neither OBJS nor any of the OBJS Subsidiaries has received any notice that any of the suppliers or customers listed on Schedule 2.19(a) have any disputes with OBJS, the OBJS Subsidiaries or the Business or intend to cease selling or rendering services to, or dealing with, as applicable, OBJS or the OBJS Subsidiaries on substantially the same basis as of the date hereof, nor has any information been brought to its attention which might reasonably lead it to believe any such suppliers or customers intend to alter in any material respect the amount of sales or services or the extent of dealings with OBJS and the OBJS Subsidiaries, or would alter in any material respect the sales or services or dealings in the event of the consummation of the Merger. Neither OBJS nor any of the OBJS Subsidiaries has any information which might reasonably indicate, nor has any information been brought to any of their attention which might reasonably lead any of them to believe, that any supplier of OBJS or the OBJS Subsidiaries will not be able to fulfill outstanding or currently anticipated purchase orders placed by, or service obligations to, OBJS or the OBJS Subsidiaries.

     2.20. Approvals/Consents. Except as set forth on Schedule 2.20, no governmental, administrative or third-party consents, permits, appointments, approvals, licenses, certificates or franchises are necessary for the operation of the Business (the "Permits"). All such Permits are in full force and effect and will, upon the consummation of the Merger, remain in full force and effect without the payment of any penalty, the incurrence of any additional debt or liability or the change of any term. No material violations of the terms thereof have heretofore occurred or are known by OBJS to exist as of the date hereof. There are no proceedings pending or, to the knowledge of OBJS, threatened, or any basis therefor, seeking to cancel, terminate or limit such Permits.

     2.21. Registration Statement; Blue Sky Filings; Proxy Statement; Other Information. The Proxy Statement and the information supplied or to be supplied in writing by OBJS for inclusion in the Registration Statement and any other documents to be filed with the SEC or any other regulatory agency in connection with the transactions contemplated hereby will not, at the respective times such documents are filed, or, as applicable, declared effective, and on the Effective Date, and, with respect to the Proxy Statement, when first published, sent or given to stockholders of OBJS, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the stockholders of OBJS provided for in Section 4.7 hereof, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Date, any event relating to OBJS or any of its affiliates, officers or directors is discovered by OBJS that should be set forth in an amendment to the Registration Statement or a supplement thereto will be promptly delivered to StarBase for subsequent filing with the appropriate regulatory agency and dissemination to the stockholders of OBJS, to the extent required by applicable securities laws. All documents which OBJS files or is responsible for filing with any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law and regulations. Notwithstanding the foregoing, OBJS does not make any representations or warranties with respect to any information that has been supplied in writing by StarBase or Subsidiary, or their respective auditors, attorneys, financial advisors, specifically for use in the Proxy Statement, or in any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby.

     2.22. Transactions with Affiliated Parties. Schedule 2.22 sets forth a true and complete list and description of all transactions engaged in between OBJS or any of the OBJS Subsidiaries and any director, officer, employee, stockholder, partner or agent of OBJS or the OBJS Subsidiaries, as the case may be, or any of their respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, officer or director, or any partnership or other person in which any such person or party owns an interest (each such person, trust, corporation and partnership, an "Affiliated Party"). No Affiliated Party is a party to any agreement, contract or commitment with OBJS or the OBJS Subsidiaries except as set forth in Schedule 2.22.

     2.23. Information as to OBJS. None of the representations or warranties made by OBJS in this Agreement or in any agreement executed and delivered by or on behalf of it pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

3. Representations and Warranties as to Starbase and Subsidiary.

     StarBase and Subsidiary, as applicable, hereby represent and warrant to OBJS, as follows:

     3.1. Organization, Standing and Power. Each of StarBase and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as presently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by StarBase or Subsidiary, or the conduct of their respective businesses makes it necessary for them to qualify to do business as a foreign corporation and where they have not so qualified, except for those jurisdictions in which the failure to so qualify would not have a materially adverse effect on the their respective businesses or operations. Copies of the Certificates of Incorporation of StarBase and Subsidiary and all amendments thereof and the By-laws of StarBase and Subsidiary, as amended to date, have been heretofore made available to OBJS.

     3.2. Capitalization. The authorized capital stock of StarBase consists of 80,000,000 shares of common stock, $.01 par value (the "StarBase Common Stock") and 10,000,000 shares of blanket preferred stock, par value of $.01 per share. As of the date hereof: (1) 32,495,283 shares of StarBase Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) an aggregate of 3,865,885 shares of Series E, H and I preferred stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (3) 5,980,474 shares of StarBase Common Stock are reserved for future issuance upon exercise of options granted by StarBase (of which options to purchase up to 2,327,668 shares of StarBase Common Stock are exercisable as of the date hereof); and (4) 4,626,668 shares of StarBase Stock are reserved for future issuance upon exercise of warrants granted by StarBase.

     3.3. Merger Consideration. The Merger Consideration, when issued and delivered in accordance with the terms and provisions of this Agreement, will be
(1) duly authorized and validly issued, fully paid and non-assessable, (2) free and clear of any security interests, pledges, mortgages, claims, liens and encumbrances of any kind whatsoever, and (3) issued in compliance with all applicable federal and state securities laws.

     3.4. Authority.

     (a) The execution and delivery by StarBase and Subsidiary of this Agreement and of each agreement, document and instrument to be executed and delivered by either or both of them pursuant hereto (the "StarBase Documents"), the performance by either or both of them of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by its Board of Directors and (other than the filing and recordation of appropriate merger documents as required by Delaware Law and the receipt by StarBase of the opinion of its financial advisors that the Merger and other transactions contemplated by this Agreement are fair, from a financial point of view, to the stockholders of StarBase) no other corporate proceedings on the part of either StarBase or Subsidiary (or its stockholders) are necessary to authorize the execution and delivery of this Agreement by StarBase and Subsidiary or the consummation of the transactions contemplated hereby. In that regard, StarBase and Subsidiary each hereby represents that its Board of Directors has determined that the Merger is in the best interests of its stockholders and has approved the Merger, such matters to be subject to the fiduciary duties of such directors.

     (b) This Agreement is, and when executed and delivered by each of StarBase and Subsidiary, the StarBase Documents to be executed and delivered by either or both of them pursuant hereto will be, the valid and binding obligation of StarBase and Subsidiary, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and general principles of equity that may limit the enforceability of the remedies, covenants or other provisions of this Agreement or the StarBase Documents and the availability of injunctive relief or other equitable remedies.

     3.5. Noncontravention. Neither the execution and delivery by StarBase or Subsidiary of this Agreement or the StarBase Documents pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by StarBase or Subsidiary with the provisions hereof and thereof, (a) will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificates of Incorporation or By-laws of StarBase and Subsidiary, or (b) in any manner which would materially affect the ability of StarBase or Subsidiary to consummate the transactions contemplated hereby, (i) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to

StarBase or Subsidiary or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of them is a party or by which either of them may be bound or to which StarBase or Subsidiary may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to StarBase or Subsidiary, or (iii) result in the creation or imposition of any Lien upon any of the properties or assets of StarBase or Subsidiary, or (c) require the consent, waiver, approval, authorization, license, certificate or franchise of or any filing by StarBase or Subsidiary with a third party or public authority (other than (y) in connection with or in compliance with the provisions of the Exchange Act, the Securities Act, Delaware Law, or the "takeover" or "blue sky" or "public utility" laws of various states, and (z) and any other filings and approvals expressly contemplated by this Agreement).

     3.6. Securities and Exchange Commission Filings; Financials.

     (a) Since January 1, 1998, StarBase has filed on EDGAR all forms, reports, statements and documents required to be filed with the SEC (collectively, the "StarBase SEC Reports"), as set forth in Schedule 3.6, each of which has complied in form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, each as in effect on the date so filed. None of such reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by StarBase, when filed (except to the extent to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein contained not misleading.

     (b) Each of the financial statements contained in the StarBase SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the financial position of StarBase as at the respective dates thereof and the results of its operations and cash flow position for the periods indicated.

     (c) Except as and to the extent set forth on the balance sheet of StarBase as at March 31, 1999, including the notes thereto, StarBase does not have any liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since March 31, 1999, none of which would, individually or in the aggregate, have a material adverse effect on the financial condition, or results of the operations or cash flows of StarBase.

     3.7. Registration Statement; Blue Sky Filings; Proxy Statement; Other Information. The Registration Statement and the information supplied or to be supplied in writing by either StarBase or Subsidiary for inclusion in the Proxy Statement and any other documents to be filed with the SEC or any other regulatory agency in connection with the transactions contemplated hereby will not, at the respective times such documents are filed, or, as applicable, declared effective by the SEC, and on the Effective Date, and, with respect to the Proxy Statement, when first published, sent or given to stockholders of OBJS, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the stockholders of OBJS provided for in Section 4.7 hereof, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which either StarBase or Subsidiary files or is responsible for filing with the SEC and any other regulatory agency in connection with the Merger (including, without limitation, the Registration Statement) will comply as to form and content in all material respects with the provisions of applicable law and regulations. Notwithstanding the foregoing, neither StarBase nor Subsidiary make any representations or warranties with respect to any information that has been supplied in writing by OBJS, or its auditors, attorneys, financial advisors, specifically for use in the Registration

Statement, or in any other documents to be filed with the SEC or any other regulatory agency in connection with the transactions contemplated hereby.

     3.8. Litigation.

     (a) Except as disclosed on Schedule 3.8, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the knowledge of StarBase, threatened, against or relating to StarBase. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to StarBase or the operation of StarBase, which if decided against StarBase would materially affect the ability of StarBase or Subsidiary to consummate the transactions contemplated hereby.

     (b) Schedule 3.8 also lists all products liability claims made or, to the best of the knowledge of StarBase, threatened against StarBase in any of StarBase's last three fiscal years.

     3.9. Compliance with Law. StarBase is not engaging in any activity or omitting to take any action as a result of which (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to StarBase, its assets or the operation of its business, which would materially affect the ability of StarBase or Subsidiary to consummate the transactions contemplated hereby including, but are not limited to, laws relating to: the use, storage, handling, transport or disposal of pollutants, contaminants, pesticides, petroleum or petroleum product, asbestos, hazardous or toxic materials or wastes, or any Hazardous Substances; occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) to the knowledge of StarBase, either StarBase or any of the assets of StarBase have been or may be materially and adversely affected.

     3.10. Absence of Undisclosed Liabilities. StarBase has no material liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with GAAP, (1) set forth on the audited balance sheet of StarBase at March 31, 1999 or (2) incurred in the ordinary course of business since the date of such balance sheet, or (b) in the case of other types of liabilities and obligations, described in Schedule 3.10 or any of the other schedules delivered pursuant hereto or omitted from said schedules in accordance with the terms of this Agreement.

     3.11. Information as to StarBase and Subsidiary. None of the representations or warranties made by StarBase or Subsidiary in this Agreement or in any agreement executed and delivered by or on behalf of either or both of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

4. Covenants

     4.1. Investigation.

     (a) Between the date hereof and the earlier of the Effective Date or the termination date of this Agreement, StarBase and/or Subsidiary, on the one hand, and OBJS, on the other hand (each an "Investigating Party"), may, directly and through their respective representatives, make such investigation of the other parties (including, with respect to any investigation of OBJS, the OBJS Subsidiaries) and their respective businesses and assets as such Investigating Party reasonably deems necessary or advisable; provided, that such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, upon reasonable advance notice, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of StarBase and/or Subsidiary, on the one hand, or OBJS and the OBJS Subsidiaries, on the other hand, and the party being investigated hereunder shall furnish such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. The party being investigated hereunder, and its respective management, employees, accountants and attorneys, shall cooperate fully with the Investigating Party in connection with any such investigation.

     (b) The Investigating Party (and its officers, directors, affiliates and other representatives) shall use its best efforts to hold in strict confidence and not to disclose or use any confidential information which it obtains in connection with any investigation pursuant hereto to the detriment of the other party. In the event that the Merger is not consummated for any reason whatsoever, the Investigating Party shall return to the other parties all documents, work papers and other written materials which were obtained by it during the course of such investigation which constitute confidential information.

     4.2. Consummation of Transaction. Each of the parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto) to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon or rights of any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto. No party hereto will take any action for the purpose of delaying impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

     4.3. Cooperation/Further Assurances.

     (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

     (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as StarBase and/or Subsidiary, on the one hand, and/or OBJS, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     4.4. Accuracy of Representations, Notification.

     (a) Each party hereto agrees that prior to the Effective Date it will enter into no transaction and take no action, and will use its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     (b) Each party hereto shall give prompt notice to the other parties hereto of (i) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date and (ii) any material failure by such party giving notice, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.5. Broker. Each of the parties hereto represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

     4.6. Registration Statement. As promptly as practicable after the execution of this Agreement, StarBase and Subsidiary will file with the SEC a registration statement on Form S-4, including the Proxy Statement and related prospectus (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the StarBase Common Stock to be received in the Merger, and file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register such StarBase Common Stock in such states as are designated by OBJS (the "Blue Sky Filings"). StarBase and Subsidiary will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable and, upon registration, to cause such shares of StarBase Common Stock to be listed with the Nasdaq SmallCap Market or such other exchange on which the StarBase Common Stock is traded or listed, as applicable. In the process of its preparation of the Registration Statement, StarBase will provide OBJS and its advisors drafts of the Registration Statement and will provide OBJS and its advisors a reasonable opportunity to participate in such drafting process. StarBase will notify OBJS promptly of the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and will supply OBJS and its legal counsel with copies of all correspondence between StarBase or any of its representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement.

     4.7. Proxy Statement; Meeting. As promptly as practicable following the execution of this Agreement, and after receipt by OBJS of the Fairness Opinion, OBJS agrees that this Agreement shall be submitted at a meeting (the "Meeting") of its stockholders duly called and held pursuant to Section 251(c) of Delaware Law. As soon as practicable after the date of this Agreement, OBJS shall take all action, to the extent necessary in accordance with applicable law, its Certificate of Incorporation and By-Laws, to convene a meeting of its stockholders promptly to consider and vote upon the approval of the Merger, OBJS shall prepare and file with the appropriate regulatory agency, subject to the prior approval of StarBase, such information as may be necessary to allow such regulatory authority to approve the Merger (the "Regulatory Approval"), preliminary and final versions of a proxy statement and proxy and other filings relating to the Meeting as required by such regulatory authority and the applicable regulations thereof. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to stockholders and all duly filed amendments or revisions made thereto, if any, similarly mailed. Notice of the Meeting shall be mailed to the stockholders of OBJS along with the Proxy Statement. OBJS will notify StarBase promptly of the receipt of any comments from the regulatory authority with respect to the Proxy Statement and will supply StarBase and its legal counsel with copies of all correspondence from or to such and any other applicable regulatory authorities. OBJS, after consultation with StarBase and its legal counsel, shall respond promptly to any comments made by the regulatory authority with respect to the Regulatory Approval and the Proxy Statement and cause the Proxy Statement and proxy to be mailed to its stockholders at the earliest practicable time following the execution hereof.

     4.8. Conduct of the Business Prior to the Effective Date. Except as set forth on Schedule 4.8, OBJS agrees that prior to the Effective Date, except as otherwise consented to or approved in writing by StarBase or expressly permitted by this Agreement:

     (a) the Business shall be conducted only in the ordinary course and consistent with past practice;

     (b) OBJS shall not (i) amend its Certificate of Incorporation or By-Laws,
(ii) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of Options outstanding on the date hereof and in accordance with Section 4.16 hereof, (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, or (v) split, combine or reclassify its outstanding shares of capital stock;

     (c) OBJS shall not, and shall cause the OBJS Subsidiaries not to, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of the capital stock of OBJS or the OBJS Subsidiaries, except that OBJS may issue shares of OBJS Stock upon the exercise of OBJS Options outstanding on the date hereof, (ii) other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except indebtedness incurred under its existing credit facility with Silicon Valley Bank, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business consistent with past practices or (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets of OBJS of the OBJS Subsidiaries other than in the ordinary course of business and consistent with past practice; provided, however, that notwithstanding anything to the contrary contained in this Section 4.8, StarBase shall permit OBJS to negotiate and enter into an agreement to sell the stock or substantially all of the business and assets of OBJS' European subsidiaries, ObjectShare GmbH, ObjectShare (UK) Limited and ObjectShare AG (the "European Transaction"), subject to the following terms and conditions: (A) consideration paid shall be cash only (including escrowed cash and/or any promissory notes), in an amount not less than $1.5 million; (B) the terms of any agreements, documents and instruments to be executed and delivered with respect to any European Transaction shall be in form and substance acceptable to StarBase, in its reasonable discretion; it being understood that OBJS shall provide StarBase with copies of all drafts of such agreements, documents and instruments and keep StarBase apprised of all negotiations with respect thereto; and (C) the proceeds realized from any such sale shall be used first to repay any outstanding indebtedness owing from OBJS to StarBase and thereafter for working capital purposes only.

     (d) other than respect to any European Transaction, OBJS shall use its reasonable commercial efforts, and shall cause the OBJS Subsidiaries to use their reasonable commercial efforts, to preserve intact it or their respective business organizations, to keep available the services of its or their respective operating personnel and to preserve the goodwill of those having business relationships with each of them, including, without limitation, suppliers and customers;

     (e) OBJS will not, and shall cause the OBJS Subsidiaries not to, directly or indirectly, (i) increase the compensation payable or to become payable by any of them to any of their respective employees, officers or directors, except in accordance with welfare and benefit plans set forth on Schedule 2.16(b) and except, with respect to employees who are not directors or officers, for increases in the ordinary course of business, consistent with past practice,
(ii) adopt additional, or make any payment or provision, other than as required by existing plans or agreements, including provisions and actions under existing stock option plans in connection with the Merger, in the ordinary course of business and consistent with prior practice, with respect to any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of employees of OBJS or the OBJS Subsidiaries, (iii) in the ordinary course, grant any stock options or stock appreciation rights or issue any warrants; provided, however, in the event that StarBase fails to give or to withhold, in writing, its consent or approval to OBJS within five (5) business days of written notice (in the manner provided in Section 7.3 hereof) from OBJS to StarBase requesting permission to grant or issue any such options, rights or warrants, as the case may be, with respect to the OBJS Stock, then StarBase shall be deemed to have given the requisite consent or authorization to so grant or issue such options, rights or warrants; (iv) enter into or amend any employment or severance agreement or arrangement or (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer or director of OBJS of the OBJS Subsidiaries;

     (f) OBJS shall not, and shall cause the OBJS Subsidiaries not to, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation except in the ordinary course of its business and consistent with past practices;

     (g) OBJS shall not, and shall cause the OBJS Subsidiaries not to, make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers, acquisition or financing of equipment or otherwise, other than in the ordinary course of business, by the purchase of any property or assets of any other individual, firm or corporation;

     (h) OBJS shall not, and shall cause the OBJS Subsidiaries not to, enter into modify or amend in any material respect or take any action to terminate any of its material contracts, except in the ordinary course of business;

     (i) OBJS shall not, and shall cause the OBJS Subsidiaries not to, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP;

     (j) OBJS shall not, and shall cause the OBJS Subsidiaries not to, settle or compromise any material federal, state, local or foreign Tax proceeding;

     (k) OBJS will, and shall cause the OBJS Subsidiaries to, promptly advise StarBase in writing of any Material Adverse Effect or any breach of the representations or warranties of OBJS, or any material breach of a covenant contained herein of which has knowledge; and

     (l) OBJS shall not, and shall cause the OBJS Subsidiaries not to, enter into an agreement or arrangement to do any of the foregoing actions.

     4.9. No Shop.

     (a) Following the execution of this Agreement by OBJS, neither OBJS nor its directors, officers, attorneys, financial advisors, or its other authorized persons shall, directly or indirectly, solicit, initiate or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information to, any corporation, partnership, person, or other entity or group (other than StarBase and Subsidiary or any officer or other authorized representative of StarBase or Subsidiary) concerning any Third Party Transaction (as defined below) or, except as provided in Section 6.1(d) hereof, or as may be consistent with fiduciary responsibilities under applicable law, participate in any negotiation regarding any Third Party Transaction or otherwise cooperate in any way with any effort or attempt by any other person to effectuate a Third Party Transaction.

     (b) Notwithstanding the foregoing, the Board of Directors of OBJS may furnish such information to or enter into discussions and/or negotiations with any corporation, partnership, person or other entity or group that makes an unsolicited offer to engage in a Third Party Transaction with OBJS that the Board of Directors of OBJS in good faith determines, with the assistance of its financial advisor, may represent a transaction more favorable to OBJS Stockholders when compared to the Merger and the Merger Consideration if, and only to the extent that, the Board determines after consultation with outside legal counsel that the failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to the OBJS Stockholders under applicable law, provided that such party shall enter into a confidentiality agreement with OBJS, OBJS shall notify StarBase as to the contents of information being provided to such party and OBJS shall diligently enforce its rights under such confidentiality agreement. For purposes of this Agreement, a "Third Party Transaction" shall mean a bona fide arm's length proposal, whether solicited or unsolicited, to acquire (by means of a tender or exchange offer, merger, consolidation, business combination or otherwise) all or a substantial portion of the outstanding shares of OBJS Stock or of the assets of OBJS.

     (c) OBJS represents and warrants that it is not currently involved in discussions or negotiations with any third party with respect to a Third Party Transaction. OBJS will promptly communicate to StarBase the identity of any potential third party purchaser making any such proposal or contact and, prior to the execution of any agreement relating to any such Third Party Transaction, shall also communicate the proposed terms and conditions thereof. OBJS agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which OBJS is a party.

     4.10. Certification of Stockholder Vote. At or prior to the Effective Date, OBJS shall deliver to StarBase a certificate of the secretary of OBJS setting forth (i) the number of shares of OBJS Stock voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of OBJS Stock voted against adoption of the Agreement and consummation of the Merger and (ii) the number of shares of Dissenting Stock.

     4.11. Smith Employment/Goda Stock Options.

     (a) At or prior to the Effective Date, the Surviving Corporation shall enter into an employment agreement (the "Employment Arrangement") with James H. Smith ("Smith"), upon terms and conditions mutually agreeable; it being acknowledged hereby that fair consideration shall be given by StarBase to include, but not be limited to, the granting of options to purchase shares of StarBase Common Stock in connection with such Employment Arrangement, taking into account, among other factors, the vesting schedule under any OBJS Options formerly held by Smith.

     (b) Notwithstanding paragraph (a) hereto and Section 1.6(c), the outstanding options to purchase 650,000 shares of OBJS Stock held by Eugene L. Goda ("Goda"), issued pursuant to that certain stock option agreement, dated June 10, 1997 (the"Goda Option Agreement") shall be assumed by StarBase (the "Assumed Options"). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the Goda Option Agreement, immediately prior to the Effective Time, except that (i) such options will be exercisable for that number of whole shares of StarBase Common Stock equal to the product of 650,000 multiplied by the Merger Exchange Ratio and, in the case of fractional shares, such number shall be rounded down to the nearest whole share of StarBase Common Stock unless such fractional share of 0.5 of a share or above, in which case such number shall be rounded up to the nearest whole share of StarBase Common Stock, and (ii) the per share exercise price for each share of StarBase Common Stock issuable upon exercise of each of the Assumed Options will be equal to the quotient determined by dividing $1.0625 (the exercise price per share of OBJS Stock at which such Assumed Option was exercisable immediately prior to the Effective Date) by the Merger Exchange Ratio, rounded to the nearest whole cent. As soon as practicable after the Effective Date but in no event later than sixty days after the Effective Date, StarBase shall file a registration statement on Form S-8 registering the shares underlying the Assumed Options with the SEC and file with the Nasdaq Stock Market a supplemental listing application for such shares.

     4.12. OBJS Voting Agreement. Senior management of OBJS shall enter into a voting arrangement to vote to the extent of their combined shares of OBJS Stock, if any, at the Meeting in favor of the Merger and the transactions contemplated by this Agreement.

     4.13. Fees and Expenses. StarBase, on the one hand, and OBJS, on the other hand, shall be responsible for, and shall pay, the fees and expenses incurred by each of StarBase and Subsidiary, and OBJS, respectively, in connection with the Merger and the transactions contemplated by this Agreement.

     4.14. Insurance/Indemnity Agreements. At the Effective Date and for two years thereafter, StarBase shall procure and maintain for any present or former director, officer, employee or agent of OBJS (each, an "Indemnitee") insured against liability by OBJS as of the date hereof an insurance policy (each, an "Insurance Policy") with respect to any liability to OBJS existing at the Effective Date by reason of the fact that such Indemnitee holds or held such position. The cost to procure and maintain each Insurance Policy shall be shared equally by StarBase and OBJS. In accordance therewith, OBJS shall have accrued for an amount equal to 50% of the cost incurred by StarBase and/or Subsidiary to procure and maintain for the two year period each Insurance Policy. StarBase further agrees that all provisions with respect to indemnification by OBJS or with respect to liability to OBJS existing at the Effective Date in favor of any Indemnitee, as set forth in OBJS's Certificate of Incorporation, as amended, or By-laws or the agreements in effect on the date hereof with respect to each of Eugene L. Goda, Jos Henkens, Lester "Buck" Hill, Sam M. Inman III, Edward B. Marino, James H. Smith and James F. Sutter, shall survive the Merger and shall continue in full force and effect for a period of two years.

     4.15. OBJS Subsidiaries' Bank Accounts and Corporate Books and Records. At the Effective Date, certain senior management of StarBase shall be designated or appointed pursuant to applicable law (contractual or otherwise) as "authorized signatories" to execute and deliver on behalf of the OBJS Subsidiaries their respective bank accounts and other institutional or custodial arrangements, together with all rights associated therewith. Prior to the Effective Date, OBJS shall, and shall cause the OBJS Subsidiaries to, take all steps necessary to effect the foregoing.

     i.1. Severance Payments.

     (a) Anything to the contrary contained in this Agreement notwithstanding, OBJS shall be permitted to issue immediately prior to the Merger OBJS Stock to each of Goda, Samuel Inman ("Inman") and Edward B. Merino ("Merino") in an amount having a value equal to the severance amount which would be otherwise owing to each of them as a result of the Merger -- i.e. $240,000, $50,000 and $25,000, respectively (the "Severance Amount"). Goda, Inman and Merino shall each be issued the number of shares of OBJS Stock determined by dividing (i) a fraction, (A) the numerator of which shall be the applicable Severance Amount, and (B) the denominator of which shall be StarBase Closing Market Price, by (ii) the Merger Exchange Ratio and, in the case of fractional shares, such number shall be rounded down to the nearest whole share of OBJS Stock unless such fractional share is 0.5 of a share or above, in which case such number shall be rounded up to the nearest whole share of OBJS Stock.

     (b) Anything to the contrary contained in this Agreement notwithstanding, on account of the severance amount which would be otherwise owing to Smith as a result of the Merger, OBJS shall be permitted (i) to issue immediately prior to the Merger that number of OBJS Stock to Smith determined by dividing (A) a fraction, (1) the numerator of which shall $50,000 (constituting fifty percent (50%) the applicable severance amount otherwise owing to Smith) and (2) the denominator of which shall be StarBase Closing Market Price, by (B) the Merger Exchange Ratio and, in the case of fractional shares, such number shall be rounded down to the nearest whole share of OBJS Stock unless such fractional share is 0.5 of a share or above, in which case such number shall be rounded up to the nearest whole share of OBJS Stock and (ii) to pay to Smith the aggregate sum of $50,000, payable at the Effective Date.

     i.2. Lock-Up Arrangement. Anything contained herein to the contrary notwithstanding, Smith shall enter into an arrangement as of the Effective Date pursuant to which Smith shall, for a period of six (6) months after the Effective Date, lock up and not sell or transfer any StarBase Common Stock issued to Smith pursuant to the Merger or any of the StarBase Merger Options (as well as the StarBase Common Stock underlying any such options) granted to Smith in connection with the Merger; it being understood that stock certificates with respect to the StarBase Common Stock issued to Smith, either in connection with the Merger or upon Smith's exercise of StarBase Merger Options, shall bear a restrictive legend to such effect.

     i.3. Rule 16b-3 Exemption. StarBase's Board of Directors, upon approving the Merger but prior to the consummation of the Merger, shall also approve, in such form as is required by Rule 16b-3 promulgated by the SEC under the Exchange Act and is acceptable to OBJS, the deemed acquisition of shares of StarBase Common Stock issued in connection with the Merger and of StarBase Merger Options, as applicable, by Smith (including the shares of StarBase Common Stock issued pursuant to the conversion of OBJS Stock acquired under Section 4.16 hereof) and any other officers of OBJS, if any, who will be (a) exchanging OBJS Options for the StarBase Merger Options and (b) functioning as officers of StarBase following the Merger.

5. Conditions of Merger.

     5.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, upon the advice of either counsel to the parties hereto (based on the reasonable likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

          (b) Injunctions. No Federal or state governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the acquisition of OBJS Stock by Subsidiary illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

          (c) Vote. This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of OBJS Stock entitled to vote thereon at the Meeting.

          (d) Merger Certificate. Confirmation, in the form satisfactory to the parties hereto, from the State of Delaware or a filing service (jointly chosen by the parties hereto) that the Certificate of Merger of OBJS with and into Subsidiary has been filed with the Secretary of State of Delaware, together with a copy of the executed form of such agreement.

          (e) Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Consents. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by either StarBase, Subsidiary or OBJS of their respective obligations hereunder and under any agreement delivered pursuant hereto shall have been duly obtained and shall be in full force and effect.

          (g) Date of Consummation. The Merger shall have been consummated on or prior to April 17, 2000, or such later date as the parties shall agree by a written instrument signed by all of them.

     5.2. Conditions to the Obligation of OBJS to Effect the Merger. The obligation of OBJS to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions:

          (a) Each of StarBase and Subsidiary shall have performed in all materials respects their respective obligations under this Agreement required to be performed by either or both of them on or prior to the Effective Date pursuant to the terms hereof.

          (b) All representations or warranties of StarBase and Subsidiary in this Agreement which are qualified with respect to a material adverse effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

          (c) Each of StarBase and Subsidiary shall have delivered to OBJS a certificate dated the Effective Date and executed by their respective Chairman of the Board, President or Vice President to the effect set forth in paragraphs (a) and (b) of this Section 5.2.

          (d) Each of StarBase and Subsidiary shall have delivered to OBJS a certificate of the secretary of such party, setting forth a copy of their respective Certificates of Incorporation, resolutions adopted by the Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.

          (e) OBJS shall have received from Parker Chapin Flattau & Klimpl, LLP, counsel to StarBase and Subsidiary, an opinion dated the Effective Date in the form reasonably agreed to by the parties hereto.

          (f) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, assets, properties, liabilities, business or prospects of StarBase.

     5.3. Conditions to Obligations of StarBase and Subsidiary to Effect the Merger. The obligations of StarBase and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions:

          (a) OBJS shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date pursuant to the terms hereof.

          (b) All representations or warranties of OBJS in this Agreement which are qualified with respect to a Material Adverse Effect or materiality shall be true and correct, and all representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Date except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

          (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, assets, properties, liabilities, business or prospects of OBJS.

          (d) OBJS shall have delivered to StarBase and Subsidiary a certificate of its Chairman of the Board, President or Vice President to the effect set forth in paragraphs (a), (b) and (c) to this Section 5.3.

          (e) OBJS shall have delivered to StarBase and Subsidiary a certificate of the secretary of OBJS, setting forth a copy of its Certificate of Incorporation, By-laws and the resolutions having been adopted by the Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.

          (f) StarBase shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel to OBJS, an opinion dated the Effective Date in the form reasonably agreed to by the parties hereto.

6. Termination, Amendment and Waiver.

     6.1. Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Date and before approval by the stockholders of OBJS, as follows:

          (a) by mutual consent of the parties hereto;

          (b) by any party hereto if any of the conditions set forth in Section
     5.1 hereto are not waived or satisfied on or before the Effective Date; provided that neither party may terminate under this paragraph (b) if such failure has been caused by that party's material breach of this Agreement;

          (c) by either OBJS, on the one hand, or StarBase and Subsidiary, on the other hand, if (i) any of the conditions set forth in Section 5.2 or
     5.3 hereto, respectively, are not satisfied or waived or (ii) any time prior to or on the fifteenth (15th) business day after the date hereof (which date may be extended by five (5) business days) provided that the parties are in good faith proceeding with respect to the due diligence inquiry, in connection with its due diligence review pursuant to Section
     4.1 hereof, as the Investigating Party, OBJS or StarBase and Subsidiary, the case may be, shall discover any fact, event or condition with respect to the other party which in such Investigating Party's sole judgment makes it inadvisable for it to consummate the Merger on the terms and conditions, including the consideration, provided for herein; provided that neither party may terminate under this paragraph (c) if such failure has been caused by that party's material breach of this Agreement;

          (d) by OBJS, if (i) the stockholders of OBJS shall have failed to vote in favor of this Agreement and the Merger or (ii) the Board of Directors of OBJS shall have failed to recommend, or withdrawn, modified or amended in any respect its approval or recommendation of the Merger and of the transactions contemplated hereby, or such Board of Directors shall have resolved to do any of the foregoing, by reason of a Third Party Transaction and, in which case, OBJS having paid to StarBase the Termination Fee (as defined in Section 6.2 hereof).

          (e) by StarBase, if (i) the sum of the Enterprise Value Factors exceed a negative balance of $2,500,000, (ii) the number of shares of StarBase Common Stock to be issued as Merger Consideration will exceed 4,750,000 shares of StarBase Common Stock, unless OBJS is otherwise willing to consummate the transactions contemplated by this Agreement for an aggregate Merger Consideration of 4,750,000 shares of StarBase Common Stock, which aggregate number of shares shall be adjusted as appropriate to account for any split, combination or reclassification with respect to the StarBase Common Stock, (iii) the aggregate amount of Dissenting Stock equals or exceeds five percent (5%) of the issued and outstanding shares of OBJS Stock as of the record date with respect to the Meeting to be held pursuant to Section 4.7 hereof, or (iv) there is a breach of any of the representations and warranties of OBJS which are qualified with respect to a Material Adverse Effect or materiality or if OBJS shall have breached in any material respect any of such representations or warranties which are not so qualified, or if OBJS fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement;

          (f) by OBJS, if there is a breach of any of the representations and warranties of either StarBase or Subsidiary which are qualified with respect to a material adverse effect or materiality or if either StarBase or Subsidiary shall have breached in any material respect any of their respective representations or warranties which are not so qualified, or if either StarBase or Subsidiary fails to comply in any material respect with any of their respective covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement; or

          (g) by any party hereto if the Effective Date of the Merger is not on or before April 17, 2000, or such later date as may be agreed upon by the parties hereto in writing; provided that neither party may terminate under this paragraph (g) if such failure has been caused by that party's material breach of this Agreement.

     In the event of termination and abandonment pursuant to this Section 6.1, this Agreement shall, except as otherwise provided in Section 7.1 hereof, forthwith become null and void and there shall be no liability on the part of any party hereto under any provision hereof; provided, however, that notwithstanding the provisions of the foregoing sentence, nothing in this Agreement shall relieve any party from liability for any wilful breach of the terms hereof.

     6.2. Termination Fee.  If this Agreement is terminated by OBJS pursuant to
Section 6.1(d)(ii) as a result of a Third Party Transaction, then OBJS shall, simultaneously with such termination, pay to StarBase by wire transfer of immediately available funds the sum of $500,000, together with any and all reasonable legal, accounting, investment banking and other such fees and expenses incurred by StarBase and Subsidiary in connection with the transactions contemplated by this Agreement, which other such fees and expenses shall not exceed, in the aggregate, $200,000 (collectively, the "Termination Fee").

     6.3. Waiver.  At any time prior to the Effective Date, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

7. General Provisions.

     7.1. Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Date or the earlier date of termination of this Agreement pursuant to Section 6.1, as the case may be, except that the agreements set forth in Article I and in Sections 4.1(b), 4.2, 4.3, 4.5 and 7.2 hereof will survive the Effective Date indefinitely and those set forth in Sections 4.13, 6.2 and 7.2 hereof will survive the termination of this Agreement indefinitely, and other than any covenant the breach of which has resulted in the termination of this Agreement.

     7.2. Publicity. StarBase, Subsidiary and OBJS shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the contents of this Agreement or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such public statement prior to having such consultation and using the best efforts to obtaining the consent of the other parties hereto, except as may be required by law or applicable stock exchange or NASDAQ regulations.

     7.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received. Notices shall be either delivered personally, deposited with courier, sent by telecopy, or mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to StarBase or Subsidiary:

          StarBase Corporate
          4 Hutton Drive, Suite 800
          Santa Ana, CA 92707
          Attn: Doug Norman
          Fax: (714) 445-4482

     with a copy to:

          Parker Chapin Flattau & Klimpl, LLP
          1211 Avenue of the Americas
          New York, New York 10036
          Attn: Martin Weisberg, Esq.
          Fax: (212) 704-6228

     If to OBJS:

          ObjectShare, Inc.
          16811 Hale Avenue, Suite A
          Irvine, CA 92606
          Attn: Eugene Goda
          Fax: (949) 253-3720

     with a copy to:

          Paul, Hastings, Janofsky & Walker LLP
          695 Town Center Drive
          Costa Mesa, CA 92626-1924
          Attn: William J. Simpson, Esq.
          Fax: (714) 979-1921

     7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     i.1. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     i.2. Definition of Knowledge. As used in this Agreement, "knowledge" with respect to OBJS shall mean the knowledge, after due inquiry, of the officers and directors of OBJS.

     7.5. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     7.6. Amendment. Subject to the applicable provisions of Delaware Law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.7. No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that the rights and duties of Subsidiary hereunder may be assigned to another wholly-owned subsidiary of StarBase, which assumes all of Subsidiary's duties and obligations. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     7.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to its choice of law principles.

     i.1. Headings. The headings contained are for convenience of reference only and shall in no way be deemed to limit or affect the meaning or interpretation of any of the terms or provisions hereof.

     7.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                          STARBASE CORPORATION

                                          By:     /s/ DOUGLAS S. NORMAN
                                            ------------------------------------
                                              Name: Douglas S. Norman
                                              Title: Director of Finance

                                          OBJS ACQUISITION CORP.

                                          By:     /s/ DOUGLAS S. NORMAN
                                            ------------------------------------
                                              Name: Douglas S. Norman
                                              Title: Director of Finance

                                          OBJECTSHARE, INC.

                                          By:      /s/ EUGENE L. GODA
                                            ------------------------------------
                                              Name: Eugene L. Goda
                                              Title: President and CEO

                                                                      APPENDIX B

                              FINANCIAL STATEMENTS
                                       OF
                              STARBASE CORPORATION

                                     INDEX


YEAR-END FINANCIAL STATEMENTS (AUDITED)
Independent Auditors' Report................................  B-2
Report of Independent Accountants...........................  B-3
Balance Sheets at March 31, 1999 and 1998...................  B-4
Statements of Operations for the years ended March 31, 1999
  and 1998..................................................  B-5
Statements of Cash Flows for the years ended March 31, 1999
  and 1998..................................................  B-6
Statements of Stockholders' Equity for the years ended March
  31, 1999 and 1998.........................................  B-8
Notes to Financial Statements...............................  B-9
FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED
  DECEMBER 31, 1999 (UNAUDITED)
Balance Sheets as of December 31, 1999 (unaudited) and March
  31, 1999 (audited)........................................  B-21
Statements of Operations for the three and nine months ended
  December 31, 1999 and 1998................................  B-22
Statements of Comprehensive Loss for the three and nine
  months ended December 31, 1999 and 1998...................  B-23
Cash Flows for the nine months ended December 31, 1999 and
  1998......................................................  B-24
Notes to Financial Statements...............................  B-25

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and
Stockholders of StarBase Corporation

     We have audited the accompanying balance sheet of StarBase Corporation (the Company) as of March 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of StarBase Corporation at March 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's working capital is insufficient to support the Company's projected operating needs. Additionally the Company has experienced recurring losses from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning this matter are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          DELOITTE & TOUCHE LLP

Costa Mesa, California
June 18, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and
Stockholders of StarBase Corporation

     In our opinion, the balance sheet and the related statements of operations, of stockholders' equity and of cash flows as of and for the year ended March 31, 1998 present fairly, in all material respects, the financial position, results of operations and cash flows of StarBase Corporation as of and for the year ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          PRICEWATERHOUSECOOPERS LLP

Costa Mesa, California
June 26, 1998

                              STARBASE CORPORATION

                                 BALANCE SHEETS

                                                              MARCH 31,    MARCH 31,
                                                                1999         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                     AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,363     $  4,167
  Restricted cash...........................................        39           --
  Marketable securities.....................................       121           --
  Accounts receivable, net of allowances of $155 (1999) and
     $89 (1998).............................................     2,528          464
  Notes and other receivables...............................         9           45
  Inventories...............................................        51           57
  Prepaid expenses and other assets.........................       214          113
                                                              --------     --------
     Total current assets...................................     4,325        4,846
  Property and equipment, net...............................       987          747
  Developed technology, net.................................       971           --
  Note receivable from officer..............................        94           76
  Long-term restricted cash.................................        79           --
  Other non-current assets..................................       149           13
                                                              --------     --------
     Total assets...........................................  $  6,605     $  5,682
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $  1,264     $    941
  Deferred revenue..........................................       658          263
  Current portion of long-term debt.........................        95           10
                                                              --------     --------
     Total current liabilities..............................     2,017        1,214
Long-term liabilities:
  Long-term debt, less current portion......................       116           38
  Other long-term liabilities...............................        10           --
                                                              --------     --------
     Total long-term liabilities............................       126           38
                                                              --------     --------
     Total liabilities......................................     2,143        1,252
Commitments and contingencies Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized, 588,993 and 3,772,952 shares issued and
     outstanding at March 31, 1999 and March 31, 1998;
     liquidation preference of $4,916 (March 31, 1999) and
     $4,716 (March 31, 1998)................................         6           38
  Common stock, $.01 par value; 50,000,000 shares
     authorized; 28,636,362 and 18,580,499 shares issued and
     outstanding at March 31, 1999 and March 31, 1998.......       286          186
  Additional paid-in capital................................    56,208       46,287
  Accumulated deficit.......................................   (52,038)     (42,081)
                                                              --------     --------
     Total stockholders' equity.............................     4,462        4,430
                                                              --------     --------
     Total liabilities and stockholders' equity.............  $  6,605     $  5,682
                                                              ========     ========

    The accompanying notes are an integral part of the financial statements.

                              STARBASE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                 FOR THE YEARS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Revenues:
  License...................................................   $  5,262       $  1,481
  Maintenance, training and consulting......................        868            276
  Royalty...................................................        702            382
                                                               --------       --------
     Total revenues.........................................      6,832          2,139
Cost of Revenues:
  Products, licenses and other..............................        508            162
                                                               --------       --------
Gross margin................................................      6,324          1,977
Operating Expenses:
  Research and development..................................      4,437          2,762
  Selling, general and administrative.......................     10,601          5,370
                                                               --------       --------
     Total operating expenses...............................     15,038          8,132
                                                               --------       --------
  Operating loss............................................     (8,714)        (6,155)
     Total interest and other income expense................         32           (877)
                                                               --------       --------
Loss before income taxes....................................     (8,682)        (7,032)
  Provision for income taxes................................          1              1
                                                               --------       --------
Net loss....................................................     (8,683)        (7,033)
  Non-cash dividend and accretion of beneficial conversion
     feature................................................      1,277          2,832
                                                               --------       --------
Net loss applicable to common stockholders..................   $ (9,960)      $ (9,865)
                                                               ========       ========
Per share data:
  Basic and diluted net loss per common share...............   $  (0.49)      $  (0.70)
                                                               ========       ========
  Basic and diluted weighted average number of common shares
     outstanding............................................     20,526         14,126
                                                               ========       ========

    The accompanying notes are an integral part of the financial statements.

                              STARBASE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net loss..................................................  $(8,683)    $(7,033)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Non-cash interest......................................       --         933
     Depreciation and amortization..........................      386         238
     Provision for doubtful accounts........................       66          24
     Loss on disposition of property, equipment and capital
      lease.................................................        7          --
     Deferred revenue.......................................      397         160
     Stock option compensation expense......................      177          --
     Other adjustments......................................       --          19
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (2,130)       (370)
       Notes and other receivables..........................       36          38
       Inventories..........................................        6         (23)
       Prepaid expenses.....................................      150         199
       Other non-current assets.............................     (156)         (6)
       Accounts payable and accrued liabilities.............      314         159
                                                              -------     -------
Net cash used in operating activities.......................   (9,430)     (5,662)
Cash Flows from Investing Activities:
  Increase in restricted cash...............................     (118)         --
  Increase in marketable securities.........................     (121)         --
  Capital expenditures......................................     (600)       (407)
                                                              -------     -------
Net cash used in investing activities.......................     (839)       (407)
Cash Flows from Financing Activities:
  Proceeds from sale of preferred stock.....................    7,053       4,950
  Proceeds from issuance of common stock:
     Private placements.....................................       60          --
     For payment of expenses................................      152          --
     Exercise of options....................................       61         181
     Exercise of warrants...................................      581
  Proceeds from convertible debentures......................       --       3,100
  Payment of financing related costs........................     (358)       (711)
  Payments on capitalized lease obligations.................      (84)         (6)
                                                              -------     -------
Net cash provided from financing activities.................    7,465       7,514
                                                              -------     -------
Net increase in cash and cash equivalents...................   (2,804)      1,445
Cash and cash equivalents, beginning of year................    4,167       2,722
                                                              -------     -------
Cash and cash equivalents, end of year......................  $ 1,363     $ 4,167
                                                              =======     =======

    The accompanying notes are an integral part of the financial statements.

                              STARBASE CORPORATION

                      SUPPLEMENTAL CASH FLOWS INFORMATION

                                                              FOR THE YEARS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Interest paid in cash.......................................   $   16      $   11
                                                               ======      ======
Income taxes paid...........................................   $    5      $    1
                                                               ======      ======
Non-cash investing and financing transactions:
  Non-cash preferred stock and common stock dividends (Note
     7).....................................................   $1,277      $4,492
  Conversion of preferred stock to common stock (Note 7)....       85           8
  Conversion of debentures to equity (Note 7)...............       --       2,875
  Conversion of warrants to common stock (Note 7)...........       --          16
  Capitalized lease financing...............................       16          54
  Capitalized insurance financing...........................      252          --
  Options for services provided.............................       --          28
  Issuance of common stock for developed technology (Note
     7).....................................................      987          --

                              STARBASE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                         PREFERRED STOCK       COMMON STOCK        COMMON         ADDITIONAL
                                         ----------------    ----------------      STOCK           PAID-IN
                                         SHARES    AMOUNT    SHARES    AMOUNT    SUBSCRIBED        CAPITAL
                                         ------    ------    ------    ------    ----------    ----------------
                                                                     (IN THOUSANDS)
BALANCE AT MARCH 31, 1997..............      25     $ --     13,319     $133         $--           $33,414
Preferred stock conversion to common...    (710)      (7)       855        9         --                 (2)
Preferred stock issued -- Series D.....   1,200       12         --       --         --              1,347
Preferred stock issued -- Series E.....   2,873       29         --       --         --              3,105
Preferred stock issued -- Series F.....     385        4         --       --         --                477
Warrants converted to common stock.....      --       --      1,581       16         --                (16)
Debentures converted to common stock...      --       --      2,704       27         --              3,263
Stock options exercised................      --       --        121        1         --                179
Options for services provided..........      --       --         --       --         --                 28
Non-cash dividend......................      --       --         --       --         --              4,492
Net loss...............................      --       --         --       --         --                 --
                                         ------     ----     ------     ----         --            -------
BALANCE AT MARCH 31, 1998..............   3,773       38     18,580      186         --             46,287
                                         ------     ----     ------     ----         --            -------
Preferred stock conversion to common
  stock................................  (3,191)     (32)     8,500       85         --                (53)
Preferred stock issued -- Series D.....      --       --         --       --         --                 (8)
Preferred stock issued -- Series E.....      --       --         --       --         --                (26)
Preferred stock issued -- Series F.....      --       --         --       --         --                 (4)
Preferred stock issued -- Series G.....       3       --         --       --         --              2,866
Preferred stock issued -- Series H.....       3       --         --       --         --              2,938
Preferred stock issued -- Series I.....       1       --         --       --         --                884
Options and warrants issued for
  services provided....................      --       --         --       --         --                177
Common stock issued:
  Exercise of options..................      --       --         49       --         --                 61
  Exercise of warrants.................      --       --        688        7         --                623
  Asset Purchase & Sale................      --       --        625        6         --                981
  Private Placement....................      --       --         38       --         --                 58
  Payment of liabilities...............      --       --        156        2         --                150
Non-cash dividend......................      --       --         --       --         --              1,277
Net loss...............................      --       --         --       --         --                 --
                                         ------     ----     ------     ----         --            -------
BALANCE AT MARCH 31, 1999..............     589     $  6     28,636     $286         $--           $56,208
                                         ======     ====     ======     ====         ==            =======

                                                            TOTAL
                                         ACCUMULATED    STOCKHOLDERS'
                                           DEFICIT         EQUITY
                                         -----------    -------------
                                                (IN THOUSANDS)
BALANCE AT MARCH 31, 1997..............   $(30,556)        $ 2,991
Preferred stock conversion to common...         --              --
Preferred stock issued -- Series D.....         --           1,359
Preferred stock issued -- Series E.....         --           3,134
Preferred stock issued -- Series F.....         --             481
Warrants converted to common stock.....         --              --
Debentures converted to common stock...         --           3,290
Stock options exercised................         --             180
Options for services provided..........         --              28
Non-cash dividend......................     (4,492)             --
Net loss...............................     (7,033)         (7,033)
                                          --------         -------
BALANCE AT MARCH 31, 1998..............    (42,081)          4,430
                                          --------         -------
Preferred stock conversion to common
  stock................................         --              --
Preferred stock issued -- Series D.....         --              (8)
Preferred stock issued -- Series E.....         --             (26)
Preferred stock issued -- Series F.....         --              (4)
Preferred stock issued -- Series G.....         --           2,866
Preferred stock issued -- Series H.....         --           2,938
Preferred stock issued -- Series I.....         --             884
Options and warrants issued for
  services provided....................         --             177
Common stock issued:
  Exercise of options..................         --              61
  Exercise of warrants.................         --             630
  Asset Purchase & Sale................         --             987
  Private Placement....................         --              58
  Payment of liabilities...............         --             152
Non-cash dividend......................     (1,277)             --
Net loss...............................     (8,683)         (8,683)
                                          --------         -------
BALANCE AT MARCH 31, 1999..............   $(52,038)        $ 4,462
                                          ========         =======

    The accompanying notes are an integral part of the financial statements.

                              STARBASE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of operations

     StarBase Corporation, a Delaware corporation (the "Company"), is a leading provider of advanced Internet and intranet based technical collaboration products for web site application production and software configuration management (SCM). The Company develops, markets and supports team-oriented development software that targets the evolving needs of corporate information technology (IT) structures which support projects requiring technical collaboration on an enterprise level. The Company's current product line consists of the recently launched products StarTeam(R) 4.0 and Enterprise Suite, as well as StarSweeper, StarContent, RoundTable(R) and Versions(R).

 Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Restricted cash

     On September 17, 1998, the Company pledged $118,000 of cash for an irrevocable letter of credit related to the lease of new office space that was classified as restricted cash on the balance sheet. The letter of credit will be reduced by 33.33% each year and will expire on July 2, 2001.

  Accounts receivable

     The Company sells its products worldwide. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and those losses have been within management's expectations. Allowance for product returns and price protection are included in accounts receivable on the accompanying balance sheets.

     One customer represented 10% of total revenue for the year ended March 31, 1999, and 18% of total revenue for the year ended March 31, 1998. At March 31, 1999 and March 31, 1998 no one customer comprised greater than 10% of outstanding accounts receivable.

  Marketable securities

     The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. This standard requires the Company to classify and account for investments in equity securities that have readily determinable fair values and all debt securities as follows: (1) debt securities that the Company has the intent and the ability to hold to maturity are classified as held-to-maturity securities and are reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earning and reported as a separate component of stockholders' equity.

  Inventories

     Inventories consist of the Company's software products and packaging and are stated at the lower of cost (first-in, first-out) or market.

                              STARBASE CORPORATION

  Property and equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are calculated under the straight-line basis over the shorter of the estimated useful lives of the respective assets, generally three to seven years, or the related lease term. At March 31, 1999, and March 31, 1998, property and equipment included equipment under capital lease, net of accumulated amortization, of $60,000 and $51,000 respectively.

  Impairment of long-lived assets

     The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with SFAS 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred and has determined based on its most recent assessment that there was no impairment at March 31, 1999.

  Developed technology

     Developed technology (net of accumulated amortization of $16,500 at March 31, 1999) is amortized on a straight-line basis over 5 years.

  Revenue recognition

     During October 1997, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides guidance in recognizing revenue on software transactions. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997, and supersedes SOP 91-1. The Company adopted this statement, as amended, during the year ended March 31, 1999.

     Software license revenue is recognized upon shipment of packaged products. Software maintenance revenue is recorded as deferred revenue and recognized ratably over the contractual maintenance period, generally twelve months. Revenue from training, which is recognized after the related services have been performed, totaled $72,000 for the year ended March 31, 1999 and $12,000 for the year ended March 31, 1998. Royalty revenue pertains to sales of the Company's Roundtable Total Software Management System licensed to a distributor for resale. Such revenue is recorded at the time the distributor sells the licensed product.

  Warranties and returns

     The Company warrants products against defects for 90 days and has a policy permitting the return of products within 30 days. Warranty costs and returns, which are not significant, have historically been within management's expectations.

  Research and development

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," technological feasibility is typically established when a working model is completed and its consistency with product design has been confirmed by testing. As technological feasibility typically is established immediately prior to first customer shipment, capitalizable research and development costs are insignificant. Consequently research and

                              STARBASE CORPORATION
development costs related to the development of the Company's software systems are expensed as incurred.

  Income taxes

     The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized.

  Fair value of financial instruments

     Financial instruments of the Company consist of cash and cash equivalents, marketable securities, accounts, notes and other receivables, accounts payable and accrued liabilities, and capital lease obligation. The carrying amount of the Company's capital lease obligation approximates fair market value based on prevailing market rates. The Company's other financial instruments generally approximate their fair values at March 31, 1999 and 1998 based on the short-term nature of these instruments.

  Stock-based compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

  Net loss per share

     Basic loss per share applicable to common stockholders is computed using the weighted average number of common shares outstanding during the periods presented. Diluted loss per share applicable to common stockholders is computed using the weighted average number of common and common equivalent shares outstanding during the periods presented assuming the exercise of the Company's stock options, warrants, and potential shares (Escrow Shares). Common equivalent shares have not been included where inclusion would be antidilutive. Escrow Shares can be released to the founders upon attaining certain defined cash flow requirements. The release of the Escrow Shares will be deemed compensatory and, accordingly, will result in charges to earnings equal to the fair market value of these shares recorded ratably over the period beginning on the date when management determines that the cash flow requirements are probable of being met and ending on the date when the goal is attained, causing the Escrow Shares to be released. At the time a goal is attained, previously unrecognized compensation expense will be adjusted by a one-time charge based on the then fair market value of the shares released from escrow. Such charges could substantially reduce the Company's net income or increase the Company's loss for financial reporting purposes in the periods such charges are recorded. Based upon historical results, the attainment of the goal is not probable at this time. However, this does not preclude the attainment of the goal with future results.

                              STARBASE CORPORATION

FOR THE YEAR ENDED MARCH 31, 1999

                                                  NET LOSS         SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
BASIC AND DILUTED LOSS PER SHARE
Net loss.......................................    $(8,683)
Non-cash dividend..............................     (1,277)
                                                   -------
BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE....     (9,960)        20,526         $(0.49)
                                                                                  ======
Effect of Dilutive Securities..................         --             --
                                                   -------         ------
DILUTIVE LOSS TO COMMON STOCKHOLDERS PER
  SHARE........................................    $(9,960)        20,526         $(0.49)
                                                   =======         ======         ======

FOR THE YEAR ENDED MARCH 31, 1998

                                                  NET LOSS         SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
BASIC AND DILUTED LOSS PER SHARE
Net loss.......................................    $(7,033)
Non-cash dividend..............................     (2,832)
                                                   -------
BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE....     (9,865)        14,126         $(0.70)
                                                                                  ======
Effect of Dilutive Securities..................         --             --
                                                   -------         ------
DILUTIVE LOSS TO COMMON STOCKHOLDERS PER
  SHARE........................................    $(9,865)        14,126         $(0.70)
                                                   =======         ======         ======

     Common stock equivalents, which consist of options to purchase 2,091,067 shares of common stock at prices ranging from $0.625 to $3.44 per share, warrants to purchase 2,984,388 shares of common stock at prices ranging from $0.59 to $3.25 per share, and 1,418,638 common shares held in escrow were not included in the computation of diluted loss per share because such inclusion would have been antidilutive for the year ended March 31, 1999. Common stock equivalents, which consist of options to purchase 3,420,527 shares of common stock at prices ranging from $0.84 to $3.44 per share, warrants to purchase 2,177,722 shares of common stock at prices ranging from $1.25 to $1.80 per share, and 1,418,638 common shares held in escrow were not included in the computation of diluted loss per share because such inclusion would have been antidilutive for the year ended March 31, 1998.

  Reporting currency

     The accompanying financial statements are reported in the currency of the United States of America. Certain warrants are denominated in Canadian dollars and are indicated as CDN$.

  Use of estimates

     The financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Comprehensive income

     The Company has adopted SFAS No. 130 "Reporting Comprehensive Income." This statement established standards for the reporting of comprehensive income and its components. Comprehensive

                              STARBASE CORPORATION
income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For each of the years ended March 31, 1999 and 1998, there was no difference between net loss and comprehensive loss.

  Operating Segment

     In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and related information, the Company has determined that is has one operating segment which operates in North America.

  New accounting pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company is required to adopt effective in its fiscal year 2000. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities but will continue to evaluate the effect of adopting SFAS No. 133. The Company will adopt SFAS No. 133 in its fiscal year 2000.

2. BASIS OF PRESENTATION

     Management believes based upon projected operating needs that the Company's working capital is insufficient for the Company to maintain its current level of operating activities through March 31, 2000. The Company has also experienced recurring losses from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The Company is currently in the process of negotiating additional financing through the private placement of common and/or convertible Preferred stock. The Company believes that proceeds from the sale of debt and equity securities during fiscal year 2000, combined with operating revenues, will be sufficient to allow the Company to conduct its operations during the fiscal year ended March 31, 2000. While the Company has successfully raised equity capital in the past, there can be no assurance that the Company will be successful in their efforts to obtain additional financing in the future.

                              STARBASE CORPORATION

3. COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS

                                                                  MARCH 31,
                                                              -----------------
                                                               1999       1998
                                                              -------    ------
                                                               (IN THOUSANDS)
PROPERTY AND EQUIPMENT:
Computer hardware...........................................  $ 1,337    $1,110
Furniture and fixtures......................................      315       255
Computer software...........................................      199       269
Leasehold improvements......................................      198        40
                                                              -------    ------
                                                                2,049     1,674
Less accumulated depreciation and amortization..............   (1,062)     (927)
                                                              -------    ------
                                                              $   987    $  747
                                                              =======    ======
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:
Trade accounts payable......................................  $   640    $  390
Accrued professional fees...................................       86       255
Accrued wages and benefits..................................      493       205
Other accrued expenses......................................       45        91
                                                              -------    ------
                                                              $ 1,264    $  941
                                                              =======    ======

4. MARKETABLE SECURITIES

     At March 31, 1999, the Company's marketable securities represent available-for-sale securities that have been recorded at fair value and are comprised of one equity stock for which its fair value approximates its cost.

5. CAPITAL LEASE AND LONG-TERM OBLIGATIONS

     The Company is the lessee of certain office equipment under capital leases that expire in 2002 and 2003. The assets are depreciated over their estimated useful life.

     The future annual minimum lease payments under the capital leases are as follows:

Years ending March 31: (in thousands)
  2000......................................................  $ 21
  2001......................................................    21
  2002......................................................    20
  2003......................................................     3
  2004......................................................     2
                                                              ----
Total minimum lease payments................................    67
Less amount representing interest...........................   (15)
                                                              ----
Present value of minimum lease payments.....................    52
Less current maturities.....................................   (14)
                                                              ----
                                                              $ 38
                                                              ====

                              STARBASE CORPORATION

     In September 1998, the Company financed the renewal of its commercial insurance (1 year policy) and director's and officer's insurance (3 year policy). The asset is amortized over the life of the policies and the amortization is included in general and administrative expense.

     The future annual minimum payments under the financing are as follows:

Years ending March 31: (in thousands)
  2000......................................................  $ 92
  2001......................................................    81
                                                              ----
Total minimum payments......................................   173
Less amount representing interest...........................   (14)
                                                              ----
Present value of minimum payments...........................   159
Less current maturities.....................................   (81)
                                                              ----
                                                              $ 78
                                                              ====

6. INCOME TAXES

     The Company has recorded a valuation allowance equal to the current and deferred provision for federal income tax benefit for all periods to date, as a result of losses incurred since its inception. The provision for income taxes represents the minimum required for state taxes. At March 31, 1999, the Company had net operating loss carryforwards of approximately $36.8 million and $17.6 million for federal and state income tax purposes, respectively, expiring in varying amounts through the year 2019 which are available to offset future federal and state taxable income. The ability of the Company to utilize the federal and state net operating loss carryforwards may be subject to annual limitations under certain provisions of the Internal Revenue Code, as a result of ownership changes.

     Deferred tax assets (liabilities) consist of the following:

                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Net operating loss carryforwards............................  $ 14,451    $ 11,995
State taxes.................................................      (711)         --
Accounts and notes receivable allowances....................        34          28
Accrued expenses............................................       188          26
Deferred income.............................................       289         109
Credits.....................................................       990          --
Deferred tax asset valuation allowance......................   (15,241)    (12,158)
                                                              --------    --------
Net deferred tax assets.....................................  $     --    $     --
                                                              ========    ========

7. EQUITY TRANSACTIONS

     The Company has authorized 50,000,000 shares of common stock and 10,000,000 shares of preferred stock with a par value of $0.01 per share. Of the preferred stock, 584,808 shares of Series E, 3,185 shares of Series H and 1,000 shares of Series I are outstanding at March 31, 1999.

     The Company accounts for the beneficial conversion feature of convertible preferred stock in accordance with Emerging Issues Task Force Topic No. D-60. Under Topic No. D-60, the beneficial conversion feature of convertible preferred stock is recognized as a dividend and additional paid-in capital. The amount of the beneficial conversion feature is measured at the date of issue of the convertible security

                              STARBASE CORPORATION
as the difference between the conversion price and the market value of the common stock into which the security is convertible. This amount is recorded as a non-cash dividend, with a corresponding increase to additional paid-in capital and is recognized over the period from issuance date to the date the preferred stock is first convertible. Thus, there is non effect on total stockholders' equity.

  Activity for year ended March 31, 1999

     During the year ending March 31, 1999, 900,000 shares of Series D Preferred Stock, 2,288,145 shares of Series E Preferred Stock, and 3,100 shares of Series G Preferred Stock were converted into 1,068,982, 2,288,145 and 5,142,550 shares of common stock, respectively.

     Effective July 31, 1998, the Company completed a private placement of 3,100 shares of Series G Preferred Stock for $3,000,000. The Series G Preferred Stock is not redeemable and has a liquidation preference of $1,000 per share. The holders of Series G Preferred Stock are not entitled to receive any dividends nor, except as provided by law, vote upon any matter relating to the business or affairs of the Company. Each share of Series G Preferred Stock is convertible, after 120 days, into the Company's common stock, at a conversion rate which is determined by dividing $1,000 by the Conversion Price. The Conversion Price shall be the lesser of (a) $1.66 or (b) 95% of the average closing bid price of the three lowest bid prices of common stock as reported by Bloomberg, L.P. for shares traded in the United States during the 22 consecutive trading days preceding the conversion date. In conjunction, the Company issued 805,234 warrants related to the Series G Preferred Stock. Of these warrants, 635,034 are exercisable for one share of common stock at $0.75 through August 31, 2000, after which the warrants will expire and 170,200 warrants are exercisable for one share of common stock at a range of $0.59 to $0.84, expiring from November 10, 2000 to January 4, 2001. The fair value of these warrants using the Black-Scholes pricing model at the date of grant was $201,354 and was recorded as a non-cash dividend at the time of issuance.

     During November 1998, the Company entered into agreements to complete a three phase private placement consisting of 3,185 shares of Series H Preferred Stock for $3,000,000. The first phase closed in November 1998, the second phase closed in December 1998 and the third phase closed in February 1999. The Series H Preferred Stock is not redeemable and has a liquidation preference of $1,000 per share. The holders of Series H Preferred Stock are not entitled to receive any dividends nor, except as provided by law, vote upon any matter relating to the business or affairs of the Company. Each share of Series H Preferred Stock is convertible, after 120 days, into the Company's common stock, at a conversion rate which is determined by dividing $1,000 by the Conversion Price. The Conversion Price shall be the lesser of (a) 110% of the average of the closing bid prices of the common stock for the five-day trading period on the trading date immediately preceding each Closing Date (the "Closing Price") or (b) the average of the two (2) lowest closing bid prices of the common stock during the thirty (30) trading days preceding the conversion date. In conjunction, the Company issued 323,025 warrants with the Series H Preferred Stock. One-third of the warrants is exercisable for one share of common stock at $0.95 through November 24, 2003, one-third of the warrants is exercisable for one share of common stock at $0.73 through December 20, 2003, and one-third of the warrants is exercisable for one share of common stock at $1.93 through February 8, 2004 after which the warrants will expire. The fair value of these warrants using the Black-Scholes pricing model at the date of grant was $177,642.

     Effective January 26, 1999, the Company completed a private placement of 37,736 shares of restricted Common Stock for $60,000 to Company executives. The Company also issued 7,548 warrants to purchase shares of common stock at $1.59 through January 26, 2001.

     On January 19, 1999, the Company entered into an accounts receivable purchase agreement with Silicon Valley Bank for up to $2,000,000 of receivables. In conjunction with the agreement, the Company

                              STARBASE CORPORATION
issued 55,452 warrants to purchase shares of common stock at $1.08 exercisable through January 19, 2004. At March 31, 1999, the Company has not sold any of its receivables pursuant to this agreement.

     Effective March 16, 1999, the Company completed a private placement of 1,000 shares of Series I Preferred Stock for $1,000,000. The Series I Preferred Stock is not redeemable and has a liquidation preference of $1,000 per share. The holders of Series I Preferred Stock are not entitled to receive any dividends nor, except as provided by law, vote upon any matter relating to the business or affairs of the Company. Each share of Series I Preferred Stock is convertible, after 120 days, into the Company's common stock, at a conversion rate which is determined by dividing $1,000 by the Conversion Price. The Conversion Price shall be the lesser of (a) $1.50 or (b) 90% of the average closing bid price of the two lowest closing bid prices of common stock during the thirty (30) consecutive trading days preceding the conversion date. In conjunction, the Company issued 253,333 warrants with the Series I Preferred Stock. Each warrant is exercisable for one share of common stock at $1.50 through March 16, 2002, after which the warrants will expire. The fair value of these warrants using the Black-Scholes pricing model at the date of grant was $198,360.

     On March 17, 1999, the Company completed the purchase of certain intangible assets of Site Technologies, Inc. for 625,000 shares of restricted Common Stock valued at $987,500. The purchase price was allocated to intangible assets. The purchase provides for the exclusive ownership and distribution rights of Site Technologies core technology assets including the SiteSweeper, SiteMaster, QuickSite, WebTools and SiteMarks products and related assets. The technologies will be integrated with the Company's StarTeam product line, to produce a next-generation technical collaboration and content management solution for e-commerce application development.

  Activity for the year ended March 31, 1998

     In June 1997, the Company offered to exchange its common stock for then all outstanding warrants. Holders of 4,743,534 warrants tendered, thereby receiving 1,581,178 shares of Common Stock. Warrant holders received one share of common stock for every three warrants. The differential value of the stock on the offer date over the calculated value of the warrants, aggregated $1,660,000 and has been reflected as a non-cash dividend, with a corresponding increase in additional paid-in capital.

     In August and September 1997, the Company issued $3,100,000 in convertible 6% debentures. The conversion benefit applicable to the debentures, calculated at $870,000, has been accounted for as a non-cash interest charge, with a corresponding addition to additional paid-in capital. The sale of the debentures included the issuance of an aggregate of 82,668 warrants to purchase the Company's common stock. The warrants are exercisable into the Company's common stock at prices ranging from $1.58 to $1.80 and expire after three years. The estimated value of the warrants, utilizing the Black-Scholes Model, was $85,000 and is being amortized over the two-year life of the debentures as additional interest. In conjunction, 117,167 warrants were issued as finders' fees to the selling group on the same terms, valued at approximately $120,000. During the year, holders of $2,630,000 debentures converted their debentures into 2,703,823 shares of the Company's common stock. When the debentures were converted, the corresponding unamortized warrant value and debt issuance costs were offset to additional paid-in capital.

     The remaining holders of $470,000 debentures exchanged their debentures for 384,715 shares of Series F convertible preferred stock and warrants to acquire 12,533 shares of common stock at $1.25 per share for three years. The value of the Series F preferred stock and warrants approximated the carrying value of the convertible debentures on the date of the exchange. Additionally, the Series F preferred stock had the same conversion terms as the convertible debentures. The conversion benefit applicable to the Series F preferred stock was calculated at $226,000 and has been amortized and accounted for as a non-cash dividend, with a corresponding increase to additional paid-in capital as of March 31, 1998. The

                              STARBASE CORPORATION

Series F convertible preferred stock was subsequently converted into 411,019 shares of the Company's common stock.

     During January and March 1998, the Company issued units consisting of 1,200,000 shares of Series D preferred stock and 500,000 warrants. The Series D preferred stock is convertible into the Company's common stock over the two years after the issuance date and is automatically converted upon the second anniversary of the issuance date. The warrants are exercisable into common stock at $1.50 per share for five years. During the year ended March 31, 1998, 300,000 preferred shares were exchanged for 300,000 shares of common stock. The conversion benefit applicable to the Series D preferred stock was calculated at $1,209,000 of which $1,030,000 has been amortized and accounted for as a non-cash dividend, with a corresponding increase to additional paid-in capital as of March 31, 1998.

     In January and February 1998, the Company issued units consisting of 2,872,953 shares of Series E preferred stock and 1,436,686 warrants. This stock is convertible into the Company's common stock. The conversion benefit applicable to the Series E preferred stock was calculated at $1,576,000 and has been amortized and accounted for as a non-cash dividend, with a corresponding increase to additional paid-in capital as of March 31, 1998. The warrants are exercisable at $1.80 per share during the first year and $2.00 per share through the second year. If the twenty-day average close price of the common stock as reported by Bloomberg, LP, is not at least $2.50 one year after issuance date, then the exercise price will be reduced to $1.00. The warrants expire at the end of the second year. At March 31, 1998, none of the shares had been converted.

  Warrants to acquire common stock

     Warrant activity for the year ended March 31, 1998 and the year ended March 31, 1999 is as follows:

                                                       SHARES      WARRANT PRICE PER SHARE
                                                     ----------    -----------------------
OUTSTANDING AT MARCH 31, 1997......................   4,833,534
Issued in connection with stock and debenture
  offerings........................................   2,177,722         US$1.25 - $1.80
Exchanged..........................................  (4,743,534)      US$2.50, CDN$8.22
Expired............................................     (90,000)      US$2.50, CDN$8.22
                                                     ----------
OUTSTANDING AT MARCH 31, 1998......................   2,177,722
Issued in connection with stock offerings..........   1,494,592         US$0.59 - $3.25
Exercised..........................................    (687,926)        US$0.75 - $1.00
                                                     ----------
OUTSTANDING AT MARCH 31, 1999......................   2,984,388
                                                     ==========

8. EMPLOYEE BENEFIT PLAN

     Effective April 1, 1992, the Company adopted a 401(k) savings plan covering all employees. Employees who work for the Company are eligible for participation after three months of service. Company contributions to the savings plan are made at the discretion of the Company's Board of Directors. The Company made no contributions for the fiscal periods ending March 31, 1998 and March 31, 1999.

9. STOCK OPTION PLANS

     The Company's stock option plan (the "1996 Plan") provides for the grant of non-qualified and incentive stock options to directors, officers and employees of the Company. Options are granted at exercise prices equal to the fair market value of the common stock on the date of grant. Generally, twenty-five percent of the options are available for exercise at the end of one year, while the remainder of

                              STARBASE CORPORATION
the grant is exercisable ratably over the next thirty-six month period, provided the optionee remains in service to the Company. The weighted-average remaining contractual life of options outstanding at March 31, 1999 was nine years. A total of 2,833,333 shares of common stock have been authorized under the 1996 Plan, of which 2,317,560 were outstanding at March 31, 1999. In addition, the Company has granted non-qualified stock options, of which 4,229,851 were outstanding at March 31, 1999.

     Stock option activity for the year ended March 31, 1998 and the year ended March 31, 1999 is as follows:

                                                             NUMBER       OPTION PRICE
                                                            OF SHARES    PER SHARE (US$)
                                                            ---------    ---------------
OUTSTANDING AT MARCH 31, 1997.............................  2,082,042      1.43 - 5.46
Granted...................................................  2,045,827      0.84 - 3.44
Lapsed or canceled........................................   (586,552)     1.25 - 5.46
Exercised.................................................   (120,790)     1.25 - 1.75
                                                            ---------
OUTSTANDING AT MARCH 31, 1998.............................  3,420,527      0.84 - 3.44
Granted...................................................  3,873,160     0.625 - 3.24
Lapsed or canceled........................................   (696,747)    0.625 - 3.24
Exercised.................................................    (49,529)     0.84 - 1.63
                                                            ---------
OUTSTANDING AT MARCH 31, 1999.............................  6,547,411     0.625 - 3.44
                                                            =========
Exercisable at March 31, 1999.............................  2,091,067
                                                            =========

     Of the options exercisable at March 31, 1999, weighted average prices of $0.7212 related to 358,491 options, $1.4029 related to 1,571,326 options, $2.1713 related to 158,750 options and $3.4400 related to 2,500 options.

     In May 1997, the Board of Directors authorized a repricing of employee stock options then outstanding, to $1.25, which was above market value.

  Accounting for stock-based compensation

     Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company is required to disclose the effects on the net loss and per share data as if the Company had elected to use the fair value approach to account for all its employee stock-based compensation plans. Had the compensation cost for the Company's plan been determined using the fair value method, the compensation expense would have had the effect of increasing the Company's net loss applicable to common stockholders for the year ended March 31, 1999 and 1998 to the pro forma amounts of $10,611,000 and $10,739,000, respectively, with a corresponding pro forma net loss per common share of $0.52 and $0.76, respectively. These pro forma amounts were determined estimating the fair value of each option on its grant date using the Black-Scholes option-pricing model. Assumptions of no dividend yield, the average of the Federal Reserve Board's 3 year and 5 year treasury constant maturity interest rate for the month of grant, 4 years expected life and an expected rate of volatility of 55.0% were applied to all grants for the year ended March 31, 1998. Assumptions of no dividend yield, the average of the Federal Reserve Board's 3 year and 5 year treasury constant maturity interest rate for the month of grant, 4 years expected life and an expected rate of volatility of 100.0% were applied to all grants for the year ended March 31, 1999. The weighted-average fair value at grant date for the options granted during the year ended March 31, 1999 and 1998 was $0.78 and $0.53 per option, respectively.

                              STARBASE CORPORATION

10. COMMITMENTS AND CONTINGENCIES

     In July 1998, the Company entered into a sub-lease for new office space. The new offices consist of 17,000 square feet costing approximately $27,000 per month through February 22, 2000. Simultaneously, the Company also entered into a lease agreement for 4,100 contiguous square feet beginning January 1999 through September 2003 at a rate of approximately $8,000 per month. In addition, the Company entered into a lease agreement for the 17,000 square feet beginning February 23, 2000 through September 2003 at a rate of approximately $41,000 per month.

     Minimum rental commitments under lease agreements at March 31, 1999 are as follows:

                                                 NON-CANCELABLE
YEAR ENDING MARCH 31,                           OPERATING LEASES
---------------------                           ----------------
                                                 (IN THOUSANDS)
  2000......................................         $  455
  2001......................................            599
  2002......................................            599
  2003......................................            594
  2004......................................            467
                                                     ------
Total payments..............................         $2,714
                                                     ======

     Rent expense for the year ended March 31, 1999 and 1998 totaled $387,710 and $200,000, respectively.

11. RELATED PARTIES

     In fiscal 1995, the Board of Directors authorized the Company to loan William Stow III, President and CEO of StarBase, the sum of $126,000. Principal and accrued interest aggregated $94,259 and $89,447, at March 31, 1999 and 1998, respectively. The loan is evidenced by a promissory note and is collateralized by shares of the Company's common stock, which are owned by Mr. Stow. The note bears interest at a rate of 6.34% per annum, payable at maturity. The maturity date was originally November 4, 1998, and during the year ended March 31, 1999, the maturity date on the note was extended to November 4, 2000.

                              STARBASE CORPORATION



                                 BALANCE SHEETS



                                                              DECEMBER 31,   MARCH 31,
                                                                  1999         1999
                                                              ------------   ---------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  9,240     $  1,363
  Restricted cash...........................................          39           39
  Marketable securities.....................................          22          121
  Accounts receivable, net of allowances of $87 at Dec 31,
     1999 and $155 at Mar 31, 1999..........................       4,273        2,528
  Notes and other receivables, net of allowance of $702 at
     Dec 31, 1999...........................................          --            9
  Inventories...............................................          25           51
  Prepaid expenses and other assets.........................         320          214
                                                                --------     --------
     Total current assets...................................      13,919        4,325
Property and equipment, net.................................       1,061          987
Developed technology, net...................................         823          971
Note receivable from officer................................          98           94
Long-term restricted cash...................................          39           79
Other non-current assets....................................         368          149
                                                                --------     --------
     Total assets...........................................    $ 16,308     $  6,605
                                                                ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities..................    $  1,653     $  1,264
  Deferred revenue..........................................       2,332          658
  Current portion of capital lease obligation...............         132           95
                                                                --------     --------
     Total current liabilities..............................       4,117        2,017
Long-term liabilities:
  Long-term debt, less current portion......................          73          116
  Other long-term liabilities...............................         638           10
                                                                --------     --------
     Total long-term liabilities............................         711          126
                                                                --------     --------
     Total liabilities......................................       4,828        2,143
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized, 61,610 and 588,993 shares issued and
     outstanding at December 31, 1999 and March 31, 1999;
     liquidation preference of $87 (December 31, 1999) and
     $4,916 (March 31, 1999)................................           1            6
  Common stock, $.01 par value; 80,000,000 shares
     authorized; 40,983,568 and 28,636,362 shares issued and
     outstanding at December 31, 1999 and March 31, 1999....         410          286
  Additional paid-in capital................................      66,601       56,208
  Accumulated deficit.......................................     (55,433)     (52,038)
  Accumulated other comprehensive loss......................         (99)          --
                                                                --------     --------
     Total stockholders' equity.............................      11,480        4,462
                                                                --------     --------
     Total liabilities and stockholders' equity.............    $ 16,308     $  6,605
                                                                ========     ========



    The accompanying notes are an integral part of the financial statements

                              STARBASE CORPORATION



                            STATEMENTS OF OPERATIONS



                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                         DECEMBER 31,          DECEMBER 31,
                                                      ------------------    ------------------
                                                       1999       1998       1999       1998
                                                      -------    -------    -------    -------
                                                         (UNAUDITED)           (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  License...........................................  $ 3,235    $ 1,477    $ 8,978    $ 3,740
  Maintenance, training and consulting..............      754        214      1,848        553
  Royalty...........................................      144        182        513        377
                                                      -------    -------    -------    -------
     Total revenues.................................    4,133      1,873     11,339      4,670
Cost of Revenues:
  Products, licenses and other......................      610        112      1,845        448
                                                      -------    -------    -------    -------
Gross margin........................................    3,523      1,761      9,494      4,222
Operating Expenses:
  Research and development..........................    1,132      1,023      3,075      3,161
  Selling, general and administrative...............    3,418      2,729      9,102      8,007
                                                      -------    -------    -------    -------
     Total operating expenses.......................    4,550      3,752     12,177     11,168
                                                      -------    -------    -------    -------
  Operating loss....................................   (1,027)    (1,991)    (2,683)    (6,946)
  Interest and other income/(loss)..................       53         (5)        88         41
  Equity in loss of investee........................       --         --       (250)        --
                                                      -------    -------    -------    -------
Loss before income taxes............................     (974)    (1,996)    (2,845)    (6,905)
  Provision for income taxes........................       --         --          1          2
                                                      -------    -------    -------    -------
Net loss............................................     (974)    (1,996)    (2,846)    (6,907)
  Non-cash dividend and accretion of beneficial
     conversion feature.............................       --         83        549        417
                                                      -------    -------    -------    -------
Net loss applicable to common stockholders..........  $  (974)   $(2,079)   $(3,395)   $(7,324)
                                                      =======    =======    =======    =======
Per share data:
  Basic and diluted loss per common share...........  $ (0.03)   $ (0.10)   $ (0.11)   $ (0.39)
                                                      =======    =======    =======    =======
  Basic and diluted weighted average number of
     common shares outstanding......................   34,268     20,555     30,859     18,810
                                                      =======    =======    =======    =======



    The accompanying notes are an integral part of the financial statements

                              STARBASE CORPORATION



                        STATEMENTS OF COMPREHENSIVE LOSS



                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                         DECEMBER 31,          DECEMBER 31,
                                                      ------------------    ------------------
                                                       1999       1998       1999       1998
                                                      -------    -------    -------    -------
                                                         (UNAUDITED)           (UNAUDITED)
                                                                   (IN THOUSANDS)
Net loss applicable to common stockholders..........  $  (974)   $(2,079)   $(3,395)   $(7,324)
Other comprehensive loss, net of tax:
  Unrealized loss on available for sale
     securities.....................................      (99)        --        (99)        --
                                                      -------    -------    -------    -------
Total comprehensive loss............................  $(1,073)   $(2,079)   $(3,494)   $(7,324)
                                                      =======    =======    =======    =======



    The accompanying notes are an integral part of the financial statements

                              STARBASE CORPORATION



                            STATEMENTS OF CASH FLOWS



                                                              NINE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net loss..................................................  $(2,846)   $(6,907)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      439        262
     Provision for doubtful accounts and sales returns......      634        218
     Loss on disposal of property and equipment.............       41          3
     Deferred revenue.......................................    2,312        277
     Stock option compensation expense......................      415        140
     Equity in loss of investee.............................      250         --
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (1,677)    (1,685)
       Notes and other receivables..........................     (693)        41
       Inventories..........................................       26         34
       Prepaid expenses.....................................      (80)       152
       Other non-current assets.............................     (223)      (191)
       Accounts payable and accrued liabilities.............      379        484
                                                              -------    -------
Net cash used by operations.................................   (1,023)    (7,172)
Cash Flows from Investing Activities:
  Decrease (increase) in restricted cash....................       40       (118)
  Investment in equity investee.............................     (250)        --
  Capital expenditures......................................     (342)      (611)
                                                              -------    -------
Net cash used by investing activities.......................     (552)      (729)
Cash Flows from Financing Activities:
  Proceeds from sale of preferred stock.....................        -      3,850
  Proceeds from issuance of common stock:
     From private placements................................    4,225        152
     Exercise of options....................................    1,529         23
     Exercise of warrants...................................    4,363         --
  Payment of financing related costs........................     (569)      (175)
  Payments on capitalized lease obligations.................      (96)       (54)
                                                              -------    -------
  Net cash provided by financing activities.................    9,452      3,796
                                                              -------    -------
Net increase (decrease) in cash and cash equivalents........    7,877     (4,105)
Cash and cash equivalents, beginning of period..............    1,363      4,167
                                                              -------    -------
Cash and cash equivalents, end of period....................  $ 9,240    $    62
                                                              =======    =======
Supplemental Cash Flow Information:
  Interest paid.............................................  $    25    $    11
                                                              =======    =======
  Income taxes paid.........................................  $     1    $     2
                                                              =======    =======
Non-cash investing and financing transactions:
  Non-cash preferred stock and common stock dividends.......  $   549    $   417
                                                              =======    =======
  Conversion of preferred stock to common stock (Note 5)....  $    47    $    45
                                                              =======    =======
  Capitalized lease and insurance financing.................  $    90    $   254
                                                              =======    =======



    The accompanying notes are an integral part of the financial statements

                              STARBASE CORPORATION



                         NOTES TO FINANCIAL STATEMENTS



1. DESCRIPTION OF BUSINESS



     StarBase Corporation, a Delaware corporation (the "Company"), is a leading provider of eBusiness digital asset management solutions for the enterprise. The Company develops, markets, and supports a complete family of user-friendly software products that enable teams of people to collaborate in the production of Web sites, e-Commerce and business critical applications while managing all associated digital assets. The Company's products are designed to increase the productivity of centralized and geographically remote teams of people that are both internal and external to an enterprise. The Company's professional services organization provides implementation, consulting and training expertise. The Company's current product line consists of StarTeam(R) 4.2 and StarTeam(R) Enterprise 4.2, StarDisk(R), StarGate(R), as well as StarSweeper(TM), RoundTable(R) and Versions(R).



2. BASIS OF PRESENTATION



     The unaudited interim financial statements as of December 31, 1999 and for the three and nine months ended December 31, 1999 and 1998, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have not been presented. The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the period presented. The results of operations for the nine months ended December 31, 1999 are not necessarily indicative of the operating results for a full year. The accompanying unaudited financial statements should be read in conjunction with the financial statements and the notes thereto included in the StarBase Corporation report to the Securities and Exchange Commission on Form 10-KSB, for the year ended March 31, 1999.



  Net loss per share



     Basic and diluted loss per share applicable to common stockholders is computed using the weighted average number of common shares outstanding during the periods presented. Common equivalent shares outstanding during the periods presented assume the exercise of the Company's stock options, warrants, and potential shares (Escrow Shares). Common equivalent shares have not been included where inclusion would be antidilutive. Common equivalent shares have not been included where inclusion would be antidilutive. Escrow Shares can be released to the founders upon attaining certain defined cash flow requirements. The release of the Escrow Shares will be deemed compensatory and, accordingly, will result in charges to earnings equal to the fair market value of these shares recorded ratably over the period beginning on the date when management determines that the cash flow requirements are probable of being met and ending on the date when the goal is attained, causing the Escrow Shares to be released. At the time a goal is attained, previously unrecognized compensation expense will be adjusted by a one-time charge based on the then fair market value of the shares released from escrow. Such charges could substantially reduce the Company's net income or increase the Company's loss for financial reporting purposes in the periods such charges are recorded. Based upon historical results, the attainment of the goal is not probable at this time. However, this does not preclude the attainment of the goal with future results.

                              STARBASE CORPORATION

FOR THE THREE MONTHS ENDED DECEMBER 31, 1999



                                                  NET LOSS         SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC AND DILUTED LOSS PER SHARE
Net loss.......................................     $(974)
Non-cash dividend..............................         0
                                                    -----
BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE....      (974)         34,268         $(0.03)
                                                                                  ------
Effect of Dilutive Securities..................        --              --
                                                    -----          ------
DILUTIVE LOSS TO COMMON STOCKHOLDERS PER
  SHARE........................................     $(974)         34,268         $(0.03)
                                                    =====          ======         ======



FOR THE THREE MONTHS ENDED DECEMBER 31, 1998



                                                  NET LOSS         SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC AND DILUTED LOSS PER SHARE
Net loss.......................................    $(1,996)
Non-cash dividend..............................        (83)
                                                   -------
BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE....     (2,079)        20,555         $(0.10)
                                                                                  ------
Effect of Dilutive Securities..................         --             --
                                                   -------         ------
DILUTIVE LOSS TO COMMON STOCKHOLDERS PER
  SHARE........................................    $(2,079)        20,555         $(0.10)
                                                   =======         ======         ======



FOR THE NINE MONTHS ENDED DECEMBER 31, 1999



                                                  NET LOSS         SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC AND DILUTED LOSS PER SHARE
Net loss.......................................    $(2,846)
Non-cash dividend..............................       (549)
                                                   -------
BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE....     (3,395)        30,859         $(0.11)
                                                                                  ------
Effect of Dilutive Securities..................         --             --
                                                   -------         ------
DILUTIVE LOSS TO COMMON STOCKHOLDERS PER
  SHARE........................................    $(3,395)        30,859         $(0.11)
                                                   =======         ======         ======

                              STARBASE CORPORATION

FOR THE NINE MONTHS ENDED DECEMBER 31, 1998



                                                  NET LOSS         SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC AND DILUTED LOSS PER SHARE
Net loss.......................................    $(6,907)
Non-cash dividend..............................       (417)
                                                   -------
BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE....     (7,324)        18,810         $(0.39)
                                                                                  ------
Effect of Dilutive Securities..................         --             --
                                                   -------         ------
DILUTIVE LOSS TO COMMON STOCKHOLDERS PER
  SHARE........................................    $(7,324)        18,810         $(0.39)
                                                   =======         ======         ======



     Common stock equivalents, which consist of options to purchase 2,296,234 shares of common stock at prices ranging from $0.625 to $3.44 per share, warrants to purchase 1,112,000 shares of common stock at prices ranging from $0.73 to $2.00 per share, and 1,418,638 common shares held in escrow were not included in the computation of diluted loss per share because such inclusion would have been antidilutive for the three and nine month periods ended December 31, 1999. Common stock equivalents, which consist of options to purchase 1,633,881 shares of common stock at prices ranging from $0.74 to $2.09 per share, warrants to purchase 3,178,306 shares of common stock at prices ranging from $0.59 to $3.25 per share, and 1,418,638 common shares held in escrow were not included in the computation of diluted loss per share because such inclusion would have been antidilutive for the nine month period ended December 31, 1998.



3. COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS



                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          1999
                                                              ------------    ---------
                                                                   (IN THOUSANDS)
PROPERTY AND EQUIPMENT:
Computer hardware...........................................    $ 1,584        $ 1,337
Furniture and fixtures......................................        355            315
Computer software...........................................        233            199
Leasehold improvements......................................        233            198
                                                                -------        -------
                                                                  2,405          2,049
Less accumulated depreciation and amortization..............     (1,344)        (1,062)
                                                                -------        -------
                                                                $ 1,061        $   987
                                                                =======        =======
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:
Trade accounts payable......................................    $   394        $   640
Accrued professional fees...................................        115             86
Accrued wages and bonuses...................................        712            493
Other accrued expenses......................................        432             45
                                                                -------        -------
                                                                $ 1,653        $ 1,264
                                                                =======        =======



4. RELATED PARTY TRANSACTIONS



     During the quarter ended September 30, 1999, the Company invested $250,000 for 900,000 shares of common stock, or 47%, of OpenAvenue Inc ("OpenAvenue"), which was subsequently reduced to 21% as

                              STARBASE CORPORATION
of December 31, 1999 due to the issuance of additional equity by OpenAvenue. OpenAvenue is an internet portal company for open-source knowledge and effort sharing over the internet providing a meeting and work place for virtual development teams acting in concert on distributed projects. The Company accounts for this ownership under the equity method of accounting for investments in common stock and through the nine months ended December 31, 1999, the Company's equity in losses of OpenAvenue reduced the net investment to zero. In addition, the Company agreed to loan OpenAvenue up to $750,000 on a short-term basis until OpenAvenue's financing arrangements are completed. As of December 31, 1999, the amount outstanding from the loan was $702,247. The loan balance is fully reserved for as of December 31, 1999 because of the uncertainty of repayment and such amount is included in selling, general and administrative expense.



     The Company also entered into a software license agreement with OpenAvenue, where a one-time license fee of $1,000,000 will be paid in equal quarterly installments over the next twelve months. The Company recognized revenue of $500,000 during the three month period ended December 31, 1999 and deferred recognition of the remaining $500,000 because the collectability of the second $500,000 was not certain. Under the same agreement, the Company will also provide maintenance and support services for the licensed software for an annual fee of $180,000 which will also be paid in equal quarterly installments over the next twelve months. The Company recorded the annual maintenance fee as deferred revenue and will recognize it ratably over the applicable twelve month period. As of December 31, 1999, the Company has $1,274,000 in accounts receivable from OpenAvenue consisting of the $1,000,000 license fee, $180,000 annual maintenance fee and $94,000 sales tax on the transaction and has $665,000 recorded in deferred revenue.



5. EQUITY TRANSACTIONS



     During the quarter ending December 31, 1999, 359,608 shares of Series E Preferred Stock were converted into 359,608 shares of common stock, 2,420 shares of Series H Preferred Stock were converted into 2,923,772 shares of common stock and 1,000 shares of Series I Preferred Stock were converted into 797,987 shares of common stock.



     As of December 31, 1999, 61,600 shares of Series E Preferred Stock, and 10 shares of Series H Preferred Stock were outstanding.



  Warrants



     Warrant activity for the nine month period ended December 31, 1999 is as follows:



                                                                          WARRANT PRICE
                                                              SHARES        PER SHARE
                                                            ----------    -------------
Outstanding at March 31, 1999.............................   2,984,388    $0.59 - $3.25
Granted...................................................   2,148,011    $2.00 - $2.68
Exercised.................................................  (4,020,399)   $0.59 - $3.25
                                                            ----------
Outstanding at December 31, 1999..........................   1,112,000    $0.73 - $2.00
                                                            ==========



6. STOCK OPTION PLAN



     The Company's stock option plan (the "1996 Plan") provides for the grant of non-qualified and incentive stock options to directors, officers and employees of the Company. Options are granted at exercise prices equal to the fair market value of the common stock on the date of grant. Generally, twenty-five percent of the options are available for exercise at the end of one year, while the remainder of the grant is exercisable ratably over the next thirty-six month period, provided the optionee remains in

                              STARBASE CORPORATION
service to the Company. The weighted-average remaining contractual life of options outstanding at December 31, 1999 was eight years. A total of 2,833,333 shares of common stock have been authorized under the 1996 Plan, of which 1,707,216 were outstanding at December 31, 1999. In addition, the Company has granted non-qualified stock options, of which 7,505,898 were outstanding at December 31, 1999.



     Stock option activity for the nine month period ended December 31, 1999 is as follows:



                                                                            WEIGHTED-
                                                                         AVERAGE EXERCISE
                                                             SHARES           PRICE
                                                           ----------    ----------------
Outstanding at March 31, 1999............................   6,547,411         $1.23
Granted..................................................   4,324,508         $1.93
Lapsed or canceled.......................................    (562,666)        $1.50
Exercised................................................  (1,096,139)        $1.39
                                                           ----------
Outstanding at December 31, 1999.........................   9,213,114         $1.51
                                                           ==========
Exercisable at December 31, 1999.........................   2,296,234         $1.33
                                                           ==========



     Stock option summary information at December 31, 1999 is as follows:



                                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  -----------------------------------------------   ----------------------------
                                 WEIGHTED-
                                  AVERAGE           WEIGHTED-                      WEIGHTED-
RANGE OF                         REMAINING       AVERAGE EXERCISE               AVERAGE EXERCISE
EXERCISE PRICES    SHARES     CONTRACTUAL LIFE        PRICE          SHARES          PRICE
---------------   ---------   ----------------   ----------------   ---------   ----------------
$0.50 - $1.00     2,207,431      8.8 years            $0.68           581,661        $0.70
$1.01 - $1.50     3,878,639      8.7 years            $1.30           844,105        $1.26
$1.51 - $2.00     1,798,961      8.4 years            $1.66           623,634        $1.65
$2.01 - $2.50       430,146      9.5 years            $2.11           183,822        $2.05
$2.51 - $3.00       250,603      5.4 years            $2.68            58,638        $2.64
$3.01 - $3.50       283,334      2.3 years            $3.46             4,374        $3.25
$3.51 - $4.00        35,000      9.9 years            $3.57                 0        $0.00
$4.01 - $4.50       250,000      8.3 years            $4.05                 0        $0.00
$4.51 - $10.00       79,000      7.5 years            $8.56                 0        $0.00
                  ---------                                         ---------
                  9,213,114                                         2,296,234
                  =========                                         =========



7. OPERATING SEGMENT INFORMATION



     The Company's reportable operating segments include software licenses and services. The software licenses operating segment develops and markets the Company's eBusiness digital asset management products. The services segment provides after-sale support for software products and fee-based training and consulting services related to the Company products.



     The Company does not allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues and gross margin.

                              STARBASE CORPORATION

     Operating segment data for the three and nine month periods ended December 31, 1999 and 1998 was as follows:



                                                           SOFTWARE
                                                           LICENSES    SERVICES    TOTAL
                                                           --------    --------    ------
                                                                   (IN THOUSANDS)
Three months ended December 31, 1999:
  Revenues...............................................   $3,379       $754      $4,133
  Cost of revenues.......................................      255        355         610
                                                            ------       ----      ------
     Gross margin........................................   $3,124       $399      $3,523
                                                            ======       ====      ======
Three months ended December 31, 1998:
  Revenues...............................................   $1,659       $214      $1,873
  Cost of revenues.......................................      112          0         112
                                                            ------       ----      ------
     Gross margin........................................   $1,547       $214      $1,761
                                                            ======       ====      ======



                                                          SOFTWARE
                                                          LICENSES    SERVICES     TOTAL
                                                          --------    --------    -------
                                                                  (IN THOUSANDS)
Nine months ended December 31, 1999:
  Revenues..............................................   $9,491      $1,848     $11,339
  Cost of revenues......................................      930         915       1,845
                                                           ------      ------     -------
     Gross margin.......................................   $8,561      $  933     $ 9,494
                                                           ======      ======     =======
Nine months ended December 31, 1998:
  Revenues..............................................   $4,117      $  553     $ 4,670
  Cost of revenues......................................      448           0         448
                                                           ------      ------     -------
     Gross margin.......................................   $3,669      $  553     $ 4,222
                                                           ======      ======     =======



8. ACQUISITION OF OBJECTSHARE INC.



     On November 4, 1999, the Company signed a definitive agreement to acquire ObjectShare, Inc. ("ObjectShare"), a leading provider of object-oriented and eBusiness professional services, in a merger transaction. The Company will issue its stock in exchange for ObjectShare stock at an anticipated enterprise value of $7.5 million, with a minimum of $6.15 million and a maximum of $8.85 million based upon the average trading price of StarBase stock prior to the closing. The transaction, which is subject to ObjectShare stockholders' approval and certain other conditions, is expected to be completed in early 2000. In addition, the Company has provided ObjectShare with a $500,000 line of credit under the terms of a credit agreement. The line of credit is secured by all of the accounts receivable and other assets of ObjectShare. The outstanding balance of the line of credit as of December 31, 1999, was $0.



9. SUBSEQUENT EVENTS



     None

                                                                      APPENDIX C

                       CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                               OBJECTSHARE, INC.


                                     INDEX

YEAR-END FINANCIAL STATEMENTS
Report of Independent Auditors..............................   C-2
Consolidated Balance Sheets at March 31, 1999 and 1998......   C-3
Consolidated Statement of Operations for the years ended
  March 31, 1999, 1998 and 1997.............................   C-4
Consolidated Statements of Stockholder's Equity for the
  years ended March 31, 1999, 1998 and 1997.................   C-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1999, 1998 and 1997.............................   C-6
Notes to Consolidated Financial Statements..................   C-7
Quarterly Financial Information (Unaudited).................  C-21

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTER
  ENDED DECEMBER 31, 1999 (UNAUDITED)
Condensed Consolidated Balance Sheets as of December 31,
  1999 and March 31, 1999...................................  C-22
Condensed Consolidated Statements of Operations for the
  three and nine months ended December 31, 1999 and 1998....  C-23
Condensed Consolidated Statements of Comprehensive Income
  (Loss) for the three and nine months ended December 31,
  1999 and 1998.............................................  C-24
Condensed Consolidated Statements of Cash Flows for the nine months ended December 31, 1999 and 1998...................  C-25
Notes to Condensed Consolidated Financial Statements........  C-26

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ObjectShare, Inc.

     We have audited the accompanying consolidated balance sheets of ObjectShare, Inc. as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ObjectShare, Inc. at March 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1999 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Orange County, California
June 14, 1999

                               OBJECTSHARE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    MARCH 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,675     $  5,134
  Marketable securities.....................................        --          600
  Accounts receivable, net of allowances of $205 in 1999 and
     $622 in 1998...........................................     3,988        5,166
  Prepaid expenses and other current assets.................       456          983
                                                              --------     --------
     Total current assets...................................     6,119       11,883
Property and equipment:
  Computers and other equipment.............................     4,927        4,696
  Furniture and fixtures....................................       614          636
  Leasehold improvements....................................       804          719
                                                              --------     --------
     Property and equipment at cost.........................     6,345        6,051
  Less: Accumulated depreciation and amortization...........    (5,392)      (4,853)
                                                              --------     --------
     Net property and equipment.............................       953        1,198
Capitalized software development costs, net of accumulated
  amortization of $11 in 1999...............................       511           --
Other assets................................................       129          174
                                                              --------     --------
          Total assets......................................  $  7,712     $ 13,255
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................  $  1,000     $     --
  Accounts payable..........................................     1,309        1,134
  Accrued payroll and related expenses......................       893        1,088
  Note payable and current portion of capital lease
     obligations............................................       103           --
  Accrued restructuring costs...............................        --          534
  Accrued royalties.........................................       489          686
  Other accrued liabilities.................................     1,104        1,806
  Deferred revenue..........................................     2,587        3,215
                                                              --------     --------
     Total current liabilities..............................     7,485        8,463
Capital lease obligations...................................       103           --
Commitments and contingencies (Notes 2, 4 and 9)............
Stockholders' equity:
  Common stock, $0.001 par value: Authorized
     shares -- 30,000 Issued and outstanding
     shares -- 12,383 in 1999 and 12,199 in 1998............        12           12
  Additional paid-in capital................................    50,160       49,992
  Accumulated deficit.......................................   (49,772)     (44,933)
  Accumulated other comprehensive loss......................      (276)        (279)
                                                              --------     --------
     Total stockholders' equity.............................       124        4,792
                                                              --------     --------
     Total liabilities and stockholders' equity.............  $  7,712     $ 13,255
                                                              ========     ========

                            See accompanying notes.

                               OBJECTSHARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED MARCH 31,
                                                             -----------------------------------------
                                                                1999           1998           1997
                                                             ----------     ----------     -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues:
  Service..................................................   $10,426        $12,068        $ 17,138
  License..................................................     5,380          8,172          20,148
                                                              -------        -------        --------
     Total net revenues....................................    15,806         20,240          37,286
Cost of net revenues:
  Service..................................................     5,705          7,569          10,379
  License..................................................     1,737          1,626           5,537
                                                              -------        -------        --------
     Total cost of net revenues............................     7,442          9,195          15,916
                                                              -------        -------        --------
Gross profit...............................................     8,364         11,045          21,370
Operating expenses:
  Sales and marketing......................................     6,719          7,684          19,465
  Research and development.................................     3,542          4,648           8,904
  General and administrative...............................     3,281          3,956           7,436
  Acquired research and development........................        --             --           3,513
  Restructuring and merger-related costs...................      (166)         2,621           5,162
                                                              -------        -------        --------
     Total operating expenses..............................    13,376         18,909          44,480
                                                              -------        -------        --------
Loss from operations.......................................    (5,012)        (7,864)        (23,110)
Interest and other income, net.............................       160            313             725
                                                              -------        -------        --------
Loss before provision for income taxes.....................    (4,852)        (7,551)        (22,385)
Provision (benefit) for income taxes.......................       (13)            31              95
                                                              -------        -------        --------
Net loss...................................................   $(4,839)       $(7,582)       $(22,480)
                                                              =======        =======        ========
Basic and diluted net loss per share.......................   $ (0.39)       $ (0.63)       $  (1.91)
                                                              =======        =======        ========
Shares used in computing basic and diluted net loss per
  share....................................................    12,308         12,022          11,775
                                                              =======        =======        ========

                            See accompanying notes.

                               OBJECTSHARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 ACCUMULATED
                                    COMMON STOCK     ADDITIONAL                     OTHER           TOTAL
                                   ---------------    PAID-IN     ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                   SHARES   AMOUNT    CAPITAL       DEFICIT         LOSS           EQUITY
                                   ------   ------   ----------   -----------   -------------   -------------
                                                                 (IN THOUSANDS)
BALANCE AT MARCH 31, 1996........  11,532    $12      $48,392      $(14,871)        $ (29)        $ 33,504
Translation adjustment...........      --     --           --            --          (158)            (158)
Unrealized loss on investments...      --     --           --            --           (65)             (65)
Net loss.........................      --     --           --       (22,480)           --          (22,480)
                                                                                                  --------
  Comprehensive loss.............                                                                  (22,703)
Exercise of stock options........     196     --          699            --            --              699
Issuance of common stock under
  Employee Stock Purchase Plan...     201     --          604            --            --              604
Stock options assumed in business
  combinations...................      --     --          168            --            --              168
                                   ------    ---      -------      --------         -----         --------
BALANCE AT MARCH 31, 1997........  11,929     12       49,863       (37,351)         (252)          12,272
Translation adjustment...........      --     --           --            --           (27)             (27)
Net loss.........................      --     --           --        (7,582)           --           (7,582)
                                                                                                  --------
  Comprehensive loss.............                                                                   (7,609)
Exercise of stock options........     250     --          120            --            --              120
Issuance of common stock under
  Employee Stock Purchase Plan...      20     --            9            --                              9
                                   ------    ---      -------      --------         -----         --------
BALANCE AT MARCH 31, 1998........  12,199     12       49,992       (44,933)         (279)           4,792
Translation adjustment...........      --     --           --            --             3                3
Net loss.........................      --     --           --        (4,839)           --           (4,839)
                                                                                                  --------
  Comprehensive loss.............                                                                   (4,836)
Exercise of stock options........      83     --           85            --            --               85
Issuance of common stock under
  Employee Stock Purchase Plan...     101     --           83            --            --               83
                                   ------    ---      -------      --------         -----         --------
BALANCE AT MARCH 31, 1999........  12,383    $12      $50,160      $(49,772)        $(276)        $    124
                                   ======    ===      =======      ========         =====         ========

                            See accompanying notes.

                               OBJECTSHARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                               1999       1998        1997
                                                              -------    -------    --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss....................................................  $(4,839)   $(7,582)   $(22,480)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Write-off of unamortized capitalized software development
     costs..................................................      372         --          --
  Depreciation and amortization.............................      673        783       3,707
  Provision for doubtful accounts...........................      257        106         939
  Restructuring costs.......................................       --        165       1,887
  Acquired research and development.........................       --         --       3,513
  Changes in operating assets and liabilities:
     Accounts receivable....................................      921        314       5,440
     Other current assets...................................      572        183         315
     Accounts payable and accrued liabilities...............     (919)      (753)     (3,472)
     Accrued restructuring costs............................     (534)      (533)      1,067
     Deferred revenue.......................................     (628)    (1,851)       (310)
                                                              -------    -------    --------
Net cash used in operating activities.......................   (4,125)    (9,168)     (9,394)
INVESTING ACTIVITIES
Capitalized software development costs......................   (1,017)        --          --
Purchases of property and equipment.........................      (88)      (254)     (1,564)
Maturities of marketable securities.........................      600      6,438      23,239
Purchases of marketable securities..........................       --         --     (16,479)
Business combinations.......................................       --         --      (3,699)
Decrease (increase) in other assets.........................       --        598        (197)
                                                              -------    -------    --------
Net cash provided by (used in) investing activities.........     (505)     6,782       1,300
FINANCING ACTIVITIES
Borrowings on line of credit................................    1,000         --          --
Proceeds from issuance of common stock, net of repurchase...      168        129       1,303
                                                              -------    -------    --------
Net cash provided by financing activities...................    1,168        129       1,303
Effect of exchange rate changes on cash and cash
  equivalents...............................................        3        (27)       (158)
                                                              -------    -------    --------
Net decrease in cash and cash equivalents...................   (3,459)    (2,284)     (6,949)
Cash and cash equivalents at beginning of year..............    5,134      7,418      14,367
                                                              -------    -------    --------
Cash and cash equivalents at end of year....................  $ 1,675    $ 5,134    $  7,418
                                                              -------    -------    --------
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
Equipment acquired under note payable issued in exchange for
  leasehold improvements....................................  $    40    $    --    $     --
Capital lease obligations...................................  $   166    $    --    $     --
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for taxes.........................................  $    21    $    24    $     82
Cash paid for interest......................................  $    29    $    --    $     --

                            See accompanying notes.

                               OBJECTSHARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     ObjectShare, Inc. (the Company) a Delaware corporation, develops, markets, and supports object-oriented application development tools for the client/server/web computing market. The Company also provides customer support, training, on-site assistance and consulting.

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries in France (through the period of ownership), Germany, Switzerland and the United Kingdom after eliminating all significant inter-company accounts and transactions.

     The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 52 (SFAS), Foreign Currency Translation. Gains and losses from translation are recorded as components of accumulated other comprehensive loss in stockholders' equity. The effect of foreign currency transaction gains and losses on the consolidated statements of operations is insignificant for all years presented.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the allowance for doubtful accounts receivable, product returns, sales allowances, certain other accrued liabilities, and estimates of future net cash flows developed to determine whether conditions indicating asset impairment are present.

  Cash Equivalents and Marketable Securities

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Short-term marketable securities consist principally of debt instruments with maturities between three and twelve months.

     At March 31, 1999, the Company did not have any marketable securities. At March 31, 1998, all of the Company's debt securities were classified as available-for-sale and were carried at fair market value with unrealized gains and losses recorded in stockholders' equity. The cost of the securities is based upon the specific identification method.

                               OBJECTSHARE, INC.

     Such investments consist of the following:

                                                               FAIR MARKET
                                                                 VALUE AT
                                                                MARCH 31,
                                                              --------------
                                                              1999     1998
                                                              ----    ------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Cash equivalents -- corporate debt securities...............   $--    $3,074
                                                               ===    ======
Short-term marketable securities (maturing through March
  1999 -- U.S. treasury securities and obligations of U.S
  government agencies.......................................   $--    $  600
                                                               ===    ======

     Realized gains and losses from the sale of such investments were not material in fiscal 1999, 1998 and 1997. At March 31, 1998, the estimated fair value of cash equivalents and marketable securities approximated cost and the amount of unrealized gains or losses were not significant.

  Property and Equipment

     Equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to five years. Assets under capital leases of $196,000 included in computers and other equipment are amortized over the shorter of the asset life or the remaining lease term. At March 31, 1999 accumulated depreciation on capital lease equipment amounted to $23,000. Amortization of capital lease equipment is included in depreciation and amortization expense.

  Long Lived Assets

     The Company reviews for impairment long-lived assets and certain intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets.

  Capitalized Software

     The Company's policy is to capitalize software development costs incurred subsequent to the time the products reach technological feasibility. Based on the Company's product development process, technological feasibility is generally established upon completion of a working model. Capitalized internally developed software is stated at the lower of amortized cost or net realizable value. Amortization of capitalized software development commences when the products are available for general release to new customers and is determined using the straight-line method over the expected useful life of the related product.

     During fiscal 1999, the Company capitalized $1,017,000 of software development costs related to its VisualWorks 5i and VEOS products. The Company evaluates recoverability of its capitalized software development costs at each reporting period based upon its estimates of related product sales to be realized in future periods. As a result, during the fourth quarter ended March 31, 1999, the Company wrote off $372,000 of capitalized software development costs related to the VEOS product. In addition, normal amortization of capitalized software development costs aggregated $134,000 during the year ended March 31, 1999.

                               OBJECTSHARE, INC.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates.

  Revenue Recognition

     In October 1997, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) No. 97-2, Software Revenue Recognition, which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 is intended to reduce the diversity in accounting for software revenue recognition and changes certain of the specific criteria for recognizing revenue related to software licensing arrangements. Specifically, the new SOP contains more restrictive revenue recognition provisions for software arrangements containing multiple elements (i.e. upgrades, enhancements, implementation and other services) similar to the arrangements entered into by the Company. Effective April 1998, the Company implemented the provisions of the new SOP for transactions recognized for fiscal 1999 and thereafter.

     License revenue is recognized on delivery of product, provided persuasive evidence of an agreement exists, no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Insignificant vendor obligations are accrued upon recognition of revenue. License revenue also includes revenue from the sale of software manufactured by a third party. Service revenue includes training, consulting, and customer support. Revenues from training and consulting are recognized at the time the service is performed.

     Deferred revenue relates primarily to software support contracts and training coupons sold under separate arrangements with customers. The term of the software support contracts is generally one year, and the Company recognizes the associated revenue on a pro rata basis over the life of the contract.

     Potential sales returns are covered by the Company's allowance for sales returns and doubtful accounts. The Company provides for the costs of warranty when specific problems are identified. The Company has not experienced significant warranty claims to date.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Concentration of Credit Risk

     The Company sells its products to various companies across several industries. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses, which have been within management's expectations. The Company generally requires no collateral from its customers.

  Loss Per Share

     SFAS 128, "Earnings Per Share," requires the presentation of both basic and diluted net income (loss) per share for financial statement purposes. Basic net income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per share includes the effect of the potential shares outstanding, including dilutive stock options and warrants using the treasury stock method. Because the impact of options and warrants are antidilutive, there is no difference between the loss per share amounts computed for basic and diluted purposes.

                               OBJECTSHARE, INC.

  Segments of a Business Enterprise

     Effective March 31, 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or financial position of the Company.

  Impact of Recently Issued Accounting Standards

     In April 1998, the Company adopted Financial Accounting Standard Board
(FASB) SFAS 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by and/or distributions to shareholders. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. All periods presented have been reclassified to conform to the requirements of SFAS 130.

     In April 1998, the Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. The adoption of SOP No. 98-1 had no material effect on the Company's consolidated financial position as of March 31, 1999 or its consolidated results of operations for the year then ended.

     In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on its consolidated financial position or consolidated results of operations.

  Reclassification

     Certain prior year amounts have been reclassified to conform with current year presentation.

  Derivative Financial Instruments

     The Company sells its products to its European customers in local currencies. There may be potential risks caused by economic and political instability; foreign exchange translation and transaction exposure; and the burdens of complying with a wide variety of foreign laws. When considered appropriate, the Company enters into forward foreign exchange contracts primarily to hedge against the short-term impact of foreign currency fluctuations from invoices denominated in foreign currencies. The maturities of the forward foreign exchange contracts are short-term in nature, generally 90 days. The contracts are recorded at fair market value as of each balance sheet date. Gains and losses from these contracts are recorded in interest and other income. At March 31, 1999, the Company had no such contracts. At March 31, 1998, the Company had contracts to exchange various European currencies to U.S. dollars in the amounts of $1,072,000. The fair value (quoted market price) of these contracts was $1,072,000 at March 31, 1998. Net foreign currency transaction gains and losses have not been material.

                               OBJECTSHARE, INC.

2. OPERATIONS

     The Company's operations have resulted in net losses of $4.8 million, $7.6 million and $22.5 million during each of the three years ended March 31, 1999, 1998 and 1997, respectively. As of March 31, 1999, the Company has an accumulated deficit of $49.8 million and the Company's current liabilities exceed its current assets by $1.4 million. During fiscal 1999 and 1998, management implemented certain cost reduction and product development actions to improve the Company's revenues and profitability. These actions included leveraging and redirecting the Company's technology and consulting resources and revising the marketing strategy to implement more of a solutions and services-oriented business model. However, the Company continues to experience operating losses which have seriously eroded cash reserves.

     Management of the Company anticipates implementing additional cost cutting measures in 1999 to attempt to reduce the Company's cost structure to be commensurate with estimated revenues. Such cost cutting measures could have the initial effect of increasing expenses for the period during which such actions are taken. Although management's goal is to reduce losses and, ultimately, return the Company to profitability, there can be no assurance that these actions will allow the Company to achieve profitability. After giving effect to the planned cost cutting measures, management believes that the Company will still need to obtain additional sources of financing to satisfy the Company's near-term operating requirements.

     During December 1998, the Company entered into a $5 million line of credit with a commercial bank that expires in December 1999. At March 31, 1999, the Company was not in compliance with the covenants in the line of credit that requires the Company to maintain a certain level of tangible net worth and a minimum quick ratio. As a result, the bank may demand repayment of $1.0 million ($606,000 on June 14, 1999) borrowed in January 1999 and has the right to terminate the credit facility. There is no assurance that the Company will be able to cure the covenant violation or that it will be able to obtain alternative financing in the event that the credit agreement is terminated.

     The Company is actively pursuing various sources of debt and equity financing. However, there is no assurance the Company will be able to obtain additional debt or equity financing on terms acceptable to the Company or at all. Failure to obtain sufficient levels of additional financing will result in material liquidity problems for the Company. These matters raise substantial doubt about the Company's ability to continue as a going concern.

3. DEBT

  Line of Credit

     The Company has a credit agreement with a commercial bank that provides a revolving line of credit for borrowings, limited to 70% of eligible accounts receivable, up to a maximum of $5,000,000. The credit agreement also provides letters of credit subject to certain condition for borrowings up to a maximum amount of $500,000. Maximum aggregate borrowings under the credit agreement is $5,000,000. The credit agreement expires on December 9, 1999. Interest accrues at prime plus a variable percentage, adjusted monthly, ranging from .75% to 1.75% (9.50% at March 31, 1999). At March 31, 1999, borrowings under the line of credit and letters of credit were $1.0 million and no additional borrowings were available. The credit agreement is secured by all of the Company's assets including intellectual property. At March 31, 1999, the Company was in violation of certain financial covenants. No waiver has been obtained for such violation, therefore, the bank may at any time demand repayment of the outstanding borrowings which were $1.0 million on March 31, 1999 and $606,000 on June 14, 1999.

  Capital Leases

     Obligations under capital leases have terms of three to five years. Certain leases provide the Company with a guaranteed purchase option at lease expiration. At March 31, 1999, assets with a cost of $196,000

                               OBJECTSHARE, INC.

were financed under capital leases. Total obligations under capital leases as of March 31, 1999 were $166,000 with the current portion of the capital lease obligations of $63,000. Future required payments of the obligations under capital leases as of March 31, 1999 are as follows:

FISCAL YEAR
-----------
2000..............................................  $ 78,000
2001..............................................    54,000
2002..............................................    40,000
2003..............................................    22,000
2004..............................................    11,000
                                                    --------
     Total........................................   205,000
Less amount representing interest.................    39,000
                                                    --------
Present value of minimum lease payment............  $166,000
                                                    ========

4. COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under non-cancelable operating leases that expire through 2004. Rental expense was $730,000, $1,682,000 and $1,763,000 for fiscal 1999, 1998 and 1997 respectively. Minimum rental commitments under all non-cancelable leases with an initial term in excess of one year are as follows:

FISCAL YEAR
-----------
2000.............................................  $  562,000
2001.............................................     432,000
2002.............................................     315,000
2003.............................................     301,000
2004.............................................     234,000
                                                   ----------
     Total.......................................  $1,844,000
                                                   ==========

5. STOCK OPTION AND STOCK PURCHASE PLANS

  Stock Option Plans

     The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options and employee stock purchase plans. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     The Company has two current stock option plans: the 1993 Stock Plan, which provides for the grant of stock options to the Company's employees and consultants, and the 1995 Director Stock Option Plan, which provides for the grant of stock options to the Company's Directors. The Company also has two other stock option plans which have terminated but under which stock options remain outstanding: the 1989 Stock Option Plan, the Incentive and Non-statutory Stock Option Plan adopted by Digitalk in 1992 (as to which the Company assumed all outstanding options at the time of the merger in August 1995), and the 1995 Stock Option/Stock Issuance Plan of Objectshare Systems, Inc. (as to which the Company assumed all outstanding options at the time of the acquisition in July
1996). No further options may be

                               OBJECTSHARE, INC.

granted under these terminated plans. In addition, the Company granted options in fiscal 1998 to the new executive officers hired in June 1997. Because of the number of option shares and the terms required in the employment agreements with such individuals, the options were granted outside of the existing stock plans.

     Under the 1993 Stock Plan, the vesting and exercise provisions of option grants are determined by the Board of Directors. As of March 31, 1999, the 1993 Stock Plan provides for the issuance of incentive stock options and nonqualified stock options to purchase up to 3,300,664 shares of common stock (including 97,122 shares already issued upon exercise of options and not including 9,063 shares that could be added under the terms of the plan if outstanding options covering such shares under the 1989 plan are cancelled in the future). There were 987,190 shares available for option grants under this plan at March 31, 1999.

     Under the 1995 Director Stock Option Plan, options are automatically granted to non-employee Directors. The Director Stock Option Plan provides for the issuance of nonqualified stock options to purchase up to 200,000 shares of common stock. There were 108,000 shares available for option grants under this plan at March 31, 1999.

     Generally, options granted under the plans vest over a three or four-year period and have a term of ten years from the date of grant, subject to continued service to the Company, although certain grants under the 1995 Director Stock Option Plan vest over a longer period.

     In July 1996 and November 1997, the Board of Directors approved stock option repricing programs pursuant to which employees of the Company (excluding all executive officers) could elect to exchange their then outstanding employee stock options for new employee stock options having an exercise price per share equal to the then fair market value of the common stock, with exercisability generally prohibited for six months after the exchange. Under the July 1996 re-pricing, 747,098 options with exercise prices ranging from $4.875 to $18.25 per share were exchanged for options with an exercise price of $4.375 per share. Under the November 1997 repricing, 513,868 options with exercise prices ranging from $1.0625 to $4.6875 per share were exchanged for options with an exercise price of $1.00 per share. The exchange of all such options is included in grants and cancellations is shown in the table below.

     Activity under these stock option plans is set forth below. Options assumed in the Digitalk merger are included as historically granted, adjusted for the exchange ratio for the merger. Options assumed in the Objectshare acquisition are included as assumed in fiscal 1997, adjusted for the exchange ratio for that merger.

                               OBJECTSHARE, INC.

                                                            OPTIONS OUTSTANDING
                                                 -----------------------------------------
                                                                                 WEIGHTED-
                                                                                  AVERAGE
                                                 NUMBER OF                       PRICE PER
                                                  SHARES      PRICE PER SHARE      SHARE
                                                 ---------    ---------------    ---------
                                                              (IN THOUSANDS)
BALANCE AT MARCH 31, 1996......................    2,468      $0.22 - $22.50       $7.90
Granted........................................    2,198      $1.50 - $13.81       $3.97
Assumed (acquisition)..........................      104              $ 3.21       $3.21
Canceled.......................................   (2,277)     $0.22 - $22.50       $8.10
Exercised......................................     (196)     $0.22 - $ 9.88       $3.58
                                                  ------      --------------       -----
BALANCE AT MARCH 31, 1997......................    2,297      $0.44 - $18.25       $4.09
Granted........................................    3,891      $0.63 - $ 3.81       $1.03
Canceled.......................................   (2,495)     $0.44 - $18.25       $3.82
Exercised......................................     (250)     $0.44 - $ 1.06       $0.56
                                                  ------      --------------       -----
BALANCE AT MARCH 31, 1998......................    3,443      $0.63 - $11.50       $1.17
Granted........................................      916      $0.44 - $ 4.88       $2.15
Canceled.......................................     (745)     $0.66 - $ 9.00       $2.38
Exercised......................................      (83)     $1.00 - $ 1.00       $1.00
                                                  ------      --------------       -----
BALANCE AT MARCH 31, 1999......................    3,531      $0.44 - $11.50       $1.17
                                                  ======      ==============       =====

     At March 31, 1999, an aggregate of 4,625,826 shares were reserved for future issuance under the plans, including 3,530,636 shares subject to outstanding options and 1,095,190 available for grant.

     The following table summarizes information about the Company's stock options outstanding at March 31, 1999.

                               OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                --------------------------------------------------   -------------------------------
                    NUMBER                                               NUMBER
                OUTSTANDING AT   WEIGHTED-AVERAGE     WEIGHTED-      EXERCISABLE AT     WEIGHTED-
RANGE OF          MARCH 31,         REMAINING          AVERAGE         MARCH 31,         AVERAGE
EXERCISE PRICE       1999        CONTRACTUAL LIFE   EXERCISE PRICE        1999        EXERCISE PRICE
--------------  --------------   ----------------   --------------   --------------   --------------
                (IN THOUSANDS)                                       (IN THOUSANDS)
$0.44 - $ 0.97        152              8.71             $0.79               49            $ 0.79
$1.00               1,457              7.73             $1.00              668            $ 1.00
$1.03                 394              9.39             $1.03               --            $   --
$1.06               1,289              3.63             $1.06            1,197            $ 1.06
$1.09 - $ 1.13         33              9.76             $1.12               --            $   --
$1.16 - $ 1.66         43              9.41             $1.12                2            $ 1.66
$2.19 - $ 2.41         45              9.30             $2.38                7            $ 2.40
$2.50 - $ 3.50         41              9.23             $2.66                1            $ 3.00
$3.56 - $ 3.94         39              9.06             $3.65               --            $   --
$4.88 - $11.50         38              7.16             $8.82               23            $11.07
                                                                         -----
$0.44 - $11.50      3,531              6.54             $1.17            1,947            $ 1.16
                                                                         =====

     Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock purchase plan and employee stock options granted subsequent to March 31, 1995 under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the single option approach with the following assumptions for fiscal, 1999, 1998, and 1997: risk-free

                               OBJECTSHARE, INC.

interest rates of 5%, 6%, and 7%, respectively, volatility factors of the expected market price of the Company's common stock of 1.5, 1.4, and 0.9, respectively, and, for all years, an expected life of the options of 3 years from the grant date and a dividend yield of zero.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options and employee stock purchase plan have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options and the employee stock purchase plan.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net loss over the options' vesting period. The Company's historical and pro forma information follows:

                                                    YEAR ENDED MARCH 31,
                                               ------------------------------
                                                1999       1998        1997
                                               -------    -------    --------
                                                   (DOLLARS IN THOUSANDS,
                                                 EXCEPT PER SHARE AMOUNTS)
Net Loss
  Historical.................................  $(4,839)   $(7,582)   $(22,480)
  Pro Forma..................................  $(6,041)   $(8,697)   $(24,496)
Basic and diluted
  Net loss per share
  Historical.................................  $ (0.39)   $ (0.63)   $  (1.91)
  Pro Forma..................................  $ (0.49)   $ (0.72)   $  (2.08)

  Stock Purchase Plan

     The Company's 1993 Employee Stock Purchase Plan allows eligible employees, through payroll deductions, to purchase shares of the Company's stock at the lower of 85% of the fair market value of the stock on the first or last day of a six-month offering period or such other offering period determined by the Board of Directors. The plan provides for the issuance of up to 800,000 shares of the Company's common stock. In fiscal 1999, 1998, and 1997, the Company issued 101,625, 19,944, and 200,867 shares, respectively, under the plan. At March 31, 1999, 520,739 cumulative shares have been issued under the plan, and 279,261 remained available for future issuance.

  Common Stock Reserved

     At March 31, 1999, a total of 4,905,087 shares of the Company's common stock was reserved for future issuance under the Company's stock option and employee stock purchase plans.

6. RETIREMENT PLAN

     The Company has a defined contribution 401(k) plan covering substantially all of its employees. Participants may elect to contribute up to 20% of their compensation to this plan (up to the statutory maximum amount). The Company can make discretionary contributions to the plan determined solely by the Board of Directors. The Company made no contributions to the plan through March 31, 1999. Effective April 1, 1999, the Company matches $0.50 for every dollar its employees contribute up to 6% of their salary deferral.

                               OBJECTSHARE, INC.

7. INCOME TAXES

     The provision (benefit) for income taxes are as follows:

                                                          YEAR ENDED MARCH 31,
                                                         -----------------------
                                                         1999     1998     1997
                                                         -----    -----    -----
                                                         (DOLLARS IN THOUSANDS)
Current:
  State................................................  $ --               $40
  Foreign..............................................   (13)      31       55
                                                         ----      ---      ---
     Total.............................................  $(13)     $31      $95
                                                         ====      ===      ===

     A reconciliation of income tax provision at the U.S. federal statutory rate (34%) to the income tax provision at the effective tax rate is as follows:

                                                    YEAR ENDED MARCH 31,
                                                -----------------------------
                                                 1999       1998       1997
                                                -------    -------    -------
                                                   (DOLLARS IN THOUSANDS)
Income taxes computed at the federal statutory
  rate........................................  $(1,656)   $(2,577)   $(7,600)
Losses without benefit........................    1,643      2,577      6,405
Acquired research and development costs with
  no tax basis................................       --         --      1,195
State taxes, net of federal benefit...........       --         --         40
Foreign income and withholding taxes..........       --         31         55
                                                -------    -------    -------
                                                $   (13)   $    31    $    95
                                                =======    =======    =======

     As of March 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $46,100,000 and $13,500,000, respectively, that will expire in the fiscal years 2000 through 2019. The Company also has federal and state research and experimentation credits of approximately $1,300,000 and $700,000, respectively, that will expire in the fiscal years 2003 through 2019. In addition, the Company has a federal foreign tax credit carryforward of approximately $243,000 that will expire in the fiscal years 2000 through 2002. Finally, the Company also has federal alternative minimum tax credit carry forwards of approximately $60,000 that do not expire.

     Utilization of these net operating losses and credits may be subject to an annual limitation due to ownership change constraints provided by the Internal Revenue Code of 1986 and similar state tax provisions.

                               OBJECTSHARE, INC.

     Significant components of the Company's deferred income taxes consist of the following:

                                                                 MARCH 31,
                                                           ----------------------
                                                             1999         1998
                                                           ---------    ---------
                                                           (DOLLARS IN THOUSANDS)
Deferred tax assets(liabilities):
  Net operating loss carryforwards.......................   $16,491      $11,708
  Research credit carryforwards..........................     1,955        1,991
  Foreign tax credit.....................................       243          243
  Allowances for sales returns...........................        --           30
  Accrued vacation pay...................................        --          128
  Other individually immaterial items....................    (1,062)         616
                                                            -------      -------
     Total deferred tax assets...........................    17,627       14,716
  Valuation allowance....................................   (17,627)     (14,716)
                                                            -------      -------
Net deferred tax assets..................................   $    --      $    --
                                                            =======      =======

     Approximately $744,000 of the deferred tax asset described above (and a similar amount of valuation allowance) relates to tax benefits of stock option exercises that may be realized in future years. When realized, these benefits will be allocated to paid-in capital.

     Under Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has provided a full valuation allowance against its deferred tax assets due to uncertainties surrounding their realization resulting primarily from the Company's history of operating losses.

     The income before provision for income taxes provided by foreign operations was not material for any period presented, and the undistributed earnings of the Company's foreign subsidiaries were not material at March 31, 1999.

8. BUSINESS COMBINATIONS

     In February 1996, the Company acquired all the assets of AMiGO S.A, a French-based distributor of the Company's VisualWorks product. In September 1997, the Company decided to spin-off the entity to its management. At the time of the acquisition, which was accounted for as a purchase, the Company made an initial payment of $688,000. In the second quarter of fiscal 1998, the Company paid an additional $150,000 in satisfaction of its "earnout" obligation under the acquisition agreement, in connection with revenues in France determined in accordance with the agreement for the specified time period. The Company also provided an additional $100,000 to the spin-off entity as working capital. Most of the initial purchase price, which included transaction costs, was allocated to intangible assets (included in other assets), a portion of which was amortized in fiscal 1997 and the balance of which was written off in connection with the spin-off. The results of operations of AMiGO, which have not been material in relation to those of the Company, are included in the consolidated results of operations for the period of ownership by the Company.

     On July 31, 1996, the Company acquired ObjectShare Systems, Inc. ("OSI"), a privately held corporation that developed and marketed add-on products for Smalltalk tools. The acquisition was accounted for as a purchase in which the Company paid $3.0 million in cash and assumed options for the purchase of 104,086 shares of the Company's common stock. In connection with the acquisition, the Company recorded intangible assets of $363,000 and charged to operations $2.9 million for acquired

                               OBJECTSHARE, INC.

research and development. In connection with the restructuring of operations (Note 10), the Company charged to operations the unamortized portion of the intangible assets. The operating results of OSI have been included in the Company's consolidated results of operations from the date of acquisition.

     On October 1, 1996, the Company acquired Polymorphic Software, Inc. ("PSI"), a privately held corporation which developed and marketed Smalltalk tools and provided related consulting services. This acquisition was accounted for as a purchase in which the Company agreed to pay approximately $1.0 million in cash, of which $700,000 was paid during the third quarter, in exchange for all outstanding shares of PSI common stock. The operating results of PSI are included in the Company's consolidated results of operations from the date of acquisition. In connection with the acquisition, the Company recorded intangible assets of $403,000 and charged to operations $646,000 for acquired research and development. In connection with the restructuring of operations (Note 10), the Company charged to operations the unamortized portion of the intangible assets.

9. LEGAL PROCEEDINGS

     During the quarter ended December 31, 1996, the Company and its insurers agreed to settle a securities class action lawsuit filed against the Company and certain of its officers and directors on October 11, 1995, in the U.S. District Court for the Northern District of California. Under the terms of the settlement, a settlement fund of $3.1 million was established, of which $2,850,000 was paid by the Company's insurers and $250,000 was paid by the Company. The amount paid by the Company is included in interest and other income (expense) in the consolidated statement of operations for fiscal 1997. The settlement was approved by the court in March of 1997.

     The Company may be subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse affect on the Company's consolidated results of operations, financial position or cash flows.

10. RESTRUCTURING CHARGES AND MERGER RELATED COSTS

     Restructuring and merger related expenses reflect charges recorded in connection with the restructuring of operations in the second quarter of fiscal 1998, and in the third and fourth quarters of fiscal 1997. In the restructurings, the Company reduced its total headcount by an aggregate of approximately 160 people, including employees and contractors, down to 112 at March 31, 1998. These actions were taken in an effort to reduce the Company's ongoing operating expenses. The Company recorded restructuring charges in the second quarter of fiscal 1998 of $2.6 million and in the third and fourth quarters of fiscal 1997 of approximately $2.2 million and $3.0 million, respectively, to cover severance benefits, the closing of excess facilities, write-down of acquired intangible assets related to discontinued products, and the write-down of excess computer equipment and office furniture.

                               OBJECTSHARE, INC.

     The fiscal 1998 restructuring costs and 1999 utilization and related liabilities are summarized below:

                                                 WRITE-DOWNS,                        WRITE-DOWNS,
                                                 PAYMENTS, AND        ACCRUED        PAYMENTS, AND        ACCRUED
                                   1998        RECLASSIFICATIONS   RESTRUCTURING   RECLASSIFICATIONS   RESTRUCTURING
                               RESTRUCTURING        THROUGH          COSTS AT           THROUGH          COSTS AT
                                   COSTS           MARCH 31,         MARCH 31,         MARCH 31,         MARCH 31,
                                 PROVISION           1998              1998              1999              1999
                               -------------   -----------------   -------------   -----------------   -------------
                                                              (DOLLARS IN THOUSANDS)
Severance benefits...........     $  550            $  550             $ --              $ --
Closing of excess
  facilities.................      1,395               881              514               514                --
Intangible assets
  write-down.................        584               564               20                20                --
Equipment and furniture
  write-down.................         68                68               --                --                --
Other........................         24                24               --                --                --
                                  ------            ------             ----              ----              ----
     Total...................     $2,621            $2,087             $534              $534
                                  ======            ======             ====              ====              ====

     Cash payments included in the above table and charges to the restructuring cost provision were $348,000 and $1.4 million in fiscal 1999 and 1998, respectively. In fiscal 1999, the Company completed these restructuring activities and reversed to operations $166,000 of excess accruals related to the closing of excess facilities against operations.

11. INDUSTRY AND GEOGRAPHIC INFORMATION

     The Company markets its products in the United States and in foreign countries through its sales personnel, dealers, distributors, and its subsidiaries. License and service revenue from external customers attributed to United States and other foreign countries, based on the customers' residence, are summarized by license and service as follows:

                                                          YEAR ENDED MARCH 31,
                                                ----------------------------------------
                                                       1999                  1998
                                                ------------------    ------------------
                                                SERVICE    LICENSE    SERVICE    LICENSE
                                                -------    -------    -------    -------
                                                         (DOLLARS IN THOUSANDS)
United States.................................  $ 7,782    $3,124     $ 8,478    $5,545
Europe........................................    1,937     1,892       3,104     1,899
Other International...........................      707       364         486       728
                                                -------    ------     -------    ------
     Total....................................  $10,426    $5,380     $12,068    $8,172
                                                =======    ======     =======    ======

     Long-lived assets located in the United Stated and other foreign countries are summarized as follows:

                                                                 MARCH 31,
                                                           ----------------------
                                                             1999          1998
                                                           --------      --------
                                                           (DOLLARS IN THOUSANDS)
United States............................................   $6,235        $5,434
International............................................      761           791
Depreciation/Amortization................................   (5,403)       (4,853)
                                                            ------        ------
                                                            $1,593        $1,372
                                                            ======        ======

     License and service revenue amounts and long lived asset amounts related to fiscal 1997 are not present as it was impracticable to determine such information.

                               OBJECTSHARE, INC.

12. SUBSEQUENT EVENTS

  Disposition of Assets

     On April 8, 1999, the Company completed the sale of certain rights and assets to a software company "the Buyer" in exchange for approximately $725,000 in cash and the assumption of liabilities in the approximate amount of $96,000. The rights and assets consisted of, among other things: the Company's proprietary computer software application development environments, including VisualSmalltalk and PARTS for Java, a visual programming environment based on Java programming language; products currently in development to support Enterprise JavaBeans and legacy software system integration; all technology, warranties, documentation and other intellectual property rights of the Company related to such software; as well as certain personal property. Pursuant to a software license agreement between the Company and the Buyer, the Buyer will license back to the Company: the rights to continue to provide support and maintenance and to sell the VisualSmalltalk product line; and the rights to (i) sell, for a period of one year, and (ii) provide support and maintenance, perpetually, the PARTS for Java product line.

                               OBJECTSHARE, INC.

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Summarized quarterly financial information for fiscal 1999 and 1998 is as follows:

                                                    1ST          2ND         3RD       4TH      TOTAL
                                                 QUARTER(2)   QUARTER(2)   QUARTER   QUARTER    YEAR
                                                 ----------   ----------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fiscal 1999:
  Net revenues.................................   $ 3,703      $ 3,903     $ 3,982   $ 4,218   $15,806
  Gross profit.................................   $ 2,446      $ 2,348     $ 1,852   $ 1,718   $ 8,364
  Loss from operations.........................   $  (958)     $  (500)    $(1,201)  $(2,353)  $(5,012)
  Net loss.....................................   $  (778)     $  (490)    $(1,106)  $(2,465)  $(4,839)
  Basic and diluted net loss per share.........   $ (0.06)     $ (0.04)    $ (0.09)  $ (0.20)  $ (0.39)
Shares used in computing basic and diluted net
  loss per share...............................    12,231       12,303      12,331    12,369    12,308
Fiscal 1998:
  Net revenues.................................   $ 5,122      $ 4,752     $ 4,935   $ 5,431   $20,240
  Gross profit.................................   $ 2,773      $ 2,380     $ 2,645   $ 3,247   $11,045
  Income (loss) from operations(1).............   $(2,615)     $(5,031)    $  (533)  $   315   $(7,864)
  Net income (loss)............................   $(2,515)     $(4,977)    $  (417)  $   327   $(7,582)
  Basic net income (loss) per share............   $ (0.21)     $ (0.42)    $ (0.03)  $  0.03   $ (0.63)
Shares used in computing basic net income
  (loss) per share.............................    11,925       11,925      12,075    12,126    12,022
Diluted net income (loss) per share............   $ (0.21)     $ (0.42)    $ (0.03)  $  0.02   $ (0.63)
Shares used in computing diluted net income
  (loss) per share.............................    11,925       11,925      12,075    15,570    12,022

---------------
(1) The second quarter of fiscal 1998 included $2,621,000 of restructuring costs as described in Note 10 to the consolidated financial statements.

(2) The Company has restated its 10-Q's for the three months ended June 30 and September 30, 1998. The above quarterly financial data is derived from the restated Form 10-Q's as applicable.

                               OBJECTSHARE, INC.



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          1999
                                                              ------------    ---------
                                                              (UNAUDITED)     [NOTE 1]
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    780      $  1,675
  Accounts receivable, net of allowance of $70 at December
     31 and $205 at March 31................................         500         3,988
  Inventories...............................................                        24
  Other current assets......................................          24           432
                                                                --------      --------
     Total current assets...................................       1,304         6,119
Property and equipment:
  Property and equipment....................................       3,161         6,345
  Less accumulated depreciation.............................      (2,882)       (5,392)
                                                                --------      --------
     Net property and equipment.............................         279           953
Deposits and other assets...................................          59           129
Capitalized software........................................                       522
  Less accumulated amortization.............................                       (11)
                                                                --------      --------
                                                                                   511
                                                                --------      --------
     Total assets...........................................    $  1,642      $  7,712
                                                                ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $    778      $  1,309
  Accrued compensation and related expenses.................         122           893
  Note payable..............................................          --            40
  Capital lease obligation-short term.......................          49            63
  Other accrued liabilities.................................         385         1,593
  Deferred revenue..........................................          --         2,587
  Line of credit............................................          --         1,000
                                                                --------      --------
     Total current liabilities..............................       1,334         7,485
Commitments and contingencies
Capital lease obligation-long term..........................          74           103
Stockholders' equity:
  Common stock, $0.001 par value:
     Authorized shares -- 30,000
     Issued and outstanding shares --
     12,471 at December 31 and 12,383 at March 31...........          12            12
     Additional paid-in capital.............................      50,239        50,160
     Accumulated deficit....................................     (50,017)      (49,772)
     Accumulated other comprehensive loss...................                      (276)
                                                                --------      --------
       Total stockholders' equity...........................         234           124
                                                                --------      --------
       Total liabilities and stockholders' equity...........    $  1,642      $  7,712
                                                                ========      ========



                            See accompanying notes.

                               OBJECTSHARE, INC.



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                                       FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                        ENDED DECEMBER 31,       ENDED DECEMBER 31,
                                                       ---------------------    --------------------
                                                         1999        1998         1999        1998
                                                       --------    ---------    --------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                        (UNAUDITED)
Net revenues:
  Service............................................   $  823      $ 2,899     $ 4,897     $ 7,958
  License............................................                 1,083       1,464       3,630
                                                        ------      -------     -------     -------
Total net revenues...................................      823        3,982       6,361      11,588
Cost of net revenues:
  Service............................................      454        1,813       3,040       4,180
  License............................................                   317         543         762
                                                        ------      -------     -------     -------
Total cost of net revenues...........................      454        2,130       3,583       4,942
                                                        ------      -------     -------     -------
Gross profit.........................................      369        1,852       2,778       6,646
Operating expenses:
  Sales and marketing................................      328        1,429       2,794       4,592
  Research and development...........................                   857         824       2,881
  General and administrative.........................      943          767       2,634       1,998
  Restructuring......................................                                          (166)
                                                        ------      -------     -------     -------
Total operating expenses.............................    1,271        3,053       6,252       9,305
                                                        ------      -------     -------     -------
Loss from operations.................................     (902)      (1,201)     (3,474)     (2,659)
Interest and other income/expense (net)..............      127          115       3,229         256
                                                        ------      -------     -------     -------
Loss before income taxes.............................   $ (775)     $(1,086)    $  (245)    $(2,403)
Provision/(benefit) for income taxes.................                    20                     (29)
                                                        ------      -------     -------     -------
Net loss.............................................   $ (775)     $(1,106)    $  (245)    $(2,374)
                                                        ======      =======     =======     =======
Basic and diluted net loss per share.................   $(0.06)     $ (0.09)    $ (0.02)    $ (0.19)
                                                        ======      =======     =======     =======
Shares used in computing basic and diluted net loss
  per share..........................................   12,471       12,331      12,451      12,289
                                                        ======      =======     =======     =======



                            See accompanying notes.

                               OBJECTSHARE, INC.



        CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)



                                                         FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                          ENDED DECEMBER 31,      ENDED DECEMBER 31,
                                                         --------------------    --------------------
                                                          1999        1998        1999        1998
                                                         -------    ---------    -------    ---------
                                                                        (IN THOUSANDS)
                                                                         (UNAUDITED)
Net loss...............................................   $(775)     $(1,106)     $(245)     $(2,374)
Other comprehensive income/(loss), net of tax:
  Foreign currency translation adjustment..............     218           (4)       276           64
                                                          -----      -------      -----      -------
Comprehensive income (loss)............................   $(557)     $(1,110)     $  31      $(2,310)
                                                          =====      =======      =====      =======



                            See accompanying notes.

                               OBJECTSHARE, INC.



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                              FOR THE NINE MONTHS
                                                               ENDED DECEMBER 31
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
OPERATING ACTIVITIES
Net loss....................................................  $  (245)    $(2,374)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      496         477
  Gain on sale of assets....................................   (3,223)
  Changes in operating assets and liabilities:
     Accounts receivable, net...............................    2,987       2,002
     Inventories............................................       19          99
     Other assets...........................................      212         467
     Accounts payable and accrued liabilities...............   (2,319)     (2,454)
     Accrued restructuring costs............................                 (513)
     Deferred revenue.......................................     (757)     (1,119)
                                                              -------     -------
Net cash used in operating activities.......................   (2,830)     (3,415)
INVESTING ACTIVITIES:
Net disposals of property and equipment.....................       (7)        (94)
Maturities of marketable securities.........................                  600
Capitalized software........................................                 (767)
Proceeds from Java Transaction..............................      725
Proceeds from Cincom Transaction............................      425
Proceeds from European Transaction..........................    1,175
Increase in other assets....................................                   (5)
                                                              -------     -------
Net cash provided by (used in) investing activities.........    2,318        (266)
FINANCING ACTIVITIES:
Decrease in line of credit..................................   (1,000)
Proceeds from receivables financing.........................      595
Proceeds from StarBase line of credit.......................      200
Repayments on StarBase line of credit.......................     (200)
Payments on capital lease obligations.......................      (43)
Decrease of note payable....................................       (3)
Proceeds from issuance of common stock, net of
  repurchases...............................................       79         121
                                                              -------     -------
Net cash provided by (used in) financing activities.........     (372)        121
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (11)         64
                                                              -------     -------
Net decrease in cash and cash equivalents...................     (895)     (3,496)
                                                              -------     -------
Cash and cash equivalents at beginning of period............    1,675       5,134
                                                              -------     -------
Cash and cash equivalents at end of period..................  $   780     $ 1,638
                                                              =======     =======



                            See accompanying notes.

                               OBJECTSHARE, INC.



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



1. BASIS OF PRESENTATION



     The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited financial statements included elsewhere herein.



     In the opinion of management the accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of the operations for the interim periods presented. The operating results for the nine months ended December 31, 1999 are not necessarily indicative of the results expected for the full fiscal year ending March 31, 2000.



     The balance sheet at March 31, 1999 has been derived from the audited statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



     As described below (Note 6 -- "Disposition of Assets"), the Company disposed of its European subsidiaries during November, 1999. At December 31, 1999, the Company has one subsidiary, a foreign sales corporation.



2. EARNINGS (LOSS) PER SHARE



     Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per share includes the effect of the potential shares outstanding, including dilutive stock options and warrants using the treasury stock method.



3. CASH EQUIVALENTS



     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



4. RESTRUCTURING COSTS



     The Company recorded restructuring costs in the second quarter of fiscal 1998 and in the third and fourth quarters of fiscal 1997. During the first and second quarters of fiscal 1999, the Company made payments of $267,000 and recorded a return to operations of reserves of $166,000 provided in prior years for events that were completed in such periods. In the third quarter of fiscal 1999, the Company made payments of $80,000 related to severance costs and reduced its reserve by such amount. The Company utilized the remaining reserve during fiscal 1999.



5. FINANCING AGREEMENTS



     At March 31, 1999, the Company had a credit agreement with a commercial bank that provided a revolving line of credit for borrowings, limited to 70% of eligible accounts receivable, up to a maximum of $5,000,000. This line was terminated in November 1999.



     On October 28, 1999, the Company repaid substantially all of the indebtedness under the above credit agreement using the proceeds from the sale of certain receivables to the bank under an Accounts

                               OBJECTSHARE, INC.

Receivable Purchase Agreement. The Accounts Receivable Purchase Agreement provides the facility to sell up to $1,000,000 of eligible receivables to the bank. The bank will pay 80% of the face value upon the sale and the balance after subsequent collection by the bank. The Company remains contingently liable for the collection of these receivables. The Company's obligations are secured by substantially all of the Company's assets. Fees include an administrative fee of 0.5% of the amount sold and 1.5% per month on the uncollected balance of the receivables sold. During the quarter ended December 31, 1999, the Company incurred total interest and related fees of $10,000. At December 31, 1999, the Company was contingently liable for $25,000 related to receivables sold to the bank that remained uncollected by the bank as of that date. This amount was received by the bank during January 2000. In connection with this contingent liability $7,000 of cash was held in a restricted account at the bank at December 31, 1999.



     In connection with the proposed merger [Note 8 -- "Pending Merger"] StarBase has provided the Company a $500,000 line of credit. This line bears interest at prime plus 0.75%, is secured by all assets of the Company, and matures on October 31, 2000 subject to earlier maturity based upon specified events. On November 5, 1999, the Company borrowed $200,000 under this line and repaid it from the proceeds of the Valtech transaction [Note 6 -- "Disposition of Assets"] in December 1999.



6. DISPOSITIONS OF ASSETS



     On November 24, 1999, the Company completed the sale of all of the stock of ObjectShare, GmbH, a German corporation, and ObjectShare (U.K.) Limited, an English corporation (collectively, the "Subsidiaries"), to Valtech S.A. a French societe anonyme and its wholly-owned subsidiary Valtech Limited, respectively, in exchange for total consideration of (a) approximately $1,600,000 in cash and
(b) the cancellation of certain intercompany indebtedness owed by the Subsidiaries to ObjectShare Inc. As a result of this transaction, the Company has no operations in Europe, with its remaining operations consisting primarily of providing training and consulting services in the United States. The sale of these subsidiaries resulted in a gain of $254,000 for the Company which is included in Other Income for the three and nine months ended December 31, 1999. Other Income for the three months ended December 31, 1999 also includes certain additional expenses related to the previous transactions below. These financial statements include the results of operations for these subsidiaries through the date of sale.



     On August 30, 1999, the Company completed the sale of certain rights and assets to Cincom Systems, Inc. ("Cincom"), in exchange for approximately $425,000 in cash, the assumption of certain liabilities, and guaranteed royalties of approximately $500,000. The Rights and Assets consisted of, among other things, the Registrant's proprietary computer software known generally as Smalltalk, and other intellectual property rights of the Registrant related to such software and certain personal property. Pursuant to this transaction, Cincom will license back to the Registrant the rights to continue to use the software for training and consulting purposes and to sell the Smalltalk product line. In addition, Cincom assumed the future obligations under certain other agreements. The liabilities assumed by Cincom included ongoing maintenance and support, certain capital leases, and accrued vacation and others, which were recorded on the books of the Company at approximately $2,100,000. The actual cost to perform these obligations may be less than the amounts recorded. The sale of these assets resulted in a gain of $2,486,000 for the Company which is included in Other Income for the nine months ended December 31, 1999.



     On April 8, 1999, the Company completed the sale of certain rights and assets to a software company "the Buyer" in exchange for approximately $725,000 in cash and the assumption of liabilities in the approximate amount of $96,000. The rights and assets consisted of, among other things: the Company's propriety computer software application development environments, including VisualSmalltalk and PARTS for Java, a visual programming environment based on Java programming language; products currently in development to support Enterprise JavaBeans and legacy software system integration; all technology,

                               OBJECTSHARE, INC.

warranties, documentation and other intellectual property rights of the Company related to such software; as well as certain personal property. Pursuant to a software license agreement between the Company and the Buyer, the Buyer licensed back to the Company: the rights to continue to provide support and maintenance and to sell the VisualSmalltalk product line; and the rights to (i) sell, for a period of one year, and (ii) provide support and maintenance, perpetually, the PARTS for Java product line. The sale of these assets resulted in a gain of $483,000 for the Company which is included in Other Income for the nine months ended December 31, 1999.



     As a result of the above transactions, the Company's remaining operations consist primarily of providing training and consulting services in the United States.



7. SUPPLEMENTAL CASH FLOW INFORMATION



     During the nine months ended December 31, 1999, the Company paid cash of $36 thousand for interest. There were no payments for interest during the same period in the prior year.



8. PENDING MERGER



     On November 4, 1999, the Company signed a definitive agreement to merge with StarBase Corporation ("StarBase"). Under the merger, StarBase will issue its stock in exchange for the Company's stock at an anticipated enterprise value of $7.5 million, with a minimum of $6.15 million and a maximum of $8.85 million based upon, among other things, the average trading price of StarBase stock prior to the closing. The transaction, which is subject to shareholders' approval and certain other conditions, is expected to be completed in early 2000. In addition, StarBase has provided the Company a $500,000 line of credit [Note 5 -- "Financing Agreements"].



9. LIQUIDITY



     It is anticipated that cash on hand and cash flow from operations will not be sufficient to support the Company's operations beyond the anticipated timeframe for completion of the merger with StarBase. In the event the merger with StarBase is not completed, the Company will need to obtain additional capital. However, there is no assurance the Company will be able to obtain additional capital on terms acceptable to the Company or at all. Failure to obtain sufficient levels of additional capital will result in material liquidity problems for the Company. These matters raise substantial doubt about the Company's ability to continue as a going concern.

                                                                      APPENDIX D

                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW
                           DELAWARE CORPORATIONS CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

Section 262. Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                         OPINION OF DUFF & PHELPS, LLC

November 3, 1999

Board of Directors
ObjectShare, Inc.
16811 Hale Avenue, Suite A
Irvine, CA 92606-5020

To the Board of Directors of ObjectShare, Inc.:

     Duff & Phelps, LLC ("Duff & Phelps") has been engaged by ObjectShare, Inc. ("ObjectShare" or the "Company"), as financial advisor to the Board of Directors of the Company in connection with a transaction (the "Transaction") involving the merger of ObjectShare with and into OBJS Acquisition Corp., a subsidiary of StarBase Corporation ("StarBase"). Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Transaction is fair to the Company and its stockholders from a financial point of view. It is our understanding that ObjectShare common stock will be exchanged for StarBase common stock pursuant to the merger exchange ratio calculated as set forth in the Agreement and Plan of Merger dated as of November 3, 1999, by and among StarBase Corporation, OBJS Acquisition Corp. and ObjectShare, Inc.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. Met with certain members of senior management of ObjectShare at the Company's headquarters in Irvine, California, to discuss the history, financial condition, future prospects and projected performance of the Company;

     2. Met with certain members of senior management of StarBase at its headquarters in Santa Ana, California, to discuss the history, financial condition, future prospects and projected performance of StarBase;

     3. Reviewed the Agreement and Plan of Merger dated as of November 3, 1999, by and among StarBase Corporation, OBJS Acquisition Corp. and ObjectShare, Inc;

     4. Reviewed the Asset Purchase Agreement by and between Cincom Systems, Inc., and ObjectShare, Inc., dated August 27, 1999;

     5. Reviewed ObjectShare's and StarBase's annual reports and forms 10-K and 10-KSB for the year ended March 31, 1999, including the financial statements contained therein;

     6. Reviewed ObjectShare's and StarBase's forms 10-Q and 10-QSB for the quarter ended June 30, 1999, including the financial statements contained therein;

     7. Reviewed ObjectShare's unaudited financial statements for the six months ended September 30, 1999;

     8. Reviewed projections prepared by ObjectShare and StarBase management and their representatives;

     9. Reviewed the historical trading price and volume of ObjectShare and StarBase common stock;

     10. Reviewed certain articles and press releases regarding ObjectShare and StarBase;

     11. Reviewed miscellaneous SEC filings for ObjectShare and StarBase;

     12. Reviewed ObjectShare's Board of Directors minutes from February 1, 1996, through August 26, 1999;

Board of Directors
ObjectShare, Inc.
November 3, 1999
Page 2

     13. Reviewed other operating and financial information provided by management of ObjectShare and StarBase; and

     14. Reviewed economic and industry information and conducted such studies, analyses and investigations as we deemed appropriate.

     Our Opinion assumes the accuracy and completeness of the information provided to us. Duff & Phelps has not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and does not assume any responsibility with respect to it. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements made available to us. Furthermore, industry information and data on comparable companies used as background for our analysis were obtained from regularly published sources. We did not independently verify the accuracy and completeness of the information obtained from published sources.

CONCLUSIONS

     Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that as of this date, the Transaction is fair to ObjectShare and its stockholders from a financial point of view.

                                          Respectfully submitted,

                                          DUFF & PHELPS, LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. However, Delaware law provides that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to a company unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

     StarBase's certificate of incorporation provides that a director is not personally liable for monetary damages to it or its stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to StarBase or its stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. StarBase's certificate of incorporation authorizes it to indemnify its officers, directors and other agent to the fullest extent permitted under Delaware law.

     StarBase has entered into an indemnification agreement with each of its directors and officers. In some cases, the provisions of the indemnification agreement may be broader than the specific indemnification provisions contained in StarBase's certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require StarBase to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature. The indemnification agreement may also require StarBase to obtain directors' and officers' liability insurance, if available on reasonable terms. StarBase currently maintain a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $5,000,000 through 2001.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to its directors, officers and controlling persons pursuant to these provisions, or otherwise, StarBase has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


NO.                             DESCRIPTION
---                             -----------
 2.1    Agreement and Plan of Merger dated as of November 3, 1999
        among StarBase Corporation, OBJS Acquisition Corp. and
        ObjectShare, Inc. (included as Appendix A to the Proxy
        Statement/ Prospectus contained in this Registration
        Statement).
 3.1    Certificate of Incorporation of OBJS Acquisition Corp.
        Incorporated by reference to Exhibit 3.1 to the original
        filing of this registration statement, file number
        333-30260.
 3.2    Bylaws of OBJS Acquisition Corp. Incorporated by reference to Exhibit 3.2 to the original filing of this registration statement, file number 333-30260.
 4.1    Specimen StarBase Common Stock Certificate (incorporated
        herein by reference to an Exhibit to the StarBase
        Corporation Registration Statement filed on Form SB-2 with the Securities and Exchange Commission on November 2, 1993
        (File No. 33-68228))

NO.                             DESCRIPTION
---                             -----------
 5.1    Opinion of Parker Chapin, LLP regarding the validity of the securities being registered. Incorporated by reference to
        Exhibit 5.1 to the original filing of this registration
        statement, file number 333-30260.
10.1    Fairness Opinion, dated November 3, 1999, of Duff & Phelps,
        LLP. (included as Appendix E to the Proxy
        Statement/Prospectus contained in this Registration
        Statement).
10.2    Secured Promissory Note, dated November 3, 1999, from
        ObjectShare, Inc. to StarBase Corporation. Incorporated by
        reference to Exhibit 10.2 to the original filing of this
        registration statement, file number 333-30260.
10.3    Employment Agreement, dated November 3, 1999, between
        StarBase Corporation and James H. Smith. Incorporated by
        reference to Exhibit 10.3 to the original filing of this
        registration statement, file number 333-30260.
10.4    Lease, dated October 3, 1997 between ParcPlace Digitalk,
        Inc. and Hale Property Ltd., L.P. Incorporated by reference to Exhibit 10.4 to the original filing of this registration statement, file number 333-30260.
10.5*   SubLease, dated March 26, 1997, between ParcPlace Digitalk,
        Inc. and Carollo Engineers, an Arizona partnership.
10.6    Form of Stock Option Agreement granted to Messrs. James H.
        Smith, Eugene L. Goda and specific employees of ObjectShare,
        Inc. in connection with the merger. Incorporate by reference to Exhibit 10.6 to the original filing of this registration statement, file number 333-30260.
10.7    Lock Up Letter dated as of November 3, 1999 from James H.
        Smith. Incorporated by reference to Exhibit 10.7 to the
        original filing of this registration statement, file number
        333-60230.
23.1*   Consent of PricewaterhouseCoopers LLP.
23.2*   Consent of Deloitte & Touche LLP.
23.3*   Consent of Ernst & Young LLP, independent auditors.
23.4    Consent of Parker Chapin, LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement). Incorporated by reference to Exhibit 23.4 to the original filing of this registration statement, file number 333-60230.
99.1    Form of ObjectShare, Inc. Proxy Card. Incorporated by
        reference to Exhibit 99.1 to the original filing of this
        registration statement, file number 333-60230.


---------------
* Filed herewith.

ITEM 22.  UNDERTAKINGS.

     (1) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on the 3rd day of March, 2000.

                                          STARBASE CORPORATION

                                          By:     /s/ DOUGLAS S. NORMAN
                                            ------------------------------------
                                              Douglas S. Norman,
                                              Chief Financial Officer

                                 EXHIBIT INDEX


NO.                             DESCRIPTION
---                             -----------
 2.1    Agreement and Plan of Merger dated as of November 3, 1999
        among StarBase Corporation, OBJS Acquisition Corp. and
        ObjectShare, Inc. (included as Appendix A to the Proxy
        Statement/ Prospectus contained in this Registration
        Statement).
 3.1    Certificate of Incorporation of OBJS Acquisition Corp.
        Incorporated by reference to Exhibit 3.1 to the original
        filing of this registration statement, file number
        333-30260.
 3.2    Bylaws of OBJS Acquisition Corp. Incorporated by reference to Exhibit 3.2 to the original filing of this registration statement, file number 333-30260.
 4.1    Specimen StarBase Common Stock Certificate (incorporated
        herein by reference to an Exhibit to the StarBase
        Corporation Registration Statement filed on Form SB-2 with the Securities and Exchange Commission on November 2, 1993
        (File No. 33-68228))
 5.1    Opinion of Parker Chapin, LLP regarding the validity of the securities being registered. Incorporated by reference to
        Exhibit 5.1 to the original filing of this registration
        statement, file number 333-30260.
10.1    Fairness Opinion, dated November 3, 1999, of Duff & Phelps,
        LLP. (included as Appendix E to the Proxy
        Statement/Prospectus contained in this Registration
        Statement).
10.2    Secured Promissory Note, dated November 3, 1999, from
        ObjectShare, Inc. to StarBase Corporation. Incorporated by
        reference to Exhibit 10.2 to the original filing of this
        registration statement, file number 333-30260.
10.3    Employment Agreement, dated November 3, 1999, between
        StarBase Corporation and James H. Smith. Incorporated by
        reference to Exhibit 10.3 to the original filing of this
        registration statement, file number 333-30260.
10.4    Lease, dated October 3, 1997 between ParcPlace Digitalk,
        Inc. and Hale Property Ltd., L.P. Incorporated by reference to Exhibit 10.4 to the original filing of this registration statement, file number 333-30260.
10.5*   SubLease, dated March 26, 1997, between ParcPlace Digitalk,
        Inc. and Carollo Engineers, an Arizona partnership.
10.6    Form of Stock Option Agreement granted to Messrs. James H.
        Smith, Eugene L. Goda and specific employees of ObjectShare,
        Inc. in connection with the merger. Incorporate by reference to Exhibit 10.6 to the original filing of this registration statement, file number 333-30260.
10.7    Lock Up Letter dated as of November 3, 1999 from James H.
        Smith. Incorporated by reference to Exhibit 10.7 to the
        original filing of this registration statement, file number
        333-60230.
23.1*   Consent of PricewaterhouseCoopers LLP.
23.2*   Consent of Deloitte & Touche LLP.
23.3*   Consent of Ernst & Young LLP, independent auditors.
23.4    Consent of Parker Chapin, LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement). Incorporated by reference to Exhibit 23.4 to the original filing of this registration statement, file number 333-60230.
99.1    Form of ObjectShare, Inc. Proxy Card. Incorporated by
        reference to Exhibit 99.1 to the original filing of this
        registration statement, file number 333-60230.


---------------
* Filed herewith.